                                                                    EXHIBIT 99.2

                                     [LOGO]
                                    PRANDIUM
                                      INC.

                     PRANDIUM, INC. and FRI-MRD CORPORATION
                  OFFERING MEMORANDUM AND DISCLOSURE STATEMENT

  We are soliciting acceptances of a prepackaged reorganization plan from the holders of outstanding: (1) FRI-MRD 14% Senior Secured Discount Notes Due 2002,
 (2) FRI-MRD 15% Senior Discount Notes Due 2002, and (3) Prandium 9-3/4% Senior
                                Notes Due 2002.

--------------------------------------------------------------------------------

Look carefully at the risk factors in Article VII of this Offering Memorandum and Disclosure Statement.

This document contains forward-looking statements. Unknown risks, uncertainties, and other factors may alter materially the actual results suggested by those statements.

Neither the Securities and Exchange Commission nor any state securities commission or bankruptcy court has approved the securities to be issued under the Plan or determined that this Offering Memorandum and Disclosure Statement is accurate or complete. It is illegal for anyone to tell you otherwise.

--------------------------------------------------------------------------------

Under the Plan, we will exchange the securities listed above for the following consideration:

     . Each holder of FRI-MRD Corporation's 14% Senior Secured Discount Notes will receive its pro rata share of $18,000,000 in cash.

     . Each holder of FRI-MRD Corporation's 15% Senior Discount Notes will receive its pro rata share of (a) the Note Prepayment in cash and (b) new FRI-MRD 12% Senior Notes due January 31, 2005 in an aggregate principal amount of $75,000,000 less 133.33% of the Note Prepayment. The Note Prepayment means $12,000,000 plus payments equal to the excess cash flow of the operations of The Hamlet Group, Inc. ("Hamlet") after April 1, 2002, and the net proceeds of the sale of Hamlet, if the sale is consummated on or before the effective date of the Plan. (The exact amounts of cash and notes to be issued to each holder will depend on the timing of, and net proceeds received from, the operations and sale of Hamlet. See Section VI.B.2 of this Offering Memorandum and Disclosure Statement for an explanation of the calculation of these amounts).

     . Each holder of Prandium's 9-3/4% Senior Notes will receive its pro rata share of 100% of Prandium's new common stock (subject to dilution by options to be issued under a new management incentive plan).

The Plan provides for the cancellation of Prandium's 10-7/8% Senior Subordinated Discount Notes due 2004 and Prandium's outstanding common stock. Holders of those securities will receive nothing under the Plan. Under the Plan, we will refinance our existing senior secured indebtedness and pay all valid trade and employee claims in full.

If the Plan receives sufficient accepting votes, we intend to commence reorganization cases under chapter 11 of the Bankruptcy Code and promptly ask the bankruptcy court to confirm the Plan. The transactions described above will occur only if the court confirms the Plan.

RECOMMENDATIONS: The Boards of Directors of Prandium, Inc. and FRI-MRD Corporation each recommend unanimously that all security holders entitled to vote submit ballots to accept the Plan. A representative of holders of 100% of FRI-MRD's 14% Senior Secured Discount Notes and approximately 90% of FRI-MRD's 15% Senior Discount Notes, and an Informal Committee whose members hold approximately 58% of Prandium's 9-3/4% Senior Notes, have agreed to vote in favor of the Plan, subject to separate agreements summarized in this Offering Memorandum and Disclosure Statement.

--------------------------------------------------------------------------------
Voting Deadline: Your vote to accept or reject the Plan must be received by 5:00
                    p.m. New York City Time on May 3, 2002.
--------------------------------------------------------------------------------

                                  April 1, 2002

                                TABLE OF CONTENTS

                                                                                                                        Page
                                                                                                                        ----
I.     INTRODUCTION ..................................................................................................    1
-      ------------
       A.     The Plan ...............................................................................................    1
       -      --------
       B.     Summary of Classification and Treatment of Claims and Interests ........................................    2
       -      ---------------------------------------------------------------
       C.     Who May Vote; Voting Procedures and Deadline ...........................................................    4
       -      --------------------------------------------
       D.     Confirmation ...........................................................................................    6
       -      ------------
       E.     Overview of Chapter 11 .................................................................................    6
       -      ----------------------
II.    SECURITIES TO BE ISSUED UNDER THE PLAN ........................................................................    7
--     --------------------------------------
              1.     New FRI-MRD Notes ...............................................................................    7
              -      -----------------
              2.     New Prandium Common Stock .......................................................................   10
              -      -------------------------
III.   THE BUSINESS ..................................................................................................   10
---    ------------
       A.     Company History and General Background .................................................................   10
       -      --------------------------------------
       B.     Related Party Transactions .............................................................................   11
       -      --------------------------
       C.     Capital Structure of Company ...........................................................................   11
       -      ----------------------------
       D.     Business Plan ..........................................................................................   12
       -      -------------
IV.    KEY EVENTS LEADING TO THE RESTRUCTURING .......................................................................   13
--     ---------------------------------------
       A.     Operating Losses, Retention of Restructuring Professionals .............................................   13
       -      ----------------------------------------------------------
       B.     Evaluation of Restructuring Alternatives ...............................................................   14
       -      ----------------------------------------
              1.     Negotiations with Foothill ......................................................................   15
              -      --------------------------
              2.     Negotiations with Majority FRI-MRD Noteholder Representative ....................................   15
              -      ------------------------------------------------------------
              3.     Formation of and Negotiations with Informal Committee ...........................................   16
              -      -----------------------------------------------------
              4.     Discussions with Prandium 10-7/8% Senior Subordinated Discount Note Indenture Trustee ...........   16
              -      -------------------------------------------------------------------------------------
       C.     Prepackaged Chapter 11 Plan ............................................................................   17
       -      ---------------------------
V.     ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES ................................................................   17
-      ----------------------------------------------
       A.     Continuation of Business ...............................................................................   17
       -      ------------------------
       B.     "First Day" Orders .....................................................................................   17
       -      ------------------
       C.     Bar Date ...............................................................................................   18
       -      --------
       D.     Sale of Hamburger Hamlet ...............................................................................   18
       -      ------------------------
       E.     Plan Supplement ........................................................................................   19
       -      ---------------
       F.     Disclosure Statement/Confirmation Hearing ..............................................................   19
       -      -----------------------------------------
VI.    THE PLAN OF REORGANIZATION ....................................................................................   19
--     --------------------------
       A.     Introduction ...........................................................................................   19
       -      ------------
       B.     Classification and Treatment of Claims and Equity Interests Under the Plan (Article IV of the Plan) ....   19
       -      ---------------------------------------------------------------------------------------------------
              1.     Unclassified Claims .............................................................................   21
              -      -------------------
              2.     Classified Claims ...............................................................................   22
              -      -----------------
       C.     Implementation of the Plan (Article VI of the Plan) ....................................................   25
       -      ---------------------------------------------------
              1.     Plan Funding ....................................................................................   25
              -      ------------
              2.     New Financing ...................................................................................   25
              -      -------------
              3.     Issuance of New FRI-MRD Notes and New Prandium Common Stock .....................................   26
              -      -----------------------------------------------------------
       D.     Distribution (Article VII of the Plan) .................................................................   26
       -      --------------------------------------
              1.     Disbursing Agent ................................................................................   26
              -      ----------------
              2.     Distributions to Holders of Debt Securities Claims ..............................................   26
              -      --------------------------------------------------

--------------------------------------------------------------------------------
                  Offering Memorandum and Disclosure Statement

              3.     Distribution Reserve ..........................................................   26
              -      --------------------
              4.     Distributions Relating to Allowed Insured Claims ..............................   26
              -      ------------------------------------------------
              5.     Fractional Distributions ......................................................   27
              -      ------------------------
              6.     Withholding and Reporting Requirements ........................................   27
              -      --------------------------------------
              7.     Defenses; Setoffs .............................................................   27
              -      -----------------
              8.     Distribution Date; Allowance of Claims; Postpetition Interest .................   27
              -      -------------------------------------------------------------
              9.     Section 1146 Exemption ........................................................   28
              -      ----------------------
       E.     Corporate Governance (Article VIII of the Plan) ......................................   28
       -      -----------------------------------------------
              1.     Directors and Officers of Reorganized Debtors .................................   28
              -      ---------------------------------------------
              2.     Management Stock Option Plan ..................................................   28
              -      ----------------------------
              3.     New Charters ..................................................................   30
              -      ------------
              4.     Corporate Action ..............................................................   30
              -      ----------------
       F.     Other Plan Provisions ................................................................   30
       -      ---------------------
              1.     Executory Contracts and Unexpired Leases (Article IX of Plan) .................   30
              -      -------------------------------------------------------------
              2.     Compensation and Benefit Programs; Retiree Benefits ...........................   31
              -      ---------------------------------------------------
              3.     Indemnification Obligations ...................................................   31
              -      ---------------------------
              4.     Exculpation and Limitation of Liability .......................................   31
              -      ---------------------------------------
              5.     Dissolution of the Committees .................................................   31
              -      -----------------------------
              6.     Vesting and Liens .............................................................   32
              -      -----------------
              7.     Retention of Jurisdiction .....................................................   32
              -      -------------------------
              8.     Modification/Revocation of Plan ...............................................   32
              -      -------------------------------
              9.     Waiver of  Actions ............................................................   32
              -      ------------------
VII.   CERTAIN FACTORS AND RISKS AFFECTING THE COMPANY .............................................   32
---    -----------------------------------------------
       A.     Certain Bankruptcy Law Considerations and Risks ......................................   32
       -      -----------------------------------------------
              1.     Failure to Satisfy Vote Requirement ...........................................   32
              -      -----------------------------------
              2.     Risk of Non-Confirmation of the Plan ..........................................   33
              -      ------------------------------------
              3.     Nonconsensual Confirmation ....................................................   33
              -      --------------------------
              4.     Risk of Non-Occurrence of the Effective Date ..................................   33
              -      --------------------------------------------
              5.     Failure to Consummate Hamlet Sale .............................................   33
              -      ---------------------------------
              6.     Effect of Chapter 11 Cases on the Business ....................................   34
              -      ------------------------------------------
       B.     Factors and Risks Affecting the Reorganized Debtors ..................................   34
       -      ---------------------------------------------------
              1.     Inherent Uncertainty of Financial Projections .................................   34
              -      ---------------------------------------------
              2.     History of Losses. ............................................................   34
              -      -----------------
              3.     Dividends .....................................................................   34
              -      ---------
              4.     Potential Dilution of New Prandium Common Stock ...............................   35
              -      -----------------------------------------------
              5.     Access to Financing ...........................................................   35
              -      -------------------
              6.     Competition ...................................................................   35
              -      -----------
              7.     Payment of New FRI-MRD Notes at Maturity ......................................   35
              -      ----------------------------------------
              8.     Reliance on Key Personnel .....................................................   35
              -      -------------------------
VIII.  HOW TO VOTE ON THE PLAN .....................................................................   36
----   -----------------------
       A.     Classes Impaired Under the Plan; (S)1126(e) ..........................................   36
       -      -------------------------------------------
       B.     Voting Procedures ....................................................................   36
       -      -----------------
              1.     Beneficial Owners .............................................................   36
              -      -----------------
              2.     Instructions to Brokerage Firms, Banks, and Other Nominees ....................   37
              -      ----------------------------------------------------------
              3.     Instructions for Fiduciaries and Other Representatives ........................   38
              -      ------------------------------------------------------

              4.     Voting Procedures Applicable to Beneficial Owners, Nominees, and Authorized Signatories .........   38
              -      ---------------------------------------------------------------------------------------
IX.    CONFIRMATION AND EFFECTIVENESS OF THE PLAN ....................................................................   38
--     ------------------------------------------
       A.     Confirmation Hearing ...................................................................................   38
       -      --------------------
       B.     Requirements for Confirmation of the Plan ..............................................................   39
       -      -----------------------------------------
              1.     Best Interests Test .............................................................................   39
              -      -------------------
              2.     Feasibility .....................................................................................   40
              -      -----------
              3.     Nonconsensual Confirmation ......................................................................   40
              -      --------------------------
       C.     Effectiveness of the Plan ..............................................................................   42
       -      -------------------------
              1.     Conditions Precedent to Effectiveness and Consummation of the Plan ..............................   42
              -      ------------------------------------------------------------------
              2.     Waiver of Conditions ............................................................................   42
              -      --------------------
              3.     Effect of Failure of Conditions .................................................................   42
              -      -------------------------------
              4.     Effect of Confirmation ..........................................................................   42
              -      ----------------------
X.     ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN .....................................................   43
-      ---------------------------------------------------------
       A.     Liquidation Under Chapter 7 ............................................................................   43
       -      ---------------------------
       B.     Alternative Plan of Reorganization .....................................................................   43
       -      ----------------------------------
XI.    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ...........................................................   44
--     ---------------------------------------------------
       A.     General ................................................................................................   44
       -      -------
       B.     Certain Federal Income Tax Consequences to Holders of Claims ...........................................   44
       -      ------------------------------------------------------------
              1.     General .........................................................................................   44
              -      -------
              2.     Holders of FRI-MRD 14% Senior Secured Discount Notes (Class 4) ..................................   46
              -      --------------------------------------------------------------
              3.     Holders of FRI-MRD 15% Senior Discount Notes (Class 5) ..........................................   46
              -      ------------------------------------------------------
              4.     Holders of Prandium 9-3/4% Senior Notes (Class 8) ...............................................   49
              -      -------------------------------------------------
       C.     Certain Federal Income Tax Consequences to Holders of New FRI-MRD Notes ................................   50
       -      -----------------------------------------------------------------------
              1.     Original Issue Discount .........................................................................   50
              -      -----------------------
              2.     Market Discount .................................................................................   51
              -      ---------------
              3.     Disposition of New FRI-MRD Notes ................................................................   51
              -      --------------------------------
       D.     Certain Federal Income Tax Consequences to Holders of New Prandium Common Stock ........................   52
       -      -------------------------------------------------------------------------------
              1.     Disposition of New Prandium Common Stock ........................................................   52
              -      ----------------------------------------
       E.     Certain Federal Income Tax Consequences to the Debtors .................................................   52
       -      ------------------------------------------------------
              1.     Background ......................................................................................   52
              -      ----------
              2.     Cancellation of Indebtedness Income and Tax Attribute Reduction .................................   53
              -      ---------------------------------------------------------------
       F.     Information Reporting and Backup Withholding ...........................................................   53
       -      --------------------------------------------
XII.   SECURITIES LAW CONSIDERATIONS WITH RESPECT TO NEW FRI-MRD NOTES AND NEW PRANDIUM COMMON STOCK .................   54
---    ---------------------------------------------------------------------------------------------
       A.     The Solicitation .......................................................................................   54
       -      ----------------
       B.     Issuance of New Securities Pursuant to the Plan of Reorganization ......................................   54
       -      -----------------------------------------------------------------
XIII.  ADDITIONAL SEC DISCLOSURE .....................................................................................   57
----   -------------------------
       A.     Incorporation of Documents by Reference ................................................................   57
       -      ---------------------------------------
       B.     Cautionary Statements ..................................................................................   57
       -      ---------------------
       C.     Where You Can Find More Information ....................................................................   58
       -      -----------------------------------
XIV.   CONCLUSION ....................................................................................................   58
---    ----------

EXHIBITS

     .    The Plan - Exhibit A

     .    Prandium 2001-2005 Business Plan (the "Projections") - Exhibit B

     .    Valuation - Exhibit C

     .    Liquidation Analysis - Exhibit D

     .    Prandium Form 10-K for the fiscal year ended December 30, 2001 -
          Exhibit E

                                 I. INTRODUCTION

     In this Offering Memorandum and Disclosure Statement, "we," the "Company," the "Debtors," the "Reorganized Debtors," and similar expressions refer to, collectively, Prandium, Inc. ("Prandium") and FRI-MRD Corporation ("FRI-MRD").

     Capitalized terms used but not defined herein have the meaning set forth in the Plan.

A.   The Plan

     In this Offering Memorandum and Disclosure Statement, we are proposing a transaction with the holders of FRI-MRD's 14% Senior Secured Discount Notes, FRI-MRD's 15% Senior Discount Notes, and Prandium's 9-3/4% Senior Notes that will significantly deleverage our capital structure, reduce our debt service requirements, and enhance our ability to grow our business. We intend to implement the transaction through a plan of reorganization (the "Plan"), subject to confirmation under chapter 11 of the United States Bankruptcy Code.

     The Plan provides that the securities identified above will be cancelled and their holders will receive the following:

  . Each holder of FRI-MRD Corporation's 14% Senior Secured Discount Notes ($24,000,000 in outstanding principal amount) will receive its pro rata share of $18,000,000 in cash.

  . Each holder of FRI-MRD Corporation's 15% Senior Discount Notes ($75,000,000 in outstanding principal amount) will receive its pro rata share of (a) the Note Prepayment in cash and (b) new FRI-MRD 12% Senior Notes due January 31, 2005 in an aggregate principal amount of $75,000,000 less 133.33% of the Note Prepayment. The Note Prepayment means $12,000,000 plus payments equal to the excess cash flow of the operations of Hamlet after April 1, 2002, and the net proceeds of the sale of Hamlet, if the sale is consummated on or before the effective date of the Plan. (The exact amounts of cash and notes to be issued to each holder will depend on the timing of, and net proceeds received from, the operations and sale of Hamlet. See
     Section VI.B.2 of this Offering Memorandum and Disclosure Statement for an explanation of the calculation of these amounts).

  . Each holder of Prandium's 9-3/4% Senior Notes will receive its pro rata share of 100% of Prandium's new common stock (subject to dilution by options to be issued under a new management incentive plan).

     The Plan provides for the cancellation of Prandium's currently outstanding 10-7/8% Senior Subordinated Discount Notes and common stock, and all options and warrants relating thereto. Holders of those securities will receive nothing under the Plan.

     Under the Plan we will pay all employee and trade claims in full. In addition, upon the Plan's effectiveness, we will revise our certificates of incorporation and by-laws, enter into a new secured credit facility with our current secured lender, Foothill Capital Corporation, and designate new Boards of Directors.

         We intend to sell the stock of Hamlet, a wholly-owned subsidiary of FRI-MRD, or all or substantially all of Hamlet's and its subsidiaries assets. If the sale is consummated on or before the Effective Date of the Plan, the Net Proceeds of the sale will be distributed to the holders of FRI-MRD 15% Senior Discount Note Claims and the principal amount of New FRI-MRD Notes to be issued under the Plan will be reduced by 133.33% of such payment. If the sale is not consummated on or before the Effective Date, the New FRI-MRD Notes will be secured by the stock of Hamlet until the consummation of the sale and the use of the Net Proceeds of the sale to prepay the New FRI-MRD Notes. See Section V.D., "Anticipated Events During the Chapter 11 Cases - Sale of Hamburger Hamlet" for a description of the proposed sale.

         We have not commenced chapter 11 cases in connection with this Plan. We believe that by conducting this solicitation for acceptances of the Plan before doing so, the chapter 11 cases will likely be shorter and less costly and result in less disruption to our continuing business operations. If the Plan receives sufficient accepting votes, we will commence reorganization cases under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Central District of California, Santa Ana Division (the "Bankruptcy Court"), and promptly seek an order from that court confirming the Plan. For more information about our chapter 11 cases, see Section V, "Anticipated Events in the Chapter 11 Cases."

         If the Plan does not receive sufficient acceptances for confirmation, we may have to commence chapter 11 cases without the benefit of a preaccepted reorganization plan. Section VII, "Certain Factors Affecting the Company," discusses that and various other risks and uncertainties relating to the Plan's confirmation and consummation. Please review that section carefully before voting.

         The Plan is the product of extensive negotiations with MacKay Shields Financial Corporation ("MacKay Shields" or the "Majority FRI-MRD Noteholder Representative"), which holds or represents the holders of 100% of the FRI-MRD 14% Senior Secured Discount Notes and approximately 90% of the FRI-MRD 15% Senior Discount Notes, and an Informal Committee of holders of the Prandium 9-3/4% Senior Notes. The Informal Committee has been represented by the law firm of Klee, Tuchin, Bogdanoff & Stern LLP, who has advised us that Informal Committee members hold approximately 58% of the $103.5 million principal amount of outstanding Prandium 9-3/4% Senior Notes.

         A copy of the Plan is attached to this Offering Memorandum and Disclosure Statement as Exhibit A. Our Boards of Directors each recommend unanimously that all security holders entitled to vote on the Plan vote to accept it. MacKay Shields and all of the members of the Informal Committee have agreed to vote to accept the Plan, subject to the terms of the agreements described below.

B.       Summary of Classification and Treatment of Claims and Interests

         The following table briefly summarizes the classification and treatment of claims and equity interests under the Plan. For more detail about the Plan, see Section VI, "The Plan of Reorganization."

----------------------------------------------------------------------------------------------------------------------------
                             Description of Claims
Class                        or Interests in Class                                  Treatment Under the Plan
----------------------------------------------------------------------------------------------------------------------------
-- Administrative Claims     Costs and expenses of the chapter 11 cases,            Paid in full.
                             including professional fees.

----------------------------------------------------------------------------------------------------------------------------

-- Priority Tax Claims       Federal and state governmental tax claims entitled     Paid in full.
                             to priority under Bankruptcy Code (S)507(a)(8).
----------------------------------------------------------------------------------------------------------------------------

Class 1 - Other Priority     Other unsecured claims, other than Administrative      Paid in full.
Claims                       Claims and Priority Tax Claims, entitled to priority
                             under Bankruptcy Code (S)507(a).
Estimated Allowed Amount:
$0

Estimated Recovery:  100%

----------------------------------------------------------------------------------------------------------------------------

Class 2 - Secured Lender     Claims under our loan agreement with Foothill          Paid in full or otherwise satisfied
Claims                       Capital Corporation dated as of July 19, 2000, as      under new financing agreement with
                             amended.                                               Foothill.
Estimated Allowed Amount:
$9.5 million

Estimated Recovery:  100%
----------------------------------------------------------------------------------------------------------------------------

Class 3 - Other Secured      Secured claims other than a Secured Lender Claim or    At our option (a) the Claim will be
Claims                       FRI-MRD 14% Senior Secured Discount Note Claim.        paid in full together with interest
                                                                                    and reasonable fees, costs or charges,
                                                                                    if any, payable under Bankruptcy Code
(Each Other Secured Claim                                                           (S)506(b), (b) the holder of the Claim
shall constitute a                                                                  will receive the Collateral securing
separate Class numbered                                                             the Claim, or (c) the Claim will be
3.1, 3.2, 3.3 and so on)                                                            treated in any other manner that will
                                                                                    leave it "unimpaired."
Estimated Recovery:  100%
----------------------------------------------------------------------------------------------------------------------------
                                                                                    Each holder will receive its pro rata
Class 4 - FRI-MRD 14%        Claims of holders of FRI-MRD 14% Senior Secured        share of $18,000,000.
Senior Secured Discount      Discount Notes.
Note Claims

Estimated Allowed Amount:
$24 million principal,
plus approximately $4.8
million accrued interest
as of December 30, 2001

Estimated Recovery:  63%
----------------------------------------------------------------------------------------------------------------------------
                                                                                    Each holder of FRI-MRD Corporation's
Class 5 - FRI-MRD 15%        Claims of holders of FRI-MRD 15% Senior Discount       15% Senior Discount Notes will receive
Senior Discount Note Claims  Notes.                                                 its pro rata share of (a) the Note
                                                                                    Prepayment in cash and (b) new FRI-MRD
Estimated Allowed Amount:                                                           12% Senior Notes due January 31, 2005
$75 million principal,                                                              in an aggregate principal amount of
plus approximately $16                                                              $75,000,000 less 133.33% of the Note
million accrued interest                                                            Prepayment.  The Note Prepayment means
as of December 30, 2001                                                             $12,000,000 plus payments equal to the
                                                                                    Excess Hamlet Cash Flow and the Net
Estimated Recovery:  63%                                                            Proceeds of the  Hamlet Sale, if the
                                                                                    sale is consummated on or before the
                                                                                    Effective Date.  (The exact amounts of
                                                                                    cash and notes to be issued to each
                                                                                    holder will depend on the timing of,
                                                                                    and net proceeds received from, the
                                                                                    operations and sale of Hamlet.  See
                                                                                    Section VI.B.2 of this Offering
                                                                                    Memorandum and Disclosure Statement
                                                                                    for an explanation of  the calculation
                                                                                    of these amounts)
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                             Description of Claims
Class                        or Interests in Class                                  Treatment Under the Plan
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
Class 6 - FRI-MRD General    Unsecured Claims against FRI-MRD other than            Paid in full and otherwise rendered
Unsecured Claims             Administrative Claims, Priority Tax Claims, Other      unimpaired.
                             Priority Claims, FRI-MRD 14% Senior Secured Discount
Estimated Allowed Amount:    Note Claims, and FRI-MRD 15% Senior Discount Note
$0                           Claims.

----------------------------------------------------------------------------------------------------------------------------

Class 7 - Old FRI-MRD        Old FRI-MRD Common Stock (all of which is held by      Not affected.
Common Stock                 Prandium).

Estimated Recovery:  100%
----------------------------------------------------------------------------------------------------------------------------

Class 8 - Prandium 9-3/4%    Claims of holders of Prandium 9-3/4% Senior Notes.     Each holder will receive its pro rata
Senior Note Claims                                                                  share of 100% of the New Prandium
                                                                                    Common Stock, subject to dilution by
Estimated Allowed Amount:                                                           management options.
$103.5 million  principal,
plus approximately $14.4
million accrued interest
as of December 30, 2001

Estimated Recovery: 7.6%
----------------------------------------------------------------------------------------------------------------------------

Class 9 - Prandium General   Unsecured Claims against Prandium, other than          Paid in full and otherwise rendered
Unsecured Claims             Administrative Claims, Priority Tax Claims, Other      unimpaired.
                             Priority Claims, Prandium 9-3/4% Senior Note Claims
Estimated Allowed Amount:    and Prandium 10-7/8% Senior Subordinated Discount
$300,000                     Note Claims.

Estimated Recovery:  100%
----------------------------------------------------------------------------------------------------------------------------

Class 10 - Prandium          Claims of holders of Prandium 10-7/8% Senior           These securities and all claims
10-7/8% Senior               Subordinated Discount Notes.                           resulting therfrorm will be cancelled
Subordinated Discount Note                                                          under the Plan.  Their holders will
Claims                                                                              receive no distribution.

Estimated Allowed Amount:
$30.9 million principal,
plus approximately $4.8
million accrued interest
as of December 30, 2001

Estimated Recovery:  0%
----------------------------------------------------------------------------------------------------------------------------

Class 11 - Old Prandium      Prandium's outstanding common stock and warrants and   These securities and all claims
Common Stock                 options relating thereto.                              resulting therefrom will be cancelled
                                                                                    under the Plan.  Their holders will
Estimated Recovery:  0%                                                             receive no distribution.
----------------------------------------------------------------------------------------------------------------------------

     The foregoing is only a summary of the Plan's classification and treatment of Claims and Interests and is qualified in its entirety by reference to the full text of the Plan. Please refer to Section VI, the "Plan of Reorganization," and the text of the Plan in Exhibit A. The Plan will control in the event of any discrepancy between the Plan and any summary or description herein.

C.   Who May Vote; Voting Procedures and Deadline

     If you have any questions about the voting procedures for voting your Claim or the packet of material you received, please contact the Voting Agent:

                 Innisfree M&A Incorporated (Re: Prandium, Inc.)
                                501 Madison Ave.
                               New York, NY 10022
                                 (212) 750-5833

     Only holders of claims in Class 4 (FRI-MRD 14% Senior Secured Discount Note Claims), Class 5 (FRI-MRD 15% Senior Discount Note Claims) and Class 8 (Prandium 9-3/4% Senior Note Claims) are entitled to vote to accept or reject the Plan. Classes 10 (Prandium 10-7/8% Senior Subordinated Discount Note Claims) and 11 (Old Prandium Common Stock) are impaired under the Plan, but since holders in these classes of Claims and Interests will not receive any distributions, they are deemed to have rejected the Plan. All other claims are unimpaired under the Plan, and their holders are deemed to accept the Plan and are not entitled to vote.

     If you are a holder of FRI-MRD 14% Senior Secured Discount Notes, FRI-MRD 15% Senior Discount Notes or Prandium 9-3/4% Senior Notes, you will receive a Ballot together with this Disclosure Statement. If you hold your securities as record holder in your own name, you should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to the Voting Agent on or before the Voting Deadline, using the enclosed self-addressed, stamped envelope.

     If you hold securities in "street name" through a brokerage firm, bank, or other nominee, you should vote on the Plan through your nominee by following these instructions:

     (a) Review, complete and sign the Ballot (unless the Ballot has already been signed or "prevalidated" by your nominee).

     (b) Return your Ballot in the enclosed pre-addressed, postage-paid envelope. If the enclosed envelope is addressed to Innisfree M&A Incorporated, it must be received no later than the Voting Deadline. If the envelope is addressed to your broker or other nominee, your nominee must receive your Ballot in time to process your Ballot, include your vote on a "Master Ballot," and deliver the Master Ballot to the Voting Agent by the Voting Deadline. Do not fax your Ballot. Faxed Ballots will not be counted.

     Please carefully read the instructions for voting contained in the Ballot and in Section VIII, "How to Vote on the Plan."

     March 28, 2002 has been established as the record date for voting on the Plan. Only holders of claims as of March 28, 2002 that are otherwise entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

     May 3, 2002 at 5:00 p.m. (New York City Time) is the deadline for voting on the Plan. If our Voting Agent does not receive your vote by the Voting Deadline, it will not be counted. If your securities are held in "street name," please return the Ballot to your nominee in sufficient time to allow the nominee to process the Ballot and return it to the Voting Agent by the Voting Deadline. The Voting Agent will not accept faxed ballots or ballots submitted electronically.

     If you are a holder of a claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot, or lost your Ballot, or if you have any questions concerning the procedures for voting on the Plan, please call the Company's Voting Agent or your nominee.

D.   Confirmation

     Under the Bankruptcy Code, a class of claims has accepted the plan if a majority of holders of claims in the class, holding 2/3 of the value of the claims in the class, vote to accept it, counting only those who vote.

     Under Bankruptcy Code (S) 1129(b), the Bankruptcy Court may confirm a reorganization plan even if a class of claims or interests votes (or is deemed to vote) to reject it, so long as certain conditions are satisfied with respect to the dissenting class. Because Classes 10 and 11 are deemed to reject the Plan, we intend to ask the court to confirm our Plan under that section. Although we believe that the Plan satisfies all requirements in section 1129(b) for confirmation, we cannot assure you that the Bankruptcy Court will confirm the Plan.

     For a more detailed description of the requirements for confirmation, see
Section IX, "Confirmation of the Plan."

     If the bankruptcy court confirms the Plan, its provisions will be binding on all noteholders, including holders who vote against the Plan.

E.   Overview of Chapter 11

     Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11, a debtor may reorganize its business for the benefit of itself, its creditors and equity interest holders.

     The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the filing date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor in possession."

     The consummation of a reorganization plan is the principal objective of a chapter 11 case. The plan sets forth the means for satisfying or discharging claims against and interests in a debtor. The bankruptcy court's confirmation of a plan makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose before the effective date of the plan and substitutes therefor the obligations specified under the confirmed plan.

     The Bankruptcy Code permits a debtor to solicit acceptances of its reorganization plan before commencing its chapter 11 case, as we are doing here. Under section 1126(b) of the Code, the solicitation must comply with applicable non-bankruptcy law; if there is no applicable non-bankruptcy law, the solicitation must comply with the Bankruptcy Code's disclosure requirements applicable to solicitations after the commencement of a chapter 11 case. In either case, before confirming the plan the court must find that the solicitation complied with section 1126(b). At the hearing to confirm our Plan, we will ask the Bankruptcy Court to approve this Offering Memorandum and Disclosure Statement and find that our solicitation of votes on the Plan complied with section 1126(b).

     No court has made a determination as to the merits of the Plan described in this Offering Memorandum and Disclosure Statement, and the Plan's terms are not yet effective. If the Company commences chapter 11 cases, and the Bankruptcy Court confirms the Plan, the Plan will become effective upon the satisfaction of the conditions to the Effective Date set forth in the Plan.

                   II. SECURITIES TO BE ISSUED UNDER THE PLAN

     The following summarizes certain terms of the securities to be issued under the Plan.

     A copy of the form of New FRI-MRD Notes and related note agreement is attached to the Plan as Exhibit A.

A.   New FRI-MRD Notes

Issuer                          FRI-MRD

Principal Amount ...........    $75 million minus 133.33% of the Note
                                Prepayment. The Note Prepayment will be $12 million plus the Hamlet Prepayment. "Hamlet
                                Prepayment" means (i) Excess Hamlet Cash Flow
                                (as defined in the New FRI-MRD Note Agreement) for the period from April 1, 2002 to the earlier of (a) the consummation of the Hamlet Sale or
                                (b) the last day of the Debtors' fiscal quarter immediately preceding the fiscal quarter in which the Effective Date occurs, plus (ii) if the Hamlet Sale is consummated on or before the Effective Date, the Net Proceeds from the Hamlet
                                Sale available for distribution on the Effective
                                Date in cash. Therefore, if the Hamlet Sale is not consummated on or before the Effective Date, the Note Prepayment will be approximately $12 million and the original principal amount of the New FRI-MRD Notes will be approximately $59 million. If the Hamlet Sale is consummated on or prior to the Effective Date, the holders of FRI-MRD 15% Senior Discount Note Claims will receive the Net Proceeds of the Hamlet Sale and the principal amount of the New FRI-MRD Notes will be reduced by 133.33% of these Net
                                Proceeds.

                                See Section VI.B.2 (Class 5), "Class 5 - FRI-MRD 15% Senior Discount Note Claims," for an explanation of the calculation of the Note Prepayment and the aggregate principal amount of the New FRI-MRD Notes.

Maturity ...................    January 31, 2005.

Interest Rate...............    12% per annum. Interest will be payable in kind,
                                in additional New FRI-MRD Notes, until maturity.

Collateral ................     If the Hamlet Sale is consummated on or before
                                the Effective Date, the New FRI-MRD Notes will be unsecured. If the Hamlet Sale is not consummated on or before the Effective Date, the New FRI-MRD Notes will be secured by the Hamlet
                                Stock until the Hamlet Sale is consummated.

Scheduled Amortization ....     Paid in full, including accrued interest, at
                                maturity.

Call Premium ..............     None.

Prepayments; pre-payment        Prepayments allowed at any time. Prepayments
discount  .................     will reduce the outstanding balance (including
                                principal and interest), as follows:

                                From the Effective Date up to and including
                                December 31, 2002, by 133.33% of the actual prepayment amount;

                                From January 1, 2003 up to and including
                                December 31, 2003, by 117.65% of the actual prepayment amount;

                                From January 1, 2004 up to and including
                                September 30, 2004, by 111.11% of the actual prepayment amount; and

                                From October 1, 2004 up to and including January 31, 2005, by 100.00% of the actual prepayment amount.

Financial Covenants .......     No change from FRI-MRD 15% Senior Discount Note
                                Agreement.

Additional Covenants. .....     The New FRI-MRD Notes will contain the following
                                additional covenants:

                                From and after the Effective Date, Reorganized FRI-MRD and its subsidiaries will not incur Indebtedness (as defined in the FRI-MRD 15% Senior Discount Note Agreement) other than Maximum Permitted Indebtedness. "Maximum Permitted Indebtedness" means: (i) Indebtedness evidenced by the New FRI-MRD Notes; (ii) the New Financing not to exceed $15 million at any one time outstanding; (iii) Indebtedness of FRI-MRD and its subsidiaries outstanding as of April 12, 2001; (iv) Indebtedness relating to insurance premium financing or in respect of workers' compensation claims, in each case as incurred in the ordinary course of business; (v) Indebtedness relating to Reorganized FRI-MRD's and its subsidiaries' controlled disbursement accounts or in respect of overdrafts of zero balance bank accounts, in each case as incurred in the ordinary course of business; (vi) Indebtedness in respect of capitalized lease obligations or purchase money financings (including the purchase price of inventory) if such Indebtedness is secured only by the applicable asset; (vii) Indebtedness between Reorganized FRI-MRD and a subsidiary or between Reorganized FRI-MRD's subsidiaries; (viii) Indebtedness represented by surety and performance bonds and similar obligations, in each case as incurred in the ordinary course of business;
                         (ix) hedging obligations of Reorganized FRI-MRD or its subsidiaries incurred in the ordinary course of business; and (x) Indebtedness issued or incurred in connection with the renewal, expansion, refinancing or refunding of Indebtedness permitted by the preceding clauses (i) through (ix); provided that any expansion of such Indebtedness would otherwise satisfy the conditions of one of the other clauses (i) through
                         (ix).

                         Any Net Proceeds from the Hamlet Sale shall be used to prepay the New FRI-MRD Notes. Any Excess Hamlet Cash Flow (as defined in the New FRI-MRD Note Agreement) generated from the operations of Hamlet from April 1, 2002 until the Hamlet Sale is consummated shall be used to prepay the New FRI-MRD Notes. From and after the Effective Date to the extent permitted by the New Financing, Reorganized FRI-MRD will agree to prepay the New FRI-MRD Notes with the Net Proceeds of any disposition of assets (subject to de minimis carve outs and other than proceeds received from the Hamlet Sale) as follows: (1) 50% of the first $3 million of Net Proceeds; and (ii) 100% of the Net Proceeds thereafter.

                         Until the Hamlet Sale is consummated, FRI-MRD will not permit Hamlet and its subsidiaries to make capital expenditures in excess of $500,000 per annum. From and after the Effective Date, Reorganized FRI-MRD will not, and will not permit its subsidiaries to, make capital expenditures in excess of: (i) $11 million for the period from January 1, 2002 up to and including December 31, 2002; (ii) $11 million for the period from January 1, 2003 up to and including December 31, 2003; and (iii) $15 million for the period from January 1, 2004 through the maturity date. A carry-forward allowance will be included to adjust for spending patterns of capital expenditures.

                         From and after the Effective Date, Reorganized FRI-MRD will not, and will not permit its subsidiaries to, make any Restricted Payments (as defined in the FRI-MRD 15% Senior Discount Note Agreement) except that Reorganized FRI-MRD and its subsidiaries may make Restricted Payments equal to the sum of (i) an amount not in excess of the federal, state, local and foreign taxes and assessments payable by Reorganized Prandium and its subsidiaries (determined on a consolidated basis) for such year, plus (ii) the aggregate amount of all general corporate, operating and administrative expenses incurred by Prandium (including, without limitation, any such expenses incurred on behalf of its subsidiaries) in the ordinary course of business consistent with past practice.

Governing Law ........   New York

B.   New Prandium Common Stock

Issuer ...........................     Reorganized Prandium

Securities Offered................     5 million shares of New Prandium Common
                                       Stock, representing 100% of the New
                                       Prandium Common Stock, subject to
                                       dilution.

Dividends ........................     We have no intention of paying dividends
                                       in the foreseeable future.

Ability to Trade .................     The New Prandium Common Stock will be
                                       freely tradable under Section 1145 of the Bankruptcy Code, unless you are considered an underwriter as defined in
                                       Section 1145(b) of the Bankruptcy Code.
                                       See Article XII, "Securities Law
                                       Considerations with Respect to New
                                       FRI-MRD Notes and New Prandium Common
                                       Stock."

                                III. THE BUSINESS

A.   Company History and General Background

     The Prandium name was adopted in April of 1999 to replace the name Koo Koo Roo Enterprises, Inc., which had been adopted in place of Family Restaurants, Inc., in connection with the acquisition on October 30, 1998 of Koo Koo Roo, Inc. and the commencement of public trading of the Company's common stock. The Company was incorporated in 1986, but traces its roots back decades earlier.

     Prandium and FRI-MRD are holding companies whose direct and indirect operating subsidiaries are primarily engaged in the operation of restaurants in the full-service and fast-casual industry segments, including Chi-Chi's, Koo Koo Roo, Hamburger Hamlet, Mesquite Beach and HomeTown Buffet restaurants. As of December 30, 2001, these subsidiaries operated a total of 190 restaurants in 21 states, approximately 65% of which are located in California, Ohio, Pennsylvania, Indiana and Michigan, and franchised and licensed 7 restaurants outside the United States.

B.   Related Party Transactions

     On December 29, 2000, Mr. Kevin S. Relyea, the Company's Chairman, Chief Executive Officer and President, acquired approximately 53.1% of the Company's outstanding capital stock under the terms of a Share Purchase and Sale Agreement by and between Mr. Relyea and AIF II, L.P., dated December 29, 2000. Mr. Relyea purchased 95,831,997 outstanding shares of common stock held by AIF II, L.P. for an aggregate consideration of $15,000 in cash. After giving effect to the acquisition, Mr. Relyea owns approximately 53.7% of the outstanding capital stock of Prandium.

     On January 26, 2001, a purported stockholder of Prandium initiated a stockholder derivative suit against Prandium and Mr. Relyea, in the Superior Court of the State of California for the County of Orange, seeking, among other things, compensatory damages, a constructive trust, punitive damages and attorneys' fees arising out of Mr. Relyea's purchase of stock from AIF II, L.P. The suit alleged that Mr. Relyea improperly usurped the stock purchase opportunity from Prandium and also alleged constructive fraud.

     On February 13, 2001, a similar stockholder derivative suit was filed in the Superior Court of the State of California for the County of Orange by another purported stockholder against Prandium and Mr. Relyea. This suit arose out of the same set of facts as the suit filed on January 26, 2001 and sought similar damages and fees. On April 25, 2001, the court ruled that the two cases are related and would proceed before the same judge. However, on June 28, 2001, the court in the case filed on February 13, 2001 granted the plaintiff's request to dismiss his complaint without prejudice.

     While Prandium and Mr. Relyea believe that there exist valid defenses to each of the claims asserted, it was determined that a potentially successful defense of the suit would likely be more expensive than settlement. Prandium, Mr. Relyea, and the plaintiff in the suit filed on January 26, 2001 recently executed a Stipulated Settlement of Derivative Claims, by which Mr. Relyea agreed to certain restrictions on the sale of the block of Prandium's stock purchased on December 29, 2000. Without admitting liability, Prandium and Mr. Relyea agreed not to oppose an application for attorney's fees by plaintiff's counsel of $99,000 as part of the settlement. On March 14, 2002, Prandium's Board of Directors voted to approve the Stipulated Settlement of Derivative Claims, with Mr. Relyea abstaining from voting. The Plaintiff recently filed a Motion to Approve Settlement of Action and For an Award of Attorney's Fees. The Superior Court is currently scheduled to hold a hearing on this motion on April 9, 2002. It is expected that the cost of the settlement will be covered by insurance.

     The Company and certain subsidiaries of the Company have entered into an employment agreement with Mr. Relyea that automatically extends from day to day so that the employment agreement always has a term of at least two years.

C.   Capital Structure of Company

     The Company is highly leveraged. The Company's primary debt obligations are as follows:

     . On January 27, 1994, Prandium issued $300 million principal amount of
       9-3/4% Senior Notes due 2002, of which approximately $103.5 million aggregate principal amount are currently outstanding and not held by Prandium.

     . On January 27, 1994, Prandium issued $150 million principal amount of
       10-7/8% Senior Subordinated Discount Notes due 2004, of which approximately $30.9 million aggregate principal amount are currently outstanding and not held by Prandium.

     . On January 10, 1997, the Company and its non-debtor subsidiaries entered into a five-year secured credit facility which was amended and restated on July 19, 2000 (the "Foothill Credit Facility") with Foothill Capital Corporation ("Foothill") under the Prepetition Secured Loan Documents. Foothill has issued letters of credit in the aggregate amount of approximately $9.5 million to secure certain payment obligations of the Company. These letter of credit obligations are fully cash-collateralized. There are no other borrowings or other amounts outstanding under the Foothill Credit Facility.

     . On August 12, 1997, FRI-MRD issued 15% Senior Discount Notes due 2002 in an aggregate face amount of $61 million. On January 14 and 15, 1998, FRI-MRD issued an additional $14 million aggregate face amount of these notes.

     . On October 30, 1998, FRI-MRD issued $24 million aggregate face amount of
       FRI-MRD 14% Senior Secured Discount Notes due 2002. The FRI-MRD 14% Senior Secured Discount Notes are secured by all of the outstanding shares of Hamlet, a wholly owned subsidiary of FRI-MRD.

     Until February 1, 1999, Prandium's common stock traded in and was listed for quotation through the National Association of Securities Dealers Automated Quotation System ("Nasdaq") National Market. Since then, the stock has traded in the Over-the-Counter Bulletin Board Market. As of the date hereof, there were issued and outstanding 180,380,513 shares of Prandium's common stock.

D.   Business Plan

     Attached hereto as Exhibit B are the Company's financial Projections through 2005. If the Company successfully consummates the Plan, the Company anticipates that its future business strategy will include continuing margin improvements, remodeling existing restaurants, developing new restaurants, and converting existing restaurants to new restaurant concepts. The business plan also contemplates the divestiture of certain restaurants within each restaurant concept either because these restaurants are underperforming or because existing leases will expire.

     Specifically, the Projections assume that Chi-Chi's, which operated 138 units at the end of 2001, will close four restaurants in 2002, one restaurant in 2003 and two restaurants in 2004. The Projections further assume that Chi-Chi's will not open any new restaurants during this period, but will remodel five restaurants in 2002, one in 2003, and seven in each of 2004 and 2005.

     At the end of 2001, there were 36 Koo Koo Roo restaurants. The Projections assume that the number of Koo Koo Roo units will drop to 30 in 2002, but that two new restaurants will be added in 2003 and eight new restaurants will be added in each of 2004 and 2005. Site selection criteria for new Koo Koo Roo locations include Southern California urban and suburban locations in entertainment-rich venues like movie theaters and shopping areas that would appeal to the Koo Koo Roo demographic. One of the major goals of the expansion is to reach a unit penetration level that will allow efficient media advertising.

     The Projections further assume that the Company also will be introducing its "Noo Roo" enhancement in ten Koo Koo Roo restaurants in each of 2002 and 2003. Noo Roo is the Company's major initiative to broaden the menu offering at Koo Koo Roo and, thus, attract additional patrons. Thus far, the Company has tested pizza, pasta, Asian bowls, a Greek salad and roast beef as possible offerings in selected locations. Menu research and development continue on this project as the Company seeks to find a point of difference for Koo Koo Roo that has wide appeal.

     The Projections also assume that one Mesquite Beach restaurant will be closed in 2002, but that two new restaurants will be opened in each of 2002 and 2003 and that six new restaurants will be opened in each of 2004 and 2005. Mesquite Beach began in Southern California and was expanded to a prior Chi-Chi's unit in the Midwest. The Company's actual expansion and divestment and actual results of operations may vary, perhaps significantly, from the Projections. Please see Section VII.B.1 entitled "Factors and Risks Affecting the Reorganized Debtors - Inherent Uncertainty of Financial Projections."

                   IV. KEY EVENTS LEADING TO THE RESTRUCTURING

A.   Operating Losses, Retention of Restructuring Professionals

     The Company was reorganized in January 1994 and has been highly leveraged since that date. See a discussion of the Company's capital structure in Section III.C. The Company has sold valuable operating divisions over the years in an effort to reduce its indebtedness. The Company's remaining operations primarily consist of its Chi-Chi's restaurants acquired in January 1994 and its Koo Koo Roo and Hamburger Hamlet restaurants acquired in October 1998.

     The Chi-Chi's restaurants reported significant sales declines in the second half of 1994 which continued into 1995. These sales declines resulted in operating performance for the Chi-Chi's restaurants which was significantly lower than anticipated at the time of the Chi-Chi's acquisition. New management was installed at Chi-Chi's in 1996 and operating results began to improve through fiscal 1999 even though the restaurants have continued to encounter increased competition during this time both from new Mexican full-service restaurants and from restaurants offering Mexican food products as part of an overall casual dining concept. Chi-Chi's operating results deteriorated in fiscal 2000 due to the poor implementation of a new menu, and key operating management was changed in late 2000 and early 2001. In 2001, Chi-Chi's operating results began to improve again, with continuing improvements anticipated in the Projections.

     Koo Koo Roo restaurants participate in the quick-service segment which is highly competitive with respect to price, service and location. Since Koo Koo Roo's acquisition in October 1998, the Company has eliminated redundant general and administrative functions and implemented new management practices which have reduced operating costs in the restaurants. Sales declines have continued to have a negative impact on Koo Koo Roo's operations, and in an effort to improve operating results, new management was installed at Koo Koo Roo at mid-year 2001. The Projections include management's expectations for the future which anticipate a broadened menu and improved unit penetration that will allow for more efficient media advertising.

     As a result of uneven operating results in its continuing businesses, the sale of the El Torito division in June 2000 (which dramatically reduced operating profits) and the continuing interest cost of its indebtedness, for the years ended December 31, 2000, December 26, 1999 and December 27, 1998, the Debtors recorded net losses of $41.8 million, $36.5 million and $63.1 million, respectively. These losses included interest expense of $30.8 million, $31.4 million and $24.7 million, respectively.

     In response to these recurring losses and the approaching maturity of its long-term debt, the Company undertook to develop a strategic plan to improve operations, maximize financial performance and restructure its indebtedness. It engaged Skadden, Arps, Slate, Meagher & Flom LLP, as corporate restructuring counsel, and Crossroads LLC, as financial advisor, in connection with this process. These firms advised and assisted the Company in the negotiations described below and in the formulation of its Plan and related documents.

B.   Evaluation of Restructuring Alternatives

     During 1999 and the first half of 2000, the Company began exploring several financing transactions and other strategic alternatives in an effort to meet its debt service requirements. This process culminated in the completion of the sale of the El Torito restaurant division on June 28, 2000. A portion of the net cash proceeds from that transaction was used to pay indebtedness outstanding under the Foothill Credit Facility. After the sale, however, the Company continued to be highly leveraged and have significant annual debt service requirements.

         During the second half of fiscal 2000, the Company began considering further alternatives to address its debt service requirements. As a result of discussions and deliberations among the Company and its legal and financial advisors, FRI-MRD elected not to pay the semi-annual interest payments due January 31, 2001 and July 31, 2001 on the FRI-MRD 15% Senior Discount Notes and the FRI-MRD 14% Senior Secured Discount Notes, and did not pay the outstanding principal and interest on these notes on the January 24, 2002 maturity date. Prandium elected not to pay the semi-annual interest payments due February 1, 2001 and August 1, 2001 on its 9-3/4% Senior Notes and 10-7/8% Senior Subordinated Discount Notes. Prandium also elected not to pay the outstanding principal and interest on the Prandium 9-3/4% Senior Notes on their February 1, 2002 maturity date or the semi-annual interest payment on the 10-7/8% Senior Subordinated Discount Notes also due on that date. The Company will not pay any principal or interest payments that come due after the date hereof.

          1.   Negotiations with Foothill

          The Company was not in compliance with certain financial ratios under the Foothill Credit Facility on December 30, 2001, September 30, 2001, July l, 2001, April 1, 2001, and December 31, 2000. In early 2001, the vesting of the FRI-MRD noteholders' right to accelerate (as a result of the Company's nonpayment of interest and the passage of the applicable grace period) caused an Event of Default to occur under the Foothill Credit Facility. As a result, Foothill, the Company, and Chi-Chi's, Inc. entered into a series of letter agreements dated as of March 29, 2001, May 15, 2001 and June 18, 2001, and, thereafter, Foothill, the Company, Chi-Chi's, Inc. and certain other subsidiaries of the Company entered into letter agreements dated as of October 18, 2001, January 10, 2002 and March 13, 2002. Under these letter agreements,
(a) Foothill agreed to temporarily forbear from enforcing its remedies, (b) Foothill was under no obligation to make additional advances or otherwise extend credit under the Foothill Credit Facility, (c) the Company provided Foothill with cash collateral for outstanding letters of credit (currently aggregating approximately $9.5 million), equal to 107% of all outstanding letters of credit, as additional security, and (d) Foothill agreed to release its liens under the Foothill Credit Facility on certain real property of the Company and its subsidiaries.

          As a result of the above noted Events of Default, the Company began exploring alternatives to provide a financing facility to replace the Foothill Credit Facility. In connection therewith, the Company approached approximately 17 potential lenders and engaged in extensive negotiations with Foothill as well as another potential lender. After considering its options, the Company determined that a new financing facility with Foothill represented the Company's best alternative. A form of Foothill's commitment letter respecting the New Financing is attached to the Plan as Exhibit D. Although the commitment letter attached as Exhibit D expired on March 31, 2002, Foothill and the Company are continuing negotiations on the New Financing documents.

          2.   Negotiations with Majority FRI-MRD Noteholder Representative

     Following FRI-MRD's election not to pay the semi-annual interest payments due January 31, 2001 on the FRI-MRD 15% Senior Discount Notes and the FRI-MRD 14% Senior Secured Discount Notes, the Company began negotiations with the Majority FRI-MRD Noteholder Representative, which holds or represents the holders of 100% of the FRI-MRD 14% Senior Secured Discount Notes and more than 90% of the FRI-MRD 15% Senior Discount Notes. Following lengthy negotiations, the parties reached an agreement in principle on the terms of a restructuring of FRI-MRD's long term debt. The parties determined that the restructuring would best be accomplished through a prepackaged plan of reorganization. To memorialize this agreement, FRI-MRD and the Majority FRI-MRD Noteholder Representative negotiated and entered into a letter of intent dated November 7, 2001 (as amended by letter agreement dated March 26, 2002, the "FRI-MRD Agreement"), outlining the terms and provisions of a chapter 11 plan of reorganization that the Majority FRI-MRD Noteholder Representative would support.

     Under that agreement, as amended, among other things, the Majority FRI-MRD Noteholder Representative agreed that through December 31, 2002, the Company would receive credit at the rate of 133.33% for all payments made on FRI-MRD's outstanding 14% Senior Secured Discount Notes and 15% Senior Discount Notes. The Company would receive additional credit for payments made after that date but at reduced rates. The Company agreed to use $18 million from cash on hand, representing the proceeds of prebankruptcy asset sales, to satisfy in full the FRI-MRD 14% Senior Secured Discount Notes, after taking account of the 133.33% prepayment discount. The Company further agreed to use an additional $12 million from cash on hand, the Excess Hamlet Cash Flow and 100% of the Net Proceeds from the Hamlet Sale to pay, in part, the FRI-MRD 15% Senior Discount Notes. Any FRI-MRD 15% Senior Discount Notes that remain outstanding would be satisfied by the issuance of the New FRI-MRD Notes under the Plan. In addition, if the Hamlet Sale is not consummated on or before the Effective Date, the New FRI-MRD Notes will be secured by the Hamlet Stock until the Hamlet Sale is consummated.

     The form of New FRI-MRD Notes and related note agreement is attached to the Plan as Exhibit A.

          3.   Formation of and Negotiations with Informal Committee

     During the first quarter of 2001, a group of holders of Prandium 9-3/4% Senior Notes formed an Informal Committee of noteholders and engaged Klee, Tuchin, Bogdanoff & Stern LLP, as counsel. After lengthy negotiations, the Company and the Informal Committee reached an agreement in principle on the terms of a restructuring of Prandium's long term debt that was compatible with the Company's agreement with the Majority FRI-MRD Noteholder Representative. Thereafter, Prandium and the members of the Informal Committee negotiated and entered into a lock-up agreement dated April 1, 2002 (the "Prandium Lockup Agreement"), outlining the terms and provisions of a chapter 11 reorganization plan that the Informal Committee would support.

     Under that agreement, among other things, the Informal Committee agreed to support, subject to certain conditions, a reorganization plan under which (i) Prandium would issue 100% of its New Prandium Common Stock, subject to dilution by options issued under a management incentive program, in exchange for Prandium's 9-3/4% Senior Notes, and (ii) Prandium's 10-7/8% Senior Subordinated Discount Notes and its currently outstanding common stock (and warrants and options relating thereto) would be cancelled.

          4.   Discussions with Prandium 10-7/8% Senior Subordinated Discount
               Note Indenture Trustee

     During the third quarter of 2001, the Company met with counsel to the indenture trustee (the "Subordinated Indenture Trustee") of the Prandium 10-7/8% Senior Subordinated Discount Notes. Based upon the highest estimated reorganization value of the Company and the terms of the applicable subordination provisions, the Company believes that the holders of the Prandium 10-7/8% Senior Subordinated Discount Notes are not entitled to receive or retain any value on account of their notes. Accordingly, following initial meetings with the Subordinated Indenture Trustee and the disclosure of the Company's estimated ranges of reorganization values to the Informal Committee, the Informal Committee advised the Company that it would not support a plan of reorganization under which the Prandium 10-7/8% Senior Subordinated Discount Notes would receive or retain any value on account of those notes, and the Company agreed with that position. Based on this position, the Company has not engaged in substantive negotiations with the Subordinated Indenture Trustee. Nevertheless, the Company has endeavored to keep the Subordinated Indenture Trustee informed as to the progress of the restructuring negotiations by, for example, meeting with the financial advisor to the Subordinated Indenture Trustee in January 2002 (and reimbursing his expenses associated with that meeting).

C.   Prepackaged Chapter 11 Plan

     The FRI-MRD Agreement and the Prandium Lockup Agreement both contemplate that the Company will consummate its restructuring through a prepackaged chapter 11 plan. In accordance therewith, the Company and its advisors have prepared the Plan (attached as Exhibit A), this Offering Memorandum and Disclosure Statement, and the related documents described herein.

     The Plan provides for a restructuring of the Company's financial obligations and a significant deleveraging of the Company. In essence, the Plan provides that: (a) trade creditors and employees will be paid in full; (b) the Company will enter into the New Financing, thereby satisfying its obligations to Foothill under the existing Foothill Credit Facility; (c) holders of FRI-MRD 14% Senior Secured Discount Notes will receive their pro rata share of $18,000,000 in cash, (d) holders of FRI-MRD Corporation's 15% Senior Discount Notes will receive their pro rata share of the Note Prepayment and the New FRI-MRD Notes;
(e) holders of Prandium 9-3/4% Senior Notes will receive their pro rata share of 100% of the equity of Reorganized Prandium, subject to dilution, and (f) the Prandium 10-7/8% Senior Subordinated Discount Notes and Old Prandium Common Stock will be cancelled.

     The result will be a reorganized Company with drastically reduced outstanding debt, which the Company believes is necessary to permit it to compete effectively in today's economic environment. The Company believes that the Plan's acceptance is essential to its continued survival, and that the Plan provides the best opportunity for enhanced recoveries for the holders of impaired claims against the Company.

                V. ANTICIPATED EVENTS DURING THE CHAPTER 11 CASES

A.   Continuation of Business

     Prandium and FRI-MRD intend to operate in the ordinary course as debtors in possession throughout the chapter 11 cases. Although the Debtors will be permitted to operate as debtors in possession without Bankruptcy Court approval, certain operations and transactions outside of the ordinary course of business will be subject to Bankruptcy Court approval during the chapter 11 cases.

     The Company intends that none of their operating subsidiaries will file chapter 11 petitions and that the filing will have little or no impact on the subsidiaries' employees, vendors and customers.

B.   "First Day" Orders

     On the Petition Date, the Company intends to request a series of orders from the Bankruptcy Court designed to minimize any disruption of business operations and to facilitate the reorganization. These requested orders - typical of orders frequently entered in "prepackaged" chapter 11 cases - will authorize the Company, among other things, to

(i) continue to use their existing cash management system, (ii) pay prepetition employee claims in the ordinary course of business, (iii) establish procedures for requests for additional adequate assurance by utility companies, and (iv) retain Skadden, Arps, Slate, Meagher & Flom LLP, as their general bankruptcy counsel, and KPMG LLP, as their accountants.

     The Company may also seek authorization to retain and compensate, in the ordinary course of business, law firms and other professionals whose services contribute to the Company's ongoing business but will not play a role in the chapter 11 cases. In addition, the Company may request court authorization to pay outstanding amounts related to pre-Petition Date goods and services to vendors that agree to continue to provide trade credit to the Company in accordance with normal terms and conditions consistent with prepetition practice or similar relief. This relief would ensure an uninterrupted flow of goods and services to the Company during the chapter 11 cases. It would not prejudice other creditors, because all trade creditors will be paid in full under the Plan.

C.   Bar Date

     The Company will also request that the Bankruptcy Court issue an order (the "Bar Date Order") establishing a deadline for filing proofs of claims against the Company in the chapter 11 cases (the "Bar Date"). The Company anticipates that notice of the Bar Date will be posted on its website (http://www. prandium.com), published in The Los Angeles Times (Orange County Edition) and The Wall Street Journal (National Edition), and mailed, together with a proof of claim form, to all known holders of claims at least 30 days before the Bar Date. The Company anticipates that the Bar Date will occur before the Confirmation Date, except for governmental units. Under Bankruptcy Rule 3003(c)(1), the Bar Date for governmental units may not occur before 180 days after the Petition Date. Accordingly, the Bar Date for governmental units likely will not occur before the Confirmation Date.

D.   Sale of Hamburger Hamlet

     The Hamburger Hamlet chain, acquired by the Company in October 1998, serves more than three million guests each year in 14 locations throughout Southern California and the Washington, D.C. area. Sales in 2001 were approximately $32.4 million. The Company has determined, however, that it does not have the resources to fund the needed growth of Hamlet.

     The Company announced in May 2001 that it would attempt to sell Hamlet. The Debtors contacted several parties to solicit indications of interest. They thereafter invited four parties to conduct due diligence at a data room established at their corporate headquarters. On October 23, 2001, the Company entered into an agreement to sell FRI-MRD's capital stock in Hamlet to Othello Holding Corporation ("Othello"), but this agreement was terminated pursuant to its terms on February 6, 2002 because, among other things, Othello was not able to provide evidence of adequate financing to consummate the transaction. The Company continues to explore and develop opportunities to sell the Hamburger Hamlet restaurants and on March 14, 2002 entered into a letter agreement with a prospective purchaser providing for a 30-day exclusive negotiation period.

     If the Company enters into an agreement to sell Hamlet prior to or during the Chapter 11 Cases, the Company expects to seek bankruptcy court approval of the sale under section 363 of the Bankruptcy Code or under the Plan. The Plan provides for the Net Proceeds of the Hamlet Sale to be paid to holders of FRI-MRD 15% Senior Discount Notes. If the Hamlet Sale is not consummated on or before the Effective Date, the New FRI-MRD Notes will be secured by the Hamlet Stock until the Hamlet Sale is consummated.

E.   Plan Supplement

     No later than five days before the Confirmation hearing, the Company will file the Plan Supplement with the Bankruptcy Court. The Plan Supplement will include the form of the Rejected Contract List, the Reorganized Debtors' Charters, and a list of individuals who will serve as each Reorganized Debtor's officers and directors and a summary of their qualifications and compensation. Each document in the Plan Supplement will be subject to the Informal Committee's and Majority FRI-MRD Noteholder Representative's approval.

F.   Disclosure Statement/Confirmation Hearing

     As soon as practicable after commencing the chapter 11 cases, the Company will seek a Bankruptcy Court order scheduling hearings to consider (i) the adequacy of this Disclosure Statement and the Company's solicitation of votes, and (ii) the confirmation of the Plan. The Company intends that notice of these hearings will be posted on its website (http://www.prandium.com), published in The Los Angeles Times (Orange County Edition) and The Wall Street Journal (National Edition), and mailed to all known holders of claims and equity interests at least 25 days before the date by which objections must be filed with the Bankruptcy Court. See Section IX, "CONFIRMATION OF THE PLAN - Confirmation Hearing."

                         VI. THE PLAN OF REORGANIZATION

A.   Introduction

     Following is a non-technical discussion of certain provisions of the Plan. The Plan is attached hereto as Exhibit A. In this section, the "Debtors" refers to Prandium and FRI-MRD, and "Reorganized Debtors" refers to each of them after the Effective Date. The Plan will govern if any discrepancies exist between its terms and the following discussion.

B. Classification and Treatment of Claims and Equity Interests Under the Plan (Article IV of the Plan)

     The Bankruptcy Code requires that a chapter 11 plan divide the different claims against, and equity interests in, the debtor into separate classes based upon their legal nature. Claims of a substantially similar legal nature are usually classified together, as are equity interests of a substantially similar legal nature. Administrative expenses and certain statutory priority claims are not classified.

     A chapter 11 plan must designate each class as "impaired" (affected by the plan) or "unimpaired" (unaffected by the plan). If a class of claims is "impaired," the Bankruptcy Code affords certain rights to the holders of the claims, such as the right to vote on the plan (unless the plan provides for no distribution to the holders of claims in the class, in which case they are deemed to reject the plan), and the right to receive, under the plan, property with a value at least equal to the value that they would receive if the debtor were liquidated under chapter 7.

     The definition of "impaired" in Section 1124 of the Bankruptcy Code is highly technical. In general, a class of claims is unimpaired if the plan provides either that (i) the rights of the holders are unaltered or (ii) all defaults with respect to the claims will be cured (other than defaults arising from the debtor's insolvency, the commencement of the case or the nonperformance of a nonmonetary obligation), and the rights of the holders of the claims will be restored. The holder of an unimpaired claim must be placed in the position it would have been in if the debtor had not commenced its case and the default had not occurred.

     The Debtors' Plan divides claims and equity interests into the following classes:

----------------------------------------------------------------------------------------------------------------------
                            Class                                                      Status
----------------------------------------------------------------------------------------------------------------------
Unclassified - Administrative Claims                                                    N/A
----------------------------------------------------------------------------------------------------------------------
Unclassified - Priority Tax Claims                                                      N/A
----------------------------------------------------------------------------------------------------------------------
Class 1 - Other Priority Claims                                Unimpaired - deemed to have accepted the Plan and not
                                                               entitled to vote.
----------------------------------------------------------------------------------------------------------------------
Class 2 - Secured Lender Claims                                Unimpaired - deemed to have accepted the Plan and not
                                                               entitled to vote.
----------------------------------------------------------------------------------------------------------------------
Class 3 - Other Secured Claims                                 Unimpaired - deemed to have accepted the Plan and
not (Each Other Secured Claim shall constitute a separate      entitled to vote.
Class numbered 3.1, 3.2, 3.3, etc.)
----------------------------------------------------------------------------------------------------------------------
Class 4 - FRI-MRD 14% Senior Secured Discount Note Claims      Impaired - entitled to vote.
----------------------------------------------------------------------------------------------------------------------
Class 5 - FRI-MRD 15% Senior Discount Note Claims              Impaired - entitled to vote.
----------------------------------------------------------------------------------------------------------------------
Class 6 - FRI-MRD General Unsecured Claims                     Unimpaired - deemed to have accepted the Plan and not
                                                               entitled to vote.
----------------------------------------------------------------------------------------------------------------------
Class 7 - Old FRI-MRD Common Stock                             Unimpaired - deemed to have accepted the Plan and not
                                                               entitled to vote.
----------------------------------------------------------------------------------------------------------------------
Class 8 - Prandium 9-3/4% Senior Note Claims                   Impaired - entitled to vote.
----------------------------------------------------------------------------------------------------------------------
Class 9 - Prandium General Unsecured Claims                    Unimpaired - deemed to have accepted the Plan and not
                                                               entitled to vote.
----------------------------------------------------------------------------------------------------------------------
Class 10 - Prandium 10-7/8% Senior Subordinated Discount       Impaired - deemed to have rejected the Plan and not
Note Claims                                                    entitled to vote.
----------------------------------------------------------------------------------------------------------------------
Class 11 - Old Prandium Common Stock                           Impaired - deemed to have rejected the Plan and not
                                                               entitled to vote.
----------------------------------------------------------------------------------------------------------------------

         1. Unclassified Claims

     Administrative Claims

     Administrative claims are the actual and necessary expenses of the Debtors' reorganization cases. Those expenses will include postpetition salaries and other benefits owed to employees, postpetition rent, amounts owed to vendors for goods and services delivered after the Petition Date, tax obligations incurred after the Petition Date, and certain statutory fees and charges. Other administrative expenses include the actual, reasonable fees and expenses of the Debtors' professionals and professionals retained by any official committees appointed in the chapter 11 cases.

     The Debtors expect that they will pay most administrative expenses as they come due during the chapter 11 cases, and that administrative expenses outstanding on the Effective Date of the Plan will consist principally of professional fees and costs (if any) arising from the Debtors' assumption of executory contracts and unexpired leases under the Plan.

     Under the Plan, all applications for professional fees and expenses and the expenses of committee members must be filed and served no later than 30 days after the Effective Date (or any other date set by the Bankruptcy Court). After the deadline for filing, the Debtors will schedule a Bankruptcy Court hearing as promptly as possible to consider these applications, and the Disbursing Agent under the Plan (which may be one or both of the Debtors) will pay all amounts allowed by the Court. The Company estimates that Court-approved professional fees and expenses will total approximately $500,000. In addition, the Company intends to assume the agreement with its financial advisor, Crossroads, LLC. Under this agreement, Crossroads is entitled to a success fee of $750,000, which has already been earned but is payable only after the occurrence of the Effective Date.

     The Plan also provides that, on the Effective Date, the Company will pay directly amounts owed to the professionals retained by the Secured Lender, the FRI-MRD Majority Noteholder Representative, Mr. Kevin Relyea, and the Informal Committee, as well as the reasonable out-of-pocket expenses of the Informal Committee members, in accordance with the Company's agreements with these professionals. These professionals will not be required to submit applications for these fees or expenses unless otherwise required by the Bankruptcy Court. The Bankruptcy Court will resolve any dispute with respect to any of these expenses. The Company estimates that these fees and expenses will total approximately $300,000.

     Priority Tax Claims

     Section 507(a)(8) of the Bankruptcy Code gives priority to certain prepetition tax claims. Under the Plan, the Debtors will either pay each Priority Tax Claim in full in one payment or, as permitted by the Bankruptcy Code, by making equal annual payments on account thereof over a period not longer than six years after the date of the tax's assessment, together with interest at the statutory rate. The Debtors estimate that the allowed amount of these claims will aggregate approximately $50,000.

         2. Classified Claims

     Class 1 - Other Priority Claims
     (Unimpaired; presumed to accept the Plan and not entitled to vote.)

     Section 507(a) of the Bankruptcy Code gives priority to certain employee compensation and benefit claims incurred within 90 days and 180 days, respectively, before the Petition Date, up to an aggregate of $4,650 per employee, and to certain other claims. The Debtors intend to file a motion on the Petition Date for authorization to pay all outstanding undisputed employee claims as they become due. If the Court grants that motion, the Debtors expect that no employee claims will be outstanding on the Effective Date. If any are, the Debtors will pay them in full.

     The Debtors do not believe that there will be any other Claims in this Class outstanding on the Effective Date.

     Class 2 - Secured Lender Claims
     (Unimpaired; presumed to accept Plan and not entitled to vote.)

     Class 2 consists of the Claims of Foothill under the Foothill Credit Facility. The Foothill Credit Facility is secured by substantially all of the personal property of the Debtors (other than the capital stock of Hamlet and its subsidiaries) and their non-debtor operating subsidiaries. Approximately $9.5 million of letters of credit are outstanding under the Foothill Credit Facility, primarily to provide security for future amounts payable under the Debtors' workers' compensation insurance program and other benefit programs. These letters of credit are fully cash collateralized. No working capital borrowings are outstanding.

     Prandium and Foothill have entered into a commitment letter, a copy of which is attached to the Plan as Exhibit D, that provides for the parties to enter into a new secured financing facility to provide the New Financing. On the Effective Date, the New Financing will be used to satisfy amounts owed to Foothill under the existing Foothill Credit Facility and make new financing available to the Company.

     Class 3 - Other Secured Claims
     (Unimpaired; presumed to accept Plan and not entitled to vote.)

     Class 3 includes all Secured Claims against the Debtors, other than the Secured Lender Claim or a FRI-MRD 14% Senior Secured Discount Note Claim. Each Other Secured Claim shall constitute a separate Class numbered 3.1, 3.2, 3.3, etc.

     At the Debtors' option, each Other Secured Claim will be treated as follows: (a) the Claim will be paid in full, together with interest and reasonable fees, costs or charges, if any, payable under section 506(b) of the Bankruptcy Code; (b) the holder of the Claim will receive the Collateral securing the Claim; or (c) the Claim will be treated in some other manner that will leave it unimpaired.

     The Debtors believe that this Class consists principally of Claims arising under agreements related to the financing of the Debtors' office equipment. The Debtors expect that those agreements will remain in place after the Effective Date and that the financial impact to the Debtors to render these Claims unimpaired will be minimal.

     Class 4 -FRI-MRD 14% Senior Secured Discount Note Claims
     (Impaired; entitled to vote on the Plan.)

     Class 4 includes all Claims arising under the FRI-MRD 14% Senior Secured Discount Notes. On the Distribution Date, each holder of an Allowed FRI-MRD 14% Senior Secured Discount Note Claim will receive its pro rata share of $18,000,000, which equals 75% of the $24 million aggregate principal amount of FRI-MRD 14% Senior Secured Discount Notes outstanding as of the Petition Date and represents the 133.33% prepayment credit to which the Majority FRI-MRD Noteholder Representative has agreed.

     The FRI-MRD 14% Senior Secured Discount Notes are secured by the Hamlet Stock, the value of which is likely less than the amount outstanding under the notes. Arguably, Claims in this class should be separated into two classes - one containing the secured claims and the second containing unsecured deficiency claims. Because the FRI-MRD 14% Senior Secured Discount Notes themselves cannot be bifurcated in that manner, and because their holders will receive the single cash distribution described above on account thereof, for the sake of simplicity the Plan simply puts all claims arising under FRI-MRD 14% Senior Secured Discount Notes in Class 4.

     Class 5 -FRI-MRD 15% Senior Discount Note Claims
     (Impaired; entitled to vote on the Plan.)

     Class 5 includes all claims arising under the FRI-MRD 15% Senior Discount Notes. On the Distribution Date, each holder of an Allowed FRI-MRD 15% Senior Discount Note Claim will receive its pro rata share of (i) the New FRI-MRD Notes and (ii) the Note Prepayment.

     The Note Prepayment will equal $12 million plus the Hamlet Prepayment. Hamlet Prepayment means (i) Excess Hamlet Cash Flow (as defined in the New FRI-MRD Note Agreement) for the period from April 1, 2002 to the earlier of (a) the consummation of the Hamlet Sale or (b) the last day of the Debtors' fiscal quarter immediately preceding the fiscal quarter in which the Effective Date occurs, plus (ii) if the Hamlet Sale is consummated on or before the Effective Date, the Net Proceeds from the Hamlet Sale available for distribution on the Effective Date in cash.

     The New FRI-MRD Notes will be issued in a principal amount equal to $75 million less 133.33% of the Note Prepayment. The New FRI-MRD Notes will mature on January 31, 2005. They will accrue interest at an annual rate of 12%, payable-in-kind with additional New FRI-MRD Notes until maturity. All principal and interest will become due in cash on January 31, 2005. There are no assurances that the Hamlet Sale will be consummated on or before the Effective Date. If not, the cash distribution to holders of FRI-MRD 15% Senior Discount Notes will be $12 million plus any Excess Hamlet Cash Flow and the principal amount of New FRI-MRD Notes to be issued will be approximately $59 million, which will be secured by the Hamlet Stock until the Hamlet Sale is consummated and the Net Proceeds used to prepay the New FRI-MRD Notes. The Debtors' business plan assumes that the Hamlet Sale will be consummated by

June 30, 2002 and that the Net Proceeds of the Hamlet Sale will be approximately $15 million, which would be used to prepay the New FRI-MRD Notes.

     FRI-MRD will be entitled to significant discounts for any prepayments on the New FRI-MRD Notes (including Net Proceeds of Hamlet Sale). Prepayments from the Plan's Effective Date through December 31, 2002 will be credited at 133.33%; from January 1, 2003 through December 31, 2003, at 117.65%; and from January 1, 2004 through September 30, 2004, at 111.11%.

     Exhibit A to the Plan sets forth the form New FRI-MRD Notes and related New FRI-MRD Note Agreement.

     Class 6 - FRI-MRD General Unsecured Claims
     (Unimpaired; presumed to accept Plan and not entitled to vote.)

     Class 6 includes all unsecured, nonpriority claims against FRI-MRD (excluding claims under the FRI-MRD 14% Senior Secured Discount Notes and FRI-MRD 15% Senior Discount Notes). FRI-MRD is a holding company; to the best of its knowledge, there are no Class 6 Claims. If any exist, the Debtors will pay them in full, plus Postpetition Interest if necessary to leave unaltered the legal, equitable and contractual rights of the Claim's holder.

     Class 7 - Old FRI-MRD Common Stock
     (Unimpaired; presumed to accept Plan and not entitled to vote.)

     Class 7 includes all legal, equitable, contractual and other rights with respect to the Old FRI-MRD Common Stock. Prandium owns 100% of the Old FRI-MRD Common Stock, and there are no outstanding warrants or options with respect thereto. Under the Plan, Prandium will retain the Old FRI-MRD Common Stock.

     Class 8 - Prandium 9-3/4% Senior Note Claims
     (Impaired; entitled to vote on the Plan.)

     Class 8 includes all Claims arising under the Prandium 9-3/4% Senior Notes. As provided in the agreement between the Debtors and the Informal Committee, each holder of a Prandium 9-3/4% Senior Note Claim (other than Prandium) shall receive its pro rata share of 100% of the New Prandium Common Stock. Prandium 9-3/4% Senior Notes held by Prandium will be cancelled and Prandium will not receive or retain any property on account thereof.

     The New Prandium Common Stock will consist of 5,000,000 shares of new common stock, and will represent 100% of Reorganized Prandium's outstanding capital stock, subject to dilution by the issuance of 10% of Reorganized Prandium's common stock through the exercise of options under a Management Stock Option Plan. The Management Stock Option Plan is attached to the Plan as Exhibit C.

     As explained in Section IX.B.3, "Confirmation and Effectiveness of the Plan
- Nonconsensual Confirmation," the Debtors believe that this distribution has a value significantly less than $103.5 million, the principal amount outstanding under the 9-3/4% Senior Notes.

     Class 9 - Prandium General Unsecured Claims
     (Unimpaired; presumed to accept Plan and not entitled to vote.)

     Class 9 includes all unsecured, nonpriority Claims against Prandium (excluding Claims under Prandium's 9-3/4% Senior Notes and its 10-7/8% Senior Subordinated Discount Notes), e.g., trade claims, utilities, rent and litigation claims. The Debtors estimate that Class 9 Claims will aggregate approximately $300,000. This estimate does not include the Claims of parties to pending litigation against Prandium. The Debtors will pay Prandium General Unsecured Claims in full, plus Postpetition Interest if necessary to leave unaltered the legal, equitable and contractual rights of the Claim's holder.

     Class 10 - Prandium 10-7/8% Senior Subordinated Discount Notes (Impaired. No distribution; deemed to reject Plan and not entitled to vote.)

     Class 10 includes the Claims of holders of Prandium 10-7/8% Senior Subordinated Discount Notes. On the Plan's Effective Date, these notes will be cancelled, and their holders will not receive any distribution under the Plan.

     Class 11 - Old Prandium Common Stock
     (Impaired. No distribution; deemed to reject Plan and not entitled to vote.)

     Class 11 includes any party's legal, equitable, contractual and other rights with respect to the Old Prandium Common Stock and any claims related thereto. On the Plan's Effective Date, this stock will be cancelled, and its holders will not receive any distribution under the Plan.

     The Company is not currently aware of any Claims arising from rescission of a purchase or sale of a security, for damages arising from the purchase or sale of a security or for reimbursement or contribution allowed under Section 502 of the Bankruptcy Code on account of such a Claim. If any of these Claims arise, the Company intends to amend the Plan under Section 1127 of the Bankruptcy Code, without re-solicitation of votes to accept the Plan, to separately classify and subordinate these Claims in accordance with Section 510(b) of the Bankruptcy Code. The result would be no recovery to holders of Prandium's securities that alleged such Claims.

C.   Implementation of the Plan (Article VI of the Plan)

         1. Plan Funding

     The Debtors will pay the cash payments to holders of Class 4 and Class 5 Claims, respectively, with funds segregated for that purpose, including the Net Proceeds of the Hamlet Sale if consummated on or before the Effective Date, other asset sales, and cash on hand. The Debtors will fund all other cash payments under the Plan with any segregated funds remaining after making the payments described above, funds generated by the operation of the Debtors' non-debtor subsidiaries, and cash on hand.

         2. New Financing

     On the Effective Date, the New Financing will become effective. The Foothill Commitment Letter, describing the New Financing, is attached to the Plan as Exhibit D.

          3.   Issuance of New FRI-MRD Notes and New Prandium Common Stock

     On the Effective Date, Reorganized FRI-MRD will issue the New FRI-MRD Notes and Reorganized Prandium will issue the New Prandium Common Stock. All shares of New Prandium Common Stock shall be, on issuance, fully paid and non-assessable. Its holders shall have no preemptive or other rights to subscribe for additional shares.

D.   Distribution (Article VII of the Plan)

          1.   Disbursing Agent

     Reorganized Prandium will act as the Plan's Disbursing Agent, unless before the Confirmation Hearing the Debtors designate another Person to serve in that capacity. The Disbursing Agent will make all distributions required under the Plan directly to the Persons entitled thereto, except that distributions to holders of Debt Securities Claims will be made through the respective indenture trustees or agents for those securities, as summarized below.

          2.   Distributions to Holders of Debt Securities Claims

     The Disbursing Agent shall make all distributions otherwise payable to each holder of a Debt Securities Claim to the respective indenture trustee or agent, as applicable, who shall make distributions in accordance with the provisions of this Plan. The Reorganized Debtors shall pay the reasonable fees and expenses of the indenture trustees and agents for making these distributions under the Plan.

     The record date for purposes of distribution to holders of Debt Securities Claims will be five business days before the Plan's Effective Date.

     Article VII of the Plan contains additional standard provisions, requiring for example the surrender and cancellation of existing securities in exchange for the new securities to be issued under the Plan.

          3.   Distribution Reserve

     The Disbursing Agent will establish a reserve sufficient to satisfy all Disputed Claims in accordance with the Plan if they should ultimately become Allowed.

     The Disbursing Agent may move for a Bankruptcy Court order estimating any Disputed Claim and, if the Bankruptcy Court enters such an order, may adjust the amount held in the Distribution Reserve on account of that Disputed Claim in accordance therewith. The estimated amount of any Disputed Claim so determined by the Bankruptcy Court will constitute the maximum recovery that the holder thereof may recover after the ultimate liquidation of its Disputed Claim.

          4.   Distributions Relating to Allowed Insured Claims

     The Debtors may satisfy any Claim, in whole or in part, with the proceeds of any applicable insurance policy.

          5.   Fractional Distributions

     Notwithstanding any provision of the Plan to the contrary, Reorganized Prandium shall issue only whole shares of New Prandium Common Stock, and Reorganized FRI-MRD shall issue New FRI-MRD Notes only in denominations of $1.00 or integral multiples thereof.

     The number of shares of New Prandium Common Stock that any Person is entitled to receive under the Plan shall be rounded, as follows: (a) fractions of 1/2 or greater shall be rounded to the next greater whole number, and (b) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New Prandium Common Stock to be issued and outstanding on the Effective Date shall be adjusted as necessary to account for these rounding provisions. No Person shall be entitled to any consideration on account of a fractional share that is rounded down and not issued.

     The principal amount of New FRI-MRD Notes that any Person is entitled to receive hereunder shall be rounded, as follows: (a) $.50 or greater shall be rounded to the next higher $1.00 increment, and (b) less than $.50 shall be rounded to the next lower $1.00 increment. The aggregate principal amount of New FRI-MRD Notes shall be adjusted as necessary to account for these rounding provisions. No Person shall be entitled to any consideration on account of any principal note amount that is rounded down and not issued.

          6.   Withholding and Reporting Requirements

     The Disbursing Agent will comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority in making distributions under the Plan.

          7.   Defenses; Setoffs

     Any defenses, counterclaims, rights of set off or recoupment of either Debtor with respect to a Claim or an Allowed Claim shall vest and inure to the benefit of the appropriate Reorganized Debtor. To the extent permitted by law, the Disbursing Agent may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made in respect thereof, claims of any nature whatsoever that any Debtor or Reorganized Debtor may have against the Claim's holder, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release of a claim or cause of action of either Reorganized Debtor.

          8.   Distribution Date; Allowance of Claims; Postpetition Interest

     Distributions under the Plan will commence on the Distribution Date, which will be no later than the 20/th/ day after the Plan's Effective Date. Only holders of Allowed Claims will receive distributions, and the Reorganized Debtors may withhold distributions to any creditor until the Claims Objection Deadline (generally, 120 days after the Effective Date), to allow them to determine whether to object to the claim. The distributions provided for in the Plan and described above will be in full satisfaction of all of the Debtors' obligations to the recipients thereof. Other than the right to receive those distributions, holders of Claims against the Debtors will have no rights against the Debtors on account of their Claims and holders of Old Prandium Common Stock will have no rights against the Debtors on account thereof.

     The amount of all Claims against the Debtors shall be calculated as of the Petition Date. Except as specifically provided in the Plan, no holder of a Claim shall be entitled to Postpetition Interest.

          9.   Section 1146 Exemption

     Under Section 1146 of the Bankruptcy Code, the issuance, transfer or exchange of any security under the Plan, or the making or delivery of an instrument of transfer under the Plan, may not be taxed under any law imposing a stamp or similar tax.

E.   Corporate Governance (Article VIII of the Plan)

          1.   Directors and Officers of Reorganized Debtors

     The officers of each of the Debtors shall serve as the officers of the respective Reorganized Debtor. The initial members of the Board of Directors of Reorganized Prandium shall consist of Reorganized Prandium's Chief Executive Officer, three directors designated by the Informal Committee, and one independent director designated by the Majority FRI-MRD Noteholder Representative. The Majority FRI-MRD Noteholder Representative shall be entitled to designate one independent member of the Board of Directors of Reorganized Prandium, who shall be a third party unaffiliated with the Majority FRI-MRD Noteholder Representative or any holder of the New FRI-MRD Notes, until the New FRI-MRD Notes are paid in full. The Plan Supplement shall include a list of the individuals who will serve as the initial officers and directors of Reorganized Prandium and Reorganized FRI-MRD on and after the Effective Date and a summary of their qualifications and compensation. On the Effective Date, the individuals then acting as Prandium's directors (other than those designated to serve as directors of Reorganized Prandium) shall be deemed to have resigned.

          2.   Management Stock Option Plan

     Under the Plan, the Company will adopt the Prandium, Inc. 2002 Stock Incentive Plan (the "Stock Incentive Plan" or "Management Stock Option Plan") on the Effective Date. A copy of the Management Stock Option Plan, together with a list of the individuals to whom the Company intends to issue options, is attached to the Plan as Exhibit C. The Stock Incentive Plan is intended to assist the Company in attracting and retaining highly qualified employees and directors of the Company and its subsidiaries ("Eligible Persons") and to promote an identity of interests between the Eligible Persons and the stockholders of the Company. The Stock Incentive Plan permits the award of non-qualified and incentive stock options, restricted stock and other awards covering 555,556 (representing 10% of the Company's capital stock on a fully diluted basis), authorized but unissued shares or treasury shares of common stock, subject to adjustment to reflect events such as stock dividends, stock splits, recapitalizations, mergers, reorganizations or consolidations of or by the Company. In no event may the number of awards issued under the Stock Incentive Plan to an Eligible Person (as defined in the Stock Incentive Plan) during any fiscal year exceed 555,556 shares.

     Eighty percent of the Management Options to be issued under the Management Stock Option Plan will be issued on the Effective Date. The Board of Directors of Reorganized Prandium shall distribute the remaining 20% of the Management Options at its discretion.

     The Stock Incentive Plan will be administered by a committee of the Board of Directors. Subject to the terms and conditions of the Stock Incentive Plan, the committee has the authority to select the persons to whom grants are to be made (other than the initial grant), to designate the number of shares of common stock to be covered by such grants, to determine the exercise price of options, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Stock Incentive Plan.

     Under the Stock Incentive Plan, the committee is required to make an appropriate and proportionate adjustment in the number and kind of shares and the price per share upon the occurrence of any merger, reorganization, recapitalization or consolidation of the Company, sale of all or substantially all of the Company's assets, or a reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to the shares of common stock underlying awards under the Stock Incentive Plan. Unless otherwise determined by the committee, all options become fully vested and exercisable, and all restrictions on the vesting or exercisability of all restricted stock or other awards shall lapse, as of the date of a change in control.

     The exercise price of any incentive stock option may not be less than 100% of the fair market value of the common stock on the date of grant. The Stock Incentive Plan will permit the payment of the option exercise price to be made in cash, cash equivalents or notes acceptable to the committee, by means of any cashless exercise procedure approved by the committee by delivery of unrestricted shares of common stock which have been held by the optionee for at least six months valued at their fair market value on the date of exercise, or by any combination of the foregoing. The committee may permit the holder of any award under the Stock Incentive Plan to satisfy his or her tax withholding obligations by having the Company withhold all or a portion of any common stock that otherwise would be issued to such holder, valued at fair market value.

     The Stock Incentive Plan may be amended in whole or in part or otherwise modified, suspended or terminated by the Committee, subject to stockholder approval, if such approval is then desired or required by law, regulation or rule. Options granted under the Stock Incentive Plan are not transferable otherwise than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Internal Revenue Code of 1986, as amended), and may be exercised during the optionee's lifetime only by the optionee or, in the event of the optionee's legal disability, by the optionee's legal representative.

     Under the Stock Incentive Plan, the committee also may approve grants to Eligible Persons of restricted stock or other awards, subject to the terms and conditions set forth in the Stock Incentive Plan.

     As part of the Reorganization, the Company will grant options to purchase 444,445 shares of common stock under the Stock Incentive Plan (of the total 555,556 shares reserved under the Stock Incentive Plan), at an exercise price of $1.90 per share. Twenty-five percent of these options will vest upon issuance of the initial grant, and an additional 25% will vest each anniversary of the Effective Date commencing on the first anniversary of the Effective Date. These options will expire ten years from the date of grant.

          3.   New Charters

     The Reorganized Debtors' New Charters will become effective on the Effective Date. Copies of the New Charters will be included in the Plan Supplement, to be filed no later than five business days before the Confirmation Hearing.

          4.   Corporate Action

     On the Effective Date, under Section 303 of the Delaware General Corporation Law, all terms of the Plan may be put into effect and carried out without further action by the directors or stockholders of the Debtors or Reorganized Debtors, who shall be deemed to have unanimously approved the Plan and all agreements and transactions provided for or contemplated therein, including, without limitation: (i) the adoption of the Reorganized Debtors' Charters, (ii) the initial selection of directors and officers of the Reorganized Debtors, and (iii) the distribution of Cash and the issuance and distribution of New Prandium Common Stock and Management Options, (iv) entry into the New Financing, and (v) issuance of the New FRI-MRD Notes.

F.   Other Plan Provisions

          1.   Executory Contracts and Unexpired Leases (Article IX of the Plan)

     Attached to the Plan as Exhibit B is the Debtors' Assumed Contract List. On the Effective Date, the Reorganized Debtors shall assume all executory contracts and unexpired leases on that list.

     The Plan Supplement will include the Rejected Contracts List. On the Effective Date, the Debtors will reject the executory contracts and unexpired leases on that list. Any party to a contract or lease appearing on the Rejected Contracts List must file its Claim, if any, arising from the rejection, no later than the Rejection Damages Deadline (defined below).

     The Debtors may amend the Assumed Contract List and the Rejected Contracts List at any time before the Confirmation Hearing, but they may not amend the Assumed Contracts List so as to delete therefrom any contract marked with an asterisk (*). The contracts marked with an asterisk include the Debtors' agreements with the law firms retained by the Majority FRI-MRD Noteholder Representative and the Informal Committee.

     The Reorganized Debtors will assume any executory contract or unexpired lease not appearing on either the Assumed Contract or Rejected Contract List. As required by Section 365(b)(1) of the Bankruptcy Code, the Debtors shall cure all defaults under any executory contract and unexpired lease to be assumed. If the Assumed Contract List indicates a specific "Cure" amount with respect to a contract or lease, the payment of the amount so specified shall be conclusively deemed to cure defaults under that contract or lease, and no other payment or performance shall be required.

     If the other party to a contract or lease on the Assumed Contract List files, no later than the Rejected Damages Deadline (defined below), an objection disputing the Cure amount specified with respect to its contract or lease, or raising an objection to the proposed assumption, the Cure payment will occur following the entry of a Final Order by the Bankruptcy Court resolving the dispute and approving the assumption.

     The Rejection Damages Deadline will be the 45th day after the Confirmation Date (or any later date that the Bankruptcy Court may set). Any Claim arising from a rejected contract or lease not filed by the Rejection Damages Deadline shall be deemed waived and forever barred.

          2.   Compensation and Benefit Programs; Retiree Benefits

     All employment agreements, including the employment agreement of Mr. Kevin
S. Relyea, Prandium's President and Chief Executive Officer, and severance plans, practices, programs and policies of the Debtors constitute executory contracts that are assumed under Section 9.1 of the Plan, subject to the Debtors' rights under non-bankruptcy law to amend or terminate any of them. Please see the Company's Form 10-K attached hereto as Exhibit E for a detailed description of compensation of the Company's officers. The Debtors' obligation, if any, to pay "retiree benefits" as that term is defined in section 1114(a) of the Bankruptcy Code, shall continue subject to the Debtors' rights with respect thereto.

          3.   Indemnification Obligations

     The Debtors' obligations to indemnify its present and former directors, officers, or employees under its certificate of incorporation, by-laws, employee-indemnification policy, state law, or any agreement shall survive and be unaffected by the Plan's confirmation, regardless of whether the right to indemnification arose before or after the Petition Date.

          4.   Exculpation and Limitation of Liability

     The Plan provides a broad indemnity for certain participants who negotiated the terms of and solicited support for the Plan. To the extent legally permitted, neither the Reorganized Debtors, any Committee, the Secured Lender, the Majority FRI-MRD Noteholder Representative, the Informal Committee nor any of their respective present or former members, officers, directors, employees, advisors, attorneys, or agents (each, an "Indemnified Person") shall have or incur any liability to any holder of a Claim or an Interest or any other Person for any act or omission made in good faith in connection with, relating to, or arising out of, the chapter 11 cases, the solicitation of acceptances of the Plan, the pursuit of the Plan's confirmation or consummation, or the administration of the Plan or the property to be distributed under the Plan, unless the act or omission constituted gross negligence or willful misconduct. Each Indemnified Person shall be entitled to reasonably rely on the advice of counsel with respect to its duties and responsibilities under the Plan.

          5.   Dissolution of the Committees

     On the Effective Date, the duties of all Committees shall terminate, except with respect to any pending appeal of an order entered in the chapter 11 cases and the prosecution of Professional Fee Claims.

          6.   Vesting and Liens

     On the Effective Date, the assets and estates of the Debtors will vest in the Reorganized Debtors free and clear of all claims, security interests, liens and equity interests, except as provided in the Plan. Thereafter, the Reorganized Debtors may operate their business and may use, acquire and dispose of property free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, subject to the terms and conditions of the Plan.

          7.   Retention of Jurisdiction

     The Bankruptcy Court will retain jurisdiction over the chapter 11 cases to the fullest extent permitted by law, except that the Bankruptcy Court will not retain jurisdiction over the New Financing.

          8.   Modification/Revocation of Plan

     The Debtors reserve the right to modify the Plan either before or after the Confirmation Date to the fullest extent permitted under Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019. The Debtors may withdraw the Plan at any time before the Effective Date.

          9.   Waiver of  Actions

     As of and subject to the occurrence of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their Estates, will waive and release any claim under Sections 510, 542, 544, 545, 547, 548, 549, 550, 551 or 553 of the Bankruptcy Code that any of them may have against any Person, other than a Person asserting a Disputed Claim. The Debtors have reviewed their books and records and do not believe that they have any material avoidance causes of action that could be brought to benefit the Estates, and, therefore, have decided to waive and release any such causes of action, other than against a Person asserting a Disputed Claim, to facilitate a prompt and consensual restructuring and to alleviate concerns of vendors and other trade creditors that they may be subject to such actions. In addition, under the Bankruptcy Code, any transferee who has a transfer avoided is entitled to a Claim against the debtor's estates in the avoided amount. Therefore, the Debtors believe that this waiver and release is especially appropriate as the Plan contemplates paying unsecured creditors in full, thereby eliminating any benefit to the Estates in pursuing avoidance actions.

              VII. CERTAIN FACTORS AND RISKS AFFECTING THE COMPANY

A.   Certain Bankruptcy Law Considerations and Risks

          1.   Failure to Satisfy Vote Requirement

     If the Plan receives votes in number and representing claims in amount sufficient to enable the Bankruptcy Court to confirm the Plan, Prandium and FRI-MRD intend to file voluntary petitions for reorganization under chapter 11 and to seek, as promptly as practicable thereafter, the Plan's confirmation. If the Plan does not receive sufficient votes for confirmation, then Prandium and FRI-MRD may nevertheless file petitions for relief under chapter 11 of the Bankruptcy Code. In that event, the Company may seek to confirm a plan providing for an alternative restructuring of its capitalization and obligations. The Company cannot assure you that a restructuring, other than as proposed in the Plan, would be successful or that its terms would be as favorable as the Plan's terms.

          2.   Risk of Non-Confirmation of the Plan

     The Company believes that its use of this Offering Memorandum and Disclosure Statement to solicit votes on the Plan complies with all applicable laws regarding the adequacy of disclosure and that the Plan satisfies all requirements necessary for confirmation. It is possible, however, that the Bankruptcy Court will not reach the same conclusions. If not, the Company will have to revise this Offering Memorandum and Disclosure Statement, submit the revision to the Bankruptcy Court for approval, and resolicit votes on the Plan. If the Bankruptcy Court concludes that the Plan is not confirmable, the Company may have to modify it or propose a new plan. Any modifications may require a resolicitation of votes.

          3.   Nonconsensual Confirmation

     Under Section 1129(b) of the Bankruptcy Code, a Bankruptcy Court may confirm a reorganization plan even if an impaired class of claims or equity interests rejects (or is deemed to vote to reject) it, so long as (among other factors) at least one impaired class accepts the plan (without counting the vote of any "insider" of the debtor) and the Bankruptcy Court determines that the plan "does not discriminate unfairly" and is "fair and equitable" with respect to each dissenting impaired class. See Section IX.B.3, "CONFIRMATION OF THE PLAN
- Requirements for Confirmation of the Plan - Nonconsensual Confirmation." Although the Company believes that the Plan satisfies these requirements and will request that the Bankruptcy Court confirm the Plan under that section, it is possible that the Bankruptcy Court will decline to do so.

          4.   Risk of Non-Occurrence of the Effective Date

     The Plan provides that its Effective Date may occur as soon as eleven days after the Confirmation Date, but there can be no assurance as to this timing. If the conditions precedent to the Effective Date have not been satisfied or waived by July 30, 2002 (or any later date agreed to in writing by the Debtors, the Informal Committee and the Majority FRI-MRD Noteholder Representative), the Bankruptcy Court may vacate the Confirmation Order. In that event, the Plan would be deemed null and void, and the Debtors may propose and solicit votes on an alternative plan of reorganization that may not be as favorable to parties in interest as the Plan.

         5.    Failure to Consummate Hamlet Sale

     The Projections contemplate the consummation of the Hamlet Sale by June 30, 2002 and the corresponding prepayment of the New FRI-MRD Notes at a discount. There can be no assurance that the Hamlet Sale will be successfully completed. If the Hamlet Sale is not completed there can be no assurances that the Debtors will be able to pay or refinance the New FRI-MRD Notes at maturity.

          6.   Effect of Chapter 11 Cases on the Business

     The Company's commencement of the contemplated chapter 11 cases may adversely affect its business. These adverse effects may worsen if the chapter 11 cases are prolonged.

     Commencement of bankruptcy proceedings, even if only to confirm the Plan, could adversely affect the relationship between the Company and its employees, customers and suppliers. This, in turn, could impair the Company's ability to confirm the Plan.

     Although the Company intends to prosecute the chapter 11 cases vigorously and to seek the Plan's prompt confirmation, the length of any bankruptcy case is subject to numerous factors, many beyond the Company's control. Thus, the conclusion of the chapter 11 cases may be delayed for reasons beyond the Company's control.

B.   Factors and Risks Affecting the Reorganized Debtors

          1.   Inherent Uncertainty of Financial Projections

     The business plan in Exhibit B attached hereto includes Projections covering the Company's operations through fiscal year 2005 These Projections are based on assumptions that are an integral part of the Projections, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors' operating subsidiaries, industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Reorganized Debtors and some or all of which may not materialize. In particular, the September 11, 2001 terrorist attacks in New York and Washington, D.C. may effect the national economic environment in ways that cannot be predicted.

     In addition, unanticipated events and circumstances occurring after the date hereof may affect the actual financial results of the Reorganized Debtors' operations. These variations may be material and may adversely affect the Reorganized Debtors ability to make payments with respect to their indebtedness. Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, perhaps significantly, the Projections should not be relied upon as a guaranty or other assurance of the actual results that will occur.

          2.   History of Losses.

     For the years ended December 30, 2001, December 31, 2000, December 26, 1999, and December 27, 1998, the Company recorded net operating losses. Although the consummation of the restructuring under the Plan will eliminate significant interest costs in the future, the Debtors' return to profitability also depends on the implementation and success of strategic initiatives to improve operations. Although the Projections forecast profitability based on the Company's business plan, there can be no assurance that these strategies will be successful or that the Company will achieve profitable operations in the future.

          3.   Dividends

     The Company does not anticipate that any dividends will be paid with respect to the New Prandium Common Stock.

          4.   Potential Dilution of New Prandium Common Stock

     If the options issued under the Management Stock Option Plan are exercised, the new shares issued will dilute the positions of holders of New Prandium Common Stock.

          5.   Access to Financing

     The Company believes that the recapitalization accomplished under the Plan will facilitate the Company's ability to obtain additional or replacement working capital financing. No assurance can be given, however, that any additional replacement financing will be available on terms that are favorable or acceptable to the Reorganized Debtors. Moreover, there can be no assurance that the Reorganized Debtors will be able to obtain an acceptable credit facility upon expiration of the New Financing.

          6.   Competition

     The restaurant business is highly competitive and is affected by changes in the public's eating habits and preferences, population trends and traffic patterns and local and national economic conditions affecting consumer spending habits. The Company's Chi-Chi's restaurants have encountered increased competition in recent years, as an increasing number of restaurants throughout the nation have begun to offer Mexican fare. Koo Koo Roo restaurants participate in the quick-service segment which is highly competitive. Many of the Company's competitors are very large, multi-national corporations that may have better access to working capital.

          7.   Payment of New FRI-MRD Notes at Maturity

     Based on the Projections, the Company anticipates the ability to refinance the obligations under the New FRI-MRD Notes on the maturity date. There can be no assurance, however, that the Reorganized Debtors will be able to obtain such financing.

          8.   Reliance on Key Personnel

     The Debtors' success and future prospects depend upon the continued contributions of their senior management, including Kevin Relyea, Prandium's Chairman, President and Chief Executive Officer. There can be no assurance that the Reorganized Debtors would be able to find qualified replacements for these individuals if their services were no longer available. The loss of services of one or more members of the senior management team could have a material adverse effect on the Reorganized Debtors' business, financial condition, and results of operations.

                          VIII. HOW TO VOTE ON THE PLAN

     If you have any questions about the voting procedures for voting your Claim or the packet of material you received, please contact the Voting Agent:

                           Innisfree M&A Incorporated
                               Re: Prandium, Inc.
                                501 Madison Ave.
                               New York, NY 10022
                                  (212)750-5833

     If you believe that you received the wrong Ballot or if you wish to obtain an additional copy of this Offering Memorandum and Disclosure Statement, please contact the Voting Agent.

A.   Classes Impaired Under the Plan; (S)1126(e)

     Classes 4, 5, and 8 are impaired under, and entitled to vote on, the Plan. Classes 10 and 11 are also impaired under the Plan, but because these classes will not receive any distributions under the Plan, they are deemed to reject the Plan under Bankruptcy Code section 1126(g), and their votes will not be solicited.

     A vote may be disregarded if the Bankruptcy Court determines, under section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

B.   Voting Procedures

     The record date for determining which holders of securities of the Company are entitled to vote on the Plan is March 28, 2002. The indenture trustees or agents, as the case may be, for the Company's securities will not vote on behalf of the holders of these securities. Holders must submit their own Ballots in accordance with these procedures and the instructions accompanying the Ballot. Please review the Ballot carefully before you vote. If you hold securities in more than one Class entitled to vote, you will receive a Ballot in each Class.

              1. Beneficial Owners

     Any beneficial owner holding the Company's securities as record holder in its own name should vote on the Plan by completing and signing the enclosed Ballot and returning it directly to the Voting Agent by the Voting Deadline, using the enclosed, self-addressed, stamped envelope. If no return envelope has been enclosed for this purpose, contact the Voting Agent for instructions.

     Any beneficial owner holding the Company's securities in "street name" through a brokerage firm, bank, trust company, or other nominee should vote on the Plan through its nominee by following these instructions:

     Review and complete the Ballot, and then sign the Ballot (unless the Ballot has already been signed or "prevalidated" by your nominee).

     Return the Ballot in the enclosed pre-addressed, postage-paid envelope (if the enclosed return envelope is addressed to your nominee, make sure that your nominee receives it in time to process your vote and deliver it to the Voting Agent by the Voting Deadline). If no return envelope has been enclosed for this purpose, contact the Voting Agent for instructions.

     Any Ballot returned to a nominee by a beneficial owner will not be counted unless the nominee properly completes and delivers to the Voting Agent a master ballot that reflects the vote of the beneficial owner.

     Any beneficial owner that owns securities through more than one broker, bank, or other nominee may receive multiple mailings containing Ballots. Such a beneficial owner should execute a separate Ballot for each block of our securities that it holds through any particular nominee and return each Ballot to the respective nominee in the return envelope addressed to that nominee.

     Owners of securities must vote all their securities either to accept or to reject the Plan and may not split their vote.

     Beneficial owners who execute multiple Ballots with respect to any Class of securities held through more than one nominee must indicate on each Ballot the names of ALL other nominees and the additional amounts of securities so held and voted.

         2. Instructions to Brokerage Firms, Banks, and Other Nominees

     An entity (other than a beneficial owner) who is a registered holder of our securities (or an agent of that entity) should immediately distribute a copy of this Offering Memorandum and Disclosure Statement and accompanying materials, the Ballot, and a self-addressed return envelope to each beneficial owner for whom it holds our securities.

     To transmit the votes of beneficial owners of our securities, the nominee may either:

     (a) deliver the beneficial owner Ballot and this Offering Memorandum and Disclosure Statement and accompanying materials to each beneficial owner for which it holds securities and take any action required to enable each beneficial owner to (i) complete and execute the beneficial owner Ballot and (ii) return the completed, executed Ballot to the nominee in sufficient time to enable it to complete the master ballot and deliver it to the voting agent by the Voting Deadline;

     or

     (b) prevalidate the beneficial owner Ballot (by signing that Ballot and by indicating on the Ballot the record holder of the securities voted, the principal amount of securities, and the appropriate account numbers through which the beneficial owner's holdings are derived) and then forward the Ballot, this Offering Memorandum and Disclosure Statement, and accompanying materials to the beneficial owner of the securities for voting so that the beneficial owner may return the completed Ballot directly to the Voting Agent in the enclosed return envelope.

     For beneficial Ballots returned to a nominee, the nominee must (i) complete the master ballot to reflect the voting instructions given to it in the beneficial owner Ballots, (ii) forward the master ballots to the Voting Agent, and (iii) retain the beneficial owner Ballots and related information in its records for one year after the Voting Deadline. A proxy intermediary acting on behalf of a nominee or beneficial owner brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of that party.

     If a nominee is both the registered or record holder and the beneficial owner of securities and wishes to vote them, it may return either a beneficial owner Ballot or a master ballot.

         3. Instructions for Fiduciaries and Other Representatives

     A trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person who signs a Ballot in a fiduciary or representative capacity should indicate its capacity when signing and, unless otherwise determined by the Company, submit proper evidence satisfactory to the Company of authority to do so. Authorized signatories should submit separate Ballots for each beneficial owner for whom they are voting.

         4. Voting Procedures Applicable to Beneficial Owners, Nominees, and Authorized Signatories

     Unless the Voting Agent receives a properly completed Ballot or master ballot by on or before the Voting Deadline, your vote will not count. We may, in our sole discretion, reject any late Ballot as invalid and decline to count it as an acceptance or rejection of the Plan.

     If the Voting Agent receives more than one timely, properly completed Ballot or master ballot voting the same block of securities, only the Ballot or master ballot that bears the latest date will count.

     The enclosed Ballot is not a letter of transmittal. Do not surrender certificates representing your securities at this time.

         IX. CONFIRMATION AND EFFECTIVENESS OF THE PLAN

A.   Confirmation Hearing

     The Company will request that the Bankruptcy Court schedule a confirmation hearing as promptly as practicable after it commences the chapter 11 cases. The Company will provide notice of the confirmation hearing to all known creditors and equity holders or their representatives. Under section 1128(b) of the Bankruptcy Code, any party in interest may object to the Plan's confirmation, and the notice of the confirmation hearing will include information as to the deadline and procedure for objecting. The Bankruptcy Court may adjourn the confirmation hearing from time to time without further notice except for an announcement of the adjourned date at the confirmation hearing.

B.    Requirements for Confirmation of the Plan

     At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the confirmation requirements specified in section 1129 of the Bankruptcy Code. That section includes numerous technical requirements that, we believe, the Plan satisfies in full. The following discusses three of those requirements: whether the Plan satisfies the "best interests test," whether the Plan is "feasible," and whether the Bankruptcy Court may confirm the Plan notwithstanding the fact that Classes 10 (Prandium 10-7/8% Senior Subordinated Discount Note Claims) and 11 (Old Prandium Common Stock) are deemed to reject it.

         1. Best Interests Test

     Section 1129(a)(7) of the Bankruptcy Code requires that the Bankruptcy Court find that each entity who rejects (or is deemed to reject) the Plan will receive property with a value, as of the Effective Date, that is not less than the amount that it would receive if the Company was liquidated under chapter 7 of the Bankruptcy Code on that date. This requirement is known as the "best interests of creditors" test.

     In a chapter 7 case, a bankruptcy trustee would sell our assets to generate cash. In general, the net proceeds of assets encumbered by valid security interests would be paid to the creditors holding those security interests. The remaining proceeds would be applied to the administrative expenses of the liquidation, including the trustee's fees and the fees of his or her professionals, and then to certain statutory priority claims, including certain employee and tax claims. Proceeds remaining after the satisfaction of these claims would be available for distribution to unsecured creditors.

     The Company believes that in a chapter 7 liquidation, holders of claims against and interest in Prandium would receive no distributions under the Plan and that holders of claims against FRI-MRD would receive less than their anticipated recovery under the Plan. Specifically, in a chapter 7 liquidation all assets of FRI-MRD would be sold. Holders of FRI-MRD 14% Senior Secured Discount Notes would be entitled to the proceeds of the sale of the stock of Hamlet because they have a valid security interest in the stock. The Debtors do not believe that the sale of Hamlet would generate enough cash to satisfy in full the FRI-MRD 14% Senior Secured Discount Note Claims. Thereafter any proceeds of other asset sales would be paid to holders of administrative expenses and priority claims, and any remaining assets would be distributed among the holders of FRI-MRD notes and general unsecured claims, on a pro rata basis. The Company is not aware of any general unsecured claims at the FRI-MRD level. Therefore, all proceeds would be distributed pro rata between holders of FRI-MRD 14% Senior Secured Discount Note Claims and FRI-MRD 15% Senior Discount Note Claims. The Company does not believe that there would be sufficient assets to satisfy these claims in full. As Prandium is a holding company whose primary asset is the stock of FRI-MRD, the Debtors do not believe that there would be any material assets to be distributed to holders of claims against or interest in Prandium.

     Our financial advisor, Crossroads LLC, prepared a liquidation analysis based on financial information and assumptions provided by the Company, which is attached hereto as Exhibit D, together with a summary of its underlying assumptions. The Liquidation Analysis presented as Exhibit D is based upon the estimated value of the Debtors' assets as of December 30, 2001.

These values have not been subject to any review, compilation or audit by an independent accounting firm.

         2. Feasibility

     Section 1129(a)(11) of the Bankruptcy Code requires that the Court determine that confirmation is not likely to be followed by the liquidation or the need for the Company's further financial reorganization. This is the so-called "feasibility" test.

     To satisfy the feasibility test, the debtor must demonstrate that it will have enough cash on hand on the plan's effective date to satisfy all cash obligations under the plan. Next, the debtor must demonstrate that it will be able to maintain its operations on a going forward basis.

     We have prepared Projections of the Reorganized Debtors' operations through 2005. These Projections are attached hereto as Exhibit B, along with a discussion of their underlying assumptions. The Projections indicate that during the projected period, the Reorganized Debtors will be able to meet all of their cash obligations under the Plan through cash on hand, asset sales, the operation of its subsidiaries and availability under the New Financing and that it should be able to maintain operations on a going-forward basis.

     Based on the Projections, the Company believes that the Plan is feasible. Please see VII.B.1. "Factors and Risks Affecting the Reorganized Debtors - Inherent Uncertainty of Financial Projections."

         3. Nonconsensual Confirmation

     A Bankruptcy Court may confirm a plan, even if it is not accepted by all impaired classes of claims and interests, if, among other things, the plan "does not discriminate unfairly" and is "fair and equitable" as to each class that has rejected, or is deemed to have rejected the plan.

     Under the Company's Plan, Class 10 (Prandium 10-7/8% Senior Subordinated Discount Note Claims) and Class 11 (Old Prandium Common Stock) will receive no distribution and are therefore deemed to reject the Plan. Accordingly, the Bankruptcy Court must find that the Plan does not discriminate unfairly and is fair and equitable with respect to Classes 10 and 11.

     Generally, a plan does not discriminate unfairly within the meaning of the Bankruptcy Code if the respecting class is treated equally with respect to other classes of equal rank. Because there is no class of equal rank with Class 11 (Old Prandium Common Stock), the Plan does not discriminate unfairly against Class 11. In addition, a plan does not discriminate unfairly against a class of subordinated debt if the senior debt is not paid in full as the senior debt is entitled to be paid in full prior to any distribution to subordinated debt. Here, as set forth below, the senior debt (Prandium 9-3/4% Senior Notes) will not be paid in full, and, therefore, the Plan does not discriminate unfairly against Class 10 (Prandium 10-7/8% Senior Subordinated Discount Notes).

     Under Section 1129(b)(2)(B) of the Bankruptcy Code, a plan is fair and equitable as to a class of unsecured claims if either (i) each holder of an impaired unsecured claim receives or retains under the plan property of a value, as of the effective date of the plan, equal to the amount of its allowed claims or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan. The Plan satisfies clause (ii) of section 1129(b)(2)(B) with respect to Class 10, because no class junior to Class 10 will receive any property under the Plan.

     A different fair and equitable standard is applied to holders of equity interests. Under section 1129(b)(2)(C) of the Bankruptcy Code, a plan is fair and equitable as to a class of equity interests that rejects the plan, if the plan provides (i) that each holder of an interest in the class will receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which the holder is entitled, any fixed redemption price to which the holder is entitled, or the value of the interest, or (ii) that no holder of an interest that is junior to the interest of the rejecting class will receive or retain under the plan any property on account of its junior interest. The Plan satisfies clause (ii) of section 1129(b)(2)(C), because there is no class junior to Class 11. It follows that no interest junior to Old Prandium Common Stock in Class 11 will receive any property under the Plan.

     Finally, under the "fair-and-equitable" requirement, the Court must find that no Class will be paid more than in full. Under the Plan, the Company will pay all Claims that are receiving distributions under the Plan in full in cash, except for Classes 4, 5 and 8. Classes 4 (FRI-MRD 14% Senior Secured Discount Note Claims) and 5 (FRI-MRD 15% Senior Discount Note Claims) are subject to a cash prepayment discount of 133.33% on the principal amount of their claims. Accordingly, those Classes will receive less than payment in full.

     Class 8 (Prandium 9-3/4% Senior Note Claims) will receive 100% of the equity of Reorganized Prandium (subject to dilution). To determine whether Class 8 is being paid more than in full, it is necessary to calculate the value of the Reorganized Company, assuming that the Plan has been confirmed ("Reorganization Value").

     Our financial advisor, Crossroads LLC, has prepared an analysis of the Reorganized Company's Reorganization Value based on financial information and assumptions provided by the Company. In addition to the Company's Projections of the Reorganized Debtors' operations through 2005, data was required for 2006 to complete the valuation. Sales for 2006 reflect 1.5% real growth for Chi-Chi's, 1.0% real growth for Koo Koo Roo and no growth for other restaurants. No new restaurants or divestments were assumed in 2006. Fixed costs were held flat to 2005 assuming that any inflation would be covered by a price increase. Variable costs as a percent of sales equal those in 2005. Field supervision and G&A expenses were also held at 2005 levels. Without new unit growth, capital expenditures reflect normal maintenance levels of capital and minor stay-in business remodels. A 1% growth rate was applied to the 2006 unlevered free cash flow to reflect the perpetuity of cash flows beyond 2006.

     The valuation analysis is attached hereto as Exhibit C, along with a discussion of the underlying assumptions and certain cautions and other factors that should be considered in reviewing it. The analysis concludes that, after the Plan's confirmation and consummation, the Reorganized Debtor will have a Reorganization Value, using the mid-point of the valuation range, of $9 million.

     The principal amount currently outstanding under the Prandium 9-3/4% Senior Notes is approximately $103.5 million, which is far more than the Reorganized Company's estimated Reorganization Value. Based on that analysis, the Company believes that the Plan pays neither Class 8 nor any other Class more than in full, and that the Plan is therefore fair and equitable to Classes 10 and 11.

C.   Effectiveness of the Plan

          1.  Conditions Precedent to Effectiveness and Consummation of the Plan

     The occurrence of the Effective Date is subject to the satisfaction or waiver of several conditions precedent set forth in Section 10.1 of the Plan.

          2.  Waiver of Conditions

     The Debtors, the Informal Committee and the Majority FRI-MRD Noteholder Representative may waive, in whole or in part, any of the conditions in Section
10.1 of the Plan, without notice to parties in interest or the Bankruptcy Court and without a hearing. Unless waived, the failure to satisfy any condition to the Effective Date will preclude the Effective Date's occurrence, regardless of the circumstances giving rise thereto (including any action or inaction by the Debtors). The waiver of a condition to Confirmation or to the Effective Date shall not constitute or be deemed a waiver of any other condition.

          3.  Effect of Failure of Conditions

     If one or more of the conditions specified in Section 10.1 of the Plan have not occurred on or before July 30, 2002 (or any later date agreed to in writing by the Debtors, the Informal Committee and the Majority FRI-MRD Noteholder Representative), the Confirmation Order shall be vacated and the Plan will be null and void.

          4.  Effect of Confirmation

     If the Plan is confirmed and becomes effective, its terms will be binding on all creditors and equity interest holders, including those who voted to reject the Plan or did not vote. All of the Company's obligations arising before the effective date of the Plan will be discharged, to be replaced by the obligations under the Plan. Creditors asserting prepetition claims against the Company will be enjoined from taking any action to enforce or collect those claims, and may only assert the claims and exercise the rights provided in the Plan. Holders of the Old Prandium Common Stock will be enjoined from taking any action to enforce rights relating to the Old Prandium Common Stock.

                       X. ALTERNATIVES TO CONFIRMATION AND
                            CONSUMMATION OF THE PLAN

     If the Plan is not confirmed and consummated, the alternatives to the Plan include (i) liquidation of the Company under chapter 7 of the Bankruptcy Code and (ii) an alternative plan of reorganization.

A.   Liquidation Under Chapter 7

     If no plan can be confirmed, the chapter 11 Debtors' cases may be converted to cases under chapter 7 of the Bankruptcy Code, in which case a trustee would be elected to liquidate the assets of the Company for distribution in accordance with the priorities established by the Bankruptcy Code.

     The Company believes that liquidation under chapter 7 would result in (i) smaller distributions being made to creditors of FRI-MRD than those being provided for in the Plan because of (a) the likelihood that the Company's assets would have to be sold or otherwise disposed of in a less orderly fashion over a shorter period of time, (b) additional administrative expenses involved in the appointment of a trustee, and (c) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of the Company's operations, and (ii) no distributions being made to holders of claims against, and interest in, Prandium. A liquidation analysis is attached hereto as Exhibit D.

B.   Alternative Plan of Reorganization

     If the Plan is not confirmed, the Debtors (or if the Debtors' exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Company's business or an orderly liquidation of its assets. The Company has explored various alternatives in connection with the formulation and development of the Plan described herein. The Company believes that the Plan enables creditors to realize the most value under the circumstances. In a liquidation under chapter 11, the Company's assets would be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, possibly resulting in somewhat greater, but indeterminate, recoveries than would be obtained in chapter 7. For that and other reasons, a liquidation under chapter 11 may be preferable to a chapter 7 liquidation. The Company believes that any liquidation under chapter 11 is a much less attractive alternative to creditors than the Plan because of the greater return provided by the Plan.

             XI. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

A.   General

     The following is a summary of certain Federal income tax consequences of the transactions proposed in the Plan for holders of claims who are entitled to vote to accept or reject the Plan, and for Prandium and FRI-MRD. This summary is provided for informational purposes only, is not intended to be a substitute for the receipt of tax advice, and is based upon existing Federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of Federal income taxation which may be important to particular holders of claims in light of their specific circumstances (e.g.
                                                                       ---
financial institutions, insurance companies, broker-dealers, tax-exempt organizations, partnerships, and foreign persons) or to persons that hold their FRI-MRD 14% Senior Secured Discount Notes, FRI-MRD 15% Senior Discount Notes, and Prandium 9-3/4% Senior Notes, or will hold their New FRI-MRD Notes and New Prandium Common Stock, as part of a straddle, hedge, conversion, or constructive sale transaction for Federal income tax purposes or that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. This summary assumes that holders have held their FRI-MRD 14% Senior Secured Discount Notes, FRI-MRD 15% Senior Discount Notes, and Prandium 9-3/4% Senior Notes and will hold their New FRI-MRD Notes and New Prandium Common Stock, as "capital" assets (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the "Code"). In addition, this summary assumes that holders of FRI-MRD 14% Senior Secured Discount Notes and FRI-MRD 15% Senior Discount Notes will not have, or be deemed to have, a continuing, direct or indirect, equity interest in FRI-MRD after the Effective Date, taking into account the attribution and constructive ownership rules under the Code. This summary furthermore does not address the Federal income tax consequences to holders of claims who are not entitled to vote. In addition, a substantial amount of time may elapse between the date of this Disclosure Statement and the receipt of a final distribution under the Plan. Developments of law subsequent to the date of this Disclosure Statement, such as additional tax legislation, court decisions, or administrative changes, could affect the Federal income tax consequences of the Plan and the transactions contemplated there under. No ruling will be sought from the Internal Revenue Service with respect to any of the tax aspects of the Plan and no opinion of counsel has been obtained by Prandium and FRI-MRD in respect thereof. The tax consequences to any particular investor may be uncertain and may vary depending on a holder's individual circumstances. Accordingly, each holder of a claim is urged to consult his tax advisor regarding the (i) Federal, state, local, and foreign income and (ii) other tax consequences of the Plan to such holder.

B.   Certain Federal Income Tax Consequences to Holders of Claims

          1.   General

               (a) Classification of the FRI-MRD 15% Senior Discount Notes, Prandium 9-3/4% Senior Notes, and New-FRI MRD Notes as "Securities" for Federal Income Tax Purposes. The qualification of the exchange of the FRI-MRD 15% Senior Discount Notes (and the FRI-MRD 14% Senior Secured Discount Notes but only in the case of a holder of (b)FRI-MRD 15% Senior Discount Notes who also holds the FRI-MRD 14% Senior Secured Discount Notes) for New FRI-MRD Notes and cash as a tax-free, or partially tax-free, "recapitalization" for Federal income tax purposes depends upon whether, inter alia, the FRI-MRD 15% Senior Discount Notes (and the FRI-MRD 14% Senior Secured Discount Notes but only in the case of a holder of FRI-MRD 15% Senior Discount Notes who also holds the FRI-MRD 14% Senior Discount Secured Notes) and the New FRI-MRD Notes constitute "securities" for Federal income tax purposes. Whether the FRI-MRD 15% Senior Discount Notes, the FRI-MRD 14% Senior Secured Discount Notes, and the New FRI-MRD Notes constitute "securities" is a fact intensive inquiry under applicable case law principles and, accordingly, remains substantially uncertain. In light of the similarity of the terms, and facts and circumstances related to the issuance of the FRI-MRD 15% Senior Discount Notes and the FRI-MRD 14% Senior Secured Discount Notes, however, FRI-MRD believes, and the following discussion assumes, that either both, or neither, of the FRI-MRD 15% Senior Discount Notes and the FRI-MRD 14% Senior Secured Discount Notes are classified as "securities" for Federal income tax purposes.

     Similarly, the qualification of the exchange of the Prandium 9-3/4% Senior Notes for New Prandium Common Stock as a tax-free "recapitalization" for Federal income tax purposes depends upon whether, under the facts and circumstances test under applicable case law principles, the Prandium 9-3/4% Senior Notes constitute "securities" for Federal income tax purposes. The Company believes, and the following discussion assumes, that the Prandium 9-3/4% Senior Notes are classified as "securities" for Federal income tax purposes.

     When addressing the question as to whether a debt instrument constitutes a "security" for Federal income tax purposes, the courts have often focused on the maturity date of the instrument. Generally, debt instruments with terms of less than five years have been held not to be securities, but debt instruments with terms of ten years or more have been held to be securities. Courts have also used a "continuity-of-creditor" approach and have held that the maturity date of a debt instrument alone is not decisive and the overall nature of the debt instrument must be considered, including the degree of participation and continuing interest in the affairs of the business, the extent of the proprietary interest of the instrument in the corporate assets, and the purposes underlying the advances made.

               (b) Maturity and Issue Price of New FRI-MRD Notes as Determined for Federal Income Tax Purposes. Under the alternative payment schedule rules that determine the "maturity" of a debt instrument subject to the original issue discount provisions of the Code, the issuer of a debt instrument will be deemed to exercise a prepayment option in the manner that minimizes the yield on the debt instrument. If a prepayment option is deemed exercised by the issuer under these rules, the maturity date of such instrument, in turn, will be deemed to be the exercise date of the prepayment option and the principal amount due on such date will be deemed to be the principal amount of the note (provided that the rate of stated interest on the note exceeds the "applicable Federal rate"). In the case of the New FRI-MRD Notes, the yield on the notes will be minimized if FRI-MRD exercises its prepayment option on December 31, 2002. Accordingly, for Federal income tax purposes, FRI-MRD believes, and the following disclosure assumes, that the New FRI-MRD Notes should (i) be deemed to mature on December 31, 2002, (ii) be deemed to have a principal amount equal to the amount of cash required to be paid on December 31, 2002, to satisfy in full the stated principal amount of the New FRI-MRD Notes, and (iii) under the original issue discount rules applicable to debt instruments issued for property, have an issue price equal to such deemed principal amount.

          2. Holders of FRI-MRD 14% Senior Secured Discount Notes (Class 4)

     A holder of a FRI-MRD 14% Senior Secured Discount Note who does not own any FRI-MRD 15% Senior Discount Notes will recognize gain or loss upon the exchange of the FRI-MRD 14% Senior Secured Discount Note for cash in an amount equal to the difference between the cash received (other than any cash attributable to accrued but unpaid interest on the FRI-MRD 14% Senior Secured Discount Note) and the holder's adjusted tax basis in such FRI-MRD 14% Senior Secured Discount Note. Any gain or loss will be capital gain (except to the extent of any such gain attributable to accrued but unrecognized market discount on the FRI-MRD 14% Senior Secured Discount Notes) and will be long-term if the FRI-MRD 14% Senior Secured Discount Notes have been held for more than one year as determined on the Effective Date. The deductibility of capital loss may be subject to limitations for Federal income tax purposes.

     In the case of holders who hold both FRI-MRD 14% Senior Secured Discount Notes and FRI-MRD 15% Senior Discount Notes, see Paragraph 3(c) and (d) immediately below.

          3.   Holders of FRI-MRD 15% Senior Discount Notes (Class 5)

               (a) Exchange of the FRI-MRD 15% Senior Discount Notes for New FRI-MRD Notes and cash by a Holder who Holds Solely FRI-MRD 15% Senior Discount Notes - Partially Tax-Free Recapitalization Treatment. If the FRI-MRD 15% Senior Discount Notes and the New FRI-MRD Notes are classified as "securities" for Federal income tax purposes and the holder of FRI-MRD 15% Senior Discount Notes does not also hold FRI-MRD 14% Senior Secured Discount Notes, then the exchange of the FRI-MRD 15% Senior Discount Notes for New FRI-MRD Notes and cash should qualify as a partially tax-free recapitalization. Under this treatment and subject to the discussion below, a holder of the FRI-MRD 15% Senior Discount Notes will generally:

                    (i) not recognize loss, but will recognize gain, if any, as a result of the exchange in an amount equal to the lesser of the amount of
     (x) gain "realized" (i.e., the excess of (A) cash plus the principal amount
                          ---
     of the New FRI-MRD Notes received in the exchange (other than any amount of such consideration attributable to accrued but unpaid interest on the FRI-MRD 15% Senior Discount Notes) over (B) the adjusted tax basis in the FRI-MRD 15% Senior Discount Notes surrendered in exchange therefor or (y) the amount of cash received (reduced by any amount attributable to accrued but unpaid interest on the FRI-MRD 15% Senior Discount Notes);

                    (ii) have a tax basis in the New FRI-MRD Notes received equal to the adjusted tax basis of the FRI-MRD 15% Senior Discount Notes surrendered in exchange therefor, decreased by cash received (other than any amount of the cash attributable to accrued but unpaid interest on the FRI-MRD 15% Senior Discount Notes) and increased by the amount of gain, if any, recognized on the exchange and the principal amount of any portion of the New FRI-MRD Notes attributable to accrued but unpaid interest on the Senior Notes; and

                    (iii) have a holding period for the New FRI-MRD Notes that includes the holding period of the FRI-MRD 15% Senior Discount Notes (other than in the case of any portion of the New FRI-MRD Notes attributable to accrued but unpaid interest on the FRI-MRD 15% Senior Discount Notes, which holding period will commence with the Effective Date).

     Except to the extent of the portion of gain attributable to any accrued but unrecognized market discount on the FRI-MRD 15% Senior Discount Notes, any such gain recognized by a holder will be capital gain, and will be long-term if the FRI-MRD 15% Senior Discount Notes have been held for more than one year as determined on the Effective Date. Any remaining accrued but unrecognized market discount on the FRI-MRD 15% Senior Discount Notes will carryover to the New FRI-MRD Notes. Any portion of the New FRI-MRD Notes and cash received in the exchange that is attributable to accrued but unrecognized interest on the FRI-MRD 15% Senior Discount Notes will be subject to tax as ordinary interest income.

               (b) Alternative Tax Treatment to the Exchange Described in Paragraph (a) Above - Taxable Exchange Treatment. If the exchange of the FRI-MRD 15% Senior Discount Notes for the New FRI-MRD Notes and cash by a holder who does not hold any FRI-MRD 14% Senior Discount Notes is treated as a fully taxable exchange, then such holder will recognize gain or loss, for Federal income tax purposes, in an amount equal to the difference between (x) the principal amount of the New FRI-MRD Notes plus cash received in the exchange (other than the amount of such consideration attributable to accrued but unpaid interest on the FRI-MRD 15% Senior Discount Notes) and (y) the adjusted tax basis of the FRI-MRD 15% Senior Discount Notes surrendered in exchange therefor. Any gain or loss will be capital gain (except to the extent of any such gain attributable to accrued but unrecognized market discount on the FRI-MRD 15% Senior Discount Notes) or loss, and will be long-term if the FRI-MRD 15% Senior Discount Notes have been held for more than one year as determined on the Effective Date. In addition, the deductibility of capital loss may be subject to limitations for Federal income tax purposes. Holders will have a tax basis in the New FRI-MRD Notes equal to their principal amount and holding period for the New FRI-MRD Notes that commences with the Effective Date. Any portion of the New FRI-MRD Notes and cash received that is attributable to accrued but unrecognized interest on the FRI-MRD 15% Senior Discount Notes surrendered in exchange therefor will be subject to tax as ordinary interest income.

               (c) Exchange of FRI-MRD 15% Senior Discount Notes and FRI-MRD 14% Senior Secured Discount Notes for New FRI-MRD Notes, and Cash by a Holder Who Holds Both FRI-MRD 15% Senior Discount Notes and FRI-MRD 14% Senior Secured Discount Notes - Partially Tax-Free Recapitalization Treatment. If the FRI-MRD 15% Senior Discount Notes, the FRI-MRD 14% Senior Secured Discount Notes, and the New FRI-MRD Notes are classified as "securities" for Federal income tax purposes, then the exchange of the FRI-MRD 15% Senior Discount Notes and the (i) FRI-MRD 14% Senior Secured Discount Notes for New FRI-MRD Notes, and cash by a holder who holds both FRI-MRD 15% Senior Discount Notes and FRI-MRD 14% Senior Secured Discount Notes should qualify as a partially tax-free recapitalization. Under this treatment and subject to the discussion below, a holder of FRI-MRD 15% Senior Discount Notes and 14% Senior Secured Discount Notes will generally:

                    (i) not recognize loss, but will recognize gain, if any, as a result of the exchange in an amount equal to the lesser of the amount of (x) gain

     "realized" (i.e., the excess of (A) the sum of the principal amount of the
                 ---
     New FRI-MRD Notes, and cash received in the exchange (other than any amount of such consideration attributable to accrued but unpaid interest on the FRI-MRD 15% Senior Discount Notes and FRI-MRD 14% Senior Secured Discount Notes) over (B) the aggregate adjusted tax basis in the FRI-MRD 15% Senior Discount Notes and FRI-MRD 14% Senior Secured Discount Notes surrendered in exchange therefor or (y) cash received (reduced by any amount of such consideration attributable to accrued but unpaid interest on the FRI-MRD 15% Senior Discount Notes and FRI-MRD 14% Senior Secured Discount Notes);

                    (ii) have a tax basis in the New FRI-MRD Notes received equal to the aggregate adjusted tax basis of the FRI-MRD 15% Senior Discount Notes and FRI-MRD 14% Senior Secured Discount Notes surrendered in exchange therefor, decreased by cash received (other than any amount of such consideration attributable to accrued but unpaid interest on the FRI-MRD 15% Senior Discount Notes and the FRI-MRD 14% Senior Secured Discount Notes) and increased by the amount of gain, if any, recognized on the exchange and principal amount of any portion of the New FRI-MRD Notes attributable to accrued but unpaid interest on the FRI-MRD 15% Senior Discount Notes and the FRI-MRD 14% Senior Secured Discount Notes; and

                    (iii) have a holding period for the New FRI-MRD Notes that includes the holding period of the FRI-MRD 15% Senior Discount Notes and the FRI-MRD 14% Senior Secured Discount Notes (other than in the case of any portion of the New FRI-MRD Notes attributable to accrued but unpaid interest on the FRI-MRD 15% Senior Discount Notes and the FRI-MRD 14% Senior Secured Discount Notes, which holding period will commence with the Effective Date).

     Except to the extent of the portion of gain attributable to any accrued but unrecognized market discount on the FRI-MRD 15% Senior Discount Notes and the FRI-MRD 14% Senior Secured Discount Notes, any such gain recognized by a holder will be capital gain, and will be long-term if the FRI-MRD 15% Senior Discount Notes and FRI-MRD 14% Senior Secured Discount Notes have been held for more than one year as determined on the Effective Date. Any remaining accrued but unrecognized market discount on the FRI-MRD 15% Senior Discount Notes and FRI-MRD 14% Senior Secured Discount Notes will carryover to the New FRI-MRD Notes. Any portion of the New FRI-MRD Notes, and cash received in the exchange that is attributable to accrued but unrecognized interest on the FRI-MRD 15% Senior Discount Notes and FRI-MRD 14% Senior Secured Discount Notes will be subject to tax as ordinary interest income.

               (d) Alternative Tax Treatment to the Exchange Described in Paragraph (c) Above - Taxable Exchange Treatment. If the exchange of the FRI-MRD 15% Senior Discount Notes and FRI-MRD 14% Senior Secured Discount Notes for New FRI-MRD Notes, and cash by a holder who holds both FRI-MRD 15% Senior Discount Notes and FRI-MRD 14% Senior Secured Discount Notes is treated as a fully taxable exchange, then such holder will recognize gain or loss, for Federal income tax purposes, in an amount equal to the difference between (x) the sum of the principal amount of the New FRI-MRD Notes, and cash received in the exchange (other than the amount of such consideration attributable to accrued but unpaid interest on the FRI-MRD 15% Senior Discount Notes and FRI-MRD 14% Senior Secured Discount Notes) and (y) the aggregate adjusted tax basis of the FRI-MRD 15% Senior Discount Notes and FRI-MRD 14% Senior Secured Discount Notes surrendered in exchange therefor. Any gain or loss will be capital gain (except to the extent of any such gain attributable to accrued but unrecognized market discount on the FRI-MRD 15% Senior Discount Notes and FRI-MRD 14% Senior Secured Discount Notes) or loss, and will be long-term if the FRI-MRD 15% Senior Discount Notes and FRI-MRD 14% Senior Secured Discount Notes have been held for more than one year as determined on the Effective Date. In addition, the deductibility of capital loss may be subject to limitations for Federal income tax purposes. Holders will have a tax basis in the New FRI-MRD Notes equal to their principal amount and a holding period for the New FRI-MRD Notes that commences with the Effective Date. Any portion of the New FRI-MRD Notes, and cash received that is attributable to accrued but unrecognized interest on the FRI-MRD 15% Senior Discount Notes and FRI-MRD 14% Senior Secured Discount Notes surrendered in exchange therefor will be subject to tax as ordinary interest income.

               4.   Holders of Prandium 9-3/4% Senior Notes (Class 8)

     Assuming that the Prandium 9-3/4% Senior Notes constitute "securities," as discussed in Paragraph B. 1. above, the exchange of Prandium 9-3/4% Senior Notes for New Prandium Common Stock should qualify as a tax-free recapitalization for Federal income tax purposes. Under this treatment and subject to the discussion below, a holder of Prandium 9-3/4% Senior Notes will generally:

                    (i) not recognize gain or loss as a result of the exchange;

                    (ii) have a tax basis in the New Prandium Common Stock received equal to the sum of the adjusted tax basis of the Prandium 9-3/4% Senior Notes surrendered in exchange therefor and the fair market value of any New Prandium Common Stock attributable to accrued but unpaid interest on the Prandium 9-3/4% Senior Notes; and

                    (iii) have a holding period for the New Prandium Common Stock that includes the holding period of the Prandium 9-3/4% Senior Notes (other than in the case of any such stock attributable to accrued but unpaid interest on the Prandium 9-3/4% Senior Notes, which holding period will commence with the Effective Date).

     Any accrued but unrecognized market discount on the Prandium 9-3/4% Senior Notes will carryover to the New Prandium Common Stock. Any New Prandium Common Stock received in the exchange that is attributable to accrued but unrecognized interest on the Prandium 9-3/4% Senior Notes will be subject to tax as ordinary interest income.

C.   Certain Federal Income Tax Consequences to Holders of New FRI-MRD Notes

          1.   Original Issue Discount

               (a) General Rules. There is no authority that directly addresses the treatment of a note under the original issue discount provisions of the Code with terms similar to the New FRI-MRD Notes. Because the terms of the New FRI-MRD Notes do not provide for (i) the payment of stated interest on a current basis or (ii) a "fixed" maturity date of less than one year, the New FRI-MRD Notes should be subject to original issue discount for Federal income tax purposes. Consequently, under this treatment and subject to reduction under the "premium" and "acquisition premium" rules discussed below, Holders will be required to include original issue discount in ordinary income over the period that they hold the New FRI-MRD Notes in advance of the receipt of cash attributable thereto.

     The amount of the original issue discount on the New FRI-MRD Notes should be equal to the excess of (i) the amount required to be paid on December 31, 2002, to retire the New FRI-MRD Notes in full on such date (including accrued but unpaid interest on the New FRI-MRD Notes) over (ii) the issue price of the New FRI-MRD Notes as described in Paragraph B(1)(b) above. Any amount of such discount included in income will increase a holder's adjusted tax basis in the New FRI-MRD Notes.

               (b) Deemed Reissuance Rules. If, contrary to the alternative payment schedule rules that presume that an issuer of a debt instrument will exercise a prepayment option if such exercise will minimize the yield on such debt instrument, FRI-MRD determines not to exercise its option to prepay the New FRI-MRD Notes on or before December 31, 2002, the New FRI-MRD Notes would be deemed to be "reissued" solely for purposes of the original issue discount provisions of the Code (the "Deemed Reissuance Rules"). Under the Deemed Reissuance Rules, the New FRI-MRD Notes would be deemed to be reissued on December 31, 2002 with (i) an issued price equal to the adjusted issue price of New FRI-MRD Notes as determined immediately prior to such deemed reissuance and
(ii) a deemed maturity date of December 31, 2003 as determined under the alternative payment schedule rules discussed in Paragraph B(1)(b) above. The amount of the original issue discount on the reissued New FRI-MRD Notes should be equal to the excess of (i) the amount required to be paid on December 31, 2003, to retire the New FRI-MRD Notes in full on such date (including accrued but unpaid interest on the New FRI-MRD Notes) over (ii) the issue price of the New FRI-MRD Notes as determined on December 31, 2002. Any such original issue discount would be subject to reduction under the "premium" and "acquisition premium" rules discussed below. If FRI-MRD subsequently determines not to exercise its option to prepay the New FRI-MRD Notes on or before December 31, 2003, the New FRI-MRD Notes would be deemed to be reissued, under the Deemed Reissuance Rules, on December 31, 2003, in a manner similar to that of the deemed reissuance of the New FRI-MRD Notes that would have previously occurred on December 31, 2002. Finally, if the New FRI-MRD Notes remain outstanding after September 30, 2004, the New FRI-MRD Notes would be deemed to be reissued on September 30, 2004, in a manner described in the foregoing discussion.

               (c) Premium Rules. If a holder acquires, on the Effective Date (or, in the case of any deemed reissuance of the New FRI-MRD Note as discussed above, on the deemed reissuance date), a New FRI-MRD Note at a "premium," as determined under the original issue discount provisions of the Code, such holder will not be required to include any original issue discount in income. A New FRI-MRD Note should be treated as acquired at a "premium" if, on the Effective Date (or, if applicable, on a deemed reissuance date), the adjusted tax basis of the New FRI-MRD Note exceeds the aggregate amount of payments due on the FRI-MRD Note as determined on the Effective Date (or, if applicable, on a deemed reissuance date).

               (d) Acquisition Premium Rules. If a holder acquires, on the Effective Date (or, in the case of any deemed reissuance of the New FRI-MRD Note as discussed above, on the deemed reissuance date), a New FRI-MRD Note at an "acquisition premium," as determined under the original issue discount provisions of the Code, the amount of original issue discount includible in income will be reduced, under the acquisition premium rules, by the amount of such acquisition premium. A New FRI-MRD Note that is not treated as acquired at a premium as discussed in the immediately preceding paragraph, should be treated as acquired, on the Effective Date (or, if applicable, on a deemed reissuance date), at an "acquisition premium" in an amount equal to the excess, if any, of
(x) the adjusted tax basis of the New FRI-MRD Note as determined on the Effective Date (or, if applicable, on a deemed reissuance date) over (y) the adjusted issue price of the New FRI-MRD Note as determined on the Effective Date (or, if applicable, on a deemed reissuance date).

         2. Market Discount

     A holder should be aware that a subsequent sale or other disposition of the New FRI-MRD Notes may be affected by the market discount provisions of the Code. These rules generally provide that if a holder of FRI-MRD 15% Senior Discount Notes (and, in the case of a holder who holds both FRI-MRD 15% Senior Discount Notes and FRI-MRD 14% Senior Secured Discount Notes, the FRI-MRD 14% Senior Secured Discount Notes) acquired such notes at a market discount in excess of a statutorily-defined de minimis amount, and thereafter recognizes gain upon a taxable disposition (including a partial redemption) of New FRI-MRD Notes previously received in a tax-free or partially tax-free exchange for such FRI-MRD 15% Senior Discount Notes (and, if applicable, FRI-MRD 14% Senior Secured Discount Notes) as described above, the lesser of such gain or the portion of the market discount that accrued while the FRI-MRD 15% Senior Discount Notes (and, if applicable, FRI-MRD 14% Senior Secured Discount Notes) were held by such holder will be treated as ordinary interest income at the time of such taxable disposition. The market discount rules also provide that a holder who acquires New FRI-MRD Notes at a market discount may be required to defer a portion of any interest expense that may otherwise be deductible on any indebtedness incurred or maintained to purchase or carry New FRI-MRD Notes until the holder disposes of such notes in a taxable transaction. If a holder of New FRI-MRD Notes elects to include market discount in income currently, both of the foregoing rules would not apply.

         3. Disposition of New FRI-MRD Notes

     A holder of New FRI-MRD Notes will generally recognize gain or loss, for Federal income tax purposes, upon the sale, exchange, retirement (or partial retirement), or other taxable disposition of the New FRI-MRD Notes equal to the difference between the amount realized by such holder and such holder's adjusted tax basis in the New FRI-MRD Notes. Except to the extent of the portion of gain attributable to any accrued but unrecognized market discount on the New FRI-MRD Notes as described above, any such gain or loss will be capital gain or loss and

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

will be long-term if the New FRI-MRD Notes have been held for more than one year. The deductibility of capital loss may be subject to limitations for Federal income tax purposes.

D.   Certain Federal Income Tax Consequences to Holders of New Prandium Common
     Stock

        1. Disposition of New Prandium Common Stock

             (a) Sale or Other Taxable Disposition (Other than a Redemption). A holder of New Prandium Common Stock will generally recognize gain or loss, for Federal income tax purposes, upon the sale or other taxable disposition (other than a redemption) of the New Prandium Common Stock in an amount equal to the difference between the amount realized by the holder in such disposition and such holder's adjusted tax basis in the New Prandium Common Stock. Except to the extent of the portion of gain attributable to any accrued but unrecognized market discount on the New Prandium Common Stock as described above, any such gain or loss will be capital gain or loss and will be long-term if the New Prandium Common Stock has been held for more than one year. The deductibility of capital loss may be subject to limitations for Federal income tax purposes.

             (b) Redemption. If the New Prandium Common Stock is redeemed in a transaction in which the holder of the New Prandium Common Stock will not have, or be deemed to have, a continuing, significant equity interest in Prandium after such redemption, taking into account the attribution and constructive ownership rules under the Code, then a holder will recognize gain or loss, for Federal income tax purposes, in accordance with the rules described in the immediately preceding paragraph. If, on the other hand, the New Prandium Common Stock is redeemed in a transaction in which the holder of the New Prandium Common Stock retains a significant equity interest in Prandium after the redemption, then, depending on the facts and circumstances prevailing at the time of such redemption, (x) the amount received upon the redemption may be treated as ordinary dividend income (rather than a return of basis or capital gain) to the extent of such holder's pro rata share of the earnings and profits of Prandium as determined for Federal income tax purposes and (y) a claim in respect of any loss may be required to be deferred.

E.   Certain Federal Income Tax Consequences to the Debtors

        1. Background

     As reported on Form 10-K for the period ending December 30, 2001, filed by the Company with the Securities and Exchange Commission (the "12/30/01 Form 10-K"), Prandium and FRI-MRD underwent an "ownership change" for purposes of section 382 of the Code during their taxable year ending December 31, 2000 (the "2000 Ownership Change"). As a result thereof, the consolidated NOLs (as defined below) of Prandium (and certain "built-in" losses of Prandium and its affiliates) generated during the pre-ownership change period have become subject to a substantial limitation (the "2000 Ownership Change Limitation"), for Federal income tax purposes, as described in the 12/30/01 Form 10-K. In connection therewith, the Company has reported a full valuation allowance against such NOLs as reflected in the 12/30/01 Form 10-K.

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

         2. Cancellation of Indebtedness Income and Tax Attribute Reduction

     A debtor must generally include in gross income, for Federal income tax purposes, the amount of any cancellation of indebtedness income ("COD") realized during the taxable year. COD generally equals the excess of the amount of debt (the "old debt") discharged (including accrued but unpaid interest thereon) over the "value" paid in satisfaction thereof, which "value" is generally determined, for Federal income tax purposes, to be equal to the sum of cash paid, the fair market value of new equity issued by the debtor, and the principal amount of new indebtedness issued by the debtor. If the discharge of the old debt occurs while the debtor is under the jurisdiction of a court in a title 11 case, the debtor will not include in gross income, for Federal income tax purposes, any COD resulting from such discharge. Instead, such COD will generally reduce certain tax attributes of the debtor (and possibly certain tax attributes of its affiliates) as prescribed by the Code, including operating losses, net operating loss carryovers, tax credits, and tax credit carryforwards (collectively, "NOLs"), and the tax basis of the assets of the debtor (and possibly the tax basis of its affiliates). In addition, such NOLs may also be reduced under the section 382 ownership change provisions of the Code applicable to corporations undergoing an "ownership change" for Federal income tax purposes in the context of a bankruptcy case. During the post-bankruptcy period, the availability of any surviving NOLs (and certain recognized "built-in" losses) may become subject to substantial limitations under such ownership change provisions.

     Upon implementation of the Plan, Prandium and FRI-MRD expect to (i) realize a substantial amount of COD arising from the discharge of their respective payment obligations, pursuant to the Plan, under the Prandium 9-3/4% Senior Notes, Prandium 10-7/8% Senior Subordinated Discount Notes, FRI-MRD 14% Senior Secured Discount Notes, and FRI-MRD 15% Senior Discount Notes and (ii) in addition to the 2000 Ownership Change, undergo another ownership change under the section 382 provisions applicable in the context of a bankruptcy case (the "2002 Ownership Change"). As a result, the NOLs of Prandium and FRI-MRD are anticipated to be reduced substantially or possibly eliminated altogether. In addition to such NOL reduction, it is possible that the adjusted tax basis of the assets of Prandium and FRI-MRD (and possibly the adjusted tax basis of the assets of their respective affiliates) may also become reduced. The NOLs (and certain "built-in" losses) of Prandium and FRI-MRD, if any, generated during the post-2000 Ownership Change period that survive the statutory attribute reduction described above, will, during the post-bankruptcy period, be subject to the limitations imposed under section 382 of the Code applicable to corporations undergoing an "ownership change" for Federal income tax purposes in the context of a bankruptcy proceeding (the "2002 Ownership Change Limitation). In addition, the NOLs (and certain "built-in" losses) of Prandium and FRI-MRD, if any, generated during the pre-2000 Ownership Change period that survive the statutory attribute reduction described above, will, during the post-bankruptcy period, be subject to the smaller of the 2000 Ownership Change Limitation or the 2002 Ownership Change Limitation.

F.   Information Reporting and Backup Withholding

     Certain payments, including the issuance or transfer of securities in settlement of claims and cash paid pursuant to the Plan, are generally subject to information reporting by the payor to the Internal Revenue Service. Such reportable payments are, moreover, subject to backup withholding under certain circumstances. Under the backup withholding rules of the Code, a holder of a claim may be subject to backup withholding at the applicable rate with respect to distributions or payments made pursuant to the Plan, unless the holder: (i) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number and certifies under penalties of perjury that (x) the taxpayer identification number is correct, (y) the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income, and (z) the taxpayer is a United States person.

XIII.  SECURITIES LAW CONSIDERATIONS WITH RESPECT TO NEW FRI-MRD NOTES AND NEW
                              PRANDIUM COMMON STOCK

A.     The Solicitation

       With respect to the New Prandium Common Stock, the Company is relying on
Section 3(a)(9) of the Securities Act to exempt from the registration requirements of such act (and of any equivalent state securities or "blue sky" laws) the offer to exchange the New Prandium Common Stock which may be deemed to be made by the Company pursuant to this solicitation ("Solicitation").

       The Company has no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting votes to exchange or reject the Plan or for soliciting any exchanges of FRI-MRD 14% Senior Secured Discount Notes, FRI-MRD 15% Senior Discount Notes and Prandium 9-3/4% Senior Notes (collectively, "Old Securities"). The Company has not retained any person to provide any information to holders of Old Securities relating to the Solicitation or the Plan other than to refer holders of Old Securities to the information contained in this Offering Memorandum and Disclosure Statement and in the Ballots delivered together herewith. In addition, none of Crossroads LLC, the Voting Agent, any of the trustees of the Prandium 9-3/4% Senior Notes or the Prandium 10-7/8% Senior Subordinated Discount Notes, nor any broker, dealer, salesperson, agent or any other person, has been engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Solicitation, the value and terms of the New Prandium Common Stock and New FRI-MRD Notes (collectively, the "New Securities"), or the Plan (and the transactions contemplated thereby).

       With respect to the New FRI-MRD Notes, the Company is relying on
Section 4(2) of the Securities Act to exempt from the registration requirements of such act (and of any equivalent state securities or "blue sky" laws) the offer to exchange the New FRI-MRD Notes which may be deemed to be made by the Company pursuant to the Solicitation.

B.     Issuance of New Securities Pursuant to the Plan of Reorganization

       The Company intends to rely upon section 1145(a) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act (and of any equivalent state securities or "blue sky" laws) the issuance of the New Prandium Common Stock. Generally, section 1145(a)(1) exempts the issuance of securities pursuant to a plan of reorganization from such registration requirements if the following conditions are satisfied: (i) the securities are issued by a debtor (or its affiliate or successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against, the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued "principally" in such exchange and "partly for cash or property." The Company believes that the exchange of New Prandium Common Stock will satisfy the requirements of section 1145(a)(1).

         The New Prandium Common Stock may be resold by the holders thereof without restriction, except for any such holder that is deemed to be an "underwriter" with respect to the New Prandium Common Stock as defined in Code section 1145(b)(1). Generally, section 1145(b)(1) defines an "underwriter" as any person who (i) purchases a claim against, or an interest in, a debtor with a view towards distribution of any security to be received in exchange for such claim or interest, (ii) offers to sell securities issued pursuant to a bankruptcy plan for the holders of such securities, (iii) offers to buy securities issued pursuant to a bankruptcy plan from persons receiving such securities, if the offer to buy is made with a view towards distribution of such securities, or (iv) is an issuer within the meaning of section 2(11) of the Securities Act. Section 2(11) of the Securities Act provides that the term "issuer" includes all persons who, directly or indirectly, through one or more intermediaries, control, or are controlled by, or are under common control with, an issuer of securities. Under Rule 405 of Regulation C under the Securities Act, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Accordingly, an officer or director of a reorganized debtor (or its affiliate or successor) under a plan of reorganization may be deemed to "control" such debtor (and therefore be an underwriter for purposes of section 1145), particularly if such management position is coupled with the ownership of a significant percentage of a debtor's (or its affiliate's or successor's) voting securities. Any entity that is an "underwriter" but not an "issuer" with respect to an issue of securities is, however, entitled to engage in exempt "ordinary trading transactions" within the meaning of section 1145(b).

         The Company intends to rely upon Section 4(2) of the Securities Act to exempt from the registration requirements of such act (and of any equivalent state securities or "blue sky" laws) the issuance of the New FRI-MRD Notes. By reason of such "transactional" registration exemption, the New FRI-MRD Notes will, upon their issuance, be "restricted securities" within the meaning of the Securities Act and, therefore, will not be freely transferable.

         Holders of the New FRI-MRD Notes, by virtue of their status as restricted securities, and Holders of New Prandium Common Stock who are deemed to be "underwriters" within the meaning of Code section 1145(b)(1) or who may otherwise be deemed to be "underwriters" of, or to exercise "control" over, the Company within the meaning of Rule 405 of Regulation C under the Securities Act should, assuming all other conditions of Rule 144A are met, be entitled to avail themselves of the safe harbor resale provisions thereof. Rule 144A, promulgated under the Securities Act, provides a non-exclusive safe harbor exemption from the registration of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities under the provisions of Rule 144A. Under Rule 144A, a "qualified institutional buyer" is defined to include among other Persons (e.g. "Dealers" registered as such pursuant to section 15 of the Exchange Act and "banks" as defined in section 3(a)(2) of the Securities Act), any entity which purchases securities for its own account or for the account of another qualified institutional buyer and which (in the aggregate) owns and invests on a discretionary basis at least $100 million in the securities of unaffiliated issuers. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities which, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such under section 6 of the Exchange Act) or quoted in a U.S. automated interdealer quotation system (e.g., NASDAQ).

     To the extent that Rule 144A is unavailable, holders may, under certain circumstances, be able to sell their securities pursuant to the more limited safe harbor resale provisions of Rule 144 promulgated under the Securities Act. Generally, Rule 144 provides that if certain conditions are met (e.g. a one-year holding period with respect to "restricted securities," volume limitations, manner of sale, availability of current information about the issuer, etc.), (a) any person who resells "restricted securities" and (b) any "affiliate" of the issuer of the securities sought to be resold will not be deemed to be an "underwriter" as defined in section 2(11) of the Securities Act. Under paragraph
(k) of Rule 144, the aforementioned conditions to resale will no longer apply to restricted securities sold for the account of a holder who is not an affiliate of the Company at the time of such resale and who has not been such during the three-month period next preceding such resale, so long as a period of at least two years has elapsed since the later of (i) the Effective Date or (ii) the date on which such holder acquired its securities from an affiliate of the Company.

     At the Confirmation Hearing, the Company will request that, in accordance with Code section 1145 and section 4(2) of the Securities Act, the Court make a specific finding and determination to the effect that the issuance of the New Securities under the Plan will be exempt from the registration requirements of the Securities Act (and of any equivalent state securities or "blue sky" laws).

     The foregoing summary discussion is general in nature and has been included in this Offering Memorandum and Disclosure Statement solely for informational purposes. The Company makes no representations concerning, and does not hereby provide any opinion or advice with respect to, the securities law and bankruptcy law matters described above. In light of the complex and subjective interpretive nature of whether a particular recipient of New Securities may be deemed to be an "underwriter" within the meaning of section 1145(b)(1) of the Bankruptcy Code and/or an "affiliate" or "control person" under applicable federal and state securities laws and, consequently, the uncertainty concerning the availability of exemptions from the registration requirements of the Securities Act and equivalent state securities and "blue sky" laws, the Company encourages each holder of Old Securities to be exchanged for New Securities to consider carefully and consult with such holder's own legal advisor(s) with respect to such (and any related) matters.

                         XIII. ADDITIONAL SEC DISCLOSURE

A.   Incorporation of Documents by Reference

     The following documents that the Company previously filed with the Securities and Exchange Commission ("SEC") are incorporated in this Disclosure Statement by reference and copies are available, at no cost, upon request to the Voting Agent:

     .    Prandium Form 10-K for the fiscal year ended December 30, 2001 -
          Exhibit E

     . Current reports on Form 8-K filed with respect to events occurring subsequent to the periods covered by Prandium's most recent quarterly report.

     Holders of the Company's securities are encouraged to review the documents referenced above. Copies of those documents not attached hereto are available upon request or from the SEC website at "www.sec.gov."

     In addition to the foregoing, all reports and other documents that the Company filed under the Securities Exchange Act subsequent to the date of this Disclosure Statement and before the Voting Deadline shall be deemed to be incorporated by reference into this Disclosure Statement and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Disclosure Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Disclosure Statement.

B.   Cautionary Statements

     This Disclosure Statement includes forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

     Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: risks associated with proceedings anticipated by Prandium and FRI-MRD under the Bankruptcy Code, Prandium's ability to continue as a going concern, the successful completion of the Hamlet Sale, the availability of adequate working capital, the continuing development of successful marketing strategies for restaurant concepts, regulatory risks, the effect of national and regional economic conditions, competitive products and pricing, changes in legislation, demographic changes, the ability to attract and retain qualified personnel, changes in business strategy or development plans, business disruptions, changes in consumer preferences, tastes and eating habits, and increases in food, labor and utility costs.

       The Company undertakes no obligation to revise the forward-looking statements included in this Disclosure Statement to reflect any future events or circumstances. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in this Disclosure Statement in Section VII, "Certain Factors Affecting the Company," as well as elsewhere in this Disclosure Statement.

C.     Where You Can Find More Information

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We also generally furnish to our stockholders annual reports, which include financial statements audited by our independent certified public accountants, and other reports which the law requires us to send our stockholders. No annual report was furnished to our stockholders during 2001. The public may read and copy any reports, proxy statements, or other information that we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. SEC filings are also available to the public from commercial document retrieval services and at a web site maintained by the SEC at "www.sec.gov."

       Until February 1, 1999, Prandium's common stock traded in and was listed for quotation through the Nasdaq National Market under the ticker symbol PDIM. Since then, the stock has traded in the Over-the-Counter Bulletin Board Market. Certain investor information is contained on the Company's website at "www.prandium.com."

                                 XIV. CONCLUSION

       The Plan provides for an equitable and early distribution to creditors. The Company believes that any alternative to confirmation of the Plan would result in significant delays, litigation and costs. For these reasons, the Company urges you to return your Ballot accepting the Plan.

Dated: Irvine, California
       April 1, 2002

                                  Exhibit A to
                  Offering Memorandum and Disclosure Statement

                       Debtors' Joint Reorganization Plan

Richard Levin (CA State Bar No. 66578)
Peter W. Clapp (CA State Bar No. 104307)
Stephen J. Lubben (CA State Bar No. 190338)
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
300 South Grand Avenue, Suite 3400
Los Angeles, California  90071
Telephone:  213/687-5000
Facsimile:   213/687-5600

Proposed Attorneys for Prandium, Inc., and FRI-MRD
  Corporation, Debtors and Debtors in Possession



                         UNITED STATES BANKRUPTCY COURT

                         CENTRAL DISTRICT OF CALIFORNIA

In re                                            )    Case No. 02- _______ -SA
                                                 )    Case No. 02- _______ -SA
PRANDIUM, INC. (f/k/a Family Restaurants,        )

Inc., and f/k/a Koo Koo Roo Enterprises, Inc.)   )    Chapter 11
and FRI-MRD CORPORATION                          )
                                                 )    (Jointly Administered)
                                    Debtors.     )
                                                 )
                                                 )
Tax ID No. 33-0197361                            )
Tax ID No. 33-0592399                            )
_________________________________________________)


                       DEBTORS' JOINT REORGANIZATION PLAN,

                               DATED MAY __, 2002

                               TABLE OF CONTENTS

                                                                       Page
                                                                       ----
INTRODUCTION...........................................................   1

ARTICLE I - DEFINITIONS, RULES OF INTERPRETATION, AND CONSTRUCTION.....   1

     1.1  "Administrative Claim".......................................   1
     1.2  "Administrative Claims Bar Date".............................   1
     1.3  "Allowed"....................................................   1
     1.4  "Assumed Contract List"......................................   2
     1.5  "Ballot".....................................................   2
     1.6  "Bankruptcy Code"............................................   2
     1.7  "Bankruptcy Court"...........................................   2
     1.8  "Bankruptcy Rules"...........................................   2
     1.9  "Bar Date"...................................................   2
     1.10 "Business Day"...............................................   2
     1.11 "Chapter 11 Cases"...........................................   2
     1.12 "Claim"......................................................   2
     1.13 "Claims Objection Deadline"..................................   2
     1.14 "Class"......................................................   2
     1.15 "Collateral".................................................   2
     1.16 "Committee"..................................................   3
     1.17 "Confirmation Date"..........................................   3
     1.18 "Confirmation Hearing".......................................   3
     1.19 "Confirmation Order".........................................   3
     1.20 "Creditors' Committee".......................................   3
     1.21 "Cure".......................................................   3
     1.22 "Debtor".....................................................   3
     1.23 "Debt Securities"............................................   3
     1.24 "Debt Securities Claim"......................................   3
     1.25 "Disallowed Claim"...........................................   3
     1.26 "Disbursing Agent"...........................................   3
     1.27 "Disclosure Statement".......................................   3
     1.28 "Disputed Claim".............................................   3
     1.29 "Distribution Date"..........................................   4
     1.30 "Distribution Record Date"...................................   4
     1.31 "Distribution Reserve".......................................   4
     1.32 "Effective Date".............................................   4
     1.33 "Estates"....................................................   4
     1.34 "Face Amount"................................................   4
     1.35 "Final Order"................................................   4
     1.36 "FRI-MRD" ...................................................   4
     1.37 "FRI-MRD 15% Senior Discount Note Agreement" ................   4

     1.38 "FRI-MRD 15% Senior Discount Note Claim".........................   4
     1.39 "FRI-MRD 15% Senior Discount Notes"..............................   4
     1.40 "FRI-MRD 14% Senior Secured Discount Note Agreement".............   4
     1.41 "FRI-MRD 14% Senior Secured Discount Note Claim".................   5
     1.42 "FRI-MRD 14% Senior Secured Discount Notes"......................   5
     1.43 "FRI-MRD General Unsecured Claim"................................   5
     1.44 "Hamlet..........................................................   5
     1.45 "Hamlet Prepayment"..............................................   5
     1.46 "Hamlet Sale"....................................................   5
     1.47 "Hamlet Stock"...................................................   5
     1.48 "Indemnified Person".............................................   5
     1.49 "Informal Committee".............................................   5
     1.50 "Interest".......................................................   5
     1.51 "Majority FRI-MRD Noteholder Representative".....................   5
     1.52 "Management Options".............................................   5
     1.53 "Management Stock Option Plan"...................................   5
     1.54 "Net Proceeds"...................................................   6
     1.55 "New Financing"..................................................   6
     1.56 "New FRI-MRD Note................................................   6
     1.57 "New FRI-MRD Notes"..............................................   6
     1.58 "New Prandium Common Stock"......................................   6
     1.59 " Note Prepayment"...............................................   6
     1.60 "Old FRI-MRD Common Stock".......................................   6
     1.61 "Old Prandium Common Stock"......................................   6
     1.62 "Ordinary Course Professionals Order"............................   6
     1.63 "Other Priority Claim"...........................................   6
     1.64 "Other Secured Claim"............................................   7
     1.65 "Periodic Distribution Date".....................................   7
     1.66 "Person".........................................................   7
     1.67 "Petition Date"..................................................   7
     1.68 "Plan............................................................   7
     1.69 "Plan Documents".................................................   7
     1.70 "Plan Supplement"................................................   7
     1.71 "Postpetition Interest"..........................................   7
     1.72 "Prandium".......................................................   7
     1.73 "Prandium General Unsecured Claim"...............................   7
     1.74 "Prandium  9-3/4% Senior Note Claim".............................   7
     1.75 "Prandium 9-3/4% Senior Note Indenture"..........................   7
     1.76 "Prandium 9-3/4% Senior Notes"...................................   7
     1.77 "Prandium 10-7/8% Senior Subordinated Discount Note Claim".......   8
     1.78 "Prandium 10-7/8% Senior Subordinated Discount Note Indenture"...   8
     1.79 "Prandium 10-7/8% Senior Subordinated Discount Notes" ...........   8
     1.80 "Prepetition Secured Loan Documents".............................   8
     1.81 "Priority Tax Claim".............................................   8
     1.82 "Professional"...................................................   8

     1.83 "Professional Fee Claim".....................................................   8
     1.84 "pro rata"...................................................................   8
     1.85 "Rejected Contract List".....................................................   8
     1.86 "Rejection Damages Deadline".................................................   8
     1.87 "Reorganized Debtor".........................................................   8
     1.88 "Reorganized Debtors' Charters"..............................................   8
     1.89 "Schedules"..................................................................   9
     1.90 "Secured Claim"..............................................................   9
     1.91 "Secured Lender".............................................................   9
     1.92 "Secured Lender Claims"......................................................   9
     1.93 "Substantial Contribution Claim".............................................   9
     1.94 "Unclassified Claims"........................................................   9

ARTICLE II - TREATMENT OF UNCLASSIFIED CLAIMS..........................................   9

     2.1  Non-Classification...........................................................   9
     2.2  Administrative Claims........................................................   9
     2.3  Professional Fees; Substantial Contribution and Other Administrative Claims..   9
     2.4  Priority Tax Claims..........................................................  10

ARTICLE III - CLASSIFICATION OF CLAIMS AND INTERESTS...................................  10

ARTICLE IV - TREATMENT OF CLAIMS AND INTERESTS.........................................  11

     4.1  Class 1 - Other Priority Claims..............................................  11
     4.2  Class 2 - Secured Lender Claims..............................................  11
     4.3  Class 3 - Other Secured Claims...............................................  12
     4.4  Class 4 - FRI-MRD 14% Senior Secured Discount Note Claims....................  12
     4.5  Class 5 - FRI-MRD 15% Senior Discount Note Claim.............................  12
     4.6  Class 6 - FRI-MRD General Unsecured Claims...................................  13
     4.7  Class 7 - Old FRI-MRD Common Stock...........................................  13
     4.8  Class 8 - Prandium 9-3/4% Senior Note Claims.................................  13
     4.9  Class 9 - Prandium General Unsecured Claims..................................  13
     4.10 Class 10 - Prandium 10-7/8% Senior Subordinated Discount Note Claims.........  14
     4.11 Class 11 - Old Prandium Common Stock.........................................  14

ARTICLE V - ALLOWANCE AND RESOLUTION OF CLAIMS.........................................  14

     5.1  Allowed Claims...............................................................  14
     5.2  Full Satisfaction............................................................  15
     5.3  Postpetition Interest........................................................  15
     5.4  Alternative Treatment........................................................  15
     5.5  Claims Objection Deadline; Prosecution of Objections.........................  15
     5.6  Claim Resolution.............................................................  15
     5.7  Indenture Trustee Charging Lien..............................................  15

ARTICLE VI - MEANS FOR IMPLEMENTATION OF THE PLAN.........................   15

     6.1  Plan Funding....................................................   15
     6.2  New FRI-MRD Notes...............................................   16
     6.3  New Financing...................................................   16
     6.4  Cancellation of Debt Securities and Old Prandium Common Stock ..   16
     6.5  Hamlet Sale.....................................................   16

ARTICLE VII - PROVISIONS GOVERNING DISTRIBUTIONS..........................   17

     7.1  Disbursing Agent................................................   17
     7.2  Distributions to Holders of Debt Securities Claims..............   17
     7.3  Means of Cash Payment...........................................   18
     7.4  Delivery of Distributions ......................................   18
     7.5  Distribution Reserve............................................   18
     7.6  Distributions Relating to Allowed Insured Claims................   19
     7.7  Fractional Distributions........................................   19
     7.8  Withholding and Reporting Requirements..........................   20
     7.9  Defenses; Setoffs...............................................   20
     7.10  Exemption from Certain Transfer Taxes..........................   20

ARTICLE VIII - CORPORATE GOVERNANCE AND MANAGEMENT OF THE REORGANIZED
DEBTORS...................................................................   20

     8.1  Administration Pending Effective Date...........................   20
     8.2  Directors and Officers of Reorganized Debtors...................   20
     8.3  Management Stock Option Plan....................................   21
     8.4  Reorganized Debtors' Charters...................................   21
     8.5  Corporate Action................................................   21

ARTICLE IX - TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES........   22

     9.1  Assumption and Rejection of Contracts and Leases................   22
     9.2  Payments Related to Assumption of Contracts and Leases..........   22
     9.3  Rejection Damages Deadline......................................   22
     9.4  Indemnification Obligations.....................................   22
     9.5  Insurance Policies..............................................   23
     9.6  Compensation and Benefit Programs; Retiree Benefits.............   23

ARTICLE X - CONDITIONS PRECEDENT TO THE PLAN'S CONSUMMATION...............   23

     10.1  Conditions to Effective Date...................................   23
     10.2  Waiver of Conditions...........................................   24

     10.3  Effect of Failure of Conditions.........................................  24

ARTICLE XI - MODIFICATION; WITHDRAWAL..............................................  24

ARTICLE XII - RETENTION OF JURISDICTION............................................  24

ARTICLE XIII - MISCELLANEOUS PROVISIONS............................................  25

     13.1  Discharge of Debtors....................................................  25
     13.2  Revesting of Assets; Release of Liens...................................  25
     13.3  Waiver of  Actions......................................................  25
     13.4  Term of Injunctions or Stays............................................  25
     13.5  Fees and Expenses of Informal Committee,  Majority FRI-MRD Noteholder
            Representative, Secured Lender and the Debtors' Officers...............  25
     13.6  Termination of Committees' Duties.......................................  26
     13.7  Exculpation and Limitation of Liability.................................  26
     13.8  Binding Effect..........................................................  26
     13.9  Plan Supplement.........................................................  26
     13.10 Payment of Statutory Fees ..............................................  27
     13.11 Severability of Plan Provisions.........................................  27
     13.12 Consents................................................................  27
     13.13 Computation of Time.....................................................  27
     13.14 Notices to Debtors......................................................  27

ARTICLE XIV - ACCEPTANCE OR REJECTION OF THE PLAN; CONFIRMATION....................  28

                             TABLE OF PLAN EXHIBITS
                             ----------------------

 Exhibits
 --------

     A          New FRI-MRD Notes and Note Agreement

     B          Assumed Contract List

     C          Management Stock Option Plan and List of Initial Option Grants

     D          New Financing Commitment Letter

                                  INTRODUCTION

     Prandium, Inc., a Delaware corporation, and FRI-MRD Corporation, a Delaware corporation and a wholly-owned subsidiary of Prandium, Inc., propose the following Plan to restructure, under chapter 11 of the Bankruptcy Code, the outstanding Claims and Interests of their creditors and stockholders, respectively. The Disclosure Statement, distributed with this Plan, contains a discussion of the Debtors' history, business, properties, results of operations, projections of future operations, and a summary and analysis of the Plan and certain related matters, including certain risk factors relating to the Plan's confirmation and implementation. The Debtors urge all holders of Claims to review the Disclosure Statement and Plan in full before voting to accept or reject the Plan.

                                    ARTICLE I
             DEFINITIONS, RULES OF INTERPRETATION, AND CONSTRUCTION

     Except as otherwise expressly provided or required by context, capitalized terms have the meanings given to them in this Article I. Terms that are not defined in this Plan but are defined in the Bankruptcy Code or the Bankruptcy Rules have the meanings given to them therein.

     In this Plan, (a) any reference to a document as being in a specific form or on particular terms and conditions means the document substantially in that form or on substantially those terms and conditions, but any change to a document attached hereto must be in form and substance satisfactory to the Debtors, the Informal Committee and the Majority FRI-MRD Noteholder Representative, (b) unless otherwise specified, references to Articles, Sections, Schedules, and Exhibits are references to Articles, Sections, Schedules, and Exhibits of or to the Plan; (c) words such as "herein" or "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (d) captions and headings to Articles and Sections are for ease of reference only, and otherwise are not a part of the Plan and do not affect its interpretation; and (e) the rules of construction in Section 102 of the Bankruptcy Code shall apply. With reference to any distribution under this Plan, "on" a date means on or as soon as reasonably practicable after that date.

     1.1  "Administrative Claim" means a Claim entitled to priority under
Section 507(a)(1) or 507(b) of the Bankruptcy Code.

     1.2 "Administrative Claims Bar Date" means the date that is 60 days after the Effective Date.

     1.3 "Allowed" when used to describe a Claim, means: (a) a Claim that is listed in the Schedules in an amount greater than zero and (i) is not listed as disputed, contingent or unliquidated, and (ii) as to which no proof of claim has been filed; (b) a Claim as to which a timely proof of Claim has been filed in a sum certain, as to which any objection or motion to estimate, equitably subordinate, reclassify, or otherwise limit the recovery thereon has been resolved; (c) a Claim allowed in accordance with Section 502(h) of the Bankruptcy Code; or (d) a Claim allowed under this Plan or by Final Order of the Bankruptcy Court.

     1.4 "Assumed Contract List" means the non-exclusive list, attached to the Plan as Exhibit B, of executory contracts and unexpired leases to be assumed under Section 9.1.

     1.5 "Ballot" means a ballot in the form distributed with the Disclosure Statement to holders of Claims entitled to vote on the Plan.

     1.6 "Bankruptcy Code" means the United States Bankruptcy Code, 11 U.S.C. (S)(S) 101-1330.

     1.7 "Bankruptcy Court" means the United States Bankruptcy Court for the Central District of California, Santa Ana Division, or any other court that properly exercises jurisdiction over the Chapter 11 Cases, proceedings arising therein or the resolution of a Claim.

     1.8 "Bankruptcy Rules" means, collectively, the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court.

     1.9 "Bar Date" means the date designated by the Bankruptcy Court as the last date for filing proofs of Claim in the Chapter 11 Cases, other than proofs of Claim for Administrative Claims and Claims arising from the rejection of executory contracts or unexpired leases.

     1.10 "Business Day" means a day other than a Saturday, Sunday or legal holiday, on which commercial banks are open for business in Los Angeles, California.

     1.11 "Chapter 11 Cases" means the Debtors' cases under chapter 11 of the Bankruptcy Code.

     1.12 "Claim" means a claim against a Debtor.

     1.13 "Claims Objection Deadline" means: for each Claim as to which a proof of Claim is filed on or before, and not amended after, the Bar Date, 120 days after the Effective Date; (b) for all other Claims, the later of (i) 120 days after the Effective Date and (ii) 120 days after the filing or amendment of a proof of Claim with respect thereto; or (c) any other date fixed in the Confirmation Order with respect to a Claim or category of Claims.

     1.14 "Class" means one of the classes of Claims or Interests listed in
Article III.

     1.15 "Collateral" means property or an interest in property of either Estate that is encumbered by a lien to secure the payment or performance of a Claim.

     1.16 "Committee" means the Informal Committee, the Creditors' Committee, if any, and any other committee appointed by the United States Trustee in the Chapter 11 Cases.

     1.17 "Confirmation Date" means the date of the Confirmation Order's entry.

     1.18 "Confirmation Hearing" means the Bankruptcy Court's hearing to consider the Plan's confirmation.

     1.19 "Confirmation Order" means the Bankruptcy Court's order confirming the Plan.

     1.20 "Creditors' Committee" means a committee of unsecured creditors, if any, appointed under Section 1102(a)(1) of the Bankruptcy Code in the Chapter 11 Cases.

     1.21 "Cure" means the payment of cash or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to cure defaults under an executory contract or unexpired lease of a Debtor and to permit that Debtor to assume the contract or lease under Section 365(a) of the Bankruptcy Code.

     1.22 "Debtor" means either Prandium or FRI-MRD, and "Debtors" means, collectively, both of them.

     1.23 "Debt Securities" means any or all of the FRI-MRD 14% Senior Secured Discount Notes, FRI-MRD 15% Senior Discount Notes, Prandium 9-3/4% Senior Notes, and Prandium 10-7/8% Senior Subordinated Discount Notes.

     1.24 "Debt Securities Claim" means the Claim of a holder of a Debt Security, arising thereunder.

     1.25 "Disallowed Claim" means a Claim, or any portion thereof, that: (a) is not listed on the Debtors' Schedules, or is listed therein as contingent, unliquidated, disputed, or in an amount equal to zero, and whose holder has failed to file a timely proof of Claim; or (b) the Bankruptcy Court has disallowed by Final Order.

     1.26 "Disbursing Agent" is defined in Section 7.1.

     1.27 "Disclosure Statement" means the written Offering Memorandum and Disclosure Statement that relates to the Plan, dated April 1, 2002.

     1.28 "Disputed Claim" means a Claim that is not an Allowed Claim or a Disallowed Claim.

     1.29 "Distribution Date" means the date, occurring on or as soon as practicable (and in no event more than 20 days) after the Effective Date, on which the Disbursing Agent first makes distributions to holders of Allowed Claims as provided in this Plan.

     1.30 "Distribution Record Date" means the record date for purposes of making distributions under the Plan on account of Debt Securities Claims, which date shall be the sixth Business Day after the Confirmation Date, at 5:00 p.m. New York Time.

     1.31 "Distribution Reserve" means the reserve for Disputed Claims established under Section 7.5.

     1.32 "Effective Date" means the first Business Day on which all conditions to the Plan's consummation in Article X have been satisfied or waived.

     1.33 "Estates" means the Debtors' estates in the Chapter 11 Cases, as created under Section 541 of the Bankruptcy Code.

     1.34 "Face Amount" means (a) when used in reference to a Disputed Claim, the full stated amount claimed by the holder thereof in any proof of Claim timely filed with the Bankruptcy Court, and (b) when used in reference to an Allowed Claim, the amount thereof.

     1.35 "Final Order" means an order or judgment, entered by a court of competent jurisdiction, that has not been amended, modified, or reversed, and as to which (i) no stay is in effect, (ii) the time to seek rehearing, file a notice of appeal or seek other review has expired and (iii) no appeal or request for rehearing or other review is pending.

     1.36 "FRI-MRD" means FRI-MRD Corporation, a Delaware corporation.

     1.37 "FRI-MRD 15% Senior Discount Note Agreement" means the note agreement dated as of August 12, 1997 (as amended) among FRI-MRD and the purchasers party thereto, under which the FRI-MRD 15% Senior Discount Notes were issued.

     1.38 "FRI-MRD 15% Senior Discount Note Claim" means a Claim under a FRI-MRD 15% Senior Discount Note.

     1.39 "FRI-MRD 15% Senior Discount Notes" means FRI-MRD's 15% Senior Discount Notes due 2002, issued and outstanding under the FRI-MRD 15% Senior Discount Note Agreement.

     1.40 "FRI-MRD 14% Senior Secured Discount Note Agreement" means the note agreement dated as of June 9, 1998 (as amended) by and among FRI-MRD, the purchasers party thereto, and The Bank of New York, as successor agent, under which the FRI-MRD 14% Senior Secured Discount Notes were issued.

     1.41 "FRI-MRD 14% Senior Secured Discount Note Claim" means a Claim under a FRI-MRD 14% Senior Secured Discount Note.

     1.42 "FRI-MRD 14% Senior Secured Discount Notes" means FRI-MRD's 14% Senior Secured Discount Notes due 2002, issued and outstanding under the FRI-MRD 14% Senior Secured Discount Note Agreement.

     1.43 "FRI-MRD General Unsecured Claim" means an unsecured Claim against FRI-MRD not entitled to priority under Section 507 of the Bankruptcy Code, other than a FRI-MRD 14% Senior Secured Discount Note Claim or a FRI-MRD 15% Senior Discount Note Claim.

     1.44 "Hamlet" means The Hamlet Group, Inc., a direct, wholly-owned subsidiary of FRI-MRD.

     1.45 "Hamlet Prepayment" means (i) Excess Hamlet Cash Flow (as defined in the New FRI-MRD Note Agreement) for the period from April 1, 2002 to the earlier of (a) the consummation of the Hamlet Sale or (b) the last day of the Debtors' fiscal quarter immediately preceding the fiscal quarter in which the Effective Date occurs, plus (ii) if the Hamlet Sale is consummated on or before the Effective Date, the Net Proceeds from the Hamlet Sale available for distribution on the Effective Date in cash.

     1.46 "Hamlet Sale" means the sale of the Hamlet Stock or all or substantially all of the assets of Hamlet and its subsidiaries.

     1.47 "Hamlet Stock" means the issued and outstanding capital stock of Hamlet.

     1.48 "Indemnified Person" is defined in Section 13.7.

     1.49 "Informal Committee" means the informal group of certain holders of Prandium 9-3/4% Senior Notes.

     1.50 "Interest" means a legal, equitable, contractual, or other right or related claim with respect to Old FRI-MRD Common Stock or Old Prandium Common Stock.

     1.51 "Majority FRI-MRD Noteholder Representative" means MacKay Shields Financial Corporation.

     1.52 "Management Options" means options to be issued under the Management Stock Option Plan.

     1.53 "Management Stock Option Plan" means a stock option plan to be established by Reorganized Prandium, substantially in the form attached as Exhibit C.

     1.54 "Net Proceeds" has the meaning set forth in the New FRI-MRD Note Agreement.

     1.55 "New Financing" means the new financing that the Secured Lender will extend to the Reorganized Debtors, on the Effective Date, as set forth in the commitment letter between the Secured Lender and Prandium, dated December 20, 2001, attached as Exhibit D.

     1.56 "New FRI-MRD Note Agreement" means the note agreement governing the New FRI-MRD Notes, substantially in the form attached as Exhibit A; except, that
                                                                    ------
the form of New FRI-MRD Note Agreement and New FRI-MRD Notes may be modified under Section 4.5.

     1.57 "New FRI-MRD Notes" means the senior notes, which will be secured by the Hamlet Stock if the Hamlet Sale is not consummated on or before the Effective Date, to be issued by Reorganized FRI-MRD under the New FRI-MRD Note Agreement, in the aggregate principal amount of $75,000,000 less 133.33% of the Note Prepayment, to holders of Allowed FRI-MRD 15% Senior Discount Note Claims under Section 4.5, substantially in the form attached as Exhibit A; except, that
                                                                    ------
the form of New FRI-MRD Note Agreement and New FRI-MRD Notes may be modified under Section 4.5.

     1.58 "New Prandium Common Stock" means 5,000,000 shares of the $.01 par value common stock of Reorganized Prandium, which shall constitute 100% of Reorganized Prandium's capital stock to be issued on the Effective Date under the Plan, subject to dilution by common stock that may be issued upon the exercise of Management Options.

     1.59 " Note Prepayment" means $12,000,000 plus the Hamlet Prepayment.

     1.60 "Old FRI-MRD Common Stock" means FRI-MRD's common stock, issued and outstanding immediately before the Effective Date, together with any option, warrant, or right, contractual or otherwise, to acquire or receive that stock.

     1.61 "Old Prandium Common Stock" means Prandium's common stock, issued and outstanding immediately before the Effective Date, together with any option, warrant, or right, contractual or otherwise, to acquire or receive that stock.

     1.62 "Ordinary Course Professionals Order" means an order of the Bankruptcy Court authorizing a Debtor, in the ordinary course of business and without further Bankruptcy Court order, to employ and compensate professionals who are not directly working on the Chapter 11 Cases.

     1.63 "Other Priority Claim" means a Claim entitled to priority under
Section 507(a)(3), (4), (5), (6) or (7) of the Bankruptcy Code.

     1.64 "Other Secured Claim" means a Secured Claim other than a Secured Lender Claim or a FRI-MRD 14% Senior Secured Discount Note Claim.

     1.65 "Periodic Distribution Date" means each of (a) the Distribution Date,
(b) the first Business Day occurring at least six months after the Distribution Date, and (c) the first Business Day occurring at least six months after the immediately preceding Periodic Distribution Date.

     1.66 "Person" means an individual, corporation, partnership, joint venture, other legal entity, or governmental unit.

     1.67 "Petition Date" means the date on which the Debtors file their petitions for relief commencing the Chapter 11 Cases.

     1.68 "Plan" means this joint reorganization plan.

     1.69 "Plan Documents" means, collectively, the Rejected Contract List, the Reorganized Debtors' Charters, and a list of individuals who will serve as officers and directors of each Reorganized Debtor and a summary of their qualifications and compensation.

     1.70 "Plan Supplement" means the compilation of the Plan Documents to be filed under Section 13.9.

     1.71 "Postpetition Interest" means interest, accruing after the Petition Date, on a Claim at the non-default rate provided for in any pre-petition written agreement.

     1.72 "Prandium" means Prandium, Inc., a Delaware corporation.

     1.73 "Prandium General Unsecured Claim" means an unsecured Claim against Prandium not entitled to priority under Section 507 of the Bankruptcy Code, other than a Prandium 9-3/4% Senior Note Claim or a Prandium 10-7/8% Senior Subordinated Discount Note Claim.

     1.74 "Prandium 9-3/4% Senior Note Claim" means a Claim under a Prandium 9-3/4% Senior Note.

     1.75 "Prandium 9-3/4% Senior Note Indenture" means the indenture, dated as of January 27, 1994 (as amended), between Prandium and The Bank of New York, as successor indenture trustee, under which the Prandium 9-3/4% Senior Notes were issued.

     1.76 "Prandium 9-3/4% Senior Notes" means Prandium's 9-3/4% Senior Notes due 2002, issued and outstanding under the Prandium 9-3/4% Senior Note Indenture.

     1.77 "Prandium 10-7/8% Senior Subordinated Discount Note Claim" means a Claim under a Prandium 10-7/8% Senior Subordinated Discount Note.

     1.78 "Prandium 10-7/8% Senior Subordinated Discount Note Indenture" means the indenture, dated as of January 27, 1994 (as amended), between Prandium and State Street Bank, as successor indenture trustee, under which the Prandium 10-7/8% Senior Subordinated Discount Notes were issued.

     1.79 "Prandium 10-7/8% Senior Subordinated Discount Notes" means Prandium's 10-7/8% Senior Subordinated Discount Notes due 2004, issued and outstanding under the Prandium 10-7/8% Senior Subordinated Discount Note Indenture.

     1.80 "Prepetition Secured Loan Documents" means the Amended and Restated Loan and Security Agreement by and among Prandium, FRI-MRD, Chi-Chi's, Inc. and each of their subsidiaries, and Foothill Capital Corporation, dated as of July 19, 2000, as amended.

     1.81 "Priority Tax Claim" means a Claim entitled to priority under Section 507(a)(8) of the Bankruptcy Code.

     1.82 "Professional" means a Person employed under Section 327 of the Bankruptcy Code.

     1.83 "Professional Fee Claim" means a Professional's Claim for compensation or reimbursement of expenses, relating to services performed after the Petition Date through the Effective Date.

     1.84 "pro rata" means proportional, in the proportion that the Face Amount of a Claim in a particular Class bears to the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in that Class.

     1.85 "Rejected Contract List" means the list of executory contracts and unexpired leases to be rejected under Section 9.1.

     1.86 "Rejection Damages Deadline" means the deadline for filing a Claim based on the rejection of an executory contract or unexpired lease under the Plan.

     1.87 "Reorganized Debtor" means either Reorganized Prandium or Reorganized FRI-MRD, and "Reorganized Debtors" means, collectively, both of them.

     1.88 "Reorganized Debtors' Charters" means the amended and restated certificates of incorporation and bylaws of the Reorganized Debtors, in the form contained in the Plan Supplement.

     1.89 "Schedules" means the schedules of assets and liabilities filed in the Bankruptcy Court by the Debtors, as they may be amended.

     1.90 "Secured Claim" means a Claim that is secured by a lien on Collateral.

     1.91 "Secured Lender" means Foothill Capital Corporation.

     1.92 "Secured Lender Claims" means the Claims of the Secured Lender arising under the Prepetition Secured Loan Documents.

     1.93 "Substantial Contribution Claim" means a Claim, under Section 503(b)(3) or (4) of the Bankruptcy Code, for compensation or reimbursement of expenses incurred in making a substantial contribution in the Chapter 11 Cases.

     1.94 "Unclassified Claims" means, collectively, Administrative Claims and Priority Tax Claims.

                                   ARTICLE II
                        TREATMENT OF UNCLASSIFIED CLAIMS

     2.1  Non-Classification

     Administrative Claims and Priority Tax Claims are not classified and are not entitled to vote on the Plan.

     2.2  Administrative Claims

     Each holder of an Administrative Claim shall receive cash equal to the unpaid portion thereof on the latest of (a) the Distribution Date, (b) the date on which its Claim becomes an Allowed Claim, or (c) the date the Claim would have been due if the Chapter 11 Cases had not been commenced (without regard to any purported acceleration of the Claim). Notwithstanding the foregoing and except as provided in Section 2.3, the Debtors may pay, in the ordinary course of business, any undisputed Administrative Claim based on a liability incurred in the ordinary course of business during the Chapter 11 Cases, in accordance with the terms and conditions of any agreement relating thereto. The following
Section 2.3 governs the payment of Professional Fee Claims, Substantial Contribution Claims, and Claims for reimbursement of expenses of individual members of the Creditors' Committee.

     2.3 Professional Fees; Substantial Contribution and Other Administrative Claims

     Applications for Professional Fee Claims, Substantial Contribution Claims, Claims for reimbursement of expenses of individual members of the Creditors' Committee, and any other Administrative Claim not otherwise paid hereunder must be filed and served on the

Reorganized Debtors no later than the Administrative Claims Bar Date. The Debtors shall schedule a hearing as promptly as practicable to consider all applications so filed and shall give notice thereof and of the date to file objections thereto in accordance with Bankruptcy Rule 2016. The Disbursing Agent will pay each such Claim as soon as practicable after its allowance by the Bankruptcy Court. Notwithstanding the foregoing, (a) any Person entitled to receive compensation or reimbursement of expenses under the Ordinary Course Professionals Order may continue to receive that compensation or reimbursement without further order of the Bankruptcy Court; and (b) Section 13.5 governs the payment of Professional Fee Claims of Professionals retained by Mr. Kevin Relyea, the Secured Lender, the Majority FRI-MRD Noteholder Representative, and the Informal Committee and of the reasonable, out-of-pocket expenses of the Informal Committee's members.

     2.4  Priority Tax Claims

     The Reorganized Debtors shall pay in full and in cash each Priority Tax Claim either (at their option) (a) on the latest of (i) the Distribution Date,
(ii) the date on which it becomes an Allowed Claim or (iii) the date on which it would have been due if the Chapter 11 Cases had not been commenced (without regard to any purported acceleration of the Claim), or (b) to the extent permitted under Section 1129(a)(9) of the Bankruptcy Code, over six years from the assessment date thereof in equal annual installments, including interest on the unpaid portion of the Claim, accruing from the Effective Date at the rate provided by 26 U.S.C. (S) 6621.

                                   ARTICLE III
                     CLASSIFICATION OF CLAIMS AND INTERESTS

     The Plan places all Claims and Interests, except Unclassified Claims provided for in Article II, in the Classes listed below.

--------------------------------------------------------------------------------
                  Class                                  Status
--------------------------------------------------------------------------------
Class 1 - Other Priority Claims             Unimpaired - deemed to have accepted
                                            the Plan and not entitled to vote.
--------------------------------------------------------------------------------
Class 2 - Secured Lender Claims             Unimpaired - deemed to have accepted
                                            the Plan and not entitled to vote.
--------------------------------------------------------------------------------
Class 3 - Other Secured Claims              Unimpaired - deemed to have accepted
  (Each Other Secured Claim shall           the Plan and not entitled to vote.
constitute a separate Class numbered 3.1,
3.2, 3.3, etc.)
--------------------------------------------------------------------------------
Class 4 - FRI-MRD 14% Senior Secured        Impaired - entitled to vote.
Discount Note Claims
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                Class                                   Status
--------------------------------------------------------------------------------
Class 5 - FRI-MRD 15% Senior Discount      Impaired - entitled to vote.
Note Claims
--------------------------------------------------------------------------------
Class 6 - FRI-MRD General                  Unimpaired - deemed to have accepted
 Unsecured Claims                          the Plan and not entitled to vote.
--------------------------------------------------------------------------------
Class 7 - Old FRI-MRD Common Stock         Unimpaired - deemed to have accepted
                                           the Plan and not entitled to vote.
--------------------------------------------------------------------------------
Class 8 - Prandium  9-3/4% Senior          Impaired - entitled to vote.
 Note Claims
--------------------------------------------------------------------------------
Class 9 - Prandium General                 Unimpaired - deemed to have accepted
 Unsecured Claims                          the Plan and not entitled to vote.
--------------------------------------------------------------------------------
Class 10 - Prandium 10-7/8%                Impaired - deemed to have rejected
Senior Subordinated Discount Note Claims   the Plan and not entitled to vote.
--------------------------------------------------------------------------------
Class 11 - Old Prandium Common Stock       Impaired - deemed to have rejected
                                           the Plan and not entitled to vote.
--------------------------------------------------------------------------------

                                   ARTICLE IV
                        TREATMENT OF CLAIMS AND INTERESTS

     4.1  Class 1 - Other Priority Claims

               (i) Claims in Class: Class 1 is comprised of all Other Priority Claims.

               (ii) Treatment: Each holder of an Allowed Other Priority Claim shall receive cash equal to the full amount thereof, on the latest of (i) the Distribution Date, (ii) the date on which the Claim becomes an Allowed Claim, or
(iii) the date on which the Claim would have been due if the Chapter 11 Cases had not been commenced (without regard to any purported acceleration of the Claim).

     4.2  Class 2 - Secured Lender Claims

               (i) Claims in Class: Class 2 is comprised of all Secured Lender Claims.

               (ii) Treatment: On the Distribution Date, all of the Debtors' obligations to the Secured Lender under the Prepetition Secured Loan Documents shall be satisfied in full with the proceeds of the New Financing in accordance with the terms of the Prepetition Secured Loan Documents.

     4.3  Class 3 - Other Secured Claims

               (i) Claims in Class: Class 3 is comprised of all Other Secured Claims.

               (ii) Subclassification: Each Other Secured Claim shall constitute a separate Class numbered 3.1, 3.2, 3.3, etc.

               (iii) Treatment: At the option of the Debtors, each Other Secured Claim shall be treated as follows: (i) the Claim will be paid in full and in cash, together with interest and reasonable fees, costs or charges, if any, payable under section 506(b) of the Bankruptcy Code, on the latest of (A) the Distribution Date, (B) the date on which the Claim becomes an Allowed Claim or
(C) the date on which the Claim would have been due if the Chapter 11 Cases had not been commenced (without regard to any purported acceleration of the Claim);
(ii) the holder of the Claim will receive the Collateral securing the Claim; or
(iii) the Claim will be treated in any other manner that will leave it unimpaired, as that term is used in Section 1124 of the Bankruptcy Code.

     4.4  Class 4 - FRI-MRD 14% Senior Secured Discount Note Claims

               (i) Claims in Class: Class 4 is comprised of all Allowed FRI-MRD 14% Senior Secured Discount Note Claims.

               (ii) Treatment: On the Effective Date, FRI-MRD 14% Senior Secured Discount Note Claims shall be deemed Allowed in the aggregate principal amount of $24,000,000 plus accrued and unpaid interest. On the Distribution Date, each holder of an Allowed FRI-MRD 14% Senior Secured Discount Note Claim shall receive its pro rata share of $18,000,000.

     4.5  Class 5 - FRI-MRD 15% Senior Discount Note Claims

               (i) Claims in Class: Class 5 is comprised of all Allowed FRI-MRD 15% Senior Discount Note Claims.

               (ii) Treatment: On the Effective Date, FRI-MRD 15% Senior Discount Note Claims shall be deemed Allowed in the aggregate principal amount of $75,000,000 plus accrued and unpaid interest. On the Distribution Date, each holder of an Allowed FRI-MRD 15% Senior Discount Note Claim shall receive its pro rata share of (i) the New FRI-MRD Notes and (ii) the Note Prepayment.

               (iii) Form of New FRI-MRD Notes and Note Agreement: The New FRI-MRD Notes and New FRI-MRD Note Agreement shall be issued in an aggregate principal amount of $75 million less 133.33% of the Note Prepayment and will be in substantially the form attached as Exhibit A; except, that if the Debtors reasonably believe that the issuance of the New FRI-MRD Notes under the New FRI-MRD Note Agreement would violate applicable securities law, then the Debtors, with the consent of the Majority FRI-

MRD Noteholder Representative and Informal Committee, which consent shall not be unreasonably withheld, may modify the form of New FRI-MRD Notes and New FRI-MRD Note Agreement so as to comply with that law.

     4.6  Class 6 - FRI-MRD General Unsecured Claims

               (i) Claims in Class: Class 6 is comprised of all FRI-MRD General Unsecured Claims.

               (ii) Treatment: Each holder of an Allowed FRI-MRD General Unsecured Claim shall receive cash equal to the unpaid portion thereof, plus Postpetition Interest if necessary to leave unaltered the legal, equitable and contractual rights of such holder, on the latest of (i) the Distribution Date,
(ii) the date on which its Claim becomes an Allowed Claim or (iii) the date on which the Claim would have been due if the Chapter 11 Cases had not been commenced (without regard to any purported acceleration of the Claim).

     4.7  Class 7 - Old FRI-MRD Common Stock

               (i) Interest in Class: Class 7 is comprised of all Interests in Old FRI-MRD Common Stock.

               (ii) Treatment: On the Effective Date, the legal, equitable, and contractual rights of the holder of Old FRI-MRD Common Stock shall be unaltered.

     4.8  Class 8 - Prandium 9-3/4% Senior Note Claims

               (i) Claims in Class: Class 8 is comprised of all Prandium 9-3/4% Senior Note Claims.

               (ii) Treatment: On the Effective Date, Prandium 9-3/4% Senior Note Claims not held by Prandium shall be deemed Allowed in the aggregate principal amount of $103,456,000 plus accrued and unpaid interest. On the Distribution Date, each holder of an Allowed Prandium 9-3/4% Senior Note Claim shall receive its pro rata share of the New Prandium Common Stock.

               (iii) Notes held by Prandium: All Prandium 9-3/4% Senior Notes held by Prandium shall be cancelled, and Prandium shall not receive or retain any property or interest in property on account thereof.

     4.9  Class 9 - Prandium General Unsecured Claims

               (i) Claims in Class: Class 9 is comprised of all Prandium General Unsecured Claims.

               (ii) Treatment: Each holder of an Allowed Prandium General Unsecured Claim shall receive cash equal to the unpaid portion thereof, plus Postpetition Interest if necessary to leave unaltered the legal, equitable and contractual rights of such holder, on the latest of (a) the Distribution Date,
(b) the date on which the Claim becomes an Allowed Claim or (c) the date on which the Claim would have been due if the Chapter 11 Cases had not been commenced (without regard to any purported acceleration of the Claim).

     4.10 Class 10 - Prandium 10-7/8% Senior Subordinated Discount Note Claims.

               (i) Claims in Class: Class 10 is comprised of all Prandium 10-7/8% Senior Subordinated Discount Note Claims.

               (ii) Treatment: On the Effective Date, the Prandium 10-7/8% Senior Subordinated Discount Notes shall be cancelled. Holders of Prandium 10-7/8% Senior Subordinated Discount Note Claims shall not receive or retain any property or interest in property on account thereof.

     4.11 Class 11 - Old Prandium Common Stock

               (i) Interests in Class: Class 11 is comprised of all Interests in Old Prandium Common Stock and Claims related thereto.

               (ii) Treatment: On the Effective Date, all Old Prandium Common Stock and all options or other rights to acquire Old Prandium Common Stock shall be cancelled. Holders of Interests in Old Prandium Common Stock or Claims relating thereto shall not receive or retain any property or interest in property on account thereof.

                                    ARTICLE V
                       ALLOWANCE AND RESOLUTION OF CLAIMS

     5.1  Allowed Claims

     Notwithstanding any contrary provision herein, the Disbursing Agent shall make distributions only on account of Allowed Claims. No holder of a Disputed Claim will receive any distribution on account thereof until and to the extent that its Disputed Claim becomes an Allowed Claim. At the Reorganized Debtors' request, the Disbursing Agent shall withhold distributions otherwise due hereunder to the holder of a Claim until the Claims Objection Deadline, to enable the Reorganized Debtors to determine whether to object to the Claim. The Disbursing Agent will establish a reserve for Disputed Claims in accordance with
Section 7.5. The presence of a Disputed Claim in any Class will not be a cause to delay distribution to Allowed Claims in that Class or in other Classes, so long as a reserve is created for the Disputed Claim in accordance herewith. Any holder of a Claim that becomes an Allowed Claim after the Distribution Date will receive its distribution on the next Periodic Distribution Date.

     5.2  Full Satisfaction

     The Disbursing Agent shall make, and each holder of a Claim shall receive, the distributions provided for in the Plan in full satisfaction and discharge of the Claim.

     5.3  Postpetition Interest

     Except as otherwise expressly provided herein, no holder of a Claim shall be entitled to or receive Postpetition Interest.

     5.4  Alternative Treatment

     Notwithstanding any contrary provision herein, any holder of an Allowed Claim may receive, instead of the distribution or treatment to which it is entitled hereunder, any less favorable distribution or treatment to which it and the Debtor obligated on its Claim may agree in writing, except that any change in treatment shall be subject to the Informal Committee's and Majority FRI-MRD Noteholder Representative's approval.

     5.5  Claims Objection Deadline; Prosecution of Objections

     Either Debtor or Reorganized Debtor may file an objection to a Claim until the Claims Objection Deadline.

     5.6  Claim Resolution

     After the Effective Date, the Reorganized Debtors may settle, without Bankruptcy Court approval, any Disputed Claim or claim or cause of action of the Estates.

     5.7  Indenture Trustee Charging Lien

     On the Distribution Date, the Reorganized Debtors shall pay in full satisfaction of any lien or other priority in payment or right available to The Bank of New York, as successor collateral agent to IBJ Schroeder Bank and Trust Company under the FRI-MRD 14% Senior Secured Discount Note Agreement and as successor trustee to IBJ Schroeder Bank and Trust Company under the Prandium 9-3/4% Senior Note Indenture, its reasonable fees, costs and expenses. Distributions to holders of FRI-MRD 14% Senior Secured Discount Notes and Prandium 9-3/4% Senior Notes under the Plan will not be reduced on account of the payments made under this paragraph. The Bankruptcy Court shall resolve any dispute as to fees and expenses to be paid under this Section.

                                   ARTICLE VI
                      MEANS FOR IMPLEMENTATION OF THE PLAN

     6.1  Plan Funding

     The Debtors will pay the cash payments to holders of Class 4 and Class 5 Claims, respectively, with funds segregated for that purpose, including the Net Proceeds of the Hamlet Sale if consummated on or before the Effective Date, other asset sales, and cash on hand. The Debtors will fund all other cash payments under the Plan with any segregated funds remaining after making the payments described above, funds generated by the operation of the Debtors' non-debtor subsidiaries, and cash on hand.

     6.2  New FRI-MRD Notes and New Prandium Common Stock

     On the Effective Date, Reorganized FRI-MRD will issue the New FRI-MRD Notes and Reorganized Prandium will issue the New Prandium Common Stock and make them available for distribution in accordance herewith. All shares of New Prandium Common Stock shall be, on issuance, fully paid and non-assessable. The holders thereof shall have no preemptive or other rights to subscribe for additional shares.

     6.3  New Financing

     The New Financing shall become effective on the Effective Date. On the Effective Date, the Reorganized Debtors shall use a portion of the financing available under the New Financing to pay or otherwise satisfy or retire all amounts due to the Secured Lender on account of its Class 2 Claims.

     6.4  Cancellation of Debt Securities and Old Prandium Common Stock

     On the Effective Date, the promissory notes, share certificates, and other instruments evidencing the Debt Securities and the Old Prandium Common Stock shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtors thereunder shall be discharged and released.

     6.5  Hamlet Sale

     If the Hamlet Sale has not been consummated on or before the Confirmation Date, then after the Confirmation Date, the Debtors may take all action necessary or appropriate to consummate the Hamlet Sale, including, without limitation, authorizing the commencement of chapter 11 cases for Hamlet and its subsidiaries. If the Hamlet Sale is consummated on or before the Effective Date, the terms and conditions of the sale must be reasonably satisfactory to the Majority FRI-MRD Noteholder Representative. If the Hamlet Sale is consummated on or before the Effective Date, the Net Proceeds of the Hamlet Sale shall be segregated in a separate account for the benefit of the holders of FRI-MRD 15% Senior Discount Notes until utilized to make the cash distribution under Section
4.5. If the Hamlet Sale is consummated after the Effective Date, the sale will be subject to the terms and conditions of the New FRI-MRD Note Agreement. If the Hamlet Sale is consummated after the Effective Date, the Net Proceeds of the Hamlet Sale shall be paid to the holders of New FRI-MRD Notes under the New FRI-MRD Note Agreement, and the holders of New FRI-MRD Notes shall release the pledge of the Hamlet Stock granted under the New FRI-MRD Note Agreement upon the closing of the Hamlet Sale and the payment of the Net Proceeds. The confirmation of the Plan shall be deemed to constitute any requirement otherwise imposed by applicable nonbankruptcy law to obtain the approval of Reorganized Prandium's stockholders with respect to the Hamlet Sale after the Effective Date.

                                   ARTICLE VII
                       PROVISIONS GOVERNING DISTRIBUTIONS

     7.1  Disbursing Agent

     Except as otherwise provided in Section 7.2, Reorganized Prandium shall serve, without bond, as disbursing agent under the Plan (the "Disbursing Agent"), unless at any time before the Confirmation Hearing, the Debtors designate another Person to serve as Disbursing Agent. The Disbursing Agent shall make all distributions required under the Plan and may employ other Persons to assist in the performance of its duties.

     7.2  Distributions to Holders of Debt Securities Claims

             (i)   Distributions to Indenture Trustees / Agents

     Notwithstanding any contrary provision hereof, the Disbursing Agent shall make all distributions provided for under the Plan on account of Debt Securities Claims to the respective indenture trustee or agent, who shall make distributions as promptly as practicable to the holders of those claims in accordance with the provisions of this Plan and the applicable indenture or note agreement. The Reorganized Debtors shall pay the reasonable fees and expenses of the indenture trustee and agent for making distributions under the Plan.

             (ii)  Surrender of Securities or Instruments

     On or before the Distribution Date, or as soon as practicable thereafter, each holder of a certificate evidencing a Debt Securities Claim shall surrender the certificate to the respective indenture trustee or agent, in accordance with the procedures set forth in the indenture or note agreement governing the applicable Debt Security, and the certificate shall be cancelled. No holder of a Debt Securities Claim shall receive any distribution under the Plan until the surrender of the certificate evidencing a Debt Security or the delivery of a reasonably satisfactory affidavit of loss and indemnity. Any holder who fails to surrender its certificate or to deliver a reasonably satisfactory affidavit of loss and indemnity on or before the date that is 18 months after the Effective Date shall forfeit all rights and Claims in respect of the Debt Security and shall not participate in any distribution hereunder. All New Prandium Common Stock so forfeited shall revest in Reorganized Prandium as treasury shares. All other property (including interest or dividends accrued thereon) in respect of forfeited distributions shall revert to the appropriate Reorganized Debtor, notwithstanding any federal or state escheat law to the contrary.

             (iii) Distribution Record Date

     At the close of business on the Distribution Record Date, the transfer ledgers for the Debt Securities shall be closed, and there shall be no further changes in the record holders of the Debt Securities. Neither the Reorganized Debtors, the Disbursing Agent, nor the indenture trustees or agents shall be obligated to recognize any transfer of Debt Securities occurring after the Distribution Record Date. They may instead recognize and deal for all purposes hereunder only with the record holders identified on the transfer ledgers as of the close of business on the Distribution Record Date.

     7.3  Means of Cash Payment

     The Disbursing Agent may make payments under this Plan by checks drawn on or wire transfers from a domestic bank selected by it. The Disbursing Agent shall make payments of $250,000 or more by wire transfer to any Person entitled thereto who so requests, in a writing received by the Disbursing Agent not later than five Business Days after the Confirmation Date. The Disbursing Agent may make distributions to creditors in a foreign jurisdiction in funds and in the manner as necessary or customary in that jurisdiction.

     7.4  Delivery of Distributions

     The Disbursing Agent shall make distributions to each holder of an Allowed Claim (a) at the address shown on the list of creditors filed with the petitions commencing the Chapter 11 Cases, (b) at the address listed in the Schedules if different than the address shown on the list of creditors filed with the petitions commencing the Chapter 11 Cases, (c) if a proof of claim is filed, and the address is different than that listed in the Schedules, at the address set forth in the proof of claim, or (d) in the case of the holder of a Debt Securities Claim, as set forth above, if there is a trustee or agent.

     7.5  Distribution Reserve

             (i)   Distribution Reserve; Estimation of Claims

                   (1) On the Effective Date, if necessary to reserve for Disputed Claims, the Disbursing Agent shall establish the Distribution Reserve. The Distribution Reserve shall initially include cash, New FRI-MRD Notes and New Prandium Common Stock in amounts sufficient to distribute to each holder of a Disputed Claim the full amount that it would receive hereunder if its Claim should ultimately become an Allowed Claim.

                   (2) Notwithstanding the foregoing, the Disbursing Agent may move for a Bankruptcy Court order estimating any Disputed Claim and, if the Bankruptcy Court enters such an order, may adjust the amount held in the Distribution Reserve on account of that Disputed Claim in accordance therewith. The estimated amount of any Disputed Claim so determined by the Bankruptcy Court will constitute the maximum recovery that the holder thereof may recover after the ultimate liquidation of its Disputed Claim.

                   (3) After any Disputed Claim becomes an Allowed Claim, the Disbursing Agent shall, on the next Periodic Distribution Date, make the distributions that would have been made to such holder if the Disputed Claim had been an Allowed Claim on or before the Effective Date (or, if less, the amount thereof estimated in accordance with the immediately preceding subparagraph (2)) plus any interest, dividends or other distribution earned thereon.

                   (4) The Disbursing Agent may, in its sole discretion, make other adjustments as it determines appropriate in the amount held in the Distribution Reserve and shall distribute, in accordance with this Plan's provisions, all amounts that become available for distribution as a result of the allowance or disallowance of Disputed Claims.

             (ii)  Revesting of Distribution Reserve.

             If a Disputed Claim becomes either (i) a Disallowed Claim or (ii) an Allowed Claim in an amount less than the amount held as the Distribution Reserve on account thereof, the amount attributable to the Claim's disallowed portion shall revert to the Reorganized Debtors.

     7.6  Distributions Relating to Allowed Insured Claims.

     If any Claim otherwise payable hereunder is covered by an insurance policy held by the Debtors, the Debtors may satisfy the Claim, in whole or in part, with the proceeds of the policy.

     7.7  Fractional Distributions

     Notwithstanding any provision of this Plan to the contrary, Reorganized Prandium shall issue only whole shares of New Prandium Common Stock, and Reorganized FRI-MRD shall issue New FRI-MRD Notes only in denominations of $1.00 or integral multiples thereof.

     The number of shares of New Prandium Common Stock that any Person is entitled to receive hereunder shall be rounded as follows: (a) fractions of 1/2 or greater shall be rounded to the next greater whole number, and (b) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of New Prandium Common Stock to be issued and outstanding on the Effective Date shall be adjusted as necessary to account for these rounding provisions. No Person shall be entitled to any consideration on account of a fractional share that is rounded down and not issued.

     The principal amount of New FRI-MRD Notes that any Person is entitled to receive hereunder shall be rounded as follows: (a) $.50 or greater shall be rounded to the next higher $1.00 increment, and (b) less than $.50 shall be rounded to the next lower $1.00 increment. The aggregate principal amount of New FRI-MRD Notes shall be adjusted as necessary to account for these rounding provisions. No Person shall be entitled to any consideration on account of any principal note amount that is rounded down and not issued.

     7.8  Withholding and Reporting Requirements

     In making distributions, the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority.

     7.9  Defenses; Setoffs

     Any defenses, counterclaims, rights of set off or recoupment of either Debtor with respect to a Claim shall vest in and inure to the benefit of the respective Reorganized Debtor. To the extent permitted by law, the Disbursing Agent may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made in respect thereof, claims of any nature whatsoever that any Debtor or Reorganized Debtor may have against the Claim's holder, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release of a claim or cause of action of either Reorganized Debtor.

     7.10 Exemption from Certain Transfer Taxes

     In accordance with Section 1146(c) of the Bankruptcy Code, neither the issuance, transfer, or exchange of a security or the delivery of an instrument of transfer under this Plan shall be taxed under any law imposing a stamp tax or similar tax. The Confirmation Order shall direct all governmental officials and agents to forego the assessment and collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without payment of such tax or other governmental assessment.

                                  ARTICLE VIII
                       CORPORATE GOVERNANCE AND MANAGEMENT
                           OF THE REORGANIZED DEBTORS

     8.1  Administration Pending Effective Date

     The Debtors shall continue to operate their business as debtors in possession until the Effective Date.

     8.2  Directors and Officers of Reorganized Debtors

     The officers of each of the Debtors shall serve as the officers of the respective Reorganized Debtor. The initial members of the Board of Directors of Reorganized Prandium shall consist of Reorganized Prandium's Chief Executive Officer, three directors designated by the Informal Committee, and one independent director designated by the Majority FRI-MRD Noteholder Representative. The Majority FRI-MRD Noteholder Representative shall be entitled to designate one independent member of the Board of Directors of Reorganized Prandium, who shall be a third party unaffiliated with the Majority FRI-MRD Noteholder Representative or any holder of the New FRI-MRD Notes, until the New FRI-MRD Notes are paid in full. The Plan Supplement shall include a list of the individuals who will serve as directors of Reorganized Prandium and Reorganized FRI-MRD on and after the Effective Date and a summary of their qualifications. On the Effective Date, the individuals then acting as Prandium's directors (other than those designated to serve as directors of Reorganized Prandium) shall be deemed to have resigned.

     8.3  Management Stock Option Plan

     On the Effective Date, Reorganized Prandium shall adopt the Management Stock Option Plan, which shall authorize the issuance of options, that, on exercise, shall provide for the issuance of 10% of the New Prandium Common Stock on a fully diluted basis. By voting to accept the Plan, all holders of Prandium 9-3/4% Senior Note Claims shall be deemed to have ratified and approved the Management Stock Option Plan in their capacity as stockholders of Reorganized Prandium. The Board of Directors of Reorganized Prandium may amend the Management Stock Option Plan in accordance with the terms thereof and any such modification or amendment shall not require an amendment to the Plan. Eighty percent of the Management Options to be issued under the Management Stock Option Plan will be issued on the Effective Date. The Board of Directors of Reorganized Prandium shall distribute the remaining 20% of the Management Options at its discretion.

     8.4  Reorganized Debtors' Charters

     On the Effective Date, the Reorganized Debtors' Charters will become effective. The Reorganized Debtors' Charters shall provide for, among other things, the authorization and issuance of the New Prandium Common Stock, Management Options, and other provisions necessary to facilitate the Plan's consummation, including provisions prohibiting the issuance of non-voting equity securities in accordance with Section 1123(a)(6) of the Bankruptcy Code.

     8.5  Corporate Action

     After the Confirmation Date, all terms of this Plan may be put into effect and carried out without further action by the directors or stockholders of either Debtor or Reorganized Debtor, who shall be deemed to have unanimously approved the Plan and all agreements and transactions provided for or contemplated herein, including, without limitation: (i) the adoption of the Reorganized Debtors' Charters, (ii) the initial selection of the Reorganized Debtors' directors and officers, (iii) the issuance and distribution of the New FRI-MRD Notes, New Prandium Common Stock, and Management Options and all documents related thereto, and (iv) the entry into the New Financing Facility.

                                   ARTICLE XI
              TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     9.1  Assumption and Rejection of Contracts and Leases

     On the Effective Date, the Reorganized Debtors shall (i) assume the executory contracts and unexpired leases on the Assumed Contract List, and (ii) reject the executory contracts and unexpired leases on the Rejected Contract List. The Reorganized Debtors shall assume any executory contract or unexpired lease not appearing on either the Assumed Contract or Rejected Contract List. Notwithstanding the foregoing, if the Plan specifically provides for the modification of any agreement to which a Debtor is a party, those specific terms will control the parties' rights thereunder. Each Debtor reserves its right to amend the Assumed Contract and Rejected Contract Lists at any time before the Confirmation Hearing, except that neither Debtor shall have the right to delete from the Assumed Contract List any of the contracts that are identified thereon by an asterisk (*).

     9.2  Payments Related to Assumption of Contracts and Leases

     Any monetary amounts by which any executory contract and unexpired lease to be assumed under the Plan is in default shall be satisfied, under Section 365(b)(1) of the Bankruptcy Code, by Cure. If the Assumed Contract List indicates a specific Cure amount with respect to a contract or lease, the payment of the amount so specified shall be conclusively deemed to constitute Cure with respect to that contract or lease, and no other payment or performance on account of a prepetition default thereunder shall be required. If the amount so specified is zero, no payment shall be required. Notwithstanding the foregoing, if the other party to a contract or lease on the Assumed Contract List files, no later than the Rejected Damages Deadline, an objection disputing the Cure amount so specified with respect to its contract or lease, or otherwise raising an objection as to (i) the nature or amount of any Cure, (ii) the ability of the Reorganized Debtor to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter relating to assumption, Cure shall occur following the entry of a Final Order by the Bankruptcy Court resolving the dispute and approving the assumption.

     9.3  Rejection Damages Deadline

     The Rejection Damages Deadline shall be the 45th day after the Confirmation Date (or any later date that the Bankruptcy Court may set). Any Claim not filed by the Rejection Damages Deadline shall be deemed waived and forever barred.

     9.4  Indemnification Obligations

     The Debtors' obligations to indemnify their present and former directors, officers, or employees under their certificates of incorporation, by-laws, employee-indemnification policies, state law, or any agreement shall survive and be unaffected by the Plan's confirma-tion, regardless of whether the right to indemnification arose before or after the Petition Date.

     9.5  Insurance Policies

     The Debtors' insurance policies and any agreement, document or instrument relating thereto, including, without limitation, any related retrospective premium rating plan, shall be deemed to be and treated as executory contracts that are assumed under Section 9.1 of the Plan.

     9.6  Compensation and Benefit Programs; Retiree Benefits

     All existing employment and severance agreements and employee plans, practices, programs, and policies of the Debtors, other than any plan governing or relating to the Old Prandium Common Stock, shall be deemed to be and treated as executory contracts that are assumed under Section 9.1 of the Plan, subject to the Debtors' rights under non-bankruptcy law to amend or terminate any of them. The Debtors' obligation, if any, to pay "retiree benefits," as that term is defined in section 1114(a) of the Bankruptcy Code, shall continue, subject to the Debtors' rights with respect thereto.

                                    ARTICLE X
                 CONDITIONS PRECEDENT TO THE PLAN'S CONSUMMATION

     10.1 Conditions to Effective Date

         The occurrence of the Effective Date is subject to the satisfaction or due waiver of each of the following conditions precedent:

               (i) The Bankruptcy Court must have entered the Confirmation Order, in form and substance satisfactory to the Debtors, the Informal Committee, and the Majority FRI-MRD Noteholder Representative. The Confirmation Order must, among other things, establish the Administrative Claims Bar Date and the Rejection Damages Deadline;

               (ii) Prior to or simultaneously with the effectiveness of the Plan, all conditions precedent to the New Financing, in form and substance satisfactory to the Debtors, the Informal Committee, and the Majority FRI-MRD Noteholder Representative, shall have been satisfied or waived in accordance therewith other than any condition of the Plan's effectiveness; and

               (iii) Prior to or simultaneously with the effectiveness of the Plan, all conditions precedent to the Management Stock Option Plan and the New FRI-MRD Note Agreement, each in form and substance satisfactory to the Debtors, the Informal Committee and the Majority FRI-MRD Noteholder, shall have been satisfied or waived in accordance therewith other than any condition of the Plan's effectiveness.

     10.2 Waiver of Conditions

     The Debtors, the Informal Committee, and the Majority FRI-MRD Noteholder Representative may jointly waive, in whole or in part, any condition in Section 10.1, without notice and without a hearing. The failure to satisfy any condition not so waived will preclude the Effective Date's occurrence, regardless of the circumstances giving rise to the failure (including any action or inaction by the Debtors). The waiver of a condition in section 10.1 shall not constitute a waiver of any other condition.

     10.3 Effect of Failure of Conditions

     If a condition in Section 10.1 has not been satisfied or waived on or before July 30, 2002 (or any later date agreed to in writing by the Debtors, the Informal Committee, and the Majority FRI-MRD Noteholder Representative), (a) the Debtors shall file a notice that the Effective Date has not occurred with the Bankruptcy Court, and serve it on the United States Trustee, the Informal Committee, and the Majority FRI-MRD Noteholder Representative; (b) the Confirmation Order shall be vacated; (c) no distributions under the Plan shall be made; (d) the Debtors and all holders of Claims and Interests shall be restored to the position they were in as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred, (e) the Debtors' obligations with respect to all Claims and Interests shall remain unchanged, and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Interest by, against, or in the Debtors or any other Person or prejudice in any manner the rights of the Debtors or any Person in further proceedings involving the Debtors and (f) all votes to accept or reject the Plan shall be deemed withdrawn.

                                   ARTICLE XI
                            MODIFICATION; WITHDRAWAL

     The Debtors may modify the Plan either before or after its confirmation, to the fullest extent permitted under Section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019, with the prior written consent of the Informal Committee and the Majority FRI-MRD Noteholder Representative. The Debtors may withdraw the Plan at any time before the Effective Date.

                                   ARTICLE XII
                            RETENTION OF JURISDICTION

     Except as provided in the following sentence, under Section 1142 of the Bankruptcy Code, and notwithstanding the Plan's Confirmation and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of or related to the Chapter 11 Cases and the Plan, to the fullest extent permitted by law. Notwithstanding anything in the Plan, including this Article XII, or the Disclosure Statement to the contrary, the Bankruptcy Court shall not have or retain jurisdiction, of any kind, over the New Financing.

                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS

     13.1 Discharge of Debtors

     On the Effective Date, the Debtors shall be discharged of all liability for the payment of any Claims that were incurred before the Effective Date to the fullest extent provided by Section 1141 of the Bankruptcy Code, except that any liability imposed by or assumed under the Plan shall not be discharged.

     13.2 Revesting of Assets; Release of Liens

     The property of the Estates, other than property to be distributed under the Plan, shall revest in the Reorganized Debtors on the Effective Date. Thereafter, the Reorganized Debtors may operate their business, retain and compensate Professionals for post-Effective Date services, and use, acquire and dispose of property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court. As of the Effective Date, all of the Reorganized Debtors' property shall be free and clear of all Liens, Claims and interests, except as specifically provided in the Plan or the Confirmation Order.

     13.3 Waiver of Actions

     As of and subject to the occurrence of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their Estates, waive and release any claim under Sections 510, 542, 544, 545, 547, 548, 549, 550, 551 or
553 of the Bankruptcy Code that any of them may have against any Person, other than a Person asserting a Disputed Claim.

     13.4 Term of Injunctions or Stays

     Unless otherwise provided herein, all injunctions or stays in effect in the Chapter 11 Cases, either by virtue of Sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, shall remain in full force and effect until the Effective Date.

     13.5 Fees and Expenses of Informal Committee, Majority FRI-MRD Noteholder Representative, Secured Lender and the Debtors' Officers

     On the Effective Date, the Reorganized Debtors shall pay, as Allowed Administrative Claims, the reasonable fees and expenses incurred by the respective counsel of the Informal Committee, the Secured Lender, the Majority FRI-MRD Noteholder Representative, and Mr. Kevin Relyea (to the extent approved by Prandium's Board of Directors but in no event more than $45,000) in accordance with their respective agreements with Prandium, without application by or on behalf of those professionals to the Bankruptcy Court and without notice and a hearing, unless otherwise ordered by the Bankruptcy Court. The

Reorganized Debtors shall likewise pay the reasonable out-of-pocket expenses of the Informal Committee's members (other than attorney fees (if any) incurred by an Informal Committee member, for which the Debtors shall not be liable). The Bankruptcy Court shall resolve any dispute as to the fees and expenses to be paid to a Professional or Informal Committee member under this Section 13.5.

     13.6 Termination of Committees' Duties

         On the Effective Date, the duties of all Committees shall terminate, except with respect to any pending appeal of an order entered in the Chapter 11 Cases, the prosecution of Professional Fee Claims, and any appeal of an order in the Chapter 11 Cases.

     13.7 Exculpation and Limitation of Liability

     To the maximum extent permitted by law, none of the Debtors, the Reorganized Debtors, the Estates, the Committees, the trustees or agents of the Debt Securities, the Majority FRI-MRD Noteholder Representative, the Secured Lender, nor any of their employees, officers, directors, agents, members, representatives, or the Professionals employed or retained by any of them, whether or not by Bankruptcy Court order (each, an "Indemnified Person"), shall have or incur liability to any Person for an act taken or omission made in good faith in connection with or related to the formulation of the Plan, the Disclosure Statement, or a contract, instrument, release, or other agreement or document created in connection therewith, the solicitation of acceptances for or confirmation of the Plan, or the consummation and implementation of the Plan and the transactions contemplated therein. Each Indemnified Person shall in all respects be entitled to reasonably rely on the advice of counsel with respect to its duties and responsibilities under the Plan.

     13.8 Binding Effect

     The Plan shall be binding on and inure to the benefit of the Debtors, all present and former holders of Claims against and Interests in the Debtors, their respective successors and assigns, including the Reorganized Debtors, and all other parties in interest in the Chapter 11 Cases. The rights, benefits and obligations of any Person named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of that Person.

     13.9 Plan Supplement

     The Debtors shall file the Plan Supplement with the Clerk of the Bankruptcy Court at least five Business Days before the date of the commencement of the Confirmation Hearing. Any Person may examine the Plan Supplement in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Old Prandium Common Stock may obtain a copy of the Plan Supplement on written request to the Debtors.

     13.10 Payment of Statutory Fees

     On or before the Effective Date, the Debtors shall pay all fees due under 28 U.S.C. (S)1930, as determined by the Bankruptcy Court at the Confirmation Hearing. After the Effective Date, the Reorganized Debtors shall pay all such fees arising before the closing of the Chapter 11 Cases.

     13.11 Severability of Plan Provisions

     If, before confirmation, the Bankruptcy Court holds that any Plan provision is invalid, void, or unenforceable, the Debtors, with the Informal Committee's and the Majority FRI-MRD Noteholder Representative's consent, may amend or modify the Plan to correct the defect, by amending or deleting the offending provision or otherwise, or withdraw the Plan. The Confirmation Order shall constitute a judicial determination that each Plan provision, as it may have been amended or modified in accordance with the foregoing, is valid and enforceable.

     13.12 Consents

     Each provision herein that requires or permits a Person to give its approval or consent or make a determination that a document or transaction is satisfactory, and any other provision of similar import, shall be construed to permit the Person to give its approval or consent or make the required determination in its absolute and sole discretion, in the exercise of good faith.

     13.13 Computation of Time

     Bankruptcy Rule 9006(a) governs the computation of any period of time prescribed or allowed by the Plan.

     13.14 Notices to Debtors

     Any notice, request, or demand required or permitted to be given to the Debtors under the Plan shall be (i) in writing; (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) first class mail, or (e) facsimile transmission; and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

           PRANDIUM, INC.
           2701 Alton Parkway
           Irvine, CA 92606
           Att'n:  Corporate Secretary
           Telephone:    (949) 863-8500
           Facsimile:    (949) 474-8212
     with a copy to:

          SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
          300 South Grand Avenue
          Los Angeles, California 90071
          Att'n:  Richard Levin
                  Peter W. Clapp
          Telephone:  (213) 687-5000
          Facsimile:  (213) 687-5600

                  - and -

          KLEE, TUCHIN, BOGDANOFF & STERN, LLP
          1880 Century Park East, Suite 200
          Los Angeles, CA 90067
          Att'n:  David M. Stern
          Telephone:  (310) 407-4025
          Facsimile:  (310) 407-9090

                  - and -

          PAUL, WEISS, RIFKIND, WHARTON & GARRISON
          1285 Avenue of the Americas
          New York, New York 10019-6064
          Att'n:  Alan Kornberg
          Telephone:  (212) 373-3000
          Facsimile:  (212) 757-3990

                                   ARTICLE XIV
                ACCEPTANCE OR REJECTION OF THE PLAN; CONFIRMATION

     The Debtors request that the Bankruptcy Court confirm the Plan under
Section 1129(b) of the Bankruptcy Code.

Dated:  May __, 2002
        Irvine, California

                                        PRANDIUM, INC.

                                        By:   __________________________________
                                              Name:
                                              Title:

                                        FRI-MRD CORPORATION

                                        By:   __________________________________
                                              Name:
                                              Title:
                                        SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

                                        Attorneys for Prandium, Inc. and FRI-MRD
                                              Corporation

                                        By:_____________________________________
                                              Richard Levin
                                              Peter W. Clapp
                                              Stephen J. Lubben
                                                  300 South Grand Avenue
                                                  Los Angeles, California 90071
                                                  Tel: (213) 687-5000
                                                  Fax: (213) 687-5600

                                  Exhibit A to
                       Debtors' Joint Reorganization Plan

                      New FRI-MRD Notes and Note Agreement

                               FRI-MRD CORPORATION





                                 NOTE AGREEMENT




                         Dated as of ____________, 2002


                                       Re:


                 Up to $__________/1/ 12.0% Senior Secured Notes

                              due January 31, 2005




_______________
/1/     Amount must be high enough to cover both principal and PIK Notes.

                                TABLE OF CONTENTS

SECTION HEADING                                                             PAGE
SECTION 1.  DESCRIPTION OF NOTES AND COMMITMENT..........................      1
    Section 1.1.  Description of Notes...................................      1
    Section 1.2.  Commitment, Closing Date...............................      2

SECTION 2.  PREPAYMENT OF NOTES..........................................      2
    Section 2.1.  Prepayments............................................      2
    Section 2.2.  Notice of Prepayments..................................      3
    Section 2.3.  Allocation of Prepayments..............................      3

SECTION 3.  REPRESENTATIONS..............................................      3
    Section 3.1.  Representations of the Company.........................      3
    Section 3.2.  Representations of the Purchasers......................      4

SECTION 4.  CLOSING CONDITIONS...........................................      4
    Section 4.1.  Closing Certificate....................................      4
    Section 4.2.  Company's Existence and Authority......................      4
    Section 4.3.  Consents...............................................      4
    Section 4.4.  Bankruptcy Court Approval..............................      4
    Section 4.4.  Opinion................................................      4
    Section 4.5.  Delivery of Pledged Securities.........................      4

SECTION 5.  COMPANY COVENANTS............................................      5
    Section 5.1.  Corporate Existence, Etc...............................      5
    Section 5.2.  Insurance..............................................      5
    Section 5.3.  Taxes..................................................      5
    Section 5.4.  Maintenance, Etc.......................................      5
    Section 5.5.  Limitations on Indebtedness............................      6
    Section 5.6.  Limitation on Liens....................................      6
    Section 5.7.  Restricted Payments....................................      6
    Section 5.8.  Mergers, Consolidations and Sales of Assets............      7
    Section 5.9.  Transactions with Affiliates...........................      8
    Section 5.10. Financial Statements, etc..............................      9
    Section 5.11. Capital Expenditures...................................      9
    Section 5.12. Excess Cash Flow.......................................     10
    Section 5.13. Issuance of Hamlet Securities..........................     10

SECTION 6.  EVENTS OF DEFAULT AND REMEDIES THEREFOR......................     10
    Section 6.1.  Events of Default......................................     10
    Section 6.2.  Notice to Holders......................................     11
    Section 6.3.  Acceleration of Maturities.............................     11
    Section 6.4.  Rescission of Acceleration.............................     12

SECTION 7.  AMENDMENTS, WAIVERS AND CONSENTS.............................     12
    Section 7.1.  Consent Required.......................................     12
    Section 7.2.  Solicitation of Noteholders............................     12
    Section 7.3.  Effect of Amendment or Waiver..........................     12

SECTION 8.  PLEDGE......................................................................................    12
    Section 8.1.   Pledge...............................................................................    12
    Section 8.2.   Representations and Warranties Regarding Pledged Securities..........................    13
    Section 8.3.   Covenants Regarding Pledged Securities...............................................    13
    Section 8.4.   Voting Rights; Dividends; etc........................................................    13
    Section 8.5.   Remedies Upon Default................................................................    14
    Section 8.6.   Application of Proceeds of Sale......................................................    15
    Section 8.7.   Termination..........................................................................    16
    Section 8.8.   Appointment..........................................................................    16
    Section 8.9.   Duties of Agent......................................................................    16
    Section 8.10.  Power of Attorney....................................................................    16
    Section 8.11.  Indemnification of Agent.............................................................    17
    Section 8.12.  Resignation and Removal of Agent.....................................................    17

SECTION 9.  INTERPRETATION OF AGREEMENT; DEFINITIONS....................................................    18
    Section 9.1.   Definitions..........................................................................    18
    Section 9.2.   Accounting Principles................................................................    25

SECTION 10.  MISCELLANEOUS..............................................................................    25
    Section 10.1.  Note Register........................................................................    25
    Section 10.2.  Exchange of Notes....................................................................    26
    Section 10.3.  Loss, Theft, Etc. of Notes...........................................................    26
    Section 10.4.  Powers and Rights Not Waived; Remedies Cumulative....................................    26
    Section 10.5.  Notices..............................................................................    27
    Section 10.6.  Successors and Assigns...............................................................    27
    Section 10.7.  Integration and Severability.........................................................    27
    Section 10.8.  Governing Law........................................................................    27
    Section 10.9.  Captions.............................................................................    28
    Section 10.10. Paying Agent.........................................................................    28

                         ATTACHMENTS TO NOTE AGREEMENT:


Schedule I     Name and Address of Purchasers

Exhibit A      Form of 12.0% Senior Secured Note Due January 31, 2005

Exhibit B      Closing Certificate of the Company

Exhibit C      Form of Opinion of Counsel to Seller

                               FRI-MRD CORPORATION



                                 NOTE AGREEMENT

               Re: Up to $_________/2/ 12.0% Senior Secured Notes

                              due January 31, 2005

                                                Dated as of __________, 2002

To the Purchasers named in Schedule I attached hereto that are signatories to this Agreement.

Ladies and Gentlemen:

     Prandium, Inc., a Delaware corporation, and the Company, are debtors and debtors in possession in the Chapter 11 Cases pending in the Bankruptcy Court. The Notes are being issued under the Plan and the Confirmation Order.

     The undersigned, FRI-MRD Corporation, a Delaware corporation (the "Company"), agrees with each Purchaser as follows:

SECTION 1.  DESCRIPTION OF NOTES AND COMMITMENT.

     Section 1.1. Description of Notes. Pursuant to the Plan, on or about the Effective Date, the Company will authorize and issue its 12.0% Senior Secured Notes due January 31, 2005 (the "Notes") in an aggregate principal amount equal to $________, each such Note to be dated the Effective Date. In addition, the Company will authorize and issue, from time to time, up to $______ of the PIK Notes (as defined) on the terms described herein. Interest on the Notes (and, if lawful, on any overdue principal or interest installment) will accrue at the lower of (i) 12.0% per annum and (ii) the highest rate permitted by law (the "Interest Rate") and will be payable semi-annually on January 31 and July 31 of each year (each, an "Interest Payment Date"), commencing on July 31, 2002. On each Interest Payment Date, the Company may, at its option and in its sole discretion, in lieu of the payment of interest in cash on the Notes, pay interest on all outstanding Notes in whole or in part, through the issuance of additional Notes ("PIK Notes"), in denominations (rounded, if necessary to the nearest dollar)

______________________

/2/     Amount must be high enough to cover both principal and PIK Notes.

of $1.00 and integral multiples thereof, in an aggregate principal amount equal to the amount of interest that would be payable with respect to such Notes, if such interest were paid in cash. The Company shall notify the Holders in writing of its election to pay interest through the issuance of PIK Notes not less than 5 nor more than 45 days prior to the Interest Payment Date on which PIK Notes will be issued.

          Each PIK Note is an additional obligation of the Company and shall be governed by, and entitled to the benefits of, and shall be subject to the terms of this Agreement and shall rank pari passu with and be subject to the same terms (including the Interest Rate from time to time payable thereon) as any other Note (except, as the case may be, with respect to the Issue Date and aggregate principal amount).

          The Notes will mature on January 31, 2005, and will be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The term "Notes" as used herein shall include each Note delivered pursuant to this Agreement, including the PIK Notes. The terms that are capitalized herein shall have the meanings set forth in Section 9.1 unless the context shall otherwise require. The Notes will be senior secured obligations of the Company, ranking senior in right of payment to all existing and future subordinated Indebtedness of the Company.

     Section 1.2. Commitment, Closing Date. Subject to the terms and conditions of this Agreement and the Plan and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue to each Purchaser in partial satisfaction of its Allowed Class 5 Claim (as defined in the Plan), the aggregate principal amount of Notes set forth under such Purchaser's name on
Schedule I attached hereto upon delivery on the Distribution Date (as defined in the Plan) by such Purchaser of certificates (or other evidence as specified in the Plan) representing the Company's 15% Senior Discount Notes due 2002 (the "Old Notes") that are being cancelled under the Plan and Confirmation Order, as set forth on Schedule I. Delivery of the Notes will be made at the principal offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036-6522 at 10 A.M., Eastern time, on ________, 2002 (the
"Closing Date"). The Notes delivered to each Purchaser on the Closing Date will be delivered in the form of a single registered Note registered in the name of such Purchaser or in the name of such nominee or in such other denominations (not less than $1.00 in principal amount) as such Purchaser may specify no later than two Business Days prior to the Closing Date and in substantially the form attached hereto as Exhibit A.

SECTION 2.  PREPAYMENT OF NOTES.

     No prepayment of the Notes may be made except to the extent and in the manner expressly provided in this Agreement.

     Section 2.1. Prepayments.

               (a) The Company may at any time prepay the outstanding Notes, either in whole or in part, by payment of the Prepayment Price (expressed in more detail in clause (d) below as percentages of the principal amount plus accrued and unpaid interest thereon to be prepaid) (each, an "Optional Prepayment").

               (b)  The Company shall prepay the outstanding Notes pursuant to
     Section 5.8(c) and Section 5.12 (each, a "Mandatory Prepayment").

               (c) The Company shall use any Net Proceeds received in connection with a Hamlet Sale or pursuant to an Escrow Agreement to promptly prepay the outstanding Notes.

               (d) All prepayments made by the Company shall be made at the Prepayment Price. The Prepayment Price shall be the percentage of the outstanding principal amount plus accrued and unpaid interest thereon to the date of such prepayment of the Notes being so prepaid as set forth below for the year 2002 and thereafter:


     If prepaid during the period (or in the case of a
     Mandatory Prepayment pursuant to Section 5.12, if the
     prepayment relates to a substantial portion of such period):               Prepayment Price
     ------------------------------------------------------------               ----------------
     January 1, 2002 through December 31, 2002..................................     75%

     January 1, 2003 through December 31, 2003..................................     85%

     January 1, 2004 through September 30, 2004.................................     90%

     October 1, 2004 and thereafter.............................................     00%

Any partial prepayment shall be for an amount not less than $1.00 of the aggregate principal amount of the Notes then outstanding.

     Section 2.2. Notice of Prepayments. The Company will give notice of any

Optional Prepayment of the Notes pursuant to Section 2.1(a) to the holder thereof not less than 5 days nor more than 45 days before the date fixed for such prepayment specifying (a) such date, (b) the aggregate principal amount of the outstanding Notes (or portion thereof) of the Notes to be prepaid and (c) accrued and unpaid interest, if any, applicable to the prepayment. Except for a Mandatory Prepayment pursuant to Section 5.12, the Company will give notice of any Mandatory Prepayment of the Notes pursuant to Section 2.1(b) or 2.1(c) to the holder thereof not less than 5 days nor more than 10 days before the date fixed for such prepayment specifying (a) such date, which shall be within 15 days of the event triggering the mandatory prepayment, (b) the aggregate principal amount of the outstanding Notes (or portion thereof) of the Notes to be prepaid and (c) accrued and unpaid interest, if any, applicable to the prepayment. With respect to a Mandatory Prepayment pursuant to Section 5.12, the Company will give notice of such Mandatory Prepayment of the Notes to the holder thereof not less than 5 days nor more than 10 days before the date fixed for such prepayment specifying (a) such date, which shall be within 30 days after the end of the period described in Section 5.12, (b) the aggregate principal amount of the outstanding Notes (or portion thereof) of the Notes to be prepaid and (c) accrued and unpaid interest, if any, applicable to the prepayment. Notice of prepayment having been so given, the aggregate principal amount of the outstanding Notes (or portion thereof) specified in such notice, together with accrued and unpaid interest thereon, if any, shall become due and payable on the prepayment date.

     Section 2.3. Allocation of Prepayments. All prepayments made pursuant to
Section 2.1 shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amount of the outstanding Notes thereof.

SECTION 3.  REPRESENTATIONS.

     Section 3.1. Representations of the Company. The Company represents and warrants that all representations set forth in the form of certificate attached hereto as Exhibit B are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

     Section 3.2. Representations of the Purchasers. Each Purchaser represents, warrants and agrees that:

               (a) Such Purchaser is acquiring its Notes for the purpose of investment and not with a view to the distribution thereof, and that such Purchaser has no present intention of selling, negotiating or otherwise disposing of its Notes; provided that the disposition of its property shall at all times be and remain within its control.

               (b) The Notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and may not be sold, transferred or otherwise disposed of by such Purchaser without such registration or an exemption therefrom. Such Purchaser is either an accredited investor within the meaning of Rule 501 of the Securities Act or a qualified institutional buyer within the meaning of Rule 144A of the Securities Act.

SECTION 4.  CLOSING CONDITIONS.

     Each Purchaser's obligation to purchase the Notes on the Closing Date shall be subject to the performance by the Company of its agreements hereunder that are to be performed at or prior to the time of delivery of the Notes, and to the following further conditions precedent:

     Section 4.1. Closing Certificate. Such Purchaser shall have received a certificate dated such Closing Date, signed by an Officer of the Company substantially in the form attached hereto as Exhibit B.

     Section 4.2. Company's Existence and Authority. Such Purchaser shall have received, in form and substance reasonably satisfactory to it, such documents and evidence with respect to the Company as such Purchaser may reasonably request in order to establish the existence and good standing of the Company and the authorization of the transactions contemplated by this Agreement.

     Section 4.3. Consents. Any consents or approvals required to be obtained by the Company, Prandium or any of their Subsidiaries that are necessary to permit the consummation of the transactions contemplated hereby on such Closing Date shall have been obtained.

     Section 4.4. Bankruptcy Court Approval. The Confirmation Order is in full force and effect in accordance with its terms, has not been amended, stayed, vacated, rescinded or appealed and is a "Final Order". As used herein "Final Order" means an order of the Bankruptcy Court that is in effect and not stayed, and as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for reargument or rehearing shall be pending.

     Section 4.5. Opinion. Such Purchaser shall have received an opinion dated the Closing Date from Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, in substantially the form of Exhibit C hereto, and including customary qualifications and limitations.

     Section 4.6. Delivery of Pledged Securities. The Pledged Securities shall have been delivered to the Agent and, upon such delivery, the security interest of the Agent in the Pledged Securities will be a perfected first priority security interest.

The Company's obligation to issue the Notes to a Purchaser on the Closing
Date shall be subject to the delivery by such Purchaser of the Old Notes (or other evidence as specified in the Plan) and to the conditions precedent contained in Section 4.3. The Company's obligation to deliver the Pledged Collateral to the Agent shall be subject to the termination of the Old Secured Note Agreement under the Plan and, in connection therewith, the delivery of the Pledged Securities to the Company.

SECTION 5.  COMPANY COVENANTS.

     From and after the date of this Agreement and continuing so long as any amount remains unpaid on any Note:

     Section 5.1. Corporate Existence, Etc. The Company will preserve and keep in force and effect its corporate existence, and will cause each Subsidiary to preserve and keep in force and effect its corporate, partnership or other existence in accordance with the respective organizational documents of each such Subsidiary, and the rights and franchises of the Company and its Subsidiaries, provided that (a) the Company shall not be required to preserve any such right or franchise, or the existence, right or franchise of any of its Subsidiaries, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the businesses of the Company and its Subsidiaries taken as a whole and (b) the provisions of this
Section 5.1 shall not limit the ability of the Company or any Subsidiary of the Company to engage in any transaction permitted by Section 5.8.

     Section 5.2. Insurance. The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

     Section 5.3. Taxes. The Company will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all material taxes, assessments and governmental charges levied or imposed upon the Company or any of its Subsidiaries or upon the income, profits or property of the Company or of any such Subsidiary; provided, however, that the Company shall not be required
                     --------  -------
to pay or discharge or cause to be paid or discharged any such tax, assessment or charge (i) whose amount, applicability or validity is being contested in good faith by appropriate proceedings and, if required by GAAP, for which adequate provision has been made, or (ii) where the failure to effect such payment or discharge is not adverse in any material respect to any Purchaser.

     Section 5.4. Maintenance, Etc. The Company will cause all material properties owned by or leased to it or any of its Subsidiaries and material to the business of the Company and its Subsidiaries, taken as a whole, to be maintained and kept in normal condition and working order (ordinary wear and tear and losses due to casualty excepted) and will from time to time cause to be made all necessary repairs, renewals, and replacements thereof, all as in the judgment of the Company may be necessary, so that the business carried on in connection therewith may be properly conducted; provided, however, that (a)
                                                --------  -------
nothing in this Section shall prevent the Company from discontinuing the use, operation or maintenance of any of such properties, or disposing of any of them, if such discontinuance or disposal is, in the judgment of its Board of Directors or of the Board of Directors, board of trustees or managing partners of the Subsidiary concerned, or of an Officer (or other agent employed by the Company or any of its Subsidiaries) of the Company or such Subsidiary having managerial responsibility for any such property, desirable in the conduct of the businesses of the Company or any of its Subsidiaries (provided that any such disposal is for a fair value after taking into account all circumstances involved in the decision to dispose of such property); and (b) the provisions of this Section 5.4 shall not limit the ability of the Company or any Subsidiary to engage in any transaction permitted by Section 5.8.

     Section 5.5. Limitations on Indebtedness. The Company will not, and will not permit any Subsidiary to, create, assume or incur any Indebtedness except:

                    (i)    Indebtedness evidenced by the Notes;

                    (ii) Indebtedness under the Credit Agreement not to exceed $15,000,000 in principal amount outstanding at any one time;

                    (iii) Indebtedness of the Company and its Subsidiaries identified on Exhibit B to the Closing Certificate outstanding as of the Closing Date;

                    (iv) Indebtedness relating to insurance premium financing or in respect of workers' compensation claims, in each case incurred in the ordinary course of business;

                    (v) Indebtedness relating to the Company's and its Subsidiaries' controlled disbursement accounts or in respect of overdrafts of zero balance bank accounts, in each case incurred in the ordinary course of business;

                    (vi) Indebtedness in respect of Capitalized Lease Obligations or purchase money financings (including the purchase price of inventory); provided that such Indebtedness is secured only by the applicable asset;

                    (vii) Indebtedness between a Subsidiary and the Company or between Subsidiaries;

                    (viii) Indebtedness represented by surety and performance bonds and similar obligations, in each case incurred in the ordinary course of business;

                    (ix) Hedging Obligations of the Company or a Subsidiary incurred in the ordinary course of business; and

                    (x) Indebtedness issued or incurred in connection with the renewal, expansion or refunding of Indebtedness permitted by the preceding clauses (i) through (ix) of this Section 5.5; provided that any expansion of such Indebtedness would otherwise satisfy the conditions of one of the other clauses (i) through (ix) of this
          Section 5.5.

     Section 5.6. Limitation on Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Liens other than Permitted Liens unless the Notes are secured equally and ratably with any other obligations thereby secured.

     Section 5.7. Restricted Payments. The Company will not, and will not permit any Subsidiary, to make (i) any Restricted Investment or (ii) any distribution or declare or pay any dividends (in cash or other property, other than capital Stock) on, or purchase, redeem or otherwise retire any of the Company's or any of its Subsidiaries' capital Stock, whether now or hereafter outstanding, provided, however:
                                      --------  -------

               (a) any Subsidiary may declare and pay dividends or other distributions to the Company; and

               (b) the Company may declare and pay dividends or other distributions to Prandium during each fiscal year equal to the sum of (i) an amount not in excess of the federal, state, local and foreign taxes and assessments payable by Prandium and its subsidiaries (determined on a consolidated basis) for such year, plus (ii) the aggregate amount of all general corporate, operating and administrative expenses incurred by Prandium (including, without limitation, any such expenses incurred on behalf of its Subsidiaries) in the ordinary course of business.

Notwithstanding the foregoing, this Agreement does not prevent immaterial cash dividends in lieu of payment of fractional shares.

     Section 5.8. Mergers, Consolidations and Sales of Assets.

               (a)  The Company will not, and will not permit any Subsidiary to,
     (1) consolidate with or be a party to a merger with any other corporation,
     (2) sell, lease or otherwise dispose of all or substantially all of the assets of the Company and its Subsidiaries (on a consolidated basis), or
     (3) issue any securities or any rights or options to purchase securities for less than fair value as determined in good faith by the Board of Directors, provided, however, that:

               (i) any Subsidiary (other than Hamlet) may merge or consolidate with or into the Company or any Subsidiary;

               (ii) the Company may consolidate or merge with any other corporation if (A) the Company shall be the surviving or continuing corporation or else the surviving or continuing corporation shall (x) have a consolidated EBITDA for the twelve-month period ending on the last day of the calendar quarter immediately preceding the date of such consolidation or merger, determined on a pro forma basis, equal to or exceeding that of the Company for such period and (y) assume all of the obligations of the Company under the Notes and this Agreement and (B) at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing; and

               (iii) any Subsidiary (other than Hamlet) may sell, lease or otherwise dispose of its assets, or issue securities, to the Company or any Subsidiary.

               (b) The Company shall not, and shall not permit any of its subsidiaries to, consummate any Asset Sales where the fair market value of the assets being sold exceeds $500,000 in the aggregate for any fiscal year unless the Company or such subsidiary (but in no event Hamlet unless in a Hamlet Sale) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company or the applicable subsidiary) of the assets subject to such Asset Sale.

               (c) If the Company consummates any Asset Sale (other than a Hamlet Sale) for Net Proceeds in excess of $100,000 and other than in the ordinary course of business, in a single transaction or a series of transactions, the Company shall, to the extent permitted by the Credit Agreement, use (i) 50% of any Net Proceeds from such sales up to the first $3,000,000 of Net Proceeds and (ii) 100% of the Net Proceeds from such sales in excess of $3,000,000, to promptly prepay the outstanding Notes in accordance with the terms of Section 2.1(b).

     Section 5.9.  Transactions with Affiliates.

               (a) The Company will not, and will not permit any Subsidiary to, enter into any transaction (or series of related transactions) (a "Transaction") with any holder (or any Affiliate of such holder) of 5% or more of any class of capital Stock of the Company or with any Affiliate of the Company, involving payments by the Company or any Subsidiary (including, without limitation, any sale, purchase, lease or loan or any other direct or indirect payment, transfer or other disposition) in excess of $1,000,000, other than the following Transactions:

               (i) Transactions between or among the Company and its Subsidiaries or between or among such Subsidiaries,

               (ii) Transactions the terms of which are at least as favorable as the terms that could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's-length basis between unaffiliated parties (in each case as determined in good faith by a majority of the directors of the Company unaffiliated with such holder or Affiliate, or if there are no such directors, as determined in good faith by its Board of Directors),

               (iii) Transactions in which the Company or any Subsidiary delivers to the holders of the Notes a written opinion of an independent nationally recognized investment banking firm stating that such Transaction is fair to the Company or such Subsidiary from a financial point of view,

               (iv) the performance by the Company of its obligations hereunder and under the Notes,

               (v) the payment of reasonable and customary compensation or fees (including, without limitation, options or related stock appreciation rights or similar securities issued pursuant to any Stock Based Plan) to officers, directors, and employees of Prandium, the Company or any of its Subsidiaries, in each case as determined by the Company's Board of Directors in good faith,

               (vi) loans or advances to officers, directors and employees of Prandium, the Company or any of its Subsidiaries made in the ordinary course of business not to exceed $500,000 at any time outstanding,

               (vii) purchases (for equal to or less than fair value) or sales (for equal to or more than fair value) of goods and services made in the ordinary course of business,

                    (viii) Transactions permitted by, and complying with, the
               provisions of Section 5.7,

                    (ix) Transactions permitted by, and complying with, the provisions of Section 5.8(a), or

                    (x) management and tax sharing agreements in effect on the date hereof or any replacements thereof which do not materially increase the obligations of the Company or its Subsidiaries.

                    (b) The Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Notes that constitute "restricted securities" under Rule 144 that have been reacquired by the Company or any such affiliate.

     Section 5.10. Financial Statements, etc. (a) As long as Prandium is a reporting company under the Exchange Act, the Company shall deliver to the holders of the Notes, Prandium's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Prandium with the SEC, if any, as soon as reasonably practicable after the same are filed.

                    (b) In the event Prandium is no longer a reporting company under the Exchange Act, the Company shall deliver to the holders of the Notes as soon as available, but in any event within 60 days after the end of each of the first three quarters during each of Prandium's fiscal years, a company prepared balance sheet, income statement, and statement of cash flow covering Prandium's and its consolidated subsidiaries' operations during such period; and (b) as soon as available, but in any event within 105 days after the end of each of Prandium's fiscal years, financial statements of Prandium and its consolidated subsidiaries for each such fiscal year, audited by independent certified public accountants. Such audited financial statements shall include a balance sheet, profit and loss statement, and statement of cash flow and, promptly after receipt and if prepared, such accountants' letter to management.

                    (c) Each Purchaser acknowledges that it is familiar with its responsibilities under the federal securities laws relating to restrictions on trading in securities of an issuer while in possession of material, non-public information, and restrictions on sharing such information with other persons who may engage in such trading; and agrees that such Purchaser will not violate those restrictions, and will use reasonable efforts to prevent any of its directors, officers, employees, agents and advisors (including, without limitation, attorneys, accountants, bankers and financial advisors) who receive any such information from such Purchaser concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) from violating those restrictions.

     Section 5.11. Capital Expenditures.

                    (a)  The Company will not make or incur, and will not
     permit any Subsidiary to make or incur, Capital Expenditures during each period set forth below, that are, in the aggregate, in excess of the maximum amount set forth below corresponding to such period; provided,
                                                                  --------
     however, that to the extent that the Company and the Subsidiaries, in the
     -------
     aggregate, spend less than the maximum amount for a given period, the unused portion of such maximum amount shall be carried over to the next period:

               (i) a maximum of $11,000,000 for the period from January 1, 2002 up to and including December 31, 2002;

               (ii) a maximum of $11,000,000 for the period from January 1, 2003 up to and including December 31, 2003; and

               (iii) a maximum of $15,000,000 for the period from January 1, 2004 up to and including January 31, 2005.

               (b) Notwithstanding anything to the contrary herein, the Company will not permit Hamlet or any of its subsidiaries to make or incur Capital Expenditures in the aggregate in excess of $500,000 for each of the periods set forth in subsection (a) above (the "Hamlet Capital Expenditures"); provided, however, that to the extent that Hamlet and its
                     --------  -------
     subsidiaries, in the aggregate, spend less than the maximum amount for a given period, the unused portion of such maximum amount shall be carried over to the next period.

     Section 5.12. Excess Cash Flow. The Company will be required to prepay the outstanding Notes with any Excess Hamlet Cash Flow generated during:

               (a)    the period beginning on the later of (i) April 1, 2002 and
     (ii) the first day of the Company's fiscal quarter during which the Effective Date occurs, and ending on the earlier of (x) the last day of such fiscal quarter and (y) the Hamlet Sale; and

               (b) for each of the Company's fiscal quarters after the fiscal quarter set forth in subsection (a)(ii) above, the period beginning on the first day of such fiscal quarter and ending on the earlier to occur of (i) the last day of such fiscal quarter and (ii) the Hamlet Sale;

in each case in accordance with Section 2.3/2/

     Section 5.13. Issuance of Hamlet Securities. Prior to consummating a Hamlet Sale, Hamlet will not, and will cause each of its subsidiaries not to, issue any equity security or any security, convertible or exchangeable into, or exercisable for, or warrants, options or other rights to purchase, an equity security of Hamlet or any of its subsidiaries.

SECTION 6.  EVENTS OF DEFAULT AND REMEDIES THEREFOR.

     Section 6.1. Events of Default. Any one or more of the following occurring after the Closing Date shall constitute an "Event of Default" as the term is used herein:

_________________________
/3/     The Reorganization Plan shall provide that all Excess Hamlet Cash Flow generated from April 1, 2002 to the end of the Company's fiscal quarter immediately preceeding the fiscal quarter in which the Effective Date occurs shall be applied at the Effective Date to pay down FRI-MRD notes.

                    (a) Failure by the Company to pay interest on any Note when the same shall have become due and such default shall continue for more than 10 Business Days;

                    (b) Failure by the Company to pay all or any part of the principal due on the Notes when and as the same becomes due and payable at maturity, by acceleration, or otherwise, including, without limitation, failure to make prepayments in accordance with Section 2.1 or Section 5.8(c); or

                    (c) Failure by the Company to observe or perform any other covenant or agreement contained in the Notes or this Agreement and the continuance of any such failure for a period of 30 days after the date on which written notice thereof is given to the Company by the Majority Holders specifying such default or breach; or

                    (d) Any judgment or order for the payment of money shall be rendered against the Company or a Material Subsidiary of the Company by a court of competent jurisdiction and shall not be discharged or stayed within 90 days, and the amount thereof that is not covered by insurance, letters of credit or a bond shall be in excess of $5,000,000 and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 90 consecutive days, after written notice has been given to the Company by the Holders of at least 25% in aggregate principal amount of the outstanding Notes, during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                    (e) An event of default occurs which extends beyond any period of grace applicable thereto under any mortgage, indenture or other instrument under which there may be issued any Indebtedness of the Company or any Material Subsidiary of the Company for borrowed money having an outstanding principal amount of $5,000,000 or more in the aggregate, whether such Indebtedness now exists or shall hereafter be created, if either (i) such default results from the failure to pay principal upon the final maturity of such Indebtedness or (ii) as result of such event of default such Indebtedness has been declared to be due and payable prior to its stated maturity, provided, however, that if such default shall be
                          --------  -------
     remedied or cured or waived by the holders of such Indebtedness prior to judgment hereunder, then the Event of Default hereunder by reason thereof shall be deemed to have been thereupon remedied, cured or waived without further action on the part of the holders of the Notes; or

                    (f) The Company or any Material Subsidiary becomes insolvent, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Material Subsidiary applies for or consents to the appointment of a custodian, trustee, liquidator, or receiver for the Company or such Subsidiary or for the major part of the property of either; or

                    (g) A custodian, trustee, liquidator, or receiver is appointed for the Company or any Material Subsidiary or for the major part of the property of either and is not discharged within 45 days after such appointment; or

                    (h) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any

     Material Subsidiary and, if instituted against the Company or any Material Subsidiary, are consented to or are not dismissed within 45 days after such institution.

     Section 6.2. Notice to Holders. When the Company has knowledge that any Event of Default described in the foregoing Section 6.1 has occurred, the Company agrees to give notice to the holders of the outstanding Notes within three Business Days of the date on which the Company becomes aware of such Event of Default.

     Section 6.3. Acceleration of Maturities. When any Event of Default described in paragraphs (a) through (h), inclusive, of said Section 6.1 has happened and is continuing, the holder or holders of 25% or more of the principal amount of outstanding Notes may, by notice to the Company, declare the entire principal amount and all interest accrued and unpaid, if any, on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (g) of Section 6.1 has occurred, then the principal amount of all outstanding Notes (together with accrued and unpaid interest, if any) shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal amount and interest accrued and unpaid, if any, on the Notes without regard to Section 2.1(d). No course of dealing on the part of any Noteholder nor any delay or failure on the part of any Noteholder to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies.

     Section 6.4. Rescission of Acceleration. The provisions of Section 6.3 are subject to the condition that if the principal amount of and accrued and unpaid interest, if any, on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (h), inclusive, of Section 6.1, the Majority Holders may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof.

SECTION 7.  AMENDMENTS, WAIVERS AND CONSENTS.

     Section 7.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the Majority Holders; provided that without the written consent of the holders of all of the Notes then outstanding, no such waiver, modification, alteration or amendment shall be effective (a) that will change the time of any scheduled payment of the principal amount of or the interest on any Note or reduce the principal amount thereof or change the rate of interest thereon, or
(b) that will change any of the provisions with respect to optional prepayments or (c) that will change the percentage of holders of the Notes required to consent to any such amendment, modification or waiver of any of the provisions of this Section 7 or Section 6.

     Section 7.2. Solicitation of Noteholders. Executed or true and correct copies of any waiver effected pursuant to the provisions of Section 7.1 shall be delivered by the Company to each holder of outstanding Notes forthwith following the date on which the same shall have been executed and delivered by the holder or holders of the requisite percentage of outstanding Notes.

     Section 7.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 8.  PLEDGE.

     Section 8.1. Pledge. As collateral security for payment in full of the Notes, the Company hereby pledges, hypothecates, assigns, transfers, sets over and delivers unto the Agent for the benefit of the Purchasers a first priority security interest in all the Pledged Collateral as collateral security for the prompt payment when due of the Company's obligations hereunder. On the Closing Date, unless previously delivered, the Company shall deliver the Pledged Securities to the Agent for the benefit of the Purchasers. The certificates representing the Pledged Securities shall be accompanied by executed undated stock powers, duly endorsed to the Agent by the Company.

     If any additional Pledged Collateral described in clauses (a) and (b) of the definition thereof (or, during an Event of Default, any dividends or other distributions paid in cash or cash equivalents on the Pledged Securities) shall come into the possession or control of the Company or any Subsidiary, the Company or such Subsidiary shall hold or control in trust and forthwith transfer and deliver the same to the Agent subject to the provisions hereof. If at any time the Agent notifies the Company that additional stock powers endorsed in blank with respect to the Pledged Securities are required, the Company shall promptly execute in blank and deliver such stock powers as the Agent may reasonably request.

     Section 8.2. Representations and Warranties Regarding Pledged Securities. The Company hereby represents and warrants to the Agent and the Purchasers that:

                    (a) Upon the termination of the Old Secured Note Agreement under the Plan and the return of the Pledged Securities to the Company in connection therewith, the Company will be the sole legal and beneficial owner of, and will have good and valid title to, the Pledged Securities, free and clear of all Liens other than the security interest created by this Agreement. The Company has the unqualified right and authority to execute this Agreement and, upon the termination of the Old Secured Note Agreement under the Plan, to pledge the Pledged Securities to the Agent as provided for herein.

                    (b) There are no outstanding options, warrants or other similar agreements providing for the sale or issuance of securities of Hamlet to which the Company or Hamlet is a party other than in connection with a Hamlet Sale.

                    (c) Upon the termination of the Old Secured Note Agreement under the Plan, the Pledged Securities will be validly issued and fully paid and non-assessable.

                    (d) No consent, approval or authorization of or designation or filing with any authority on the part of the Company is required in connection with the pledge and security interest granted under this Agreement, other than those that will on or prior to the Closing Date be obtained or effected.

     Section 8.3. Covenants Regarding Pledged Securities. The Company agrees that:

                    (a) The Company has delivered, or will on or prior to the Closing Date deliver, to the Agent all instruments and stock certificates, if any, representing the Pledged Securities, duly endorsed in blank or accompanied by an assignment or assignments sufficient to transfer title thereto.

                    (b) The Company will not, without the prior written consent of the Majority Holders, sell, transfer or convey any interest in, or suffer or permit any Lien to be created upon or with respect to, any of the Pledged Collateral described in clauses (a) and (b) of the definition thereof (other than as created under this Agreement) during the term of the pledge established hereby; provided that, notwithstanding anything herein to the contrary, the Company may sell the Pledged Collateral in a Hamlet Sale.

                    (c) The Company will, at its own expense, at any time and from time to time at the Agent's reasonable request, do, make, procure, execute and deliver all acts, things, writings, assurances and other documents as may be reasonably required by the Agent to preserve, establish, demonstrate or enforce the Agent's rights, interests and remedies created by or provided in this Agreement including the filing of financing statements.

    Section 8.4. Voting Rights; Dividends; etc. So long as no Event of Default has occurred and is continuing:

                    (a) Subject to Section 5.12, the Company shall be entitled to receive and retain any dividends and other cash distributions paid in cash or cash equivalents on the Pledged Securities.

                    (b) The Company shall be entitled to vote or consent or grant waivers or ratifications with respect to the Pledged Securities in any manner not violating any provision of this Agreement.

     Section 8.5. Remedies Upon Default. At any time when an Event of Default has occurred and is continuing:

                    (a) The Agent may collect by legal proceedings or otherwise all dividends, capital distributions and other sums now or hereafter payable on account of said Pledged Securities, and hold the same as part of the Pledged Securities, or apply the same to the principal amount of the Notes then owing or interest thereon as set forth in Section 8.6.

                    (b) The Agent may discharge any taxes, liens, security interest or other encumbrances levied or placed on the Pledged Securities or pay for the maintenance and preservation of the Pledged Securities; the amount of such payments, plus any and all reasonable fees, costs and expenses of the Agent (including reasonable attorneys' fees and disbursements) in connection therewith shall be applied as set forth in
     Section 8.6.

                    (c) In addition to all the rights and remedies of a secured party under applicable law, the Agent shall have the right, and without demand of performance or other demand, advertisement or notice of any kind, except as specified below, to or upon the Company or any other person (all and each of which demands, advertisements and/or notices are hereby expressly waived to the extent permitted by law), to proceed forthwith to collect, receive, appropriate and realize upon the Pledged Securities, or any part thereof and to proceed forthwith to sell, assign, give an option or options to purchase, contract to sell, or otherwise dispose of and deliver the Pledged Securities or any part thereof in one or more parcels at public or private sale or sales at any stock exchange, broker's board or at any of the Agent's offices or elsewhere at such prices and on such terms (including, without limitation, a requirement that any purchaser of all or any part of the Pledged Securities shall be required to purchase any securities constituting the Pledged Securities solely for investment and without any intention to make a distribution thereof) as the Agent in its sole and absolute discretion deems appropriate without any liability for any loss due to decrease in the market value of the Pledged Securities during the period held. The Company agrees that if notice of sale shall be required by law such notification shall be deemed reasonable and properly given if mailed to the Company, postage prepaid, at least five Business Days (or such longer period required by any provision of applicable laws) before any such disposition, to the address indicated in the notice provisions below. Any disposition of the Pledged Securities or any part thereof may be for cash or on credit or for future delivery without assumption of any credit risk, with the right of the Agent to purchase all or any part of the Pledged Securities so sold at any such sale or sales, public or private, free of any equity or right of redemption in the Company, which right or equity is, to the extent permitted by applicable law, hereby expressly waived or released by the Company.

                    (d) All of the Agent's rights and remedies, including but not limited to the foregoing, shall be cumulative and not exclusive and shall be enforceable alternatively, successively or concurrently as the Agent may deem expedient.

                    (e) The Agent may elect to obtain (at the Company's expense) the advice of any independent investment banking firm with respect to the method and manner of sale or other disposition of any of the Pledged Securities, the best price reasonably obtainable therefor, the consideration of cash and/or credit terms, or any other details concerning such sale or disposition. The Agent, in its sole discretion, may elect to sell on such credit terms which it deems reasonable. The sale of any of the Pledged Securities on credit terms shall not relieve the Company of its liability under the Notes until the Notes have been paid in full.

                    (f) The Company recognizes that the Agent may be unable to effect a public sale of all or a part of the Pledged Securities by reason of certain prohibitions contained in any applicable securities laws, but may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obliged to agree, among other things, to acquire the Pledged Securities for their own account, for investment and not with a view for the distribution or resale thereof. The Company agrees that private sales so made may be at prices and on other terms less favorable to the seller than if the Pledged Securities were sold at public sale, and that the Agent has no obligation to delay the sale of any Pledged Securities for the period of time necessary to permit the registration of the Pledged Securities for public sale under the Securities Act. The Company agrees that a private sale or sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

                    (g) Upon any sale or other disposition, the Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Pledged Securities so sold or disposed of. Each purchaser at any such sale or other disposition (including the Agent) shall hold the Pledged Securities free from any claim or right of the Company of whatever kind, including any equity or right of redemption of the Company. The Company specifically waives, to the extent permitted by applicable laws, all rights of redemption, stay or appraisal which it had or may have under any rule of law or statute now existing or hereafter adopted.

                    (h) The Agent shall not be obligated to make any sale or other disposition, unless the terms thereof shall be reasonably satisfactory to it. The Agent may, subject to applicable laws, without notice or publication, adjourn any private or public sale, and, upon five Business Days' prior written notice to the Company, hold such sale at any time or place to which the same may be so adjourned. In case of any sale of all or any part of the Pledged Securities, on credit or future delivery, the Pledged Securities so sold may be retained by the Agent until the selling price is paid by the purchaser thereof, but the Agent shall incur no liability in the case of the failure of such purchaser to take up and pay for the property so sold.

                    (i) The Company hereby irrevocably grants to Agent, with full power of substitution, a proxy to vote and exercise any and all voting rights held by it with respect to the Pledged Securities. The proxy granted hereunder is coupled with an interest and is irrevocable.

     Section 8.6. Application of Proceeds of Sale. The proceeds of sale of the Pledged Collateral sold pursuant to Section 8.5 hereof shall be applied by the Agent on behalf of the Purchasers as follows:

                    (a) to the payment of all reasonable out-of-pocket costs and expenses incurred by the Agent in connection with such sale, including, but not limited to, all court costs and the reasonable fees and expenses of counsel for the Agent in connection therewith, and the payment of all other costs and expenses paid or incurred by the Agent in connection with this Agreement, or the exercise of any right or remedy hereunder, to the extent that such advances, costs, and expenses shall not have been paid previously to the Agent; and

                    (b) to the payment in full of all interest and premium, if any, owed with respect to the Notes and all principal of the Notes on a pro rata basis in such order as determined by the Purchasers.

     Any amounts remaining after such applications shall be remitted to the Company.

     Section 8.7. Termination. Upon the first to occur of (a) full payment of the Notes, and (b) a Hamlet Sale, the pledge referenced herein shall terminate and the Agent shall assign and deliver to the Company, or to such other Person or Persons as the Company shall designate, against receipt, such of the Pledged Collateral (if any) as shall not have been previously sold or otherwise applied by the Agent pursuant to the terms hereof, together with appropriate instruments of reassignment and release. The Agent shall cooperate to make the Pledged Collateral physically available at the time and location of the closing of a Hamlet Sale.

     Section 8.8. Appointment. Each Purchaser hereby irrevocably designates and appoints the Agent and the Agent hereby accepts such appointment, as the Agent of such Purchaser under Section 8 to hold the Pledged Collateral for and on behalf of such Purchaser, and each such Purchaser irrevocably authorizes the Agent to take such action on its behalf with respect to the Pledged Collateral under the provisions of Section 8 and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of Section 8, together with such other powers as are reasonably incidental thereto. The Agent shall act in accordance with the instructions of the Majority Holders; provided that the Agent shall not be required to take any actions hereunder in absence of instructions from the Majority Holders. No Purchaser shall have any obligation to pay the fees and expenses of the Agent hereunder, which fees and expenses shall be paid by the Company.

     Section 8.9. Duties of Agent. The Agent shall be required to exercise the reasonable care which a secured party would customarily exercise with respect to the Pledged Collateral in its possession, in its capacity as a secured party. The Agent makes no representation or warranty as to the value or condition of the Pledged Collateral and has no obligation to ensure compliance by the Company of its obligations with respect to the Pledged Collateral.

     Section 8.10. Power of Attorney. The Company hereby constitutes and irrevocably appoints the Agent, as the Company's true and lawful attorney-in-fact to the full extent permitted by law, at any time or times when an Event of Default has occurred and is continuing for the limited purpose of allowing the Agent to affix to certificates and documents representing the Pledged Securities the stock power delivered with respect thereto, to transfer or cause the transfer of the Pledged Securities, or any part thereof on the books of Hamlet, to the name of the Agent or the Agent's nominee and thereafter exercise as to such Pledged Securities all the rights, power and remedies of an owner. The power of attorney granted pursuant to this Agreement and all authority hereby conferred are granted and conferred solely to protect the Agent's interest in the Pledged Securities and shall not impose any duty upon the Agent to exercise any power. This power of attorney shall be irrevocable and coupled with an interest.

     Section 8.11.  Indemnification of Agent.

                    (a) The Company agrees to indemnify the Agent, the Paying Agent, the Note Registrar and each of their respective directors, officers, employees and agents (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of or as a result of any claim, litigation, investigation or proceeding (whether or not an Indemnitee is a party thereto) relating to the execution or delivery of this Agreement or any agreement or instrument contemplated hereby or the performance by the parties hereto of their respective obligations hereunder; provided that such indemnity shall not be available to the extent that such losses, claims, damages, liabilities or related expenses result from or arise out of the gross negligence or wilful misconduct of any Indemnitee.

                    (b) To the extent (x) the same shall not have been reimbursed by the Company (and the Agent shall have utilized reasonable efforts to seek such reimbursement from the Company) and (y) such claims, damages, liabilities and related expenses relate to actions taken by the Agent in accordance with this Agreement or that have been authorized by the Purchasers in accordance with this Agreement, each Purchaser agrees to indemnify the Agent and each of its directors, officers, employees and agents (each such person being called an "Agent Indemnitee") against, and to hold each Agent Indemnitee harmless from, in the amount of its pro rata share (based on the outstanding principal amount of the Notes held by such Purchaser), any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Agent Indemnitee arising out of or as a result of any claim, litigation, investigation or proceeding (whether or not an Agent Indemnitee is a party thereto) relating to the execution or delivery of this Agreement or any agreement or instrument contemplated hereby or the performance by the parties hereto of their respective obligations hereunder; provided that such indemnity shall not be available to the extent that such losses, claims, damages, liabilities and related expenses result from or arise out of the gross negligence or wilful misconduct of any Agent Indemnitee.

                    (c) The indemnities set forth in this Section 8.11 shall survive termination of this Agreement and shall be applicable to any Agent, Paying Agent and Note Registrar following the resignation or removal of such Agent, Paying Agent and Note Registrar with respect to actions taken by such Agent prior to such resignation or removal.

     Section 8.12.  Resignation and Removal of Agent.

                    (a) The Agent may resign from the performance of its functions and duties hereunder at any time by giving 30 days' prior written notice to the Purchasers. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clause (b) below. The Agent may be removed at any time by the affirmative vote of the Majority Holders.

                    (b) Upon any such notice of resignation or removal, the Majority Holders shall appoint a successor Agent hereunder; provided that such Agent shall be subject to prior written approval of the Company (which shall not unreasonably be withheld). If no successor Agent has been appointed within 30 days of the Agent's resignation, the resigning Agent may appoint a successor Agent. Upon the appointment of a successor Agent, the resigning or removed Agent shall transfer and assign all Pledged Collateral in its possession to the successor Agent. Any such successor Agent shall agree to be bound by the provisions of this Agreement.

SECTION 9.  INTERPRETATION OF AGREEMENT; DEFINITIONS.

     Section 9.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

     "Affiliate" shall mean any Person (a) that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, any other Person or (b) is an officer, director or employee of any such Affiliate. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

     "Agent" shall mean [The Bank of New York].

     "Agent Indemnitee" shall have the meaning provided in Section 8.11(b).

      "Agreement" shall mean this Note Agreement, dated as of ___________, 2002
Re: Up to $__________ 12.0% Senior Secured Notes due January 31, 2005.

     "Asset Sale" shall mean any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of Equity Interests of a subsidiary of the Company (other than directors' qualifying shares and shares issued pursuant to the Prandium, Inc. 2002 Stock Incentive Plan), or property or other assets, including by way of a sale/leaseback transaction (each referred to for the purposes of this definition as a "disposition"), by the Company or any of its subsidiaries (including any disposition by means of merger, consolidation or similar transaction) other than (i) a disposition by a subsidiary to the Company or by the Company to a wholly owned subsidiary, (ii) a disposition of property or assets in the ordinary course of business in an aggregate amount not to exceed $300,000, (iii) dispositions of inventory in the ordinary course of business, (iv) for purposes of Section 5.8(c) only, a disposition that constitutes a Restricted Payment permitted by Section 5.7 hereof, (v) the grant of Liens permitted by Section 5.6 hereof and (vi) sales of obsolete or worn-out equipment.

     "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Central District of California.

     "Board of Directors" shall mean, with respect to any Person, the Board of Directors of such Person or any committee of the Board of Directors authorized to act for it hereunder.

     "Business Day" shall mean any day other than a Saturday, Sunday, statutory holiday or other day on which banks in Los Angeles, California or New York, New York are required by law to close or are customarily closed.

     "Capital Expenditures" shall mean, for any period and for any Person, (i) additions to property, plant and equipment and other capital expenditures of such Person and its subsidiaries that are (or would be) classified as capital expenditures in accordance with GAAP.

     "Capitalized Lease Obligation" shall mean, with respect to any Person, an obligation of such Person to pay rent or other amounts under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

     "Cash Equivalents" shall mean (i) securities issued by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition and (iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

     "Chapter 11 Cases" shall mean the chapter 11 cases, Case Nos ___________
(     ), pending in the Bankruptcy Court.

     "Closing Date" shall have the meaning provided in Section 1.2.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     "Company" shall mean FRI-MRD Corporation, a Delaware corporation.

     "Confirmation Order" shall mean the order of the Bankruptcy Court dated ________ __, 2002 confirming the Plan.

     "Credit Agreement" shall mean (i) the [Amended and Restated] Loan and Security Agreement, dated as of ____________, 2002, among the Company, certain of its Subsidiaries, Prandium, and Foothill Capital Corporation, as such agreement may be restated, amended, supplemented or otherwise modified from time to time hereafter and (ii) any refunding or replacement of any agreement provided for in clause (i) or this clause (ii).

     "Default" shall mean any event or condition, the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default as defined in Section 6.1.

     "EBITDA" shall mean, for any Person, such Person's earnings (loss) before
(i) gain (loss) on disposition of properties, (ii) provision for divestitures and writedown of long-lived assets, (iii) writedown of goodwill, (iv) restructuring costs, (v) interest, (vi) income taxes, (vii) depreciation, (viii) amortization, (ix) gain (loss) on extinguishment of debt, and (x) extraordinary items, in each case as determined in accordance with GAAP.

     "Effective Date" shall have the meaning set forth in the Plan.

     "Environmental Legal Requirement" shall mean any international, Federal, state or local statute, law, regulation, order, consent decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety or the environment, including, without limitation, those relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, or Hazardous Substances or crude oil, or any fraction thereof, or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to the property of the Company or any of its Subsidiaries or the operation, construction or modification of any such property, including without limitation the following: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Material Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Act, the Clean Air Act, as amended, the Toxic Substances Control Act of 1976, the Occupational Safety and Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990 and any similar or implementing state law, and any state statute and any further amendments to these laws providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction thereof and all rules and regulations promulgated thereunder.

     "Equity Interests" shall mean capital Stock or warrants, options or other rights to acquire capital Stock (but excluding any publicly-traded debt security that is convertible into, or exchangeable for, capital Stock).

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

     "Escrow Agreement" shall mean any escrow agreement or arrangement reasonably satisfactory to the Majority Holders pursuant to which a portion of the Net Proceeds of a Hamlet Sale not distributed concurrently with the consummation of such Hamlet Sale shall be deposited.

     "Event of Default" shall have the meaning set forth in Section 6.1.

     "Excess Hamlet Cash Flow" means, for any period, without duplication, (a) the EBITDA of Hamlet and its subsidiaries, minus (b) the sum of (i) the provision for income taxes of Hamlet and its subsidiaries for such period, (ii) the consolidated interest expense of Hamlet and its subsidiaries for such period (including the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, and commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financing, but excluding amortization of deferred financing fees), (iii) Hamlet Capital Expenditures that are paid in cash other than from the proceeds of Capitalized Lease Obligations or purchase money financings and (iv) principal payments on any Indebtedness of Hamlet (including payments of amounts associated with Capitalized Lease Obligations).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and any successor statute thereto.

     "Existing Notes" shall mean the 15.0% Senior Discount Notes of the Company due January 24, 2002.

     "GAAP" shall mean generally accepted accounting principles in the United States as in effect on the date of this Agreement and not including any interpretations or regulations that have been proposed but that have not been enacted.

     "Hamlet" shall mean The Hamlet Group, Inc.

     "Hamlet Sale" shall mean the sale of substantially all of the stock or the assets of Hamlet, H.H. of Maryland, Inc. and H.H.K. of Virginia, Inc. on terms reasonably satisfactory to the Majority Holders.

     Hamlet Capital Expenditures" shall have the meaning set forth in Section 5.11(b).

     "Hazardous Substance" shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any statute, law, ordinance, rule or regulation of any local, state, regional or federal authority having jurisdiction over the property of the Company and it Subsidiaries or its use, including but not limited to any material, substance or waste which is: (a) defined as a hazardous substance under Section 31 1 of the Federal Water Pollution Control Act (33 U.S.C. SS1317) as amended; (b) regulated as a hazardous waste under Section 1004 or Section 3001 of the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) as amended; (c) defined as a hazardous substance under Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) or (d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

     "Hedging Obligations" shall mean, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

     "Indebtedness" of any Person as of any date shall mean and includes, without duplication, (i) all debt of such Person, (ii) all obligations of such Person (A) in respect of letters of credit or letter of credit reimbursement obligations (whether or not such items would appear on the balance sheet of such Person), (B) in respect of borrowed money or the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of business that would constitute ordinarily a trade payable to trade creditors and/or (C) evidenced by bonds, notes, debentures or similar instruments, (iii) all guarantees by such Person of items that would constitute Indebtedness under this definition (whether or not such items would appear on such balance sheet) and (iv) all obligations of the type described in (i) -
(iii) above secured by any asset or property of such Person. The amount of Indebtedness of any Person at any date shall be, without duplication, the principal amount that would be shown on a balance sheet of such Person prepared as of such date in accordance with GAAP and the maximum liability of any contingent obligations referred to in clauses (i) through (iv) above at such date.

     "Indemnitee" shall have the meaning provided in Section 8.11(a).

     "Information" shall have the meaning provided under Section 3.2.

     "Interest Rate" shall have the meaning provided under Section 1.1.

     "Investments" shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans, guarantees, advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees of such Person made in the ordinary course of business and (ii) bona fide accounts receivable arising from the sale of goods or services in the ordinary course of business) and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Issue Date" shall mean the date the Plan becomes effective, except in the case of PIK Notes where Issue Date shall mean the Interest Payment Date with respect to which the PIK Notes were issued.

     "Lien" shall mean any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

     "Mandatory Prepayment" shall have the meaning provided in Section 2.1(b).

     "Majority Holders" shall mean the holders of at least a majority in aggregate principal amount of the outstanding Notes.

     "Material Subsidiary" shall mean a Subsidiary of the Company that is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X promulgated under the Securities Act.

     "Net Proceeds" shall mean the aggregate proceeds received in the form of cash or Cash Equivalents, including any cash received on account of or upon the disposition of any non-cash consideration, in respect of any asset sale or Hamlet Sale, net of (i) the reasonable and customary direct out-of-pocket costs relating to such asset sale or Hamlet Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (ii) taxes actually payable as a result of such asset sale or Hamlet Sale, (iii) amounts required to be applied to the permanent repayment of Indebtedness in connection with such asset sale or Hamlet Sale, but only to the extent such Indebtedness was secured by the assets so sold or the repayment has otherwise been consented to by the Majority Holder, and (iv) appropriate amounts held for no longer than 12 months from the consummation of the relevant asset sale or Hamlet Sale and reasonably satisfactory to the Majority Holders provided as a reserve by the Company or any subsidiary of the Company, in accordance with GAAP, against any liabilities associated with such asset sale or Hamlet Sale and retained by the Company or such subsidiary, as the case may be, it being understood that any reserves not utilized at the end of such 12 month period shall constitute "Net Proceeds" for purposes of Sections 2.1(c) and 5.8(c).

     "Note" shall have the meaning provided in Section 1.1.

     "Note Register" shall have the meaning provided in Section 10.1.

     "Note Registrar" shall have the meaning provided in Section 10.1.

     "Noteholder" shall mean any of the holders of one or more Notes from time to time.

     "Officer" shall mean the Chairman of the Board, the President, any Vice President, the Treasurer, the Secretary or the Controller of any Person.

     "Old Secured Note Agreement" means the FRI-MRD Corporation Note Agreement, dated as of June 9, 1998, Re: $24,000,000 14.0% Senior Secured Discount Notes due January 24, 2002, as amended by the First Amendment to Note Agreement, dated as of October 30, 1998, and as further amended from time to time in accordance with the terms thereof, among FRI-MRD Corporation and each of the purchasers listed therein.

     "Optional Prepayment" shall have the meaning provided in Section 2.1(a).

     "Paying Agent" shall have the meaning provided in Section 10.10.

     "Permitted Investments" means (i) Investments in the Company or in any Wholly Owned Subsidiary of the Company, (ii) Investments in Cash Equivalents,
(iii) Investments in a Person, if as a result of such Investment (a) such Person becomes a Wholly Owned Subsidiary of the Company or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company, (iv) Hedging Obligations, (v) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers, (vi) Investments as a result of consideration received in connection with an asset sale made in compliance with Section 5.8(c) of this Agreement, (vii) Investments existing on the Closing Date, (viii) accounts receivable owing to the Company or any subsidiary of the Company, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, (ix) payroll, travel and similar advances in the ordinary course of business in accordance with Section
5.9 of this Agreement, (x) loans or advances to employees made in the ordinary course of business; and (xi) guarantees permitted to be made pursuant to Section
5.5 of this Agreement.

     "Permitted Lien" shall mean (i) Liens existing on the date of, or pursuant to, this Agreement and that, if material, are identified on Exhibit C to the Closing Certificate; (ii) Liens for taxes, assessments or governmental charges or claims that are not yet due or delinquent or that are being contested in good faith by appropriate proceedings if a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor;
(iii) statutory Liens or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business with respect to amounts not yet overdue for a period of 45 days or amounts being contested in good faith by appropriate proceedings if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor; (iv) Liens incurred by or deposits made in connection with workers' compensation, unemployment insurance and other types of social security benefits; (v) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature incurred in the ordinary course of business; (vi) attachment or judgment Liens not giving rise to a Default or an Event of Default; (vii) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering with the ordinary conduct of the business of the Company or any of its Subsidiaries; (viii) leases or subleases granted to others incurred in the ordinary course of business; (ix) purchase money Liens incurred to secure the purchase price of property (and Liens on property existing at the time of the acquisition thereof), which Lien shall not cover any property other than that being acquired, purchased, improved or constructed, and shall not cover property purchased, acquired, constructed or improved more than 12 months before the creation of such Lien; (x) title defects or irregularities that do not in the aggregate materially impair the use of the property; (xi) obligations with respect to Capitalized Lease Obligations; (xii) Liens pursuant to sale and leaseback transactions incurred in the ordinary course of business; (xiii) Liens securing obligations under the Credit Agreement and the documents entered into in connection therewith; (xiv) Liens in favor of the Company or any wholly owned Subsidiary of the Company; (xv) any other Liens imposed by operation of law that do not materially affect the Company's ability to perform its obligations under the Notes and this Agreement; (xvi) extensions (but not expansions that are not otherwise Permitted Liens), renewals or refundings of any Liens referred to in clauses (i) through (xv) above; and (xvii) Liens in addition to the foregoing, provided that the amount of the obligations secured by such Liens does not
--------
exceed in the aggregate $1,000,000.

     "Person" shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

     "PIK Notes" shall have the same meaning provided in Section 1.1.

     "Plan" shall mean the Debtors' Joint Reorganization Plan dated _________, 2002 filed in the Chapter 11 Cases.

     "Pledged Collateral" shall mean:

          (a) the Pledged Securities and the certificates representing the Pledged Securities and any interest of the Company in the entries on the books of any financial intermediary pertaining to the Pledged Securities, and all dividends or distributions of any kind whatsoever (other than cash or cash equivalents) from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged Securities;

          (b) all additional shares of, and all securities convertible into, or exchangeable into or exercisable for, warrants, options and other rights to purchase, stock (whether certificated or uncertificated and now existing or hereafter created) of Hamlet from time to time acquired by the Company in any manner (which shares shall be deemed to be part of the Pledged Securities), the certificates or other instruments representing such additional shares, securities, warrants, options or other rights and any interest of the Company in the entries on the books of any financial intermediary pertaining to such additional shares, and all dividends or distributions of any kind whatsoever (other than cash or cash equivalents) from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional shares, securities, warrants, options or other rights; and

          (c)  to the extent not covered above, all Proceeds thereof.

     "Pledged Securities" shall mean 1,000 shares of common stock, no par value per share, of Hamlet, which are all the outstanding shares of capital stock of Hamlet and are evidenced by the certificate to be delivered to the Agent on or prior to the Closing Date.

     "Proceeds" shall have the meaning assigned that term under the Uniform Commercial Code as in effect in any relevant jurisdiction or under relevant law.

     "Prandium" shall mean Prandium, Inc., a Delaware corporation.

     "Purchaser" shall mean the Persons listed under Schedule I attached hereto.

     "Restricted Investment" means any Investment other than a Permitted Investment.

     "Section" shall mean a Section in this Agreement unless otherwise indicated.

     "Securities Act" shall have the same meaning provided in Section 3.2(h).

     "Stock" shall mean all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

     "Stock Based Plan" shall mean any stock option plan, stock appreciation rights plan or other similar plan or supplement relating to capital Stock of Prandium or any of its subsidiaries, whether in effect on the date hereof or established hereafter, established for the benefit of employees of Prandium or of any subsidiary of Prandium.

     "subsidiary" shall mean, as to any particular parent corporation, any corporation, partnership, limited liability company, business trust or other entity of which more than 50% (by number of votes) of the Voting Stock shall be owned by such parent corporation and/or one or more corporations which are themselves subsidiaries of such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

     "Transaction" shall have the meaning provided in Section 5.9.

     "Voting Stock" shall mean securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     "Wholly Owned Subsidiary" of any Person means a subsidiary of such Person all of the outstanding voting stock or other ownership interests of which (other than shares issued to someone other than such Person in order to comply with state laws, including liquor license laws) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such person.

     Section 9.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

SECTION 10.  MISCELLANEOUS.

     Section 10.1. Note Register. The Company may appoint one or more Note Registrars and may itself act as Note Registrar. The term "Note Registrar" includes any such Note Registrars. The Company hereby appoints [The Bank of New York] to act as the initial Note Registrar. The Company may change or terminate any Note Registrar at any time. The Note Registrar shall cause to be kept a register (the "Note Register") for the registration and transfer of the Notes. The Note Registrar will register or transfer or cause to be registered or transferred, as hereinafter provided and under such reasonable regulations as it may prescribe, any Note issued pursuant to this Agreement.

     At any time, and from time to time, the holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof with the Note Registrar duly endorsed or accompanied by a written instrument of transfer duly executed by the holder of such Note or its attorney duly authorized in writing and, unless transferred pursuant to an effective registration statement under the Securities Act, by an opinion of counsel in form and substance satisfactory to the Company to the effect that such transfer will be made in compliance with an exemption from the registration requirements of the Securities Act. Notes shall not be transferred in denominations of less than $1.00. Notwithstanding any other provision of this Note Agreement, the Company shall not be required to issue, transfer or exchange any Note for a denomination of less than $1.00.

     Promptly upon request of a Noteholder, the Company shall provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as is necessary in order to permit compliance with the information requirements of Rule 144A(d)(4) under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

For purposes of this paragraph, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

     The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal amount and interest, if any, on any Note shall be made to or upon the written order of such holder.

     Section 10.2. Exchange of Notes. At any time and from time to time, upon not less than ten days' notice given by the holder of any Note initially delivered or of any Note substituted therefor pursuant to Section 10.1, this
Section 10.2 or Section 10.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to the holder, except as set forth below, Notes for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, in the denomination of $1.00 or any amount in excess thereof as such holder shall specify, dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

         Section 10.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft, or destruction upon delivery of a bond or indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of any Note, the Company will make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note.

         Section 10.4. Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to and are not exclusive of any rights or remedies any such holder would otherwise have, and no waiver or consent, given or extended pursuant to Section 7 hereof or otherwise, shall extend to or affect any obligation or right not expressly waived or consented to.

         Section 10.5. Notices. All communications provided for hereunder shall be in writing and, if to any Purchaser, delivered or mailed by prepaid overnight air courier, or by facsimile communication, in each case addressed to such Purchaser at its address appearing on Schedule I to this Agreement or such other address as such Purchaser or subsequent holder may designate to the Company and the Agent in writing, if to the Company, delivered and mailed by prepaid overnight air courier, or by facsimile communication, in each case to the Company at 2701 Alton Parkway, Irvine, California 92606, Attention: General Counsel or to such other address as the Company may in writing designate to the Agent, such Purchaser or subsequent holder, and if to the Agent, delivered and mailed by prepaid overnight air courier, or by facsimile communication, in each case to the Agent at the address set forth on the signature page hereto or to such other address as the Agent may in writing designate to the Company, such Purchaser or subsequent holder; provided, however, that a notice sent by overnight air courier shall only be effective if delivered at a street address designated for such purpose in Schedule I, and a notice to such Purchaser by facsimile communication shall only be effective if confirmed by a copy thereof by prepaid overnight air courier, in either case, as such Purchaser or a subsequent holder of any Note may designate to the Company in writing.

         Section 10.6. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to each Purchaser's and the Agent's benefit and to the benefit of their respective successors and assigns, including each successive holder or holders of any Notes.

         Section 10.7. Integration and Severability. This Agreement and the Plan embody the entire agreement and understanding between the Purchasers, the Agent and the Company with respect to the subject matter hereof, and supersede all prior agreements and understandings relating to the subject matter hereof. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated (or, if possible, rewritten to the extent necessary to eliminate such invalidity or unenforceability) and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

         Section 10.8. Governing Law. THIS AGREEMENT AND THE NOTES ISSUED AND SOLD HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND RULE 327(b) OF THE NEW YORK CIVIL PRACTICE LAWS AND RULES, AND WITHOUT REFERENCE TO ANY NEW YORK CONFLICT OF LAWS RULE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A STATE OTHER THAN NEW YORK. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

         Section 10.9. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

         Section 10.10. Paying Agent. The Company may, at its option, appoint a paying agent (the "Paying Agent") with respect to the Notes, which is authorized by the Company to make payments pursuant to the instructions of and on behalf of the Company in respect of the principal of and interest on the Notes. The Company hereby appoints [The Bank of New York] to act as initial Paying Agent with respect to the Notes. The Company may appoint one or more additional Paying Agents and may itself act as Paying Agent. The term "Paying Agent" includes any such additional Paying Agents. The Company may also change or terminate at any time any Paying Agent.

         The execution hereof by you shall constitute a contract between us for the uses and purposes herein above set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

                                   FRI-MRD CORPORATION, as Company

                                   By: _________________________________________
                                       Name:
                                       Title:

                                   [signature pages of noteholders to follow]

                                   [Schedules and Exhibits (other than form of
                                    New FRI-MRD Note) Omitted]

                                                                       EXHIBIT A

                               FRI-MRD CORPORATION

                 12.0% Senior Secured Note Due January 31, 2005

No. R-                                                        ____________, 2002

This Note has been issued with original issue discount and is subject to the alternative payment schedule rules for United States federal income tax purposes. Upon request by a holder of this Note, the Company will make available to such holder the issue price, the amount of the original issue discount, the issue date, and the yield to maturity of this Note. Holders should contact FRI-MRD Corporation,2701 Alton Parkway, Irvine, California 92606, Attention:
[Robert T. Trebing, Jr., Chief Financial Officer].

FRI-MRD CORPORATION, a Delaware corporation (the "Company"), for value received, hereby promises to pay to or registered assigns

                    on the thirty-first day of January, 2005

                             the principal amount of

                          [_____] DOLLARS ($__________)

      The Company promises to pay interest on the principal amount of this Note (and, if lawful on any overdue principal or interest installment) at the rate of 12.0% per annum (or, if less, the highest rate permitted by law) (the "Interest Rate") from the date of issuance until maturity, semi-annually on January 31 and July 31 of each year (each, an "Interest Payment Date"), commencing July 31, 2002. On each Interest Payment Date, the Company may, at its option and in its sole discretion, in lieu of the payment of interest in cash on the Notes, pay interest on all outstanding Notes in whole or in part, through the issuance of PIK Notes, in denominations (rounded, if necessary to the nearest dollar) of $1.00 and integral multiples thereof, in an aggregate principal amount equal to the amount of interest that would be payable with respect to such Notes, if such interest were paid in cash. The Company shall notify the Holders in writing of its election to pay interest through the issuance of PIK Notes not less than 5 nor more than 45 days prior to the Interest Payment Date on which PIK Notes will be issued.

      Each PIK Note is an additional obligation of the Company and shall be governed by, and entitled to the benefits of, and shall be subject to the terms of the Note Agreement (as defined below) and shall rank pari passu with and be subject to the same terms (including the Interest Rate from time to time payable thereon) as any other Note (except, as the case may be, with respect to the Issue Date and aggregate principal amount). Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Both the principal hereof and interest hereon are payable at the principal office of the Company at 2701 Alton Parkway, Irvine, California 92606 in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts. If any amount of principal or interest, if any, on or in respect of this Note becomes due and payable on any date which is not a Business Day, such amount shall be payable on the next preceding Business Day. "Business Day" means any day other than a

Saturday, Sunday, statutory holiday or other day on which banks in Los Angeles, California are required by law to close or are customarily closed.

         This Note is one of the 12.0% Senior Secured Notes due January 31, 2005 of the Company in the aggregate principal amount of up to $_____________ issued under and pursuant to the terms and provisions of the Note Agreement, dated as of__________, 2002 (the "Note Agreement"), among the Company and the original purchasers named therein. The terms of the 12.0% Senior Secured Notes due January 31, 2005 include those stated in the Note Agreement. This Note is subject to all such terms and the Holder is referred to the Note Agreement for a statement of them. Capitalized terms used herein and not otherwise defined shall have the meanings provided in the Note Agreement.

         This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

         The Notes are subject to prepayment at the option of the Company prior to their expressed maturity dates on the terms and conditions and in the amounts set forth in the Note Agreement.

         This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing and, unless transferred pursuant to an effective registration statement under the Securities Act of 1933, as amended, by an opinion of counsel in form and substance satisfactory to the Company to the effect that such transfer will be made in compliance with an exemption from the registration requirements of the Securities Act of 1933, as amended. THIS NOTE IS SUBJECT TO SIGNIFICANT ADDITIONAL RESTRICTIONS ON TRANSFER CONTAINED IN THE NOTE AGREEMENT. Payment of or on account of principal and interest, if any, on this Note shall be made only to or upon the order in writing of the registered holder.

         This Note and said Note Agreement are governed by and construed in accordance with the laws of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and Rule 327(b) of the New York Civil Practice Laws and Rules, and without reference to any New York conflict of laws rule that would result in the application of the laws of a state other than New York.

                                                  FRI-MRD CORPORATION


                                                  By ___________________________
                                                     Name:
                                                     Title:

                                  Exhibit B to
                       Debtors' Joint Reorganization Plan

                             Assumed Contract List

                            FRI-MRD AND PRANDIUM, INC
                              ASSUMED CONTRACT LIST

-----------------------------------------------------------------------------------------------------------------------------------
   COMPANY                CONTRACTING PARTY(S)                      ADDRESS                 CITY              STATE       ZIP
-----------------------------------------------------------------------------------------------------------------------------------
PRANDIUM, INC.      AMERICAN HOME ASSURANCE (AIG)           777 S FIGUEROA STREET      LOS ANGELES            CA        90017

PRANDIUM, INC.      AMERICAN HOME ASSURANCE (AIG)           777 S FIGUEROA STREET      LOS ANGELES            CA        90017
PRANDIUM, INC.      AMERICAN HOME ASSURANCE (AIG)           777 S FIGUEROA STREET      LOS ANGELES            CA        90017
PRANDIUM, INC.      AMERICAN HOME ASSURANCE (AIG)           777 S FIGUEROA STREET      LOS ANGELES            CA        90017

PRANDIUM, INC.      AMERICAN HOME ASSURANCE (AIG)           777 S FIGUEROA STREET      LOS ANGELES            CA        90017

PRANDIUM, INC.      ARTHUR J. GALLAGHER & CO.               21650 OXNARD STREET,       WOODLAND HILLS         CA        91367-4971
                                                            SUITE 400

PRANDIUM, INC.      AUSTINS STEAKS & SALOON INC.            PO BOX 12167               ROANOKE                VA        24023

PRANDIUM, INC.      BRIAN B. BENNETTT                       14401 FRANKLIN AVENUE      TUSTIN                 CA        92780


PRANDIUM, INC.      BURR WOLFF, L.P.                        1952 PINE STREET           HUNTINGTON BEACH       CA        92648


PRANDIUM, INC.      BURRELL'S                               75 EAST NORTHFIELD ROAD    LIVINGSTON             NJ        07039-4588

PRANDIUM, INC.      BUSINESS SOFTWARE, INC.                 155 TECHNOLOGY PKWY,       NORCROSS               GA        30092-2962
                                                            SUITE 100

PRANDIUM, INC.      CCBN.COM                                200 PORTLAND STREET        BOSTON                 MA        2114

FRI-MRD             CERIDIAN                                17390 BROCKHURST ST.       FOUNTAIN VALLEY        CA        92708
                                                            SUITE 100

PRANDIUM, INC.      CHODAN ADVISORS INC.                    655 BARRYMORE LANE         MAMARONECK             NY        10543

PRANDIUM, INC.      CHUBB EXECUTIVE RISK                    801 S FIGUEROA STREET,     LOS ANGELES            CA        90017
                                                            SUITE 2400

PRANDIUM INC        COCA-COLA USA FOUNTAIN                  6 EXECUTIVE CIRCLE,        IRVINE                 CA        92614
                                                            SUITE 100

PRANDIUM, INC.      COCA-COLA USA FOUNTAIN                  6 EXECUTIVE CIRCLE,        IRVINE                 CA        92614
                                                            SUITE 100

PRANDIUM, INC.      COPYRIGHT CLEARANCE CENTER, INC.        222 ROSEWOOD DRIVE         DANVERS                MA        1923


PRANDIUM, INC.*     CROSSROADS, LLC                         9 EXECUTIVE CIRCLE,        IRVINE                 CA        92614
                                                            SUITE 190

PRANDIUM, INC.      DANIEL E. MALTBY, PH. D.                2701 ALTON PARKWAY         IRVINE                 CA        92606

PRANDIUM, INC.      DONALD C. BLOUGH                        2701 ALTON PARKWAY         IRVINE                 CA        92606

PRANDIUM, INC.      DONLEN CORPORATION                      2315 SANDERS ROAD          NORTHBROOK             IL        60062-6145

PRANDIUM, INC.      DONLEN CORPORATION                      2315 SANDERS ROAD          NORTHBROOK             IL        60062-6145

PRANDIUM, INC.      DONLEN CORPORATION                      2315 SANDERS ROAD          NORTHBROOK             IL        60062-6145

PRANDIUM, INC.      ERNST & YOUNG, LLP                      1300 CHIQUITA CENTER,      CINCINNATI             OH        45202
                                                            250 EAST FIFTH STREET

PRANDIUM, INC.      FEDERAL INSURANCE COMPANY(CHUBB)        801 S FIGUEROA STREET,     LOS ANGELES            CA        90017
                                                            SUITE 2400

PRANDIUM, INC.*     FOOTHILL CAPITAL CORPORATION            2450 COLORADO AVENUE,      SANTA MONICA           CA        90404
                                                            SUITE 3000 WEST

PRANDIUM, INC.      GLOBESET                                15851 DALLAS PKWY          ADDISON                TX        75001

PRANDIUM, INC.      GULF INSURANCE GROUP                    125 BROAD STREET,          NEW YORK               NY        10004
                                                            7TH & 8TH FLOOR

PRANDIUM, INC.      IMPERIAL PREMIUM FINANCE                160 WATER STREET           NEW YORK               NY        10038

PRANDIUM, INC.*     INFORMAL COMMITTEE                      1880 CENTURY PARK EAST,    LOS ANGELES            CA        90067
                    KLEE, TUCHIN, BOGDANOFF & STERN LLP     SUITE 200

PRANDIUM, INC.      INFORMIX SOFTWARE, INC.                 16011 COLLEGE BLVD         LENEXA                 KS        66219

PRANDIUM, INC.      INTERNATIONAL APPRAISAL COMPANY, INC.   110 PLEASANT AVENUE        UPPER SADDLE RIVER     NJ        07458-2326
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
   COMPANY              CONTACT            TELEPHONE          CONTRACT TITLE                             PURPOSE
-----------------------------------------------------------------------------------------------------------------------------------
PRANDIUM, INC.      MARK PASTORIOUS                        FINANCE AGREEMENT                   WORKERS' COMPENSATION
                                                                                               INSTALLMENTS
PRANDIUM, INC.      MARK PASTORIOUS                        AUTO LIABILITY                      INSURANCE COVERAGE
PRANDIUM, INC.      MARK PASTORIOUS                        AUTO LIABILITY                      INSURANCE COVERAGE
PRANDIUM, INC.      MARK PASTORIOUS                        WORKERS COMPENSATION                INSURANCE COVERAGE

PRANDIUM, INC.      MARK PASTORIOUS                        WORKERS COMPENSATION                INSURANCE COVERAGE

PRANDIUM, INC.      DEBORAH RUSSELL      (818) 340-3642    SERVICE FEE AGREEMENT               INSURANCE BROKER AGREEMENT

PRANDIUM, INC.      VICTOR FOTI                            CONFIDENTIALITY
                                                           AGREEMENT

PRANDIUM, INC.                           (714) 544-9000                                        NON-RESIDENTIAL REAL
                                                                                               PROPERTY LEASE AGREEMENT
PRANDIUM, INC.      LORRAINE D. BENNETT  (714) 969-0016    PROPERTY TAX REVIEW
                                                           AND APPEAL AGREEMENT


PRANDIUM, INC.                                                                                 NEWS CLIPPING SERVICE

PRANDIUM, INC.      RALPH RINDIK         (770) 449-3200    SUPPORT AGREEMENT

PRANDIUM, INC.                           (617) 850-7900                                        WEBSITE HOSTING FOR PDIM

FRI-MRD             CRAIG JULIEN         (714) 963-1311                                        PAYROLL TAX PROCESSING

PRANDIUM, INC.      ARNOLD KASTENBAUM                      CONFIDENTIALITY
                                                           AGREEMENT

PRANDIUM, INC.      KALIE MCSWEENEY                        FIDUCIARY LIABILITY                 INSURANCE COVERAGE


PRANDIUM INC        JERRY S. WILSON                        ORIGINAL MARKETING AGREEMENT


PRANDIUM, INC.      JERRY S. WILSON                        MARKETING AGREEMENT



PRANDIUM, INC.      BRUCE FUNKHOUSER     (978) 750-8400    ANNUAL AUTHORIZATIONS
                                                           SERVICE REPERTORY
                                                           LICENSE AGREEMENT

PRANDIUM, INC.*                          (949) 261-1600    ENGAGEMENT LETTER                   PROFESSIONAL SERVICES

PRANDIUM, INC.                                             INDEMNIFICATION AGREEMENT           INDEMNIFICATION OF DIRECTOR

PRANDIUM, INC.                                             INDEMNIFICATION AGREEMENT           INDEMNIFICATION OF DIRECTOR

PRANDIUM, INC.                                             MOTOR VEHICLE LEASE AGREEMENT       VEHICLE LEASE

PRANDIUM, INC.                                             FLEET MAINTENANCE
                                                           MANAGEMENT AGREEMENT                VEHICLE MAINTENANCE

PRANDIUM, INC.                                             SUPPLEMENT TO LEASE                 VEHICLE LEASE
                                                           AGREEMENT

PRANDIUM, INC.      SCOTT BAILEY         (513) 333-4562    SALES/USE TAX CONTINGENCY
                                                           FEE CONTRACT

PRANDIUM, INC.      JOHN AGUILAR                           EXCESS LIABILITY                    INSURANCE COVERAGE


PRANDIUM, INC.*                                                                                AGREEMENT TO PAY FEES RELATED
                                                                                               TO RESTRUCTURING
PRANDIUM, INC.      JON SUMY             (972) 701-9802                                        SOFTWARE

PRANDIUM, INC.      JOHN VERHOOM                           EXCESS DIRECTORS & OFFICERS         INSURANCE COVERAGE


PRANDIUM, INC.                           (212) 428-5431    FINANCE AGREEMENT                   PROPERTY INSURANCE FINANCE
                                                                                               AGREEMENT
PRANDIUM, INC.*                          (310) 407-4000                                        AGREEMENT TO PAY FEES RELATED
                                                                                               TO RESTRUCTURING
PRANDIUM, INC.                                             ACCESS AND CONFIDENTIALITY          ACCESS AND SUPPORT
                                                           AGREEMENT

PRANDIUM, INC.      GLEN KACHMARSKY      (201) 934-4580    PERSONAL PROPERTY TAX
                                                           SERVICES
-----------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   COMPANY              DATE                   TERM                CURE AMOUNT
-------------------------------------------------------------------------------
PRANDIUM, INC.
                       2/1/2002         5/1/2002                         $0.00
PRANDIUM, INC.                                                           $0.00
PRANDIUM, INC.                                                           $0.00
PRANDIUM, INC.                                                           $0.00
PRANDIUM, INC.                                                           $0.00

PRANDIUM, INC.         1/1/2002         12/31/2002                       $0.00

PRANDIUM, INC.                                                           $0.00

PRANDIUM, INC.        1/18/2000         EXPIRATION DATE 2/28/2003        $0.00
                                        (WITHOUT OPTIONS)

PRANDIUM, INC.       2/23//1999         2 YEARS INITIAL TERM,            $0.00
                                        AUTOMATICALLY
                                        RENEWS 12
                                        MONTH INTERVALS

PRANDIUM, INC.                          PERPETUAL MONTH-TO-MONTH         $0.00

PRANDIUM, INC.        6/21/2001         ANNUAL                           $0.00

PRANDIUM, INC.        12/1/1998         PERPETUAL MONTH-TO-MONTH         $0.00

FRI-MRD                                                                  $0.00

PRANDIUM, INC.                                                           $0.00

PRANDIUM, INC.                                                           $0.00


PRANDIUM INC          3/10/1998                                          $0.00


PRANDIUM, INC.         7/1/1997         6/30/2002 OR  WHEN
                                        3,557,350 GALLONS PURCHASED      $0.00


PRANDIUM, INC.       11/30/1999         RENEWED TO 11/29/2002 BY
                                        LETTER AGREEMENT                 $0.00
                                        9/17/2001

PRANDIUM, INC.*       1/17/2002         EFFECTIVE DATE OF                $0.00
                                        PLAN

PRANDIUM, INC.        7/30/2001         10 YEARS AFTER DIRECTOR HAS      $0.00
                                        CEASED TO SERVE

PRANDIUM, INC.        7/30/2001         10 YEARS AFTER DIRECTOR HAS      $0.00
                                        CEASED TO SERVE

PRANDIUM, INC.       10/23/1996         12 MONTHS FROM POSSESSION OF     $0.00
                                        VEHICLE

PRANDIUM, INC.       11/13/1998         MAY BE TERMINATED ON 30 DAYS     $0.00
                                        WRITTEN NOTICE

PRANDIUM, INC.        7/26/2001                                          $0.00

PRANDIUM, INC.         5/3/1999         5/3/99 - CURRENT                 $0.00

PRANDIUM, INC.                                                           $0.00


PRANDIUM, INC.*                                                          $0.00

PRANDIUM, INC.                                                           $0.00

PRANDIUM, INC.                                                           $0.00


PRANDIUM, INC.        11/1/2001         6/1/2002                         $0.00

PRANDIUM, INC.*                                                          $0.00

PRANDIUM, INC.         7/5/2000         ONGOING UNTIL TERMINATED         $0.00
                                        UPON WRITTEN NOTICE

PRANDIUM, INC.       11/10/1999         ONE YEAR WITH AUTOMATIC          $0.00
                                        MONTH-TO-MONTH RENEWAL
-------------------------------------------------------------------------------

                           FRI-MRD AND PRANDIUM, INC.
                             ASSUMED CONTRACT LIST

----------------------------------------------------------------------------------------------------------------------------
COMPANY         CONTRACTING PARTY(S)                            ADDRESS                 CITY            STATE      ZIP
----------------------------------------------------------------------------------------------------------------------------
PRANDIUM, INC.    KEMPER INSURANCE COMPANIES             801 S FIGUEROA STREET,     LOS ANGELES          CA    90017
                                                         SUITE 400

PRANDIUM, INC.    KEMPER INSURANCE COMPANIES             801 S FIGUEROA STREET,     LOS ANGELES          CA    90017
                                                         SUITE 400
PRANDIUM, INC.*   KEVIN RELYEA

PRANDIUM, INC.*   KEVIN RELYEA

PRANDIUM, INC.    KEVIN RELYEA                           2701 ALTON PARKWAY         IRVINE               CA    92606

PRANDIUM, INC.    KHANH T. TRAN                          2701 ALTON PARKWAY         IRVINE               CA    92606

PRANDIUM, INC.    LEXINGTON INSURANCE                    133 HOUNDSDITCH            LONDON EC3A 7AH

PRANDIUM, INC.    LLOYDS OF LONDON                       133 HOUNDSDITCH            LONDON EC3A 7AH

PRANDIUM, INC.*   MACKAY SHIELDS FINANCIAL CORP

PRANDIUM, INC.    MELLON INVESTOR SERVICES               400 S HOPE STREET          LOS ANGELES          CA    90071

PRANDIUM INC      MEYER GROUP LLC                        441 N BEVERLY DRIVE,       BEVERLY HILLS        CA    90210
                                                         SUITE 202
PRANDIUM INC      MEYER GROUP LLC                        441 N BEVERLY DRIVE,       BEVERLY HILLS        CA    90210
                                                         SUITE 202
PRANDIUM, INC.    MEYER GROUP LLC                        441 N BEVERLY DRIVE,       BEVERLY HILLS        CA    90210
                                                         SUITE 202
PRANDIUM, INC.    MICHAEL E. MALANGA                     2701 ALTON PARKWAY         IRVINE               CA    92606

PRANDIUM, INC.*   MICHAEL E. MALANGA                     2701 ALTON PARKWAY         IRVINE               CA    92606

PRANDIUM, INC.    NATIONAL UNION FIRE INSURANCE OF       777 S FIGUEROA STREET      LOS ANGELES          CA    90017
                  PITTSBURGH (AIG)

PRANDIUM, INC.    NEWPORT FEDERAL, ET AL                 4425 JAMBOREE,             NEWPORT BEACH        CA    92660
                                                         SUITE 250
PRANDIUM, INC.    NEWPORT FEDERAL, ET AL                 4425 JAMBOREE,             NEWPORT BEACH        CA    92660
                                                         SUITE 250
PRANDIUM, INC.    PR NEWSWIRE                            P.O. BOX 5897              NEW YORK             NY    10087-5897

PRANDIUM, INC.    PRICEWATERHOUSECOOPERS, LLP            350 SOUTH GRAND AVENUE     LOS ANGELES          CA    90071-3405

PRANDIUM, INC.    QWEST INTERNET SOLUTIONS, INC.         555 17TH STREET            DENVER               CO    80202

PRANDIUM, INC.    RECALL TOTAL INFORMATION MANAGEMENT    8736 DICE ROAD             SANTA FE SPRINGS     CA    90670

PRANDIUM, INC.*   ROBERT T. TREBING, JR.                 2701 ALTON PARKWAY         IRVINE               CA    92606

PRANDIUM, INC.    SECURITY SIGNAL DEVICES, INC.          1740 LEMON STREET          ANAHEIM              CA    92801

PRANDIUM, INC.    SHEAKLEY UNISERVICE, INC.              1386 SOLUTIONS CENTER      CHICAGO              IL    60677

PRANDIUM, INC.    SPELLBOUND DEVELOPMENT GROUP, INC.     1340 REYNOLDS AVENUE,      IRVINE               CA    92614
                                                         SUITE 108
PRANDIUM, INC.    ST. PAUL COMPANIES                     1455 OLIVER ROAD,          FAIRFELD             CA    94533
                                                         SUITE 260
PRANDIUM, INC.    TRINITY CAPITAL LLC                    1840 CENTURY PARK EAST,    LOS ANGELES          CA    90064
                                                         SUITE 1010
PRANDIUM, INC.    TWIN CITY FIRE INSURANCE               2 PARK AVENUE              NEW YORK             NY    10016

PRANDIUM, INC.    UNIVERSAL BYTES                        1404 ARROW HWY             IRWINDALE            CA    91706

PRANDIUM, INC.    WILLIAM E. RULON                       2701 ALTON PARKWAY         IRVINE               CA    92606

PRANDIUM, INC.    XCELLENET, INC.                        5 CONCOURSE PARKWAY,       ATLANTA              GA    30328
                                                         SUITE 850
--------------------------------------------------------------------------------------------------------------------------------

    COMPANY          CONTACT              TELEPHONE             CONTRACT TITLE                         PURPOSE
--------------------------------------------------------------------------------------------------------------------------------
PRANDIUM, INC.    JOHN LAZAR                              GENERAL LIABILITY                   INSURANCE COVERAGE


PRANDIUM, INC.    PAM ASONRY                              UMBRELLA                            INSURANCE COVERAGE


PRANDIUM, INC.*                                           SECOND AMENDED AND RESTATED         EMPLOYMENT AGREEMENT
                                                          EMPLOYMENT AGREEMENT
PRANDIUM, INC.*                                                                               AGREEMENT TO PAY PROFESSIONAL
                                                                                              FEES RELATED TO RESTRUCTURING
PRANDIUM, INC.                                            INDEMNIFICATION AGREEMENT           INDEMNIFICATION OF DIRECTOR

PRANDIUM, INC.                                            INDEMNIFICATION AGREEMENT           INDEMNIFICATION OF DIRECTOR

PRANDIUM, INC.    ROSS BRIDGET                            PROPERTY                            INSURANCE COVERAGE

PRANDIUM, INC.    ROSS BRIDGET                            EXCESS PROPERTY                     INSURANCE COVERAGE

PRANDIUM, INC.*                                                                               AGREEMENT TO PAY PROFESSIONAL
                                                                                              FEES RELATED TO RESTRUCTURING
PRANDIUM, INC.    JAMES KIRKLAND        (213)553-9728                                         TRANSFER AGENT SERVICES

PRANDIUM INC      BRUCE MEYER           (310) 273-4747    LANDLORD'S CONSENT TO
                                                          ASSIGNMENT

PRANDIUM INC                                              INDEMNITY


PRANDIUM, INC.                                            INDEMNITY


PRANDIUM, INC.                                            INDEMNIFICATION AGREEMENT           INDEMNIFICATION OF DIRECTOR

PRANDIUM, INC.*                                           SEVERANCE AGREEMENT

PRANDIUM, INC.    WAYNE BARRETT                           CRIME                               INSURANCE COVERAGE


PRANDIUM, INC.    MARK RYDER            (949) 250-7400                                        NON-RESIDENTIAL REAL PROPERTY
                                                                                              LEASE AGREEMENT

PRANDIUM, INC.    MARK RYDER            (949) 250-7400                                        NON-RESIDENTIAL REAL PROPERTY
                                                                                              LEASE AGREEMENT

PRANDIUM, INC.    LISA MATHEWS          (800) 801-2147                                        DISTRIBUTION OF PRESS RELEASES

PRANDIUM, INC.    KEVIN WILSON          (213) 356-6398    TAX CONSULTING SERVICES

PRANDIUM, INC.    MR. SANDY SPENCER     (303) 992-5164    DEDICATED INTERNET ACCESS
                                                          SERVICE AGINTERNET ACCESS

PRANDIUM, INC.    TIA MAYER             (562) 464-9390    SERVICE AGREEMENT                   RECORDS STORAGE

PRANDIUM, INC.*                                           SEVERANCE AGREEMENT

PRANDIUM, INC.    JOHN AFFELD           (714) 449-9900    AGREEMENT                           SECURITY SERVICES

PRANDIUM, INC.                          (800) 877-2053    AGREEMENT                           UNEMPLOYMENT CONSULTATION SERVICE

PRANDIUM, INC.                          (949) 474-8577    EMPLOYEE AWARENESS PROGRAM
                                                          SERVICE AGREEMENT

PRANDIUM, INC.    JOHN NIXON                              EXCESS PROPERTY                     INSURANCE COVERAGE


PRANDIUM, INC.    DOUGLAS FURTH                           CONFIDENTIALITY AGREEMENT


PRANDIUM, INC.    TERESA REINERSMAN                       DIRECTORS & OFFICERS                INSURANCE COVERAGE

PRANDIUM, INC.    VIET AO               (626) 359-4434    CONSULTING SERVICES AGREEMENT       SYSTEM ENGINEERING WORK

PRANDIUM, INC.                                            INDEMNIFICATION AGREEMENT           INDEMNIFICATION OF DIRECTOR

PRANDIUM, INC.                          (678) 585-7300    SOFTWARE LICENSE AGREEMENT

-------------------------------------------------------------------------------
                                                                          CURE
    COMPANY          DATE               TERM                             AMOUNT
-------------------------------------------------------------------------------
PRANDIUM, INC.                                                            $0.00


PRANDIUM, INC.                                                            $0.00


PRANDIUM, INC.*    7/13/2000     2 YEAR EVERGREEN                         $0.00

PRANDIUM, INC.*                                                           $0.00

PRANDIUM, INC.     7/30/2001     10 YEARS AFTER DIRECTOR                  $0.00
                                 HAS CEASED TO SERVE
PRANDIUM, INC.     7/30/2001     10 YEARS AFTER DIRECTOR                  $0.00
                                 HAS CEASED TO SERV
PRANDIUM, INC.                                                            $0.00

PRANDIUM, INC.                                                            $0.00

PRANDIUM, INC.*                                                           $0.00

PRANDIUM, INC.                                                            $0.00

PRANDIUM INC       6/26/2000                                              $0.00


PRANDIUM INC       6/26/2000                                              $0.00


PRANDIUM, INC.     6/26/2000                                              $0.00


PRANDIUM, INC.     7/30/2001     10 YEARS AFTER DIRECTOR                  $0.00
                                 HAS CEASED TO SERV
PRANDIUM, INC.*   10/15/1993                                              $0.00

PRANDIUM, INC.                                                            $0.00


PRANDIUM, INC.    12/18/1996     EXPIRATION DATE 4/30/2002                $0.00
                                 (WITHOUT OPTIONS

PRANDIUM, INC.     4/24/1997     EXPIRATION DATE 4/30/2002                $0.00
                                 (WITHOUT OPTIONS

PRANDIUM, INC.     6/20/1905     PERPETUAL MONTH-TO-MONTH                 $0.00

PRANDIUM, INC.     1/16/2001     1/16/2001 UNTIL SERVICES                 $0.00
                                 COMPLETED
PRANDIUM, INC.      8/1/2001     PER EACH ORDER FORM                      $0.00


PRANDIUM, INC.      2/1/1998     5 YEARS                                  $0.00

PRANDIUM, INC.*   10/15/1993                                              $0.00

PRANDIUM, INC.      9/1/1997     5 YEARS                                  $0.00

PRANDIUM, INC.     7/19/1999     37 MONTHS INITIAL TERM,                  $0.00
                                 MONTH-TO-MONTH THE THEREAFTER
PRANDIUM, INC.     7/22/1999     12 MONTHS INITIAL TERM,                  $0.00
                                 MONTH-TO-MONTH THE THEREAFTER

PRANDIUM, INC.                                                            $0.00


PRANDIUM, INC.                                                            $0.00


PRANDIUM, INC.                                                            $0.00

PRANDIUM, INC.                                                            $0.00

PRANDIUM, INC.     7/30/2001     10 YEARS AFTER DIRECTOR                  $0.00
                                 HAS CEASED TO SERV
PRANDIUM, INC.     9/30/1997     UNTIL TERMINATED                         $0.00

                                  Exhibit C to
                       Debtors' Joint Reorganization Plan

                        Management Stock Option Plan and
                         List of Initial Option Grants

           List of Reorganized Prandium Initial Stock Incentive Grants
                   80% of Total Available Under Plan: 444,445

       ----------------------------------------------------------------
                    Office                       Name          Number
                                                                 Of
                                                               Grants
       ----------------------------------------------------------------
       Chief Executive Officer     K. Relyea                 112,241
       Exec. Vice Presidents       R. Trebing                 36,634
                                   M. Malanga                 20,000
                                   L. Katapski                15,500
                                                          -------------
                                   Subtotal                  184,375

       Div. VP's Ops               P. Frank                   12,000
                                   N. Hrehovchak              12,000
                                   S. Sprowl                  12,000
                                   B. Zavertnik               12,000
                                                          -------------
                                   Subtotal                   48,000

       Corp. Senior VP's           S. Harvey                   8,000
                                   K. Gowen                    8,000
                                   L. Manuel                   8,000
                                   M. Rule                     8,000
                                   R. Carl                     7,000
                                   J. Hiller                   7,000
                                                          -------------
                                   Subtotal                   46,000

       Corp. Vice Presidents       J. Attanucci                4,000
                                   A. Baril                    6,445
                                   P. Heise                    4,000
                                   J. Hicks                    4,000
                                   J. Maloney                  4,000
                                   J. Miller                   4,000
                                   C. Seiber                   4,000
                                   K. Sorenson                 4,000
                                                          -------------
                                   Subtotal                   34,445

       Regional Managers           18 @ 2,000 each            36,000
       Corp. Directors             11 @ 1,000 each            11,000
       Corp. Managers              22 @ 400 each               8,800
       Restaurant Managers         173 @ 425 each             73,525
       To Be Determined                                        2,300
       ----------------------------------------------------------------
       Total                                                 444,445

                                 PRANDIUM, INC.
                            2002 STOCK INCENTIVE PLAN

          Section 1.  Purpose of Plan.

          The name of this plan is the Prandium, Inc. 2002 Stock Incentive Plan (the "Plan"). The purpose of the Plan is to enable Prandium, Inc. to attract and retain highly qualified personnel who will contribute to the Company's success and to provide incentives to Participants (defined below) that are linked directly to increases in stockholder value and will therefore inure to the benefit of all stockholders of the Company. To accomplish the foregoing, the Plan provides that the Company may grant Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, and Other Awards (each as hereinafter defined). The Plan is intended, to the extent applicable, to satisfy the requirements of section 162(m) of the Code (as hereinafter defined) and shall be interpreted in a manner consistent with the requirements thereof.

          Section 2.  Definitions.

          For purposes of the Plan, the following terms shall be defined as set forth below:

          (a)  "Award" means an award of Incentive Stock Options, Nonqualified
                -----
Stock Options, Restricted Stock or Other Awards under the Plan.

          (b)  "Award Agreement" means, with respect to each Award, the written
                ---------------
agreement between the Company and the Participant setting forth the terms and conditions of the Award.

          (c)  "Board" means the board of directors of the Company.
                -----

          (d)  "Cause" means, unless otherwise provided in an Award Agreement,
(1) the failure by the Participant to substantially perform his or her duties and obligations to the Company as the same may, from time to time, be assigned to the Participant, including without limitation repeated refusal to follow the reasonable directions of the employer or supervisor, knowing violation of law in the course of performance of the duties of Participant's employment or service with the Company and repeated or excessive absences from work without a reasonable excuse; (2) fraud or material dishonesty against the Company; or (3) the commission of acts constituting, the indictment or conviction of, or plea of guilty or nolo contendere for, the commission of a felony or a crime involving material dishonesty. Determination of Cause shall be made by the Committee in its sole discretion.

          (e)  "Change in Capitalization" means any increase, reduction, or
                ------------------------
change or exchange of Shares for a different number or kind of shares or other securities or property by reason of a reclassification, recapitalization, merger, consolidation, reorganization, issuance of warrants or rights, stock dividend, stock split or reverse stock split, combination or exchange of shares, repurchase of shares, change in corporate structure or otherwise; or any other corporate action, such as a declaration of a special dividend, that affects the capitalization of the Company.

          (f)  "Change in Control" means, other than in connection with the
                -----------------
Reorganization, the first to occur of any one of the events set forth in the following paragraphs:

              (i) the approval by the stockholders of the Company and the consummation of any plan or proposal for the liquidation or dissolution of the Company; or

              (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date (as defined in Section 14), constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or

              (iii) the consummation of a merger or consolidation of the
                    Company with another entity in which holders of the Common Stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction.

          (g)  "Code" means the Internal Revenue Code of 1986, as amended from
                ----
time to time, or any successor thereto.

          (h)  "Committee" means the committee established by the Board to
                ---------
administer the Plan. Unless otherwise determined by the Board, the composition of the Committee shall at all times consist solely of persons who are (i) "nonemployee directors" as defined in Rule 16b-3 issued under the Exchange Act, and (ii) "outside directors" as defined in section 162(m) of the Code. If at any time a Committee has not been appointed, then the functions of the Committee specified in the Plan shall be exercised by the Board.

          (i)  "Common Stock" means the common stock, par value $0.01 per share,
                ------------
of the Company.

          (j)  "Company" means Prandium, Inc., a Delaware corporation (or any
                -------
successor corporation).

          (k)  "Disability" means (1) any physical or mental condition that
                ----------
would qualify a Participant for a disability benefit under any long-term disability plan maintained by the Company; (2) when used in connection with the exercise of an Incentive Stock Option following termination of employment, disability within the meaning of section 22(e)(3) of the Code; or (3) such other condition as may be determined in the sole discretion of the Committee to constitute Disability.

          (l)  "Eligible Recipient" means an officer, director, employee,
                ------------------
consultant or advisor of the Company or of any Parent or Subsidiary.

          (m)  "Exchange Act" shall mean the Securities Exchange Act of 1934, as
                ------------
amended from time to time.

          (n)  "Exercise Price" means the per share price at which a holder of
                --------------
an Option may purchase the Shares issuable upon exercise of the Option.

          (o)  "Fair Market Value" as of a particular date shall mean the fair
                -----------------
market value of a Share as determined by the Committee in its reasonable sole discretion; provided that (i) if the Shares are admitted to trading on a national securities exchange, fair market value of a Share on any date shall be the closing sale price reported for such Share on such exchange on the last date preceding such date on which a sale was reported, (ii) if the Shares are admitted to quotation on the National Association of Securities Dealers Automated Quotation System ("Nasdaq System") or other comparable quotation system and has been designated as a National Market System ("NMS") security, fair market value of a Share on any date shall be the closing sale price reported for such Share on such system on the last date preceding such date on which a sale was reported, or (iii) if the Shares are admitted to quotation on the Nasdaq System or other comparable quotation system but have not been designated as an NMS security, fair market value of a Share on any date shall be the average of the highest bid and lowest asked prices of such Share on such system on the last date preceding such date on which both bid and ask prices were reported.

          (p)  "Immediate Family" shall mean any child, stepchild, grandchild,
                ----------------
parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, son-in-law, brother-in-law, or sister-in-law, including adoptive relationships and any person sharing the employee's household (other than a tenant or employee).

          (q)  "Incentive Stock Option" shall mean an Option that is an
                ----------------------
"incentive stock option" within the meaning of section 422 of the Code, or any successor provision, and that is designated by the Committee as an Incentive Stock Option.

          (r)  "Nonqualified Stock Option" means any Option that is not an
                -------------------------
Incentive Stock Option, including any Option that provides (as of the time such Option is granted) that it will not be treated as an Incentive Stock Option.

          (s)  "Option" means an Incentive Stock Option, a Nonqualified Stock
                ------
Option, or either or both of them, as the context requires.

          (t)  "Other Award" means an Award granted pursuant to Section 9
                -----------
hereof.

          (u)  "Parent" means any corporation (other than the Company) in an
                ------
unbroken chain of corporations ending with the Company, if each of the corporations in the chain (other than the Company) owns stock possessing 50% or more of the combined voting power of all classes of stock in one of the other corporations in the chain.

          (v)  "Participant" means any Eligible Recipient selected by the
                -----------
Committee, pursuant to the Committee's authority in Section 3 hereof, to receive Awards. A Participant who receives the grant of an Option is sometimes referred to herein as "Optionee."

          (w)  "Plan" means this Prandium, Inc. 2002 Stock Incentive Plan.
                ----

          (x)  "Reorganization" means the reorganization of the Company and
                --------------
FRI-MRD Corporation, a Delaware corporation, pursuant to the Debtors' Joint Reorganization Plan dated _______ __, 2002 filed in the chapter 11 cases, Case Nos _______________, in the United States Bankruptcy Court for the Central District of California.

          (y)  "Restricted Stock" means Shares subject to certain restrictions
                ----------------
granted pursuant to Section 8 hereof.

          (z)  "Securities Act" means the Securities Act of 1933, as amended
                --------------
from time to time.

          (aa) "Shares" means shares of Common Stock and any successor
                ------
security.

          (bb) "Subsidiary" means any corporation (other than the Company) in an
                ----------
unbroken chain of corporations beginning with the Company, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

          (cc) "Ten Percent Owner" means an Eligible Recipient who owns stock
                -----------------
possessing more than ten percent of the total combined voting power of all classes of stock of the Company or its Parent or Subsidiary corporations.

          Section 3.  Administration.

          (a) The Plan shall be administered by the Committee, which shall serve at the pleasure of the Board. Pursuant to the terms of the Plan, the Committee shall have the power and authority, without limitation:

              (i) to select those Eligible Recipients who shall be Participants;

              (ii) to determine whether and to what extent Options, awards of Restricted Stock, or Other Awards are to be granted hereunder to Participants;

              (iii) to determine the number of Shares to be covered by each
                    Award granted hereunder;

              (iv) to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder;

              (v) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Awards granted hereunder;

              (vi) to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; and

              (vii) to interpret the terms and provisions of the Plan and any
                    Award issued under the Plan (and any Award Agreement relating thereto) in its sole discretion and to otherwise supervise the administration of the Plan.

          (b) The Committee may, in its absolute discretion, without amendment to the Plan, (i) accelerate the date on which any Option granted under the Plan becomes exercisable or vested, waive or amend the operation of Plan provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such Option, and (ii) accelerate the lapse of restrictions, or waive any condition imposed hereunder, with respect to any share of Restricted Stock or otherwise adjust any of the terms applicable to any Award granted hereunder; provided that no action under this Section 3(b) shall adversely affect any outstanding Award without the consent of the holder thereof.

          (c) All decisions made by the Committee pursuant to the provisions of the Plan shall be final, conclusive and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

          Section 4.  Shares Reserved for Issuance Under the Plan.

          (a) The total number of Shares reserved and available for issuance under the Plan shall be 555,556 Shares. Such Shares may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.

          (b) To the extent that (i) an Option expires or is otherwise cancelled or terminated without being exercised, or (ii) any Shares subject to any award of Restricted Stock or Other Award are forfeited, such Shares shall again be available for issuance in connection with future Awards granted under the Plan. If any Shares have been pledged as collateral for indebtedness incurred by a Participant in connection with the exercise of an Option and such Shares are returned to the Company in satisfaction of such indebtedness, such Shares shall again be available for issuance in connection with future Awards granted under the Plan.

          (c) The aggregate number of Shares with respect to which Awards may be granted to any individual Optionee during any fiscal year shall not exceed 555,556 Shares.

          Section 5.  Equitable Adjustments; Change in Control

          (a) In the event of any Change in Capitalization, an equitable substitution or adjustment may be made in (i) the aggregate number and/or kind of Shares reserved for issuance under the Plan, (ii) the kind, number and/or Exercise Price of Shares or other property subject to outstanding Options granted under the Plan, and (iii) the kind, number and/or purchase price of Shares or other property subject to outstanding awards of Restricted Stock and Other Awards granted under the Plan, in each case as may be determined by the Committee, in its sole discretion. Such other equitable substitutions or adjustments shall be made as may be determined by the Committee, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Committee may provide, in its sole discretion, for the cancellation of any outstanding Awards in exchange for payment in cash or other property of the Fair Market Value of the Shares covered by such Awards, reduced, in the case of Options, by the exercise price thereof.

          (b) Unless otherwise determined by the Committee, in the event of a Change in Control, unless outstanding Awards are assumed or equivalent awards or rights are substituted therefor, such Awards shall become fully vested and exercisable and all restrictions on the vesting or exercisability of such Awards shall lapse as of the date of the Change in Control.

          Section 6.  Eligibility.

          The Participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among Eligible Recipients. The Committee shall have the authority to grant to any Eligible Recipient Incentive Stock Options, Nonqualified Stock Options, Restricted Stock or Other Awards; provided that directors of the Company or any Parent or Subsidiary who are not employees of the Company or of any Parent or Subsidiary, and consultants or advisors to the Company or to any Parent or Subsidiary may not be granted Incentive Stock Options.

          Section 7.  Options.

          (a)  General. Options may be granted alone or in addition to other
               -------
Awards granted under the Plan. Any Option granted under the Plan shall be evidenced by an Award Agreement in such form as the Committee may from time to time approve. The provisions of each Option need not be the same with respect to each Participant. Participants who are granted Options shall enter into an Award Agreement with the Company, which Award Agreement shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability and vesting of the Option granted thereunder. The Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonqualified Stock Options. To the extent that any Option does not qualify as an Incentive Stock Option, it shall constitute a separate Nonqualified Stock Option. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in paragraphs
(b)-(j) of this Section 7 and the Award Agreement shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

          (b)  Exercise Price. The per share Exercise Price of Shares
               --------------
purchasable under an Option shall be determined by the Committee in its sole discretion at the time of grant but shall not, (i) in the case of Incentive Stock Options, be less than 100% of the Fair Market Value per Share on such date (110% of the Fair Market Value per Share on such date if, on such date, the Eligible Recipient is a Ten Percent Owner), and (ii) in the case of Nonqualified Stock Options, to the extent required at the time of grant by California "blue sky" laws, be less than 85% of the Fair Market Value per Share on such date. Notwithstanding the foregoing, to the extent required at the time of grant by California "blue sky" laws, the Exercise Price of an Option granted to a Ten Percent Owner shall be not less than 110% of the Fair Market Value per Share on the date of grant of such Option.

          (c)  Option Term. The term of each Option shall be fixed by the
               -----------
Committee, but no Option shall be exercisable more than ten years after the date such Option is granted. If the Eligible Recipient is a Ten Percent Owner, an Incentive Stock Option may not be exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

          (d) Exercisability. Options shall be exercisable at such time or times
              --------------
and subject to such terms and conditions, including the attainment of preestablished corporate performance goals, as shall be determined by the Committee in the Award Agreement or after the time of grant; provided that no action under this Section 7(d) following the time of grant shall adversely affect any outstanding Option without the consent of the holder thereof, and provided further, that, to the extent required by California "blue sky" laws, Options granted to Eligible Recipients other than officers, directors or consultants of the Company shall be exercisable at the rate of at least 20% per year over five years from the date of grant. The Committee may also provide that any Option shall be exercisable only in installments, and the Committee may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Committee may determine in its sole discretion.

          The Committee may provide at the time of grant or anytime thereafter, in its sole discretion, that any Option shall be exercisable with respect to Shares that are not vested, subject to such other terms and conditions as the Committee determines, including the requirement that the Optionee execute a Restricted Stock Award Agreement.

          (e) Method of Exercise. Options may be exercised in whole or in part
              ------------------
by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, and any taxes due thereon in accordance with Section 12 hereof, as determined by the Committee. As determined by the Committee, in its sole discretion, payment in whole or in part may also be made (i) by means of any cashless exercise procedure approved by the Committee, (ii) in the form of unrestricted Shares or fully vested Restricted Stock already owned by the Optionee which, (x) in the case of unrestricted Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six months on the date of surrender, and (y) has a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option shall be exercised, (iii) loans pursuant to paragraph (g) of this Section 7, (iv) any other form of consideration approved by the Committee and permitted by applicable law or (v) any combination of the foregoing.

          (f) Rights as Stockholder. An Optionee shall have no right to receive
              ---------------------
Shares or rights to dividends or any other rights of a stockholder with respect to the Shares subject to the Option until the Optionee has given written notice of exercise, has paid in full for such Shares, has satisfied the requirements of
Section 12 hereof and, if requested, has given the representation described in paragraph (b) of Section 13 hereof.

          (g) Loans. The Company or any Parent or Subsidiary may make loans
              -----
available to Optionees for the payment of the exercise price of outstanding Options. Such loans shall (i) be evidenced by full-recourse promissory notes entered into by the Optionees in favor of the Company or any Parent or Subsidiary, (ii) bear interest at a fair interest rate as determined by the Committee, (iii) be subject to such other terms and conditions, not inconsistent with the Plan, as the Committee shall determine, and (iv) be subject to Committee approval. Unless the Committee determines otherwise, when a loan is made, Shares having an aggregate Fair Market Value at least equal to the principal amount of the loan shall be pledged by the Optionee to the Company as security for payment of the unpaid balance of the loan, and such pledge shall be evidenced by a pledge agreement, the terms of which shall be determined by the Committee, in its sole discretion; provided that each loan shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction.

          (h) Nontransferability of Options. The Optionee shall not be permitted
              -----------------------------
to sell, transfer, pledge or assign any Option other than by will and the laws of descent and distribution (including, with respect to a Nonqualified Stock Option only, by instrument to an inter vivos or testamentary trust in which the Options are to be passed to beneficiaries upon the death of the Participant) and all Options shall be exercisable during the Participant's lifetime only by the Participant, in each case, except as set forth in the following two sentences. During an Optionee's lifetime, the Committee may, in its discretion, permit the transfer, assignment or other encumbrance of an outstanding Option if such Option is a Nonqualified Stock Option or an Incentive Stock Option that the Committee and the Participant intend to change to a Nonqualified Stock Option. Subject to the approval of the Committee and to any conditions that the Committee may prescribe, an Optionee may, upon providing written notice to the Company, elect to transfer any or all Options described in the preceding sentence to members of his or her Immediate Family or to a trust, all of the beneficiaries of which are members of the Optionee's Immediate Family; provided that no such transfer by any Participant may be made in exchange for consideration.

          (i) Termination of Employment or Service. Unless otherwise provided in
              ------------------------------------
an Award Agreement, if an Optionee's employment with, or service as a director, consultant or advisor to, the Company or to any Parent or Subsidiary terminates for any reason other than Cause, (i) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date set forth in the Award Agreement, or such later date as is otherwise determined by the Committee, but in no event shall such exercise period be less than 30 days after such termination (six months in the case of termination by reason of death or Disability), on which date they shall expire, and (ii) Options granted to such Optionee, to the extent that they were not exercisable at the time of such termination, shall expire on the date of such termination. The 30-day period described in the preceding sentence (i) shall be extended to six months from the date of such termination in the event of the Optionee's death or Disability prior to or during such 30-day period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term. Unless provided in an Award Agreement or in the Committee's discretion any time thereafter, in the event of the termination of an Optionee's employment for Cause, all outstanding Options (whether or not vested) granted to such Participant shall expire on the date of such termination.

          (j) Limitation on Incentive Stock Options. To the extent that the
              -------------------------------------
aggregate Fair Market Value of Shares with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year under the Plan and any other stock option plan of the Company shall exceed $100,000, such Options shall be treated as Nonqualified Stock Options. Such Fair Market Value shall be determined as of the date on which each such Incentive Stock Option is granted.

          Section 8. Restricted Stock.

          (a) General. Awards of Restricted Stock may be issued either alone or
              -------
in addition to other Awards granted under the Plan and shall be evidenced by an Award Agreement. The Committee shall determine the Eligible Recipients to whom, and the time or times at which, Awards of Restricted Stock shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Stock; and the Restricted Period (as defined in Section 8(d)) applicable to awards of Restricted Stock. The provisions of the awards of Restricted Stock need not be the same with respect to each Participant.

          (b) Purchase Price. The price per Share, if any, that a Participant
              --------------
must pay for Shares purchasable under an award of Restricted Stock shall be determined by the Committee in its sole discretion at the time of grant; provided, however, that, to the extent required at the time of grant by California "blue sky" laws, such purchase price per Share shall not be less than 85% of the Fair Market Value per Share on such date or at the time the purchase is consummated. If the Participant is a Ten Percent Owner, the purchase price of such Award, to the extent required by California "blue sky" laws, shall not be less than 100% of the Fair Market Value per Share on the date such Award of Restricted Stock is granted or the date the purchase is consummated, whichever is higher.

          (c) Awards and Certificates. The prospective recipient of an Award of
              -----------------------
Restricted Stock shall not have any rights with respect to any such Award, unless and until such recipient has executed an Award Agreement evidencing the Award and delivered a fully executed copy thereof to the Company, within such period as the Committee may specify after the award date. Each Participant who is granted an Award of Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, which certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award; provided that the Company may require that the stock certificates evidencing Restricted Stock granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Shares covered by such Award.

          (d) Nontransferability. The Awards of Restricted Stock granted
              ------------------
pursuant to this Section 8 shall be subject to the restrictions on transferability set forth in this paragraph (d). During such period as may be set by the Committee in the Award Agreement (the "Restricted Period"), the Participant shall not be permitted to sell, transfer, pledge, hypothecate or assign shares of Restricted Stock awarded under the Plan except by will or the laws of descent and distribution; provided that the Committee may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Committee may determine in its sole discretion. The Committee may also impose such other restrictions and conditions, including the achievement of preestablished corporate performance goals, on awarded Restricted Stock as it deems appropriate. In no event shall the Restricted Period end with respect to a Restricted Stock Award prior to the satisfaction by the Participant of any liability arising under Section 12 hereof. Any attempt to dispose of any Restricted Shares in contravention of any such restrictions shall be null and void and without effect.

          (e) Rights as a Stockholder. Except as provided in Section 8(c) or as
              -----------------------
otherwise provided in an Award Agreement, the Participant shall possess all incidents of ownership with respect to Shares of Restricted Stock during the Restricted Period, including the right to receive or reinvest dividends with respect to such Shares and to vote such Shares. Certificates for unrestricted Shares shall be delivered to the Participant promptly after, and only after, the Restricted Period expires without forfeiture in respect of such Awards of Restricted Stock except as the Committee, in its sole discretion, shall otherwise determine.

          (f) Termination of Employment. The rights of Participants granted
              -------------------------
Awards of Restricted Stock upon termination of employment or service as a director, consultant or advisor to the Company or to any Parent or Subsidiary for any reason during the Restricted Period shall be set forth in the Award Agreement governing such Awards.

          (g) Loans. In the sole discretion of the Committee, loans may be made
              -----
to Participants in connection with the purchase of Restricted Stock under substantially the same terms and conditions as provided in Section 7(g) of the Plan with respect to the exercise of Options.

          (h) Early Exercise Options. The Committee shall award Restricted Stock
              ----------------------
to a Participant upon the Participant's early exercise of an Option. Unless otherwise determined by the Committee, the lapse of restrictions with respect to such Restricted Stock shall occur on the same schedule as the Option for which the Restricted Stock was exercised.

          Section 9. Other Awards.

          Other forms of Awards ("Other Awards") valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Awards shall be granted, the number of Shares to be granted pursuant to such Other Awards and all other conditions of such Other Awards.

          Section 10. Amendment and Termination.

          The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant's consent. Unless the Board determines otherwise, the Board shall obtain approval of the Company's stockholders for any amendment that would require such approval in order to satisfy the requirements of section 162(m), section 422 of the Code, stock exchange rules or other applicable law. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 5 of the Plan, no such amendment shall impair the rights of any Participant without his or her consent.

          Section 11. Unfunded Status of Plan.

          The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

          Section 12. Withholding Taxes.

          Whenever cash is to be paid pursuant to an Award, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state, local and other withholding tax requirements related thereto. Whenever Shares are to be delivered pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any federal, state, local and other withholding tax requirements related thereto. With the approval of the Committee, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from delivery Shares or by delivering already owned unrestricted Shares, in each case, having a value equal to the minimum amount of tax required to be withheld. Such Shares shall be valued at their Fair Market Value on the date as of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Award.

          Section 13. General Provisions.

          (a) Shares shall not be issued pursuant to the exercise of any Award granted hereunder unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act and the requirements of any stock exchange upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

          (b) The Committee may require each person acquiring Shares to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to distribution thereof. The certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer.

          (c) All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

          (d) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval, if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. Neither the adoption of the Plan nor the granting of any Award to an Eligible Recipient shall confer upon any Eligible Recipient any right to continued employment or service with the Company or any Parent or Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or any Parent or Subsidiary to terminate the employment or service of any of its Eligible Recipients at any time. The granting of one Award to an Eligible Recipient shall not entitle the Eligible Recipient to any additional grants of Awards thereafter.

          (e) To the extent applicable, pursuant to the provisions of Section
260.140.46 of Title 10 of the California Code of Regulations, the Company shall provide to each Participant and to each individual who acquires Shares pursuant to the Plan, not less frequently than annually during the period such Participant or purchaser has one or more awards granted under the Plan outstanding, and, in the case of an individual who acquires Shares pursuant to the Plan, during the period such individual owns such Shares, copies of the Company's annual financial statements. The Company shall not be required to provide such statements to key employees of the Company whose duties in connection with the Company assure their access to equivalent information.

          (f) To the extent applicable, the provisions of Sections 260.160.41,
260.140.42 and 260.140.45 of Title 10 of the California Code of Regulations are incorporated herein by reference.

          (g) The definitions set forth in this Plan are solely for the purposes of the operation of this Plan, and such definitions including, without limitation, the definition of "Cause" shall not be used for any other purposes including, without limitation, whether or not an Eligible Recipient is terminated with or without cause for purposes unrelated to this Plan.

          (h) Unless the Committee expressly provides otherwise, in connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, for such period as the Company or its underwriters may request and subject to such other provisions as the

Committee may deem necessary or desirable, the Participant shall not, directly or indirectly, sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Plan without the prior written consent of the Company or its underwriters.

          Section 14. Effective Date of Plan.

          The Plan shall be effective as of _____, 2002 (the "Effective Date").

          Section 15. Term of Plan.

          No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

          Section 16. Governing Law.

          The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

                                  Exhibit D to
                       Debtors' Joint Reorganization Plan

                        New Financing Commitment Letter

December 20, 2001


Mr. Kevin Relyea - Chief Executive Officer
Mr. Robert Trebing - Chief Financial Officer
Prandium, Inc
18831 Von Karman
Irvine, California 92612


Re: Financing Commitment
    --------------------

Gentlemen:

     In accordance with our recent discussions, Foothill Capital Corporation ("Lender") is pleased to provide the following financing commitment for a senior secured credit facility in an aggregate amount up to $15,000,000 (the "Credit Facility") to Prandium, Inc. ("Parent"), FRI-MRD Corporation ("FRI-MRD"; Parent and FRI-MRD, as reorganized pursuant to its proposed plan of reorganization, the "Reorganized Debtors"), and their wholly-owned subsidiaries (Reorganized Debtors and such subsidiaries, collectively the "Borrower"). The Credit Facility shall provide for revolving loans and letters of credit and shall be provided upon the terms and conditions set forth herein and in a Loan and Security Agreement (the "Loan Agreement") between Borrower and Lender and related security and financing documents, instruments, and agreements, all in form and substance satisfactory to Lender (collectively, the "Loan Documents"). Subject to the satisfactory completion of each of the conditions set forth herein, the Credit Facility shall be structured as follows:

1.  Loan Structure:
    --------------

    a. Maximum Credit Line: $15,000,000
       -------------------

    b. Revolver: Provided that no default exists under the Loan Agreement (an
       --------
       "Event of Default"), Lender would provide revolving cash advances (the "Revolver") in minimum amount of $500,000 and in integral multiples of $100,000 that may be repaid and re-borrowed up to a maximum aggregate outstanding amount equal to the least of (i) $4,000,000, less the amount of the Liquidity Reserve (as defined herein), (ii) $15,000,000, less the aggregate amount outstanding under the L/C subline, less the amount of the Liquidity Reserve, (iii) the Applicable Real Estate Advance Rate (as defined herein) times the amount that is estimated to be recoverable in an orderly liquidation, as determined by an appraiser selected by Lender in its discretion (the "Liquidation Value") of Borrower's real estate collateral pledged to Lender, less the aggregate amount outstanding under the L/C

December 20, 2001
Page 2

         subline, less the amount of the Liquidity Reserve, and (iv) with respect to the period from and after June 30, 2002, two and one-half times (2.5x) Borrower's EBITDA for the immediately preceding 12 month period, less the aggregate amount outstanding under the L/C subline, less the amount of the Liquidity Reserve.

     The "Applicable Real Estate Advance Rate" shall mean, (i) from the Closing Date (as defined herein) to the day preceding the first anniversary of the Closing Date, 80%, (ii) from the first anniversary of the Closing Date to the day preceding the second anniversary of the Closing Date, 75%, (iii) from the second anniversary of the Closing Date to the day preceding the third anniversary of the Closing Date, 70%, and (iv) from and after the third anniversary of the Closing Date, 65%.

     A reserve equal to $3,000,000 (the "Liquidity Reserve") would be established on the Closing Date. The Liquidity Reserve would be reduced by $1,000,000 on the 90th day following the Closing Date, reduced by another $1,000,000 on the 180th day following the Closing Date, and eliminated on the 270th day following the Closing Date, so long as an Event of Default has not occurred and is not continuing on each such date.

     EBITDA definition shall be consistent with the EBITDA definition in the Amended and Restated Loan & Security Agreement dated as of July 19, 2000 between Borrower and Lender.

     c.  L/C Subline: Provided that no Event of Default exists, Borrower would
         -----------
         be entitled to request that Lender issue guarantees ----------- of payment ("L/C's") with respect to letters of credit issued by an issuing bank to include, but not be limited to (i) support of Borrower's workers compensation insurance and (ii) Mr. Relyea's employment agreement in an aggregate outstanding amount at any one time not to exceed the least of (i) The Maximum Credit Line, less the aggregate amount of revolving loans outstanding under the Revolver, less the amount of the Liquidity Reserve, (ii) the Applicable Real Estate Advance Rate times the Liquidation Value of Borrower's real estate collateral pledged to Lender, less the aggregate amount of revolving loans outstanding under the Revolver, less the amount of the Liquidity Reserve, and (iii) with respect to the period from and after June 30, 2002, two and one-half times (2.5x) Borrower's EBITDA for the immediately preceding 12 month period, less the aggregate amount of revolving loans outstanding under the Revolver, less the amount of the Liquidity Reserve.

2.   Purpose:
     -------

     The Credit Facility would be used to repay all obligations outstanding under Borrower's existing credit facility with Lender, to pay transaction fees and expenses in respect of the Credit Facility, and, subject to the terms and conditions of the Loan Agreement, to fund working capital in the ordinary course of business of Borrower.

December 20, 2001
Page 3

3.  Interest Rate and L/C Fee:
    -------------------------

    a.  Interest Rate:  All cash borrowings under the Revolver shall bear
        -------------
        interest at the rate of interest announced by Wells Fargo Bank, N.A. at its principal office in San Francisco as its "prime rate" plus four and one-quarter percent (4.25%).

    b.  L/C Fee: Borrower would be charged an L/C fee equal to eight percent
        -------
        (8.00%) per annum times the undrawn amount of all outstanding L/C's, plus bank issuance costs, which approximate eighty-five hundredths of one-percent (0.85%) per annum, which would be payable monthly in arrears.

    All interest and L/C fees would be calculated based upon a year of 360 days for actual days elapsed. All interest and L/C fees would accrue from the Closing Date and would be payable monthly in arrears in cash. Upon the occurrence and during the continuation of an Event of Default, all interest and L/C fees would be increased by 2 percentage points above the per annum rate otherwise applicable thereto.

4.  Collection:
    ----------

    Borrower would establish one or more deposit accounts at financial institutions acceptable to Lender. The terms and conditions of the agreements relative to such deposit accounts would need to be acceptable to Lender and such arrangements would be consistent with Borrower's current cash collection system in place in accordance with Amended and Restated Loan & Security Agreement dated as of July 19, 2000.

5.  Fees and Expenses:
    -----------------

    a.  Commitment Fee. Concurrent with its acceptance hereof, Borrower shall
        --------------
        pay to Lender a fee (the "Commitment Fee") in the amount of $450,000. The Commitment Fee shall be due and payable by wire transfer and shall be fully earned and non-refundable when this commitment letter is accepted by Borrower.

    b.  Anniversary Fee. Borrower would be obligated to pay to Lender a fee
        ---------------
        equal to the amounts outlined below on the applicable anniversary of the Closing Date as set forth below:


            ---------------------------------------------------------------
              Anniversary of Closing Date                   Fee
            -----------------------------                   ---
                          1/st/                          $150,000
                          2/nd/                          $300,000
                          3/rd/                          $450,000
            ----------------------------------------------------------------

    c.  Servicing Fee.  Borrower would be obligated to pay to Lender a fee
        -------------
        (the "Servicing Fee") of $6,250 per month for each month (or portion of a month) from and after the Closing Date up to the date on which the Credit Facility is repaid in full and the commitments of Lender are terminated. The Servicing Fee

December 20, 2001
Page 4

           would be due and payable monthly in arrears.

       d.  Expenses. Borrower would agree to reimburse Lender for all of
           --------
           Lender's reasonable out-of-pocket costs and expenses relating to this financing transaction, including, but not limited to, search fees, filing and recording fees, attorneys fees and expenses, and financial examination and collateral appraisal fees and expenses (collectively, "Expenses"). Without limiting the foregoing, Borrower would be required to pay (a) a fee of $850 per day, per auditor, plus out-of-pocket expenses for each financial audit of Borrower performed by personnel employed by Lender, (b) a fee of $1,500 per day per appraiser, plus out-of-pocket expenses, for each appraisal of Borrower's collateral performed by personnel employed by Lender, and
           (c) the actual charges paid or incurred by Lender if it elects to employ the services of one or more third parties to perform financial audits of Borrower, to appraise Borrower's collateral, or to assess Borrower's business valuation.

    6. Loan Maturity and Prepayment:
       ----------------------------

       The Credit Facility would mature on the fourth anniversary of the Closing Date (the "Maturity Date"). Borrower shall be permitted to terminate the Credit Facility at any time prior to the Maturity Date without premium or penalty by paying to Lender, in cash, all of the unpaid obligations in respect of the Credit Facility (including but not limited to all principal and accrued but unpaid interest in respect of the revolving loans and L/Cs and all accrued but unpaid fees and Expenses) in full. L/C obligations may be repaid by the delivery of releases of L/C's and/or the issuance of an irrevocable letter of credit, in form and substance and from an issuer, that is reasonably acceptable to Lender, in an amount equal to 105% of the maximum amount of obligations under outstanding L/C's.

7.     Financial Covenants:
       -------------------

       Each of (i) Prandium, Inc, (ii) Chi-Chi's, Inc, and (iii) Koo Koo Roo, Inc. would be required to maintain a minimum level of EBITDA. In addition, the consolidated Borrower would be required to maintain a maximum ratio of total debt to EBITDA. The covenants would be established at a 25% discount (35% discount for Koo Koo Roo, Inc.) of Borrower's projected operating performance and would be measured on a quarterly basis. Borrower would also be required to maintain various affirmative and negative covenants consistent with a financing transaction of this type.

8.     Other Covenants:
       ---------------

       Borrower shall be required to fulfill customary affirmative and negative covenants including, without limitation, each of the following:

       a. Borrower shall provide to Lender such evidence as Lender shall require in its discretion that all taxes or other charges, including without limitation all taxes with respect to its real estate, have been paid prior to delinquency,

December 20, 2001
Page 5

         b. Promptly upon request, but no more frequently than once per calendar year, Borrower shall deliver to Lender updated appraisals of the Liquidation Value of its fee simple real estate.

      9. Collateral:
         ----------

         All obligations owed to Lender would be secured by a first priority perfected security interest in all (except for permitted liens, which shall be defined in a manner consistent with a transaction of this nature) of Borrower's now owned or hereafter acquired property and assets including, but not limited to, Borrower's fee simple real property, inventory, accounts, equipment, chattel paper, documents, instruments, copyrights, trademarks, and patents and related rights, general intangibles, deposit accounts, cash and cash equivalents, and investment property (including interests in subsidiaries), together with all books and records relating to the foregoing, and all proceeds and products thereof (collectively, the "Collateral"). In addition, to the extent necessary to obtain first priority perfected security interests in the Collateral, Lender shall receive such third party agreements or consents as Lender may require.

     10. Conditions Precedent:
         --------------------

         The following would be conditions precedent to the Lender's obligation to extend credit to Borrower:

         a. Each entity composing Borrower would need to be duly organized and in good standing in the jurisdiction of its organization and qualified to do business in any other jurisdiction where such qualification is necessary or appropriate to the conduct of its business,

         b. The revolving loans and L/Cs would be made pursuant to, and subject to, the terms of the Loan Agreement and other Loan Documents executed and delivered by Borrower on or prior to the Closing Date. Under the Loan Agreement, Lender shall have the right to establish and maintain reserves, in an amount satisfactory to it in its business credit judgment, against the amount Borrower is entitled to borrow under the Loan Agreement, on account of (i) sums that Borrower is required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (ii) amounts owing by Borrower to any third party to the extent secured by a lien on any of the Collateral (other than certain existing permitted liens), which lien likely would have a priority superior to the liens in favor of Lender in and to such item of the Collateral. The Loan Documents would contain various representations, warranties, and covenants (affirmative and negative) as are customary, in Lender's experience, for a transaction of this type. Each of the Loan Documents would be governed by the laws of the State of California and would need to be in form and substance satisfactory to Lender,

         c. Reasonable loan origination costs including, but not limited to, audit fees,

December 20, 2001
Page 6

       appraisal fees attorneys' fees, search fees, documentation and filings, shall have been paid by Borrower,

d. Lender shall have received (i) appraisals of Borrower's fee simple real properties satisfactory to Lender, and (ii) mortgage title insurance policies (or marked commitments to issue the same) for such properties issued by a title insurance company satisfactory to Lender in form and substance and in amounts satisfactory to Lender assuring Lender that its liens on such properties are valid and enforceable first priority mortgage liens on such properties free and clear of all defects and encumbrances, except agreed upon permitted liens,

e. Lender shall have received a phase I environmental report and a real estate survey with respect to each parcel, comprising Borrower's ten (10) most valuable fee simple real estate properties, from the environmental consultants and surveyors retained for such reports or surveys; the scope of the reports or surveys and the results thereof shall be acceptable to Lender,

f. Completion of Lender's legal due diligence, the results of which are acceptable to Lender,

g. Lender shall have received and reviewed reference checks for key management of Borrower, the results of which shall be satisfactory to Lender in its sole discretion,

h. The joint plan of reorganization proposed by Parent and FRI-MRD shall be in form and substance reasonably satisfactory to Lender,

i. The Bankruptcy Court shall have entered a confirmation order which is in form and substance reasonably satisfactory to Lender, and which shall be in full force and effect, final and non-appealable, and no appeal of such order shall be pending,

j.     The Closing Date shall occur on or before March 31, 2002,

k. Lender shall have received monthly projections for the twelve months following the Closing Date including balance sheet, statement of operations, and cash flow statements, on a consolidated basis, which projections shall be reasonably satisfactory to Lender,

l. Subordination agreements would be executed between Lender and the holders of debt in either Reorganized Debtor, as deemed necessary by Lender's legal counsel and in form and substance reasonably satisfactory to Lender,

m. Borrower shall have executed and delivered such documents, instruments, security agreements, deposit account agreements, control agreements, specialized security agreements, insurance certificates and endorsements, financing statements, subordination agreements, guarantees, verifications, tax lien and

December 20, 2001
Page 7

           litigation searches, good standing certificates, copies of building leases, bailee agreements, tri-party agreements, opinions of counsel, and other documentation relative to the liens and security interests in the Collateral as Lender may require, and done such other acts a Lender may request in order to obtain Lender's legal approval to effect the completion of the financing arrangements herein contemplated. All of the foregoing must be in a form reasonably satisfactory to Lender and Lender's counsel, all loans and advances shall be made pursuant to, and subject to, the terms of Loan Documents executed at the closing,

      n. The UCC financing statements, fixture filings, deeds of trust or mortgages and other Loan Documents related to perfection of the security interests of Lender in the Collateral would need to have been filed in all appropriate jurisdictions and, with respect to financing statements, Lender would need to have received searches reflecting its filings of record,

      o. Lender shall have received such opinions of counsel to Borrower as Lender shall reasonably require,

      p. Borrower shall have, as of the Closing Date, a minimum of $500,000 in unused borrowing availability and/or unrestricted cash and cash equivalents, after reserving for fees and expenses related to this transaction as well as those amounts, if any, deemed necessary by Lender to maintain Borrower's liabilities at levels consistent with Borrower's historical practices and the most recent financial audit completed by Lender.

      q. Borrower shall have obtained insurance satisfactory to Lender, such insurance with respect to the Collateral to name Lender as the primary payee of Borrower's fee simple real estate insurance policies and as an additional loss payee on other insurance policies,

      r. No material adverse change shall have occurred, with respect to the Credit Facility, the Collateral, or the Borrower other than the commencement of the Chapter 11 Case and all events and circumstances leading thereto and associated therewith, which Lender determines in its reasonable sole discretion may materially and adversely affect the value of the Collateral or the ability of Borrower to comply with the obligations of the Credit Facility,

      s. Lender shall have received such financial and other information regarding Borrower as the Lender may reasonably request, and

      t. Such other conditions as may be required by Lender in their reasonable discretion and which are customary in transactions of this nature.

11.   Closing Date:
      ------------

      The first date on or before March 31, 2002 (the "Closing Date") by which
      (a) all

December 20, 2001
Page 8

      definitive loan documentation, in form and substance satisfactory to Lender, shall have been executed by Borrower and Lender, (b) all other conditions precedent have been met to the satisfaction of Lender in its discretion, and (c) the first revolving loan has been made or L/C issued. In the event that the Credit Facility is not consummated on or before such date, then, except for Sections 12, 14, 15, 16, 17, and 18 contained herein, the agreements set forth herein shall thereafter expire, without further notice or act of any kind by Lender, Borrower, or any other party.

12.   Brokers Fees:
      ------------

      Any brokerage commission or finder's fees payable in connection with the Credit Facility would be payable by Borrower and not by Lender. Borrower represents and warrants to Lender that it has not incurred any obligation for a brokerage commission or a finder's fee in connection with Borrower's transactions with Lender. Borrower agrees to indemnify, defend, and hold Lender harmless from and against any claim of any broker or finder arising out of the financing arrangement outlined herein.

13.   Loan Origination Costs:
      ----------------------

      In connection with the request for financing, Borrower understands that Lender will need to make certain financial, legal and collateral investigations and determinations. Borrower agrees to pay for all of Lender's reasonable costs and expenses incurred in connection with the proposed financing transaction including costs and expenses incurred by auditors and appraisers in verifying Borrower's records, Lender's legal expenses for advice in preparing documents in connection with the loan and any filing and search fees.

14.   Complete Agreement; No Oral Modifications:
      -----------------------------------------

      This commitment letter embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior proposals, negotiations, or agreements whether written or oral, relating to the subject matter hereof including any proposal letter or letter of intent. This letter may not be modified, amended, supplemented, or otherwise changed, except by a document in writing signed by the parties hereto.

15.   GOVERNING LAW; JURY WAIVER:
      --------------------------

      THIS LETTER SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF CALIFORNIA AND THE VALIDITY OF THIS LETTER, AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO RELATING TO CLAIMS OR CAUSES OF ACTION ARISING IN CONNECTION HEREWITH SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. BORROWER AND LENDER HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION,

December 20, 2001
Page 9

      OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS LETTER, OR IN ANY WAY RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS LETTER, OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW OR HEREAFTER ARISING, IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. BORROWER AND LENDER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY HERETO TO WAIVE ITS RIGHT TO TRIAL BY JURY.

16.   Indemnification:
      ---------------

      By Borrower's execution hereof Borrower agrees to indemnify and hold Lender harmless, together with its affiliates and its and their respective directors, officers, employees, counsel and agents (each, an "Indemnified Party") from and against any and all expenses, losses, claims, damages and liabilities arising out of, or in any manner related to, this letter, but excluding therefrom all expenses, losses, claims and damages or liabilities which are finally determined in a non-appealable decision of a court to have resulted from the Indemnified Party's gross negligence or willful misconduct. Borrower's obligations under this paragraph shall remain effective whether or not definitive documentation is executed and notwithstanding any termination of this letter.

17.   Confidentiality:
      ---------------

      The contents of this commitment letter are confidential. Prior to Borrower's execution of this commitment letter, Borrower agrees that it will not show, circulate, or otherwise disclose this letter or its contents to any other Person (other than its officers, employees, attorneys, arid advisors, on a need-to-know basis). If this commitment letter is not accepted by Borrower, Borrower immediately shall return to Lender all originals and copies of this commitment letter, and any summaries thereof which Borrower or its officers, employees, attorneys, or advisors may have created. Upon Borrower's execution of this commitment letter, Borrower may disclose this letter to their creditors, the bankruptcy court, in public filings, or to any other Person that in their business judgment they believe should be privy to this commitment letter. Prior to acceptance of this commitment letter, any disclosure by Borrower in violation hereof shall be deemed to constitute Borrower's acceptance of this commitment letter, including an agreement by Borrower to pay the Commitment Fee.

18.   Expense Deposit:
      ---------------

      Lender acknowledges its prior receipt of an expense deposit of $150,000 (the "Expense Deposit"). Such Expense Deposit funds shall be applied to Lender's expenses under Section 13 as and when incurred. If Lender concludes for any reason, that it will not

December 20, 2001
Page 10

     make the Credit Facility available to Borrower, Lender will return the balance of the Expense Deposit after deducting all costs and expenses actually incurred by it in connection therewith. If the Credit Facility is not funded for any other reason, however, Lender shall be entitled to retain the full amount of the Expense Deposit, irrespective of the amount of expenses incurred. Lender's retention of the balance of the Expense Deposit results from its reasonable endeavor to estimate the added administrative costs incurred and the amount of damage sustained by Lender as a result of Borrower's failure to consummate the Credit Facility. If the Credit Facility is funded, any unapplied portion of the Expense Deposit will be returned to Borrower. Lender shall not be obligated to segregate the Expense Deposit from its other funds and Borrower is not entitled to receive interest on any portion of the Expense Deposit. Borrower hereby agrees to pay Lender the full amount of Expenses incurred in connection with the transaction contemplated herein, irrespective of the amount of the Expense Deposit and whether the transaction is consummated, From time to time, Lender shall be entitled to request, and Borrower shall be obligated to provide supplements to the Expense Deposit to the extent that actual or anticipated Expenses exceed the Expense Deposit.

     This letter is being provided to Borrower on a confidential basis and is not for the benefit of, nor should it be relied upon by, any third party.

     This letter may be executed in any number of counterparts, each of which when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this letter by facsimile shall be equally as effective as delivery of the original executed counterpart of this letter. Any party delivering an executed counterpart of this letter by facsimile shall also deliver to Lender an original executed counterpart.

     If you wish to proceed on the basis outlined above, please execute this letter in the space provided below and return it to the undersigned no later than 5:00 p.m., Pacific Standard time, on or before December 21, 2001, which acceptance must be accompanied by the payment of the Commitment Fee required to be paid by Borrower upon acceptance of this letter, payable by wire transfer to Foothill Capital Corporation c/o Chase Manhattan Bank, New York, NY (ABA 021000021; Account Number:
     323-266193) Re: Koo Koo Roo. If you fail to do so by such date and time, this commitment letter shall expire automatically.

Sincerely,

FOOTHILL CAPITAL CORPORATION


Michael J. Lang
Senior Vice President

December 20, 2001
Page 11

Acknowledged and accepted this 20/th/ day of December, 2001


Prandium, Inc.


By: /s/ Kevin S. Relyea
Title: President/CEO

                                  Exhibit B to
                  Offering Memorandum and Disclosure Statement

                Prandium 2001 - 2005 Business Plan (Projections)

                               [LOGO OF PRANDIUM]


                                  BUSINESS PLAN

                                    2001-2005

Key Restructuring Assumptions:
-----------------------------

-    $30 million paid to FRI-MRD noteholders at paydown rate of 75.0%
- Hamburger Hamlet sold for net proceeds of $15 million which pay down FRI-MRD notes at paydown rate of 75.0%
- New 12% FRI-MRD notes with initial balance of $39 million; no cash interest payments required; final maturity on January 31, 2005
-    9 3/4% bonds converted to equity
-    10 7/8% bonds and common equity have no recovery

                                 Prandium, Inc.
                                  Business Plan
                                    2001-2005

                                     Index

1.   Key Planning Assumptions

2.   2002F Key Planning Assumptions

     a.   Chi-Chi's
     a.   Koo Koo Roo
     b.   Other Restaurants

3.   Total Prandium: 2001A - 2005F

4.   Financial Summary: 2001A - 2005F

5.   Cash Flow Statement

                                                             PRANDIUM, INC.
                                                             2002F - 2005F
                                                               ASSUMPTIONS

ALL DIVISIONS
-------------
     Any inflation in fixed costs in 2003 - 2005 assumed to be covered by price increase.

CHI-CHI'S
---------

     Divestments and Lease Expirations:
          Four restaurants assumed closed during 2002.
          One restaurant assumed closed during 2003.
          Two restaurants assumed closed during 2004.

     Sales:
          2.0% real growth combined with a 3.7% net price increase in July 2002. 1.5% real growth in 2003 - 2005.

     Capital:
          $150,000 per remodel in 2002 - 2005: five in 2002, one in 2003 and seven each in 2004 and 2005.
          Remodel capital is discretionary and would only be spent in the second half of the year if performance vs budget for the first half of the year generates adequate cash.
          $2.7 million for POS in 2003, $1.0 million in 2004 and $1.0 million in 2005.

     Preopening:
          $35,000 per remodel in 2002 - 2005.

KOO KOO ROO
-----------
     Divestments and Lease Expirations:
          Six restaurants assumed closed during 2002.

     New Units:
          Using half-year convention, all open in July.
          2002 - none; 2003 - two; 2004 - eight; 2005 - eight.
          Proforma sales at $1,400,000 per year plus Noo Roo impact of $52,000
             (33% of $156,000 annual Noo Roo proforma).
          Preopening of $80,000 per unit

     Noo Roo:
          2002: 5 in early March, 5 in early June.
          2003: All 10 assume half year-convention and open in July.
          Noo Roo adds $3,000 per week at 46% flow 4 weeks after opening, sales become comp after 12 months.
          $28,000 preopening for each Noo Roo.

     Sales:
          7.0% comparable sales decline in 2002, partially offset by a 5.0% net price increase in April, excluding Noo Roo impact.
          1.0% real growth each year 2003 - 2005.

     Operating Ratios (Continuing Koo Koo Roo):
          2002: Continuing units at 15% unit cash flow margin due to improved food usage and direct labor.

     Capital:
          $820,000 for each new unit in 2002 and 2003 (including $100,000 for
             Noo Roo package), increasing to $860,000 in 2004 and 2005.
          Remodel capital is discretionary and would only be spent in the second half of the year if performance vs budget for the first half of the year generates adequate cash.

                                 PRANDIUM, INC.
                                 2002F - 2005F
                                  ASSUMPTIONS


HAMBURGER HAMLET
----------------
       Assume division is divested at the end of fiscal June 2002. However, since any excess cash flow will be used to reduce debt beginning April 1, 2002, operating results are only included through March 2002.

MESQUITE BEACH/CARROWS
----------------------
       Divestments and Lease Expirations:
                One restaurant assumed closed during 2002.

       New Units (assumed to be converted Chi-Chi's):
                Using half-year convention, all open in July.
                2002 - two; 2003 - two; 2004 - six; 2005 - six.

       Sales:
                New units' pro forma at $20,000 per week and 16% operating profit.
                Carrows - $108,000 increase in sales represents 3.6% net price increase in January 2002.

       Capital:
                $250,000 for each new Mesquite Beach unit, $3,000 maintenance capital per unit per year.
                $100,000 for Carrows remodel.
                Remodel capital is discretionary and would only be spent in the second half of the year if performance vs budget for the first half of the year generates adequate cash.

       Preopening of $100,000 per new Mesquite Beach opening.

TOTAL G&A
---------
       Reduce original 2001 budget amount by $6.6 million to $19.7 million for 2002. Increase to $19.8 million in 2004-2005 for additional Field Supervision related to the new Koo Koo Roo openings.

                                 PRANDIUM, INC.
                                 CHI-CHI'S INC.
                         2002F KEY PLANNING ASSUMPTIONS

Divestments        Four restaurants assumed closed during 2002.

Sales Assumes real growth of 2.0% combined with a 3.7% price increase July-December.

Food Usage Food Cost reduced to 25.3% reflecting AVT improvements and leverage on price increase. AVT reduced to 1.7% except for buffet/brunch restaurants.

Direct Labor        Reduced by 1.6% pts vs. 2001.

Management         Represents staffing for 134 units and Bonus calculated at
                   0.8% of sales. Includes a 3.0% salary increase for managers with at least one year of service.

Benefits Includes increases of $202,000 in Group Insurance and $989,000 in Workers' Compensation.

Advertising        Includes 0.9% pt. or $1,725,000 reduction in Advertising
                   spending for 2002F vs. 2001A.

Total Other Shop   The $618,000 reduction assumes lower Repairs and Maintenance,
                   Paper Cost, China/Glass, and Other Fixed Shop.

Rent Assumes $109,000 decrease due to closures net of rent increases as scheduled.

Capital            5 remodels at $150,000 each in second half of 2002. Capital for remodels is discretionary and would only be spent if performance vs. budget for the first half of 2002 generates adequate cash.
                   An average of $30,247 per unit for capital maintenance.

Preopening         5 remodels at $35,000 each in second half of 2002. Capital for remodels is discretionary and would only be spent if performance vs. budget for the first half of 2002 generates adequate cash.

                                 PRANDIUM, INC.
                                   KOO KOO ROO
                         2002F KEY PLANNING ASSUMPTIONS

Closures/Divestments         Six restaurants assumed closed during 2002.

Sales Sales for 2002 are based on the assumption that there will be 29 continuing units plus #308/Warner Center and that 10 units will be converted to Noo Roo during 2002. A year-to-year sales decrease of $5,188,000 or 11.1% is projected in 2002 due primarily to divestments (sales decrease of $5,292,000). A 5.0% price increase is reflected in April-December 2002.

Total Usage                  Food Cost for the 30 continuing units was improved
                             by 2.1% pts. for AVT and 1.0% pt for leverage on the price increase, offset by a 0.3% pt. increase added for distribution and commodity price increases. Paper Cost reduced by 0.4% pt. overall.

Direct Labor                 Includes 1.0% pt. improvement due to labor
                             scheduling and 0.7% pt. improvement due to price leverage, net of a $.50 minimum wage increase of $89,000 or 0.1% pt.

Management                   Represents staffing for 30 restaurants with one
                             manager in lower volume stores and Bonus calculated at 0.42% of sales. Includes a 3.0% salary increase for managers with at least one year of service.

Benefits Includes an increase of $48,000 in Group Insurance and $349,000 in Workers' Compensation.

Advertising                  Assumes Advertising spending of 2.8% of sales in
                             the 30 continuing units.

Utilities                    Based on run rates for July and August of 2001 due
                             to increased utility rates experienced in 2001.

Other Shop Assumes a $94,000 decrease in Repairs and Maintenance spending, a $30,000 decrease in Telephone expense, a $60,000 decrease in Office Supply expense and the elimination of Armored
                             Car service at a savings of $133,000. Also includes a $37,000 increase in Property Insurance.

Rent                         Includes rent increases as scheduled.

Capital                      Includes:  10 Noo Roo conversions at $100,000 each.
                                        5 models at $100,000 each in the second
                                        half of 2001. Capital for remodels is
                                        discretionary and would only be spent
                                        if performance vs. budget for the first
                                        half of 2002 generatea adequate cash.
                                        An average of $11,667 per unit for
                                        capital maintenence

Preopening                   Includes:  10 Noo Roo conversions at $28,000 each.
                                        5 remodels at $5,000 each in the second
                                        half of 2001.  Capital for remodels is
                                        discretionary and would only be spent if performance vs. budget for the first half of 2002 generates adequate cash.

                                 PRANDIUM, INC.

                                OTHER RESTAURANTS
                         2002F KEY PLANNING ASSUMPTIONS

Carrows #1176/Las Vegas
-----------------------
     Assumes $108,000 or 3.6% net sales increase due to price.

     Food Usage improves 1.3 % pts. to 23.3%: 0.6 % pt. improvement combined with 0.7 % pt. leverage from price increase.

     Direct Labor improves 1.3 % pts. to 23.8%: 0.6% pt. improvement combined with 0.7% pt. leverage from price increase.

     Employee Benefits reflects a $150,000 increase in Group Insurance and a $96,000 increase in Workers' Compensation reflecting unit specific costs compared to prior year which were an allocation within the FRI-Admin division.

     General Liability increases $209,000 due to two large losses which developed unfavorably in policy years 1997 and 1999.

     Remodel capital expenditures of $100,000 in period 6. Remodel capital is discretionary and will only be spent if performance vs. budget for the first half of 2002 generates adequate cash.

Mesquite Beach #1397/Cedar Rapids, IA
-------------------------------------
     Assumes average weekly sales of $30,231.

     Food Cost of 28.0%.

     Direct Labor of 20.5%.

     Unit Cash Flow of 12.3%.

     Field Supervision of $75,000 represents a fixed allocation of $60,000 for
     R. Carl plus $15,000 for Travel.

     Capital maintenance of $3,000.

New Mesquite Beach Units (2)
----------------------------
     Using half-year convention, both open in July 2002.

     Reflects the proforma used in the 2002 Plan: AWS of $20,000, UCF of 16.3%.

     Assumes capital for conversion of an existing Chi-Chi's of $250,000 per unit.

     Preopening expense of $100,000 per unit.

     Capital maintenance of $3,000 per store.

Closures
--------
     Assumes one restaurant closed during 2002.

                                 PRANDIUM, INC.
                                  2001A - 2005F
                                 TOTAL PRANDIUM


        ($000)                          (1)             (2)             (3)             (4)             (5)


                                        2001A           2002F           2003F           2004F          2005F
                                    -------------   -------------   -------------   -------------   ------------
  (1)   No. Units Period End                 190             168             171             183            197
  (2)   Avg # of Units                       197             180             170             177            190


  (3)   Food Sales                  $    249,412    $    227,771    $    224,996    $    238,306    $   259,298
  (4)   Bar Sales                         40,458          38,362          37,321          37,400         37,958
                                    ------------    ------------    ------------    ------------    -----------
  (5)     Total Net Sales                289,870         266,133         262,317         275,706        297,256

  (6)   Food Usage                        66,871          57,676          57,417          61,043         66,613
  (7)   Bar Usage                          7,974           7,264           7,029           7,040          7,145
  (8)   Paper Usage                        1,786           1,462           1,635           2,066          2,661
                                    ------------    ------------    ------------    ------------    -----------
  (9)     Total Usage                     76,631          66,402          66,081          70,149         76,419

 (10)   Direct Labor                      60,709          50,918          50,111          52,542         56,513
 (11)   Management                        26,581          24,731          23,929          24,539         25,878
 (12)   Employee Benefits                 16,491          16,488          15,355          15,824         16,700
                                    ------------    ------------    ------------    ------------    -----------
 (13)     Total Labor                    103,781          92,137          89,395          92,905         99,091

 (14)     Total Cost of Sales            180,412         158,539         155,476         163,053        175,510
                                    ------------    ------------    ------------    ------------    -----------
 (15)   Gross Profit                     109,458         107,594         106,841         112,653        121,746

 (16)   Advertising                       12,383          10,310          10,270          10,624         11,277
 (17)   Other Shop Exp                    49,917          44,838          42,058          42,871         45,253
                                    ------------    ------------    ------------    ------------    -----------
 (18)     Total Shop Exp                  62,300          55,148          52,328          53,495         56,530

 (19)   Shop Prof Bef Occ                 47,158          52,446          54,513          59,157         65,216

 (20)   Rent                              21,632          19,061          18,827          19,626         21,199
                                    ------------    ------------    ------------    ------------    -----------
 (21)   Unit Op Cashflow                  25,526          33,385          35,686          39,532         44,017

 (22)   Field Supervision                  5,559           5,008           4,833           4,986          4,986
                                    ------------    ------------    ------------    ------------    -----------
 (23)   Division Op Cashflow              19,967          28,377          30,853          34,546         39,031

 (24)   G & A                             17,589          14,871          14,779          14,779         14,779
 (25)   Franchise Rev                      1,313           1,250           1,250           1,250          1,250
 (26)   Misc Inc/(Exp) (b)                  (264)           (923)           (926)           (926)          (926)
                                    ------------    ------------    ------------    ------------    -----------

 (27)   EBITDA                      $      3,427    $     13,833    $     16,398    $     20,091    $    24,576
                                    ============    ============    ============    ============    ===========

        ($000)                           (6)             (7)             (8)             (9)            (10)



                                                               Percent of Net Sales (a)
                                     ----------------------------------------------------------------------------
                                        2001A           2002F           2003F           2004F           2005F
                                     ------------    ------------    ------------    ------------    ------------
                                     ----------------------------------------------------------------------------
  (1)   No. Units Period End                                             N.A.
  (2)   Avg # of Units
                                     ----------------------------------------------------------------------------

  (3)   Food Sales                          86.0 %          85.6 %          85.8 %          86.4 %          87.2 %
  (4)   Bar Sales                           14.0            14.4            14.2            13.6            12.8
                                     -----------     -----------     -----------     -----------     ------------
  (5)     Total Net Sales                  100.0           100.0           100.0           100.0           100.0

  (6)   Food Usage                          26.8            25.3            25.5            25.6            25.7
  (7)   Bar Usage                           19.7            18.9            18.8            18.8            18.8
  (8)   Paper Usage                          0.6             0.5             0.6             0.7             0.9

  (9)     Total Usage                       26.4            25.0            25.2            25.4            25.7

 (10)   Direct Labor                        20.9            19.1            19.1            19.1            19.0
 (11)   Management                           9.2             9.3             9.1             8.9             8.7
 (12)   Employee Benefits                    5.7             6.2             5.9             5.7             5.6
                                     -----------     -----------     -----------     -----------     -----------
 (13)     Total Labor                       35.8            34.6            34.1            33.7            33.3

 (14)     Total Cost of Sales               62.2            59.6            59.3            59.1            59.0
                                     -----------     -----------     -----------     -----------     -----------
 (15)   Gross Profit                        37.8            40.4            40.7            40.9            41.0

 (16)   Advertising                          4.3             3.9             3.9             3.9             3.8
 (17)   Other Shop Exp                      17.2            16.8            16.0            15.5            15.2
                                     -----------     -----------     -----------     -----------     -----------
 (18)     Total Shop Exp                    21.5            20.7            19.9            19.4            19.0

 (19)   Shop Prof Bef Occ                   16.3            19.7            20.8            21.5            21.9

 (20)   Rent                                 7.5             7.2             7.2             7.1             7.1
                                     -----------     -----------     -----------     -----------     -----------
 (21)   Unit Op Cashflow                     8.8            12.5            13.6            14.3            14.8

 (22)   Field Supervision                    1.9             1.9             1.8             1.8             1.7
                                     -----------     -----------     -----------     -----------     -----------
 (23)   Division Op Cashflow                 6.9            10.7            11.8            12.5            13.1

 (24)   G & A                                6.1             5.6             5.6             5.4             5.0
 (25)   Franchise Rev                        0.5             0.5             0.5             0.5             0.4
 (26)   Misc Inc/(Exp) (b)                  (0.1)           (0.3)           (0.4)           (0.3)           (0.3)
                                     -----------     -----------     -----------     -----------     -----------

 (27)   EBITDA                               1.2 %           5.2 %           6.3 %           7.3 %           8.3 %
                                     ===========     ===========     ===========     ===========     ===========

        (a) Food and bar usage as a percent of respective sales. May not add due to rounding.
        (b) Includes corporate adjustments of $236 in 2001, and $350 per year in 2002B - 2005F.

                                 PRANDIUM, INC.
                                  2001A - 2005F
                                FINANCIAL SUMMARY


                         ($000)                      (1)             (2)             (3)             (4)            (5)

                                                     2001A          2002F           2003F            2004F          2005F
                                                 -------------   ------------    ------------    ------------   -------------
           Net Sales
           -----------------------------------
      (1)  Total Chi-Chi's                     $      205,851  $     210,227   $     210,682   $     211,313  $      214,483
      (2)  Continuing Koo Koo Roo (a)                  39,782         39,720          41,362          42,675          43,102
      (3)  DV Koo Koo Roo                               6,151            859               0               0               0
      (4)  #308 Warner Center                             848          1,014           1,024           1,034           1,044
      (5)  New Koo Koo Roo                                  0              0           1,452           8,727          20,430
                                                 -------------   ------------    ------------    ------------   -------------
      (6)    Subtotal Koo Koo Roo                      46,781         41,593          43,838          52,436          64,576
      (7)  Hamburger Hamlet (b)                        32,371          8,515               0               0               0
      (8)  Mesquite Beach                                 931          2,693           4,692           8,852          15,092
      (9)  Carrows (c)                                  3,936          3,105           3,105           3,105           3,105
                                                 -------------   ------------    ------------    ------------   -------------
     (10)    Total Prandium                    $      289,870  $     266,133   $     262,317   $     275,706  $      297,256
                                                 =============   ============    ============    ============   =============

           Unit Operating Cashflow
           -----------------------------------
     (11)  Total Chi-Chi's                     $       17,027  $      25,745   $      28,198   $      29,724  $       31,128
     (12)  Continuing Koo Koo Roo (a)                   4,881          5,981           6,193           6,594           6,650
     (13)  DV Koo Koo Roo                              (1,449)          (229)              0               0               0
     (14)  #308 Warner Center                              36            125             102             105             110
     (15)  New Koo Koo Roo                                  0              0             248           1,492           3,503
                                                 -------------   ------------    ------------    ------------   -------------
     (16)    Subtotal Koo Koo Roo                       3,468          5,877           6,543           8,191          10,263
     (17)  Hamburger Hamlet (b)                         4,869          1,256               0               0               0
     (18)  Mesquite Beach                                (353)           346             703           1,375           2,383
     (19)  Carrows (c)                                    515            161             242             242             243
                                                 -------------   ------------    ------------    ------------   -------------
     (20)    Total Prandium                    $       25,526  $      33,385   $      35,686   $      39,532  $       44,017
                                                 =============   ============    ============    ============   =============

           Total G&A
           -----------------------------------
     (21)  Total Chi-Chi's                     $       13,461  $      15,242   $      15,265   $      15,069  $       14,458
     (22)  Existing Koo Koo Roo                         4,145          4,219           3,958           4,043           4,356
     (23)  New Koo Koo Roo                                  0              0               0             153             153
                                                 -------------   ------------    ------------    ------------   -------------
     (24)    Subtotal Koo Koo Roo                       4,145          4,219           3,958           4,196           4,509
     (25)  Hamburger Hamlet (b)                         1,246            150               0               0               0
     (26)  Mesquite Beach                                 205            210             330             442             744
     (27)  Unallocated G&A                              4,091              0               0               0               0
     (28)  Carrows (c)                                      0             58              59              58              54
                                                 -------------   ------------    ------------    ------------   -------------
     (29)    Total Prandium                    $       23,148  $      19,879   $      19,612   $      19,765  $       19,765
                                                 =============   ============    ============    ============   =============

           EBITDA
           -----------------------------------
     (30)  Total Chi-Chi's                     $        4,775  $      11,353   $      13,783   $      15,505  $       17,520
     (31)  Continuing Koo Koo Roo (a)                     737          1,710           2,183           2,499           2,242
     (32)  DV Koo Koo Roo                              (1,449)          (229)              0               0               0
     (33)  #308 Warner Center                              36            125             102             105             110
     (34)  New Koo Koo Roo                                  0              0             248           1,339           3,350
                                                 -------------   ------------    ------------    ------------   -------------
     (35)    Subtotal Koo Koo Roo                        (676)         1,606           2,533           3,943           5,702
     (36)  Hamburger Hamlet (b)                         3,642          1,106               0               0               0
     (37)  Mesquite Beach                                (560)           136             373             933           1,639
     (38)  Unallocated G&A                             (4,091)             0               0               0               0
     (39)  Carrows (c)                                    562            (18)             59              60              65
     (40)  Corporate Adjustments                         (225)          (350)           (350)           (350)           (350)
                                                 -------------   ------------    ------------    ------------   -------------
     (41)    Total Prandium                    $        3,427  $      13,833   $      16,398   $      20,091  $       24,576
                                                 =============   ============    ============  ============== ===============

                                 PRANDUM, INC.
                                 2001A - 2005F
                               FINANCIAL SUMMARY

           Capital Expenditures
           -----------------------------------
     (42)  Total Chi-Chi's                     $        2,223  $       4,803   $       6,077   $       4,779  $        4,751
     (43)  Continuing Koo Koo Roo                         768            850             870             950           1,030
     (44)  New Koo Koo Roo                                821              0           1,640           6,880           6,880
     (45)  Noo Roo                                        279          1,000           1,000               0               0
                                                 -------------   ------------    ------------    ------------   -------------
     (46)    Subtotal Koo Koo Roo                       1,868          1,850           3,510           7,830           7,910
     (47)  Hamburger Hamlet (b)                           203             36               0               0               0
     (48)  Mesquite Beach                                   9            512             518           1,536           1,554
     (49)  Carrows (c)                                      0            100               0               0               0
     (50)  Corporate                                    1,240            535             395             355             285
                                                 -------------   ------------    ------------    ------------   -------------
     (51)    Total Prandium                    $        5,543  $       7,836   $      10,500   $      14,500  $       14,500
                                                 =============   ============    ============    ============   =============

           Preopening Expense
           -----------------------------------
     (52)  Total Chi-Chi's                     $            0  $         175   $          35   $         245  $          245
     (53)  Continuing Koo Koo Roo                           0             25              25              25              25
     (54)  New Koo Koo Roo                                 88              0             160             640             640
     (55)  Noo Roo                                         47            280             280               0               0
                                                 -------------   ------------    ------------    ------------   -------------
     (56)    Subtotal Koo Koo Roo                         135            305             465             665             665
     (57)  Hamburger Hamlet (b)                             0              0               0               0               0
     (58)  Mesquite Beach                                 219            200             200             600             600
     (59)  Carrows (c)                                      0              0               0               0               0
                                                 -------------   ------------    ------------    ------------   -------------
     (60)    Total Prandium                    $          354  $         680   $         700   $       1,510  $        1,510
                                                 =============   ============    ============    ============   =============

           Free Cash Flow (d)
           -----------------------------------
     (61)  Chi-Chi's                           $        2,552  $       6,375   $       7,671   $      10,481  $       12,524
     (62)  Continuing Koo Koo Roo (a)                    (357)          (445)              8           1,524           1,187
     (63)  DV Koo Koo Roo                              (1,449)          (229)              0               0               0
     (64)  #308 Warner Center                              36            125             102             105             110
     (65)  New Koo Koo Roo                               (909)             0          (1,552)         (6,181)         (4,170)
                                                 -------------   ------------    ------------    ------------   -------------
     (66)    Subtotal Koo Koo Roo                      (2,679)          (549)         (1,442)         (4,552)         (2,873)
     (67)  Hamburger Hamlet (b)                         3,439          1,070               0               0               0
     (68)  Mesquite Beach                                (788)          (576)           (345)         (1,203)           (515)
     (69)  Unallocated G&A                             (4,091)             0               0               0               0
     (70)  Carrows (c)                                    562           (118)             59              60              65
     (71)  Corporate (e)                               (1,465)          (885)           (745)           (705)           (635)
                                                 -------------   ------------    ------------    ------------   -------------
     (72)    Total Prandium                    $       (2,470) $       5,317   $       5,198   $       4,081  $        8,566
                                                 =============   ============    ============    ============   =============

           (a)  Includes impact of Noo Roo.

           (b) Assumes division is divested at the end of fiscal June 2002F. However, since any excess cash will be used to reduce debt beginning April 1, 2002, operating results are only included through March 2002F.
           (c) Includes Charley Brown's #414/Anaheim (last day of operation 9/16/01).
           (d)  Represents EBITDA less Capital Expenditures and Preopening
                Expense.
           (e)  Includes corporate adjustments and corporate capital.

                                 PRANDIUM, INC.
                        2002F - 2005F CASH FLOW STATEMENT

                                                           (1)       (2)      (3)        (4)

                                                           2002F    2003F     2004F      2005F
                                                        --------  --------  --------  ---------
 (1)    Beginning Cash                                  $ 25,243  $  6,679  $  7,324  $   7,747

 (2)    Chi-Chi's EBITDA                                  11,353    13,783    15,505     17,520
 (3)    Koo Koo Roo Restaurants                            1,606     2,533     3,943      5,702
 (4)    Hamburger Hamlet Restaurants                       1,106         -         -          -
                                                        --------  --------  --------  ---------
 (5)         Subtotal Koo Koo Roo Division                 2,712     2,533     3,943      5,702
 (6)    Carrows EBITDA                                       (18)       59        60         65
 (7)    Mesquite Beach EBITDA                                136       373       933      1,639
 (8)    Unallocated G&A                                        -         -         -          -
 (9)    Corporate Adjustments                               (350)     (350)     (350)      (350)
                                                        --------  --------  --------  ---------
(10)         Consolidated EBITDA                          13,833    16,398    20,091     24,576

(11)    R&D Expenditures                                    (100)     (100)     (100)      (100)
(12)    Opening Expense                                     (680)     (700)   (1,510)    (1,510)
(13)    Cash Carry Cost on Closed/Subleased               (1,939)   (1,706)   (1,413)    (1,154)
                                                        --------  --------  --------  ---------
(14)         Cash Flow from the Business                  11,114    13,892    17,068     21,812

(15)    Interest expense on Mortgages & Leases (a)          (140)      (74)      (45)       (29)
(16)    Senior Debt Fees  (d)                               (904)   (1,063)   (1,213)    (1,363)
(17)    New 12% FRI-MRD  Note (c)                              -         -         -     (3,163)
                                                        --------  --------  --------  ---------
(18)         Earnings before Taxes                        10,070    12,755    15,810     17,257

(19)    Federal and State Income Tax payment                (375)     (375)     (400)      (762)
                                                        --------  --------  --------  ---------
(20)         Cash Net Income                               9,695    12,380    15,410     16,495

(21)    Working Capital (Increase)/Decrease               (1,910)       62       405        379
(22)    Cash Capital Expenditures                         (7,836)  (10,500)  (14,500)   (14,500)
(23)    KKR Merger costs, net                               (235)     (235)      (59)         -
(24)    Robinson Settlement                                  688       696       480          -
(25)    Restructuring Costs                               (1,250)        -         -          -
(26)    Proceeds (Payments) from Sale of Assets (b)       (2,181)   (1,543)   (1,306)    (1,083)
                                                        --------  --------  --------  ---------
(27)         Cash Available for Debt Reduction            (3,029)      860       430      1,291

(28)    Principal Payments on Leases & Mortgages (a)        (864)     (390)     (195)      (158)
(29)    Working Capital Borrowing / (Repayments)               -         -         -          -
(30)    Interest Income/(Expense)                            409       175       188        210
(31)    Other                                            (15,080)        -         -          -
                                                        --------  --------  --------  ---------
(32)         Change in Cash                              (18,564)      645       423      1,343
                                                        --------  --------  --------  ---------
(33)    Ending Cash                                     $  6,679  $  7,324  $  7,747  $   9,090
                                                        ========= ========= ========= ==========

        (a) Koo Koo Roo #123 - Miami South, closed in March 2001, assumes continued mortgage payments until August 2003 maturity.
        (b) Includes estimated net cost of Chi-Chi's and Koo Koo Roo divestment programs
        (c) The FRI-MRD Note accretes until 1/31/05 when it is refinanced, and then accrues interest until 7/31/05 when the first cash payment is made.
        (d) Includes Foothill Anniversary Fee 2003 - ($150), 2004 - ($300), 2005 - ($450).

                                  Exhibit C to
                  Offering Memorandum and Disclosure Statement

                                   Valuation

Prandium's financial advisor, Crossroads LLC, was engaged by the Company's management to determine an estimate of the Company's reorganized value and to provide a limited scope report. Crossroads' analysis was conducted solely for the purpose of providing relevant information to the Company's management in connection with their decision to restructure the business.

The estimated range of the Company's reorganized enterprise value should not be considered indicative of the price at which the business may be purchased or sold upon completion of the proposed restructuring. Furthermore, the estimated reorganized enterprise value should not be considered a proxy for the value of the Company's new securities after completion of the restructuring.

Crossroads has not independently evaluated the reasonableness of the Company's projections. Since projections, by definition, are forward looking, certain financial results projected by the Company's management may differ from recent historical results. To the extent the estimate of Prandium's enterprise value derived by Crossroads' analysis is dependent on the Company achieving these projected results, the valuation estimate is subject to a high degree of uncertainty and risk.

There are three conventional and generally accepted approaches to determine the value of a business like Prandium:

     . Market approach
     . Income approach
     . Asset approach

The market approach is a valuation technique in which the fair market value of a business is estimated by comparing the target company to be valued to industry guideline companies whose stock is publicly-traded.

The income approach, also referred to as the Discounted Cash Flow (DCF) approach, measures the value of a company based on anticipated future (projected) earnings and cash flows of the business.

An alternative approach to valuing a business enterprise is the underlying asset approach. This approach requires the determination of the aggregate market value of the collective assets and liabilities of the business. This approach is commonly used in valuing real estate, investment holding companies and insolvent businesses under a liquidation scenario. Accordingly, for the purposes of assessing the reorganized value of a going-concern, the asset approach was not relevant.

The Market Approach Valuation
-----------------------------

As previously discussed, the market approach is a valuation technique in which the fair market value of a business is measured by comparing the target company to industry specific guideline companies whose common stock is publicly-traded.

Crossroads reviewed a list of companies in the United States, which operate full service and fast casual dining. The following criteria were used to select companies for our market value analysis:

     . The company's stock was traded on a national exchange or over-the-counter . Adequate financial information was available
     . The company's size was relatively comparable to Prandium - the approximate annual revenue range was $100M to $500M (note: Prandium's reorganized revenue amount is near the midpoint of this range)
     . The companies operate in the "fast casual" and/or "full service" sectors of the U.S restaurant industry, the same sectors as Prandium

The following companies were identified:

-----------------------------------------------------------------------------------------------------------
              Company                           Ticker Symbol                Trailing 12-Month Revenue
-----------------------------------------------------------------------------------------------------------
The Cheesecake Factory                              CAKE                           $516,009,000
-----------------------------------------------------------------------------------------------------------
RARE Hospitality                                    RARE                           $515,398,000
-----------------------------------------------------------------------------------------------------------
O'Charley's Inc.                                    CHUX                           $435,582,000
-----------------------------------------------------------------------------------------------------------
Dave & Busters                                      DAB                            $350,847,000
-----------------------------------------------------------------------------------------------------------
P.F. Chang's China Bistro                           PFCB                           $298,249,000
-----------------------------------------------------------------------------------------------------------
Main Street and Main Inc.                           MAIN                           $203,770,000
-----------------------------------------------------------------------------------------------------------
Garden Fresh Restaurant Corp                        LTUS                           $198,463,000
-----------------------------------------------------------------------------------------------------------
Checkers Drive-In Restaurants                       CHKR                           $154,598,000
-----------------------------------------------------------------------------------------------------------
Interfoods of America, Inc.                         IFDA                           $152,089,000
-----------------------------------------------------------------------------------------------------------
Charthouse Enterprises, Inc.                        CHT                            $149,273,000
-----------------------------------------------------------------------------------------------------------
Champp's Entertainment Inc.                         CMPP                           $135,058,000
-----------------------------------------------------------------------------------------------------------
Rubios Restaurants, Inc.                            RUBO                           $111,545,000
-----------------------------------------------------------------------------------------------------------
Eateries, Inc.                                      EATS                           $102,711,000
-----------------------------------------------------------------------------------------------------------
Santa Barbara Restaurant Group                      SBRG                           $ 91,170,000
-----------------------------------------------------------------------------------------------------------

A description of each company, taken from each guideline company's S.E.C. 10-K profile, was provided to make a comparative assessment of Prandium to the respective companies. This information is located in Tab 1 of this report.

Crossroads compared certain historical financial data for Prandium with similar data for the industry guideline companies. The selected earnings parameter was the EBITDA multiple, computed using the guideline companies' most recent trailing 12 months of reported financial results and their respective share prices as of December 31, 2001. A compilation of the guideline companies' market multiples is summarized in Tab 2.

EBITDA multiples for the guideline companies ranged from 3.25x to 22.36x at December 31, 2001. This wide range of results demonstrates the difficulty in using the market method to value companies, particularly financially troubled companies. There is no apparent EBITDA multiple within this range to extrapolate to Prandium's projected EBITDA. Furthermore, the Company anticipates significantly different earnings trends compared to its historical performance. Accordingly, Crossroads determined that the income approach was the most relevant valuation methodology for measuring Prandium's reorganized enterprise value.

Income Valuation Approach
-------------------------

The income approach or DCF measures the value of a company based on anticipated future (projected) earnings and cash flows of the business. These estimated future earnings and cash flows are discounted to the present date at a rate of return, which is commensurate with the company's inherent market risk and expected growth. The present value of the company's projected cash flows is a proxy for the fair market value of the business.

Cash Flow Estimates:

In performing our valuation study, Crossroads prepared a discounted cash flow analysis of the Company's unlevered free cash flows (assuming the financial forecasts, prepared and provided to Crossroads by the Company's management were accurate and were realized in the amounts and at the times indicated).

In connection with its review, Crossroads did not assume any responsibility for independent investigation or verification of any of the information that was provided to it and it relied on such information being complete and accurate in all material respects.

With respect to the financial forecasts prepared and provided by Prandium, Crossroads was advised, and assumed, that the forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Management as to the future financial performance of the Company.

However, the materials and information presented in this report have been prepared for illustrative purposes only, and do not represent a prediction, forecast or projection of actual results. Crossroads disclaims any assurance on the underlying assumptions and the user of this report should not rely on such assumptions as achievable since the actual results may significantly differ from the underlying assumptions. Furthermore, Crossroads does not make, and expressly disclaims, any warranty or guarantee of any particular result and the user of this report should not rely on this analysis and valuation.

Cost of Capital (Discount Rate):

The proper cost of capital, or discount rate, is the expected rate of return that the market requires to attract funds to a particular investment. The cost of capital is market driven meaning it is the competitive rate of return in the market for assets with similar earnings streams and risk characteristics.

Since Prandium's restructured capital structure will incorporate both debt and equity financing, Crossroads analyzed the Company's overall weighted-average cost of capital (WACC). The steps involved in developing the discount rate or WACC include the following:

     . Measure the company's cost of debt
     . Measure the company's cost of equity

The required rate of return on debt is directly observable in the market through the current yield to maturity on the applicable debt instruments. According to the proposed plan of reorganization, Prandium's reorganized capital structure will include new FRI-MRD notes with a proposed interest rate of 12.0%. However, the 12% interest rate is not reflective of the Company's actual borrowing rate and is not a proper market yield for valuation purposes.

Prandium's market-based borrowing rate is best demonstrated by the yields on its secured lines of credit, which range between 13% and 20%. For computation purposes, Crossroads accepted a mid-point debt rate of 17%./1/

Unlike the cost of debt instruments, the cost of equity is not directly observable in the market because there are no known future return amounts to compare to current stock prices. The cost of equity for businesses covers a wide range of required rates of return due to a broad range of risks.

The Capital Asset Pricing Model ("CAPM") was used to determine Prandium's equity cost of capital. The computed CAPM equity cost of capital for the 14 previously described publicly traded guideline industry companies ranged from 10.96% to 20.73% with a median of 14.3% (see Tab 3).

Prandium's equity cost of capital was then computed to be 25.57% at December 31, 2001. Prandium's 25.57% computed equity cost of capital reflects an eight percent risk premium relative to its secured borrowing rate of approximately 17%. This spread between the Company's debt and equity yields is consistent with the 7.4% long-term historical spread between debt and equity rates of return for U.S. companies./2/

To determine its weighted-average cost of capital, Crossroads applied an industry composite capital structure to the respective estimated rates of return for debt and equity capital. Accordingly, Prandium's computed WACC at December 31, 2001 was 22.89% (see Tab 3). However, for valuation purposes, Crossroads accepted a range of 20.0% to 23.0% for its weighted-average cost of capital.

Computation of Reorganized Value
--------------------------------

Based on management's projected operating assumptions, Crossroads conducted the following procedures utilized in the application of the Discounted Cash Flow approach (see Tab 4):

     . Computed unlevered free cash flows for the five-year period ending
       December 31, 2006.

     . Computed the present value of the unlevered free cash flows using the weighted-average cost of capital at December 31, 2001.

     . Computed the terminal value by "capitalizing" the final year's free cash flow amount at the Company's cost of capital.

     . Added the present value of the terminal value and the sum of the present values of the annual free cash flow amounts to arrive at an estimated reorganized enterprise value at December 31, 2001.

---------------
/1/ Since the new 12% FRI-MRD notes fall behind the secured lines of credit, it is reasonable to assume the market yield on the notes would be higher.
/2/ Stocks, Bonds, Bills & Inflation: 2000 Yearbook Valuation Edition, Market Results for 1926-1999

Based on management's projected assumptions for revenue, operating costs, working capital requirements and capital expenditures, in addition to Prandium's current financial condition and assessed market risks, Crossroads determined the Company's reorganized enterprise value at December 31, 2001 to range between $32.7 million and $41.8 million, with a "mid-point" value of $37.3 million.

In addition to the value of the Company's reorganized operations, the Company owns additional assets, which are not included in the previously described reorganized value. A majority of these assets will not remain with the reorganized company and will be used to repay a portion of the FRI-MRD 14% and 15% Notes. The assets include the following:

     . $32 million of "excess cash" (includes $3.125 million in proceeds from the sale of a restaurant property in Anaheim, CA)
     . Hamburger Hamlet.

The Company holds the stock of Hamburger Hamlet for sale and assumes in its business plan that a transaction is completed by June 30, 2002. Based on indications of interest received to date, the Company anticipates the net sale proceeds to be approximately $15.0 million.

The estimated aggregate value of the "additional assets" is approximately $47.0 million at December 31, 2001. Accordingly, the total encumbered (with debt) value of Prandium's assets at December 31, 2001 range between $79.7 million and $88.8 million, with a "mid-point" value of $84.3 million.

The Company's plan of reorganization calls for cash payments to the holders of FRI-MRD 14% and 15% Notes in the amount of approximately $30.0 million plus $15.0 million of expected net proceeds from the previously discussed sale of Hamburger Hamlet. In addition, after receiving the above-mentioned payments, the holders of these notes will receive new FRI-MRD 12% Notes in the amount of approximately $39.0 million. However, when adjusted for a market yield of 17%, the estimated market value of the new notes is $30.3 million. Accordingly, the estimated unencumbered (without debt) value of Prandium's reorganized equity (common stock) at December 31, 2001 ranges between $4.4 million and $13.5 million, with a "mid-point" value of $9.0 million.

Crossroads assumed that the Restructuring would be completed in accordance with the terms of the Plan without any material amendments, modifications or waivers. Crossroads also assumed that in the course of obtaining the necessary consents and approvals for the proposed restructuring and related transactions, there would be no material delays, modifications or restrictions imposed that would have a material adverse impact on the contemplated benefits of the proposed restructuring.

Crossroads was not requested to, and did not make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Prandium, and was not furnished with any evaluations or appraisals.

Crossroads' estimate of restructured enterprise values for Prandium did not address any other aspects of the proposed restructuring or any related transactions or constitute a recommendation to any holder of Prandium's outstanding securities as to how such security holder should vote or act on any matter relating to the restructuring or any related transactions. In addition, Crossroads' valuation analysis does not constitute a fairness opinion to the holders of Prandium's outstanding securities from a financial point of view for the consideration to be received by such security holders pursuant to the Restructuring.

Crossroads' valuation analysis was based on information available as of December 31, 2001 and financial, economic, market and other conditions as they existed and could be evaluated by Crossroads on such date and assumed that the Restructuring became effective on April 30, 2002.

In performing its analysis, Crossroads incorporated forward-looking projections prepared by management that included the period following December 31, 2001. Although developments subsequent to December 31, 2001 may affect the results of Crossroads' analysis, Crossroads does not have any obligation to update, revise or reaffirm its analysis or its estimate of Prandium's restructured values.

The reorganization value of a debtor does not necessarily correspond to the anticipated market or trading value of the debtor's securities upon plan confirmation. Nevertheless, Prandium believes that a determination of reorganization value is the proper means of valuing the Reorganized Company for purposes of confirmation, to the extent that such valuation is necessary.

                                                                           TAB 1
                                                                           -----

..        Cheesecake Factory Incorporated (CAKE) - The company operates 41 upscale, full-service, casual dining restaurants under the name The Cheesecake Factory. The restaurants offer approximately 200 menu items including appetizers, pizza, seafood, steaks, chicken, burgers, pasta, sandwiches and approximately 40 varieties of cheesecake.

..        RARE Hospitality International, Inc. (RARE) - The company operates and franchises 180 restaurants as of March 2, 2001, including 146 Longhorn Steakhouse restaurants, 19 restaurants under the names Bugaboo Creek Steak House and Bugaboo Creek Lodge & Bar and 13 Capital Grille restaurants. The company also owns two specialty restaurants, Hemenway's Seafood Grille & Oyster Bar and The Old Grist Mill Tavern.

..        O'Charley's Inc. (CHUX) - As of December 31, 2000, the company operated
         138 O'Charley's restaurants in Alabama, Florida, Georgia, Illinois, Indiana, Kentucky, Mississippi, Missouri, North Carolina, Ohio, South Carolina, Tennessee and Virginia. O'Charley's menu features approximately 45 items including aged steaks, baby-back ribs, chicken, salmon and grilled tuna.

..        Dave & Busters Inc. (DAB) - The company operates large format, high-volume restaurant/entertainment complexes under the Dave & Buster's name. Each complex offers a full menu of high quality food and beverage items combined with an extensive array of entertainment attractions such as pocket billiards, shuffleboards and interactive simulators. As of February 4, 2001, the company had 27 locations across the country.

..        PF Chang's China Bistro Inc. (PFCB) - The company owns and operates 52 full-service restaurants as of December 31, 2000 that feature a blend of high quality, traditional Chinese cuisine in a sophisticated, contemporary bistro setting.

..        Main Street and Main Inc. (MAIN) - The company is the world largest franchisee of T.G.I. Friday's restaurants, currently owning 56 and managing six locations. The company also owns six Redfish Seafood Grill & Bar and two Bamboo Club concepts.

..        Garden Fresh Restaurant Corp. (LTUS) - The company was founded in 1983 and currently operates 86 salad buffet restaurants under the names Souplantation and Sweet Tomatoes.

..        Checkers Drive In Restaurants Inc. (CHKR) - The company is one of the largest operators of double drive-thru restaurants in the United States. The company operates under the trade names Checkers Drive-in and Rally's Hamburgers. As of January 1, 2001, there were 427 Rally's Restaurants and 427 Checkers restaurants in the United States.

..        Interfoods of America Inc. (IFDA) - The company is a franchisee and operator of 165 Popeye's restaurants located in Florida, Alabama, Illinois, Georgia, Mississippi, Louisiana and Missouri. The restaurants' menu features spicy fried chicken and other seasonal items such as seafood dishes and side items such as red beans and rice, French fries, mashed potatoes and gravy, cole slaw and Cajun rice.

--------------------------------------------------------------------------------
      Oferring Memorandum and Disclosure Statement - Exhibit C (Valuation)

                                                                           TAB 1
                                                                           -----

..        Charthouse Enterprises, Inc. (CHT) - The company operates 46 restaurants consisting of 40 Chart House restaurants, one Peohe's restaurant and five Angelo and Maxie's steakhouses. The Chart House restaurants are full-service, casual seafood dinner houses with a menu featuring fresh fish and seafood, as well as steaks, chicken and prime rib.

..        Champp's Entertainment Inc. (CMPP) - The company owns and operates 38
         Champps restaurants. The food offerings include appetizers, soups, salads, sandwiches, pizza, burgers and entrees including chicken, beef, fish, pasta and desserts. Selections reflect a variety of ethnic and regional cuisines and traditional favorites.

..        Rubios Restaurants Inc. (RUBO) - As of February 28, 2001, the company own and operated 128 high quality, quick service Mexican restaurants that offer traditional Mexican cuisine combined with fresh seafood indicative of the Baja region of Mexico.

..        Eateries, Inc. (EATS) - The company and its subsidiaries own, operate and franchise restaurants under the names Garfield's Restaurant & Pub, Garcia's Mexican Restaurants and Pepperoni Grill. As of December 31, 2000, the company owned 69 and franchised eight restaurants in 27 states.

..        Santa Barbara Restaurant Group, Inc. (SBRG) - As of December 28, 2000,
         the company operated 45 La Salsa restaurants, 25 Timber Lodge Steakhouse restaurants and five Green Burrito restaurants. The company also franchises 47 La Salsa restaurants, 251 Green Burrito restaurants and one Timber Lodge Steakhouse.

Prandium Inc.                                                              Tab 2

Valuation Multiples for Publicly-Traded Restaurant Companies
------------------------------------------------------------------------------------


                                              Last Fiscal       Beta       I/B/E/S
              Company                 Ticker    Quarter     Coefficient  Est. Growth
-----------------------------------   ------  -----------   -----------  -----------
The Cheesecake Factory, Inc.           CAKE      2-Oct-01          1.40       25.83%
RARE Hospitality International, Inc.   RARE     30-Sep-01          0.60       19.44%
O'Charley's Inc.                       CHUX      7-Oct-01          0.70       18.25%
Dave & Buster's                        DAB       4-Nov-01          1.40       17.50%
P.F. Changs China Bistro Inc.          PFCB     30-Sep-01          0.60       30.83%
Main Street and Main Inc.              MAIN     24-Sep-01          0.30         n/a
Garden Fresh Restaurant Corp.          LTUS     30-Sep-01          0.50       14.13%
Checker's Drive In                     CHKR     10-Sep-01          1.20         n/a
Interfoods                             IFDA     30-Sep-01          1.20         n/a
Chart House Enterprises, Inc.          CHT      24-Sep-01          1.10         n/a
Champps Entertainment, Inc.            CMPP     30-Sep-01          0.70       27.50%
Rubios Restaurants Inc.                RUBO     30-Sep-01          0.70       16.67%
Eateries, Inc.                         EATS     30-Sep-01          0.50         n/a
Santa Barbara Restaurant Group         SBRG      4-Oct-01          0.70         n/a

                                                         Trailing 12-Month Operating Results
                                      -----------------------------------------------------------------------------
                                                                                EBITDA %    EBITDAR %       G&A %
              Company                   Revenue      G&A Costs      EBITDA     of Revenue   of Revenue   of Revenue
-----------------------------------   -----------    ----------   ----------   ----------   ----------   ----------
The Cheesecake Factory, Inc.          516,009,000    28,293,000   75,328,000       14.60%       20.20%        5.48%
RARE Hospitality International, Inc.  515,398,000    32,476,000   68,139,000       13.22%       15.99%        6.30%
O'Charley's Inc.                      435,582,000    29,684,000   65,752,000       15.10%       16.68%        6.81%
Dave & Buster's                       350,847,000    20,412,000   55,820,000       15.91%       19.98%        5.82%
P.F. Changs China Bistro Inc.         298,249,000    14,742,000   41,996,000       14.08%       17.64%        4.94%
Main Street and Main Inc.             203,770,000     9,466,000   16,708,000        8.20%       12.45%        4.65%
Garden Fresh Restaurant Corp.         198,463,000    15,490,000   21,896,000       11.03%       16.62%        7.80%
Checker's Drive In                    154,598,000    14,617,000   13,234,000        8.56%       13.09%        9.45%
Interfoods                            152,089,000    12,420,000   16,365,000       10.76%       14.78%        8.17%
Chart House Enterprises, Inc.         149,273,000    10,491,000    7,224,000        4.84%       10.60%        7.03%
Champps Entertainment, Inc.           135,058,000     8,294,000   12,118,000        8.97%       14.64%        6.14%
Rubios Restaurants Inc.               111,545,000    11,014,000    6,944,000        6.23%       13.21%        9.87%
Eateries, Inc.                        102,711,000     5,756,000    5,727,000        5.58%       12.07%        5.60%
Santa Barbara Restaurant Group         91,170,000     7,555,000    2,884,000        3.16%       13.63%        8.29%

                                                            Mean                   10.02%       15.11%        6.88%

                                                            Median                  9.87%       14.71%        6.56%

                                                            Minimum                 3.16%       10.60%        4.65%

                                                            Maximum                15.91%       20.20%        9.87%

                                                        Market Value Parameter                              Valuation Multiples
                                     -------------------------------------------------------------- --------------------------------
                                     Share     Total        Market       BV of         Invested      EV to   EV to    EV to  Debt to
              Company                Price     Shares        Cap.         Debt          Capital     Revenue  EBITDA  EBITDAR  EBITDA
-----------------------------------  ------  ---------- -------------- -----------                  -------  ------  ------- -------
The Cheesecake Factory, Inc.         $34.77  48,449,846 $1,684,601,145 $          0  $1,684,601,145    3.26   22.36    19.63    0.00
RARE Hospitality International, Inc. $22.54  21,454,644 $  483,587,676 $ 30,938,000  $  514,525,676    1.00    7.55     8.41    0.45
O'Charley's Inc.                     $18.51  18,626,416 $  344,774,960 $109,675,000  $  454,449,960    1.04    6.91     7.44    1.67
Dave & Buster's                      $ 6.28  12,957,042 $   81,370,224 $101,565,000  $  182,935,224    0.52    3.28     5.16    1.82
P.F. Changs China Bistro Inc.        $47.30  11,944,477 $  564,973,762 $  2,078,000  $  567,051,762    1.90   13.50    13.30    0.05
Main Street and Main Inc.            $ 4.94  14,052,267 $   69,418,199 $ 48,792,000  $  118,210,199    0.58    7.08     8.93    2.92
Garden Fresh Restaurant Corp.        $ 6.61   5,688,926 $   37,603,801 $ 51,554,000  $   89,157,801    0.45    4.07     6.91    2.35
Checker's Drive In                   $ 6.13  10,173,367 $   62,362,740 $ 38,985,000  $  101,347,740    0.66    7.66     9.33    2.95
Interfoods                           $ 0.93   5,012,099 $    4,661,252 $ 97,974,000  $  102,635,252    0.67    6.27     7.97    5.99
Chart House Enterprises, Inc.        $ 0.90  11,830,793 $   10,647,714 $ 32,946,000  $   43,593,714    0.29    6.03     9.55    4.56
Champps Entertainment, Inc.          $ 9.03  12,073,731 $  109,025,791 $ 18,215,000  $  127,240,791    0.94   10.50    11.27    1.50
Rubios Restaurants Inc.              $ 3.26   8,922,786 $   29,088,282 $          0  $   29,088,282    0.26    4.19     8.58    0.00
Eateries, Inc.                       $ 2.25   2,961,065 $    6,662,396 $ 11,976,000  $   18,638,396    0.18    3.25     8.23    2.09
Santa Barbara Restaurant Group       $ 4.20  12,896,315 $   54,164,523 $  5,981,000  $   60,145,523    0.66   20.85    14.44    2.07

                                                                                  Mean                 0.89    8.82     9.94    2.03
                                                                                  Median               0.66    6.99     8.75    1.95

                                                                                  Std. Dev.            0.81    6.09     3.70    1.73
                                                                                  Coef. Variation      0.91    0.69     0.37    0.85

                                                                                  Maximum              0.18    3.25     5.16    0.00
                                                                                  Minimum              3.26   22.36    19.63    5.99

Prandium Inc.

WACC
Capital Asset Pricing Model
----------------------------------------------------------------------------------------------------------------------------------


                                                                                           Capital Structure
                                                ----------------------------------------------------------------------------------

                                                Interest-Bearing  Fair Market Value    Debt as a      Equity as a   Market Debt-to
Company Name (Ticker Symbol)                          Debt            of Equity       % of Capital   % of Capital    Equity Ratio
----------------------------------------------  ----------------  -----------------   ------------   ------------   --------------
RARE Hospitality International, Inc. (RARE)      $  30,938,000      $   483,587,676        6.01%         93.99%           6.40%
The Cheesecake Factory, Inc. (CAKE)              $           0      $ 1,684,601,145        0.00%        100.00%           0.00%
O'Charley's Inc. (CHUX)                          $ 109,675,000      $   344,774,960       24.13%         75.87%          31.81%
Dave & Buster's (DAB)                            $ 101,565,000      $    81,370,224       55.52%         44.48%         124.82%
P.F. Changs China Bistro Inc. (PFCB)             $   2,078,000      $   564,973,762        0.37%         99.63%           0.37%
Main Street and Main Inc. (MAIN)                 $  48,792,000      $    69,418,199       41.28%         58.72%          70.29%
Checker's Drive In (CHKR)                        $  38,985,000      $    62,362,740       38.47%         61.53%          62.51%
Chart House Enterprises, Inc. (CHT)              $  32,946,000      $    10,647,714       75.58%         24.42%         309.42%
Garden Fresh Restaurant Corp. (LTUS)             $  51,554,000      $    37,603,801       57.82%         42.18%         137.10%
Champps Entertainment, Inc. (CMPP)               $  18,215,000      $   109,025,791       14.32%         85.68%          16.71%
Interfoods (IFDA)                                $  97,974,000      $     4,661,252       95.46%          4.54%        2101.88%
Santa Barbara Restaurant Group (SBRG)            $   5,981,000      $    54,164,523        9.94%         90.06%          11.04%
Eateries, Inc. (EATS)                            $  11,976,000      $     6,662,396       64.25%         35.75%         179.76%
Rubios Restaurants Inc. (RUBO)                   $           0      $    29,088,282        0.00%        100.00%           0.00%

                                                                  Median                  31.30%         68.70%          45.56%
                                                                  Mean                    34.51%         65.49%          52.70%

Prandium, Inc.                                                                            31.30%         68.70%          45.56%

                                                                                                                               Tab 3
------------------------------------------------------------------------------------------------------------------------------------


                                                  Risk Factors                              Computed Cost of Capital
                                              ------------------   -----------------------------------------------------------------
                                                                             Lg. Company
                                              Levered  Unlevered   Risk-Free Market Risk      Size Risk    Cost of   Cost of
Company Name (Ticker Symbol)                  Beta (1) Beta (2)     Rate (3) Premium (4)     Premium (5) Equity (6) Debt (8)  WACC
--------------------------------------------  -------- ---------   --------- -----------     ----------- ---------- -------- ------
RARE Hospitality International, Inc. (RARE)     0.60      0.58       5.48%      8.07%            0.64%      10.96%    8.20%  10.79%
The Cheesecake Factory, Inc. (CAKE)             1.40      1.40       5.48%      8.07%            0.28%      17.06%    0.00%  17.06%
O'Charley's Inc. (CHUX)                         0.70      0.59       5.48%      8.07%            1.38%      12.51%    7.60%  11.33%
Dave & Buster's (DAB)                           1.40      0.80       5.48%      8.07%            3.95%      20.73%    9.70%  14.61%
P.F. Changs China Bistro Inc. (PFCB)            0.60      0.60       5.48%      8.07%            0.64%      10.96%   11.00%  10.96%
Main Street and Main Inc. (MAIN)                0.30      0.21       5.48%      8.07%            3.95%      11.85%    9.50%  10.88%
Checker's Drive In (CHKR)                       1.20      0.87       5.48%      8.07%            3.95%      19.11%    9.90%  15.57%
Chart House Enterprises, Inc. (CHT)             1.10      0.39       5.48%      8.07%            3.95%      18.31%   11.00%  12.79%
Garden Fresh Restaurant Corp. (LTUS)            0.50      0.27       5.48%      8.07%            3.95%      13.47%    9.20%  11.00%
Champps Entertainment, Inc. (CMPP)              0.70      0.64       5.48%      8.07%            1.61%      12.74%   10.36%  12.40%
Interfoods (IFDA)                               1.20      0.09       5.48%      8.07%            3.95%      19.11%    9.00%   9.46%
Santa Barbara Restaurant Group (SBRG)           0.70      0.66       5.48%      8.07%            3.95%      15.08%   10.60%  14.63%
Eateries, Inc. (EATS)                           0.50      0.24       5.48%      8.07%            3.95%      13.47%    9.50%  10.92%
Rubios Restaurants Inc. (RUBO)                  0.70      0.70       5.48%      8.07%            3.95%      15.08%    0.00%  15.08%

                                                                                             Mean           15.03%
                                                                                             Median         14.28%
                                                                                             Minimum        10.96%
                                                                                             Maximum        20.73%

Prandium, Inc.                                  2.00                 5.48%      8.07%            3.95%      25.57%   17.00%  22.89%

Notes:
-------------------------------------

(1) Computed beta coefficient:          =  Cov (r , r )
                                                   s  m
                                        ------------------
      Source: TD Waterhouse Research           Var
                                                  m


(2) Unlevered beta determined as:                                    Levered Beta
                                                          ------------------------------------
                                        Unlevered Beta =   1 + [(1-Tax Rate) x (Debt/Equity)]

(3) 30-Year U.S. Treasury yield to maturity on December 31, 2001

(4) Source: Stocks, Bonds, Bills and Inflation: 2000 Yearbook
     Arithmetic mean market risk premium return for the period from 1926 through 1999;
     8.07% large capitalization premium = arithmetic mean of total return of large company stocks less return on long-term U.S. Treasury securities

(5) Source: Stocks, Bonds, Bills and Inflation: 2000 Yearbook
     Arithmetic mean micro-cap (10th size decile) risk premium return for the period from 1926 through 1999;

Decile #1:  $369,722,214,000 * Mkt. Cap. * $10,498,796,000  - Size Premium = -0.35%
Decile #2:  $ 10,498,796,000 * Mkt. Cap. * $ 4,221,601,000  - Size Premium = -0.02%
Decile #3:  $  4,221,601,000 * Mkt. Cap. * $ 2,203,671,000  - Size Premium = -0.05%
Decile #4:  $  2,203,671,000 * Mkt. Cap. * $ 1,304,131,000  - Size Premium = 0.28%
Decile #5:  $  1,304,131,000 * Mkt. Cap. * $   872,220,000  - Size Premium = 0.76%
Decile #6:  $    872,220,000 * Mkt. Cap. * $   577,728,000  - Size Premium = 0.74%
Decile #7:  $    577,728,000 * Mkt. Cap. * $   381,830,000  - Size Premium = 0.64%
Decile #8:  $    381,830,000 * Mkt. Cap. * $   214,640,000  - Size Premium = 1.38%
Decile #9:  $    214,640,000 * Mkt. Cap. * $    97,914,000  - Size Premium = 1.61%
Decile #10: $     97,914,000 * Mkt. Cap. - Size Premium = 3.95%

(6) Cost of equity capital is determined using the Capital Asset Pricing Model:

(7) Capital structure based on industry composite.

(8) Cost of debt based on estimated applicable borrowing rates

                                                        Debt % from 10-K
                                                        ------------------
RARE Hospitality International, Inc. (RARE)                          8.20%
The Cheesecake Factory, Inc. (CAKE)                                  0.00%
O'Charley's Inc. (CHUX)                                              7.60%
Dave & Buster's (DAB)                                                9.70%
P.F. Changs China Bistro Inc. (PFCB)                                11.00%
Main Street and Main Inc. (MAIN)                                     9.50%
Checker's Drive In (CHKR)                                            9.90%
Chart House Enterprises, Inc. (CHT)                                 11.00%
Garden Fresh Restaurant Corp. (LTUS)                                 9.20%
Champps Entertainment, Inc. (CMPP)                                  10.36%
Interfoods (IFDA)                                                    9.00%
Santa Barbara Restaurant Group (SBRG)                               10.60%
Eateries, Inc. (EATS)                                                9.50%
Rubios Restaurants Inc. (RUBO)                                       0.00%


* Means less than

Prandium Inc.                                                              Tab 4

Management's Proposed Restructuring Plan
Consolidated Operating Results of Reorganized Company (1)

--------------------------------------------------------------------------------

                                                                     Operating Projections ($000's)
                                                           2002P      2003P      2004P      2005P      2006P
                                                         ---------   -------    --------   --------  --------
Food Sales                                              $  220,352  $ 224,996 $  238,306 $  259,298  $ 271,521
Bar Sales                                                   37,266     37,321     37,400     37,958     38,524
                                                        ----------  --------- ---------- ----------  ---------

  Total Net Sales                                          257,618    262,317    275,706    297,256    310,045
                                                        ----------  --------- ---------- ----------  ---------

Food Usage                                                  55,717     57,417     61,043     66,613     69,840
Bar Usage                                                    7,019      7,029      7,040      7,145      7,252
Paper Usage                                                  1,462      1,635      2,066      2,661      2,974
                                                        ----------  --------- ---------- ----------  ---------

  Total Usage                                               64,198     66,081     70,149     76,419     80,066
                                                        ----------  --------- ---------- ----------  ---------

Direct Labor                                                49,155     50,111     52,542     56,513     58,885
Management                                                  24,038     23,929     24,539     25,878     26,570
Employee Benefits                                           15,904     15,355     15,824     16,700     17,222
                                                        ----------  --------- ---------- ----------  ---------

  Total Labor                                               89,097     89,395     92,905     99,091    102,677
                                                        ----------  --------- ---------- ----------  ---------

  Total Cost of Sales                                      153,295    155,476    163,054    175,510    182,743
                                                        ----------  --------- ---------- ----------  ---------

Gross Profit                                               104,323    106,841    112,652    121,746    127,302
                                                        ----------  --------- ---------- ----------  ---------

Advertising                                                 10,182     10,270     10,624     11,277     11,678
Other Shop Exp                                              43,529     42,058     42,871     45,253     46,624
                                                        ----------  --------- ---------- ----------  ---------

  Total Shop Exp                                            53,711     52,328     53,495     56,530     58,302
                                                        ----------  --------- ---------- ----------  ---------

Store Level Profit Before Occupancy Costs                   50,612     54,513     59,157     65,216     69,000

Rent                                                        18,483     18,827     19,626     21,199     22,145
                                                        ----------  --------- ---------- ----------  ---------

Unit Operating Cashflow                                     32,129     35,686     39,531     44,017     46,855

Field Supervision                                            4,861      4,833      4,986      4,986      4,986
                                                        ----------  --------- ---------- ----------  ---------

Division Operating Cashflow                                 27,268     30,853     34,545     39,031     41,869

G & A                                                       14,868     14,779     14,779     14,779     14,779
Corporate Overhead                                            (350)      (350)      (350)      (350)      (350)
Franchise Rev                                                1,250      1,250      1,250      1,250      1,250
Misc Inc/(Exp)                                                (573)      (576)      (576)      (576)      (576)
                                                        ----------  --------- ---------- ----------  ---------

EBITDA                                                  $   12,727  $  16,398 $   20,090 $   24,576  $  27,414

Division Capital Expense                                     7,265     10,105     14,145     14,215      4,835
Corporate Capital Expense                                      535        395        355        285        285
Preopening Expense                                             680        700      1,510      1,510        270
R&D Expenditures                                               100        100        100        100        100
Cash carry on Closed/Subleased Locations                     1,939      1,706      1,413      1,154        645
Change in Working Capital                                      587        (62)      (405)      (379)      (400)
KKR Merger Costs                                               235        235         59          0          0
Robinson Settlement                                           (688)      (696)      (480)         0          0
Restructuring Costs                                          1,250          0          0          0          0
Income Taxes                                                   375        375        400        734      3,651
Payments (Proceeds) from Sale of Assets                      2,181      1,543      1,306      1,083        590
                                                        ----------  --------- ---------- ----------  ---------

Equals: Unlevered Free Cash Flow                        $   (1,732) $   1,997 $    1,687 $    5,874  $  17,438
                                                        ==========  ========= ========== ==========  =========

2007 Terminal Value Cash Flow                                                                                   17,612

# of Months                                                     12         24         36         48         60      72

WACC Discount Rate at 23.00%                                (1,408)     1,320        907      2,566      6,194  23,118
Terminal Value Cap Rate at 22.00%

Enterprise Value of Reorganized Company (1)             $   32,697

Notes:
-------------------------------------------

(1) Cash flow projections do not include operating results for Hamburger Hamlet prior to its anticipated sale. Hamburger Hamlet is valued separately.

Prandium Inc.                                                              Tab 4

Management's Proposed Restructuring Plan
Consolidated Operating Results of Reorganized Company (1)
--------------------------------------------------------------------------------

                                                                           Operating Projections ($000's)
                                                     2002P           2003P           2004P        2005P            2006P
                                                  ----------      ----------      ----------    ----------      ---------
Food Sales                                      $    220,352    $    224,996    $    238,306   $   259,298    $   271,521
Bar Sales                                             37,266          37,321          37,400        37,958         38,524
                                                  ----------      ----------      ----------     ---------      ---------

  Total Net Sales                                    257,618         262,317         275,706       297,256        310,045
                                                  ----------      ----------      ----------     ---------      ---------

Food Usage                                            55,717          57,417          61,043        66,613         69,840
Bar Usage                                              7,019           7,029           7,040         7,145          7,252
Paper Usage                                            1,462           1,635           2,066         2,661          2,974
                                                  ----------      ----------      ----------     ---------      ---------

  Total Usage                                         64,198          66,081          70,149        76,419         80,066
                                                  ----------      ----------      ----------     ---------      ---------

Direct Labor                                          49,155          50,111          52,542        56,513         58,885
Management                                            24,038          23,929          24,539        25,878         26,570
Employee Benefits                                     15,904          15,355          15,824        16,700         17,222
                                                  ----------      ----------      ----------     ---------      ---------

  Total Labor                                         89,097          89,395          92,905        99,091        102,677
                                                  ----------      ----------      ----------     ---------      ---------

  Total Cost of Sales                                153,295         155,476         163,054       175,510        182,743
                                                  ----------      ----------      ----------     ---------      ---------

Gross Profit                                         104,323         106,841         112,652       121,746        127,302
                                                  ----------      ----------      ----------     ---------      ---------

Advertising                                           10,182          10,270          10,624        11,277         11,678
Other Shop Exp                                        43,529          42,058          42,871        45,253         46,624
                                                  ----------      ----------      ----------     ---------      ---------

  Total Shop Exp                                      53,711          52,328          53,495        56,530         58,302
                                                  ----------      ----------      ----------     ---------      ---------

Store Level Profit Before Occupancy Costs             50,612          54,513          59,157        65,216         69,000

Rent                                                  18,483          18,827          19,626        21,199         22,145
                                                  ----------      ----------      ----------     ---------      ---------

Unit Operating Cashflow                               32,129          35,686          39,531        44,017         46,855

Field Supervision                                      4,861           4,833           4,986         4,986          4,986
                                                  ----------      ----------      ----------     ---------      ---------

Division Operating Cashflow                           27,268          30,853          34,545        39,031         41,869

G & A                                                 14,868          14,779          14,779        14,779         14,779
Corporate Overhead                                      (350)           (350)           (350)         (350)          (350)
Franchise Rev                                          1,250           1,250           1,250         1,250          1,250
Misc Inc/(Exp)                                          (573)           (576)           (576)         (576)          (576)
                                                  ----------      ----------      ----------     ---------      ---------

EBITDA                                          $     12,727    $     16,398    $     20,090   $    24,576    $    27,414

Division Capital Expense                               7,265          10,105          14,145        14,215          4,835
Corporate Capital Expense                                535             395             355           285            285
Preopening Expense                                       680             700           1,510         1,510            270
R&D Expenditures                                         100             100             100           100            100
Cash carry on Closed/Subleased Locations               1,939           1,706           1,413         1,154            645
Change in Working Capital                                587             (62)           (405)         (379)          (400)
KKR Merger Costs                                         235             235              59             0              0
Robinson Settlement                                     (688)           (696)           (480)            0              0
Restructuring Costs                                    1,250               0               0             0              0
Income Taxes                                             375             375             400           734          3,651
Payments (Proceeds) from Sale of Assets                2,181           1,543           1,306         1,083            590
                                                  ----------      ----------      ----------     ---------      ---------

Equals: Unlevered Free Cash Flow                $     (1,732)   $      1,997    $      1,687   $     5,874    $    17,438
                                                  ==========      ==========      ==========     =========      =========

2007 Terminal Value Cash Flow                                                                                                17,612

# of Months                                               12              24              36            48             60        72

WACC Discount Rate at 20.00%                          (1,443)          1,387             976         2,833          7,008    31,044
Terminal Value Cap Rate at 19.00%

Enterprise Value of Reorganized Company (1)     $     41,804


Notes:
-------------------------------------------

(1) Cash flow projections do not include operating results for Hamburger Hamlet prior to its anticipated sale. Hamburger Hamlet is valued separately.

                                  Exhibit D to
                  Offering Memorandum and Disclosure Statement

                              Liquidation Analysis

                                 Prandium, Inc.
                              Liquidation Analysis

The Debtors' financial advisors, Crossroads LLC, have prepared this liquidation analysis in connection with the Disclosure Statement. The Liquidation Analysis estimates the values that may be achieved pursuant to a Chapter 7 liquidation as an alternative to the continued operations of the business and the payments contemplated under the Plan.

In preparing the Liquidation Analysis, Crossroads was provided financial information and certain assumptions from Prandium's management. Crossroads did not assume any responsibility for independent verification of any of the information that was provided and relied on such information being complete and accurate in all material respects.

The Liquidation Analysis assumes that Prandium, Inc., a holding company, and FRI-MRD Corporation ("FRI-MRD"), a holding company, would undergo Chapter 7 liquidations. The subsidiaries of the Debtors would be liquidated on an orderly, though expedited, basis in order to maximize value. It is assumed that the subsidiaries would not be put into bankruptcy proceedings. It is estimated that the disposition of the assets of the subsidiaries and the liquidation of the Debtors should be completed over a six-month period.

Underlying the Liquidation Analysis are a number of estimates and assumptions which are detailed following the analysis. These estimates and assumptions are subject to significant economic, competitive and operational uncertainties beyond the control of the Debtors or a Chapter 7 Trustee. Additionally, decisions upon which certain assumptions are based are subject to change. Therefore, there cannot be assurance that the analysis will result in an accurate estimate of the proceeds that would be available to creditors should the Debtors undergo an actual liquidation.

The Liquidation Analysis presented below was based upon the estimated value of Debtors' assets as of December 30, 2001. These values have not been subject to any review, compilation or audit by an independent accounting firm.




The materials in this presentation have been prepared for illustrative purposes only, and do not represent a prediction, forecast or projection of actual results, which may vary materially from those presented. Crossroads does not make, and expressly disclaims, any warranty or guarantee of any particular results and the user should not rely on this analysis and valuation.

Prandium, Inc.
Liquidation Analysis
($ In Thousands)

Estimated Net Liquidation Proceeds:
                                                                           Est.         Prandium, Inc.  FRI-MRD
                                                   12/30/01     Est.       Liquidation  Liquidation     Liquidation
                                                   Book Value   Recovery   Proceeds     Proceeds        Proceeds
                                                  ------------ ---------- ------------- --------------  ------------
Cash and Cash Equivalents                          $   27,982     100.0%  $    27,982   $      45         $  18,137
Cash Securing L/C's                                    10,421     100.0%       10,421           0            10,421
Restricted Cash                                         2,571     100.0%        2,571           0             2,571
Accounts Receivable, Net                                1,894      85.0%        1,610          28                43
Inventory                                               1,887      10.0%          189           0                 0
Prepaid Expenses and Other Current Assets               5,139       0.0%            0           0                 0
Hamburger Hamlet (Held for Sale)                       15,844      94.7%       15,000           0            15,000
Restaurants Including Net Property and Equipment       90,878      48.2%       43,838           0                 0
Property and equipment, Net - Corporate                   548      10.0%           55          55                 0
Property & Equipment - Corporate Office Building        5,500      65.0%        3,575       3,575                 0
Other Assets                                           11,218      37.9%        4,246         504                 0

                                                   ----------             -----------   ---------         ---------
Total Net Proceeds Available for Distribution      $  173,882             $   109,487   $   4,207         $  46,172
                                                   ==========             ===========   =========         =========

Estimated Net Liquidation Proceeds:              FRI-MRD        Total
                                                 Subsidiaries'  Estimated
                                                 Liquidation    Liquidation
                                                 Proceeds       Proceeds      Note
                                                 -------------- ----------- ---------
Cash and Cash Equivalents                            $   9,800     $ 27,982     A
Cash Securing L/C's                                          0       10,421     B
Restricted Cash                                              0        2,571     C
Accounts Receivable, Net                                 1,539        1,610     D
Inventory                                                  189          189     E
Prepaid Expenses and Other Current Assets                    0            0     F
Hamburger Hamlet (Held for Sale)                             0       15,000     G
Restaurants Including Net Property and Equipment        43,838       43,838     H
Property and equipment, Net - Corporate                      0           55     I
Property & Equipment - Corporate Office Building             0        3,575     J
Other Assets                                             3,742        4,246     K

                                                     ---------     --------
Total Net Proceeds Available for Distribution        $  59,108     $109,487
                                                     =========     ========



The materials in this presentation have been prepared for illustrative purposes only, and do not represent a prediction, forecast or projection of actual results, which may vary materially from those presented. Crossroads does not make, and expressly disclaims, any warranty or guarantee of any particular results and the user should not rely on this analysis and valuation.

Prandium, Inc.
Liquidation Analysis (continued)
($ In Thousands)

Distribution of Estimated Liquidation
Proceeds:
                                                       Estimated    Estimated    Estimated    Distributions from    Distributions
                                                       Claim        Recovery %   Recovery     Prandium, Inc.        from FRI-MRD
                                                       ----------   ----------   ---------    ------------------    -------------
Accounts Payable at FRI-MRD Subsidiaries                $   5,609     100.0%     $   5,609       $          0         $        0
Pre-petition Priority Claim - Accrued Payroll                 658     100.0%           658                658                  0
Trustees Fees                                               1,535     100.0%         1,535                128              1,407
Wind-Down Costs                                            17,512     100.0%        17,512              1,542              1,542
                                                        ---------                ---------       ------------         ----------
   Total                                                $  25,314                $  25,314       $      2,328         $    2,949

Proceeds Available for Payment of Secured
Claims                                                                                           $      1,879         $   43,223

Secured Claims:
$24MM 14% Senior Secured Discount Notes                 $  24,000      62.5%     $  15,000       $          0         $   15,000
Foothill Notes--Draws on L/C's                              9,924     100.0%         9,924                  0              9,924
Mortgages                                                     947     100.0%           947                  0                  0
Capitalized Leases                                            935     100.0%           935                 95                  0
                                                        ---------    ------      ---------       ------------         ----------
   Total                                                $  35,806      74.9%     $  26,806       $         95         $   24,924

Proceeds Available for Payment of Unsecured
Claims                                                                                           $      1,784         $   18,299

Unsecured Claims:

FRI-MRD Subsidiaries                                    $  29,745     100.0%     $  29,745       $          0         $        0

FRI-MRD Corporation:
$75MM 15% Sr. Discount Notes                            $  75,000      24.7%     $  18,493       $          0         $   18,299
Deficiency Claim- $24MM 14% Sr. Secured Disc. Notes         9,000      24.7%         2,219                  0                  0
Accrued Interest $75MM 15% Senior Discount Notes           16,010      24.7%         3,948                  0                  0
Accrued Interest $24MM 14% Senior Secured Notes             4,781      24.7%         1,179                  0                  0
                                                        ---------    ------      ---------       ------------         ----------
   Total                                                $ 104,791      24.7%     $  25,839       $          0         $   18,299

Prandium, Inc.:
Other Unsecured Liabilities                             $   8,159       1.1%     $      90       $         90         $        0
$103.5MM 9 3/4% Senior Notes                              103,456       1.5%         1,482              1,482                  0
Accrued Interest $103.5MM 9 3/4% Senior Notes              14,355       1.5%           211                211                  0
$30.9MM 10 7/8% Senior Subordinated Discount Notes         30,900       0.0%             0                  0                  0
Accrued Interest $30.9MM 10 7/8% Sr. Sub. Disc. Notes       4,782       0.0%             0                  0                  0
                                                        ---------    ------      ---------       ------------         ----------
   Total                                                $ 161,652       1.1%     $   1,783       $      1,783         $        0

Totals                                                                           $ 109,487       $      4,207         $   46,172
                                                                                 =========       ============         ==========

Distribution of Estimated Liquidation
Proceeds:                                              Distributions   Total
                                                       from FRI-MRD    Estimated
                                                       Subsidiaries    Distributions    Note
                                                       -------------   -------------   ------
Accounts Payable at FRI-MRD Subsidiaries                $    5,609       $    5,609       L
Pre-petition Priority Claim - Accrued Payroll                    0              658       M
Trustees Fees                                                    0            1,535       N
Wind-Down Costs                                             14,427           17,512       O
                                                        ----------       ----------
   Total                                                $   20,036       $   25,314

Proceeds Available for Payment of Secured
Claims                                                  $   39,072       $   84,173

Secured Claims:
$24MM 14% Senior Secured Discount Notes                 $        0       $   15,000       P
Foothill Notes--Draws on L/C's                                   0            9,924       Q
Mortgages                                                      947              947
Capitalized Leases                                             840              935
                                                        ----------       ----------
   Total                                                $    1,787       $   26,806

Proceeds Available for Payment of Unsecured
Claims                                                  $   37,285       $   57,367

Unsecured Claims:

FRI-MRD Subsidiaries                                    $   29,745       $   29,745       R

FRI-MRD Corporation:
$75MM 15% Sr. Discount Notes                            $      194       $   18,493
Deficiency Claim- $24MM 14% Sr. Secured Disc. Notes          2,219            2,219       S
Accrued Interest $75MM 15% Senior Discount Notes             3,948            3,948
Accrued Interest $24MM 14% Senior Secured Notes              1,179            1,179
                                                        ----------       ----------
   Total                                                $    7,540       $   25,839

Prandium, Inc.:
Other Unsecured Liabilities                             $        0       $       90       T
$103.5MM 9 3/4% Senior Notes                                     0            1,482
Accrued Interest $103.5MM 9 3/4% Senior Notes                    0              211
$30.9MM 10 7/8% Senior Subordinated Discount Notes               0                0       U
Accrued Interest $30.9MM 10 7/8% Sr. Sub. Disc. Notes            0                0
                                                        ----------       ----------
   Total                                                $        0       $    1,783

Totals                                                  $   59,108       $  109,487       V
                                                        ==========       ==========

Recovery Summary:                                       Principal        Interest Due                    Est.           Est.
                                                        Outstanding      as of            Total Due      Recovery       Recovery %
                                                                         12/30/01
                                                        -----------     -------------     ----------     ------------
$75MM 15% Senior Discount Notes                         $   75,000      $    16,010       $   91,010     $     22,441   24.7%
$24MM 14% Sr. Secured Discount Notes                    $   24,000      $     4,781           28,781     $     18,398   63.9%
                                                        ----------      -----------       ----------     ------------  ------------
   Total                                                $   99,000      $    20,791       $  119,791     $     40,839   34.1%

$103.5MM 9 3/4% Senior Notes                            $  103,456      $    14,355       $  117,811     $      1,694    1.5%
$30.9MM 10 7/8% Senior Subordinated Discount Notes      $   30,900      $     4,782           35,682     $          0    0.0%
                                                        ----------      -----------       ----------     ------------  ------------
   Total                                                $  134,356      $    19,137       $  153,493     $      1,694    1.1%

     The accompanying notes are an integral part of the Liquidation Analysis

The materials in this presentation have been prepared for illustrative purposes only, and do not represent a prediction, forecast or projection of actual results, which may vary materially from those presented. Crossroads does not make, and expressly disclaims, any warranty or guarantee of any particular results and the user should not rely on this analysis and valuation.

                                 Prandium, Inc.
                          Notes to Liquidation Analysis

Note A - Cash and Cash Equivalents

The Liquidation Analysis assumes that operations during the liquidation period would not generate additional cash which would be available for distribution, except for the proceeds from disposition of non-cash assets. It is assumed that cash and cash equivalents held at December 30, 2001 would be 100% collectible.

Note B - Cash Securing Letters of Credit (L/C's)

Cash securing letters of credit would primarily be used to satisfy the obligations secured by the letters of credit and would not generally be available for distribution to general creditors of the Debtors.

Note C - Restricted Cash

Restricted cash consists of cash and cash equivalents.

Note D - Accounts Receivable, net

The Liquidation Analysis assumes that accounts receivable, net of the allowance for uncollectible receivables, would be discounted by 15% due to the risks inherent in collectiblility during a liquidation process.

Note E - Inventory

Inventory consists primarily of food and beverages, supplies and other miscellaneous items. The majority of these items are perishable and subject to spoilage and pilferage. Consequently, inventory has been discounted by 90% in the liquidation analysis.

Note F - Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets have been assumed to have no liquidation recovery value.

Note G - Hamburger Hamlet (Held for Sale)

The Company holds Hamburger Hamlet for sale and expects to complete a sale by 6/30/02. Based on indications of interest already received, the Company anticipates a sale will yield net cash proceeds of approximately $15.0 million.

Note H - Restaurants Including Net Property and Equipment

This category includes the value of restaurants, including the property and equipment used in restaurant operations. All restaurants are operated by operating subsidiaries, and most restaurants are leased. It is assumed that the operating subsidiaries would sell the restaurants either individually or as groups of assets. A multiple of two times store level cash earnings was used to determine individual restaurant values. This multiple was used to reflect the expected discount required to dispose of these assets on an expedited basis. The multiple was applied to restaurants with positive cash earnings. The Liquidation Analysis assumes that restaurants with negative cash earnings would not be sold and would have to be closed. Lease termination costs were estimated for leased restaurants with negative cash earnings, and these costs were deducted from the expected proceeds from the sale of other restaurants to arrive at the net proceeds from restaurant dispositions. It is assumed that property and equipment would be sold as part of the disposition of restaurants. Property and equipment utilized in restaurants expected to be closed is assumed to have negligible value, if any.

The expected value of owned restaurants was determined by applying a multiple of two times store level cash earnings. The greater of this amount or 65% of the latest appraised value of the land and buildings was used to estimate proceeds from the sale of owned restaurants.

Proceeds from restaurant dispositions would be used for subsidiary operations during the liquidation period and to satisfy the obligations of subsidiaries. Restaurant dispositions may generate excess cash which could be used for Prandium, Inc. or FRI-MRD Corporation claims after satisfaction of the subsidiary obligations.




The materials in this presentation have been prepared for illustrative purposes only, and do not represent a prediction, forecast or projection of actual results, which may vary materially from those presented. Crossroads does not make, and expressly disclaims, any warranty or guarantee of any particular results and the user should not rely on this analysis and valuation.

Note I - Property and equipment, net - Corporate

Property and equipment, net - corporate, consists primarily of furniture and fixtures at the company's corporate offices. The Liquidation Analysis assumes that these assets would be sold for 10% of net book value, reflecting the distressed liquidation values and the costs associated with removing and relocating these assets.

Note J - Property and equipment - Corporate Office Building

This category consists of an owned office building. The appraised value of the building was reduced by 35% to reflect the discount expected for a quick sale and the expected costs of sale.

Note K - Other Assets

Other assets consist primarily of notes receivable, deposits and miscellaneous assets. It is assumed that notes receivable would be discounted by 10% due to the inherent difficulties in collection during a liquidation process. It is expected that all deposits would be returned. Miscellaneous assets were assigned no value in liquidation.

Taken in aggregate, these assumptions resulted in a discount of 62.1% in the value of this category of assets.

Note L - Accounts Payable (operating subsidiaries)

The liquidation analysis assumes that these obligations would be satisfied by operating subsidiaries during the course of operating the businesses while the subsidiaries' restaurants are being sold, since the operating subsidiaries are not expected to be liquidated in a bankruptcy proceeding.

Note M - Pre-Petition Priority Claim - Accrued Payroll

This amount consists of accrued but unpaid payroll for Prandium, Inc. support staff at the time of filing of a bankruptcy petition.

Note N - Chapter 7 Trustees Fees

Trustees fees were calculated based upon the expected liquidation proceeds from assets owned directly by Prandium, Inc. and FRI-MRD Corporation.

Note O -Wind-Down Costs

Wind-down costs were calculated by estimating the expected revenues and expenses of the consolidated entity over the anticipated six-month liquidation period. Revenues were expected to decline by 10% from managements' going-concern projections beginning in the second month, and by an additional 5% per month for each of the succeeding four months. No diminution in projected going-concern restaurant level costs were assumed during the six-month period, reflecting expected inefficiencies that will result from the liquidation process. The costs of support staff were projected to decline by 5% per month due to layoffs and attrition. An investment banking fee of 3% of the proceeds from restaurant dispositions was included as an expected required cost during liquidation in order to expedite the sale of subsidiary restaurants.

Wind-down costs consisting of holding company support staff salaries for two months, two months of legal fees totaling $350,000 and two months of other professional fees totaling $300,000 were equally divided between Prandium, Inc. and FRI-MRD Corporation. All other wind-down costs were allocated to subsidiaries.



The materials in this presentation have been prepared for illustrative purposes only, and do not represent a prediction, forecast or projection of actual results, which may vary materially from those presented. Crossroads does not make, and expressly disclaims, any warranty or guarantee of any particular results and the user should not rely on this analysis and valuation.

Note P - $24MM 14% Senior Secured Discount Notes

These notes are secured by Hamburger Hamlet stock. The estimated liquidation value reflects the expected sales price less the expected costs of sale.

Note Q - Foothill Notes - Draws on L/C's

Foothill notes are cash collateralized and represent Letters of Credit (L/C's) issued by Foothill. It is expected that the holders of the L/C's will draw down the full amount of the L/C's, and Foothill will use the cash collateral to satisfy the note obligations.

Note R - Unsecured Liabilities at Subsidiaries

These obligations consist of accrued liabilities, self-insurance reserves, taxes payable and long term liabilities of operating subsidiaries. Proceeds from the disposition of the assets of operating subsidiaries not in bankruptcy will be used to satisfy these obligations.

Note S - Deficiency Claim - $24MM 14% Sr. Secured Discount Notes

The $24 million 14% Senior Secured Discount Notes are secured by the stock of Hamburger Hamlet. As mentioned previously, the Company anticipates that Hamburger Hamlet will be sold by June 30, 2002. The expected net sale proceeds are less than the face amount of the notes, consequently the noteholders will have an unsecured claim for the difference between the face amount of the notes and the expected net proceeds from sale.

Note T - Other Unsecured Liabilities

Other Unsecured Liabilities consist of severance payments, uncashed checks, bonuses, vacation, salaries and wages, bank fees, general and administrative expenses, audit fees, real property taxes, and other liabilities. Severance payments total $2.9 million.

Note U - $30.9 MM 10 7/8% Sr. Subordinated Discount Notes

The $30.9MM 10 7/8% Senior Subordinated Discount Notes are contractually subordinated to the $103.5MM 9 3/4 Senior Notes. Until the Senior Notes are paid in full, the Senior Subordinated Discount Notes are not entitled to any distributions.

Note V- Intercompany Transactions

This Liquidation Analysis assumes that all inter-company claims by and among the Debtors and their subsidiaries are eliminated for purposes of determining distributions to holders of claims and interests under this hypothetical Chapter 7 liquidation.




The materials in this presentation have been prepared for illustrative purposes only, and do not represent a prediction, forecast or projection of actual results, which may vary materially from those presented. Crossroads does not make, and expressly disclaims, any warranty or guarantee of any particular results and the user should not rely on this analysis and valuation.